SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2019
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2019 and 2018 and for the Year Ended December 31, 2019, Supplemental Schedule as of December 31, 2019, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2019 and 2018	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2019	3
Notes to Financial Statements as of December 31, 2019 and 2018 and for the Year Ended December 31, 2019	4
SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2019	19
SIGNATURE	219

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the "Plan") as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule listed in the table of contents has been subjected to audit procedures performed in conjunction with the audit of the financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the 2019 financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including the form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 16, 2020

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2019 AND 2018

(Dollars in millions)	2019	2018
ASSETS:
Investments — interest in Master Trust	$66,426	$57,963

Receivables:
Notes receivable from participants	746	735

NET ASSETS AVAILABLE FOR BENEFITS	$67,172	$58,698
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2019

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$9,074
Interest income from notes receivable from participants	32
Contributions:
Employer	1,470
Participant	2,116
Total contributions	3,586
Total additions	12,692
DEDUCTIONS — Benefits paid	4,218
NET ADDITIONS	8,474

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	58,698
End of year	$67,172
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND 2018 AND FOR THE YEAR ENDED DECEMBER 31, 2019
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan, (“Members”) should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) or one of its adopting subsidiaries becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the applicable custom target date funds.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details.
Members may elect to change their contribution percentages. These changes are effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Member. Each Member’s account is credited with the Member’s contributions, employer-matching contributions, Company contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is the Boeing Stock Fund, as of December 31, 2019 and 2018. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the hardship withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time. Qualified reservist distributions, active military leave distributions and withdrawals upon disability are also available to eligible Members.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2019, with loans maturing at various dates through January 2040.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 70 ½, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.

•
Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•
Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets.

TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.

•
Mutual funds, which are registered investment companies, are valued at the daily closing price as reported by the fund. Funds held by the Master Trust are open-ended funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price.

•
Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.

•
Other investments include over-the-counter (“OTC”) derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include certificates of deposits, commercial paper, treasury bills, discounted notes with original maturities of three months or less, cash and cash collateral. Cash collateral is related to the collateral posted on derivatives. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.
Valuation Oversight — Plan management has implemented processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The valuation framework has a set of processes that provides for oversight and validation of the fair value methodologies as well as valuations.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.
Recently Adopted Accounting Guidance — During 2019, the Plan adopted Accounting Standards Update (ASU) No. 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies certain disclosure requirements of ASC 820, Fair Value Measurement. As a result of the adoption of ASU 2018-13, the Plan primarily removed and modified certain transfers between levels of the fair value hierarchy and Level 3 fair value disclosures. The standard was adopted retrospectively. The adoption of this ASU did not have an impact on the Plan’s statements of net assets available for benefits or changes in net assets available for benefits.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (“VIP SVF”), which is managed by GSAM Stable Value, LLC (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, over the duration of the underlying assets or other agreed upon period, through adjustments to the future crediting rate. Primary variables impacting the future crediting rate of the VIP SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the VIP SVF’s investment portfolios and the associated wrap contract book value, the timing and amount of participant contributions and withdrawals made to or from the VIP SVF, the percentage of the VIP SVF invested in cash, and VIP SVF expenses, among other factors. The issuer guarantees (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus credited interest, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM (the global investment management business of Prudential Financial), and Western Asset Management Co. In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the VIP SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each wrap contract issuer; each contract provides an interest rate floor of 0%. Such contract crediting rates are reset on a monthly basis while the crediting rate for the VIP SVF is reset on a daily basis.
Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrap contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2019 and 2018.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2019, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2019 and 2018, are as follows:

	2019	2018
ASSETS:
Investments — at fair value:
Common/collective trusts	$35,811	$27,877
Common and preferred stock	5,519	4,359
Government and agency securities	487	545
Corporate bonds	595	583
Mortgage and asset-backed securities	288	231
Boeing common stock	10,005	10,801
Mutual funds	179	78
Short-term investments	21	58
Other investments	6	14
Total investments — at fair value	52,911	44,546
Investments — at contract value:
Synthetic GICs/VIP SVF	13,531	13,541
Total Master Trust investments	66,442	58,087
Cash and cash equivalents	32	40
Receivables:
Receivables for securities sold	24	50
Accrued investment income	21	24
Other	10	11
Total receivables	55	85
Total assets	66,529	58,212

LIABILITIES:
Payables for securities purchased	57	184
Accrued investment and administration expenses	24	22
Other	22	43
Total liabilities	103	249
NET ASSETS	$66,426	$57,963

The statement of changes in net assets for the Master Trust for the year ended December 31, 2019 is as follows:

Net appreciation of investments	$8,314
Interest income	464
Dividend income	379
Investment income	843
Net investment income	9,157
Amounts received from participating plans	3,930
Deductions:
Amounts paid to participating plans	4,541
Investment and administration expenses	83
Total deductions	4,624

Increase in net assets	8,463
Beginning of year	57,963
End of year	$66,426

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2019
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,518	$—	$1	$—	$5,519
Government and agency securities	—	487	—	—	487
Corporate bonds	—	595	—	—	595
Mortgage and asset-backed securities	—	262	26	—	288
Boeing common stock	10,005	—	—	—	10,005
Mutual funds	179	—	—	—	179
Short-term investments	—	20	1	—	21
Other investments	—	6	—	—	6
Total investments in the fair value hierarchy	15,702	1,370	28	—	17,100
Investments measured at net asset value:
Common/collective trusts	—	—	—	35,811	35,811
Total investments — at fair value	15,702	1,370	28	35,811	52,911
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	13,531	13,531
Cash and cash equivalents	—	—	—	32	32
Receivables:
Receivables for securities sold	—	—	—	24	24
Accrued investment income	—	—	—	21	21
Other	2	8	—	—	10
Total receivables	2	8	—	45	55
Total assets	15,704	1,378	28	49,419	66,529

Investment liabilities:
Payables for securities purchased	—	—	—	57	57
Accrued investment and administration expenses	—	—	—	24	24
Other	2	11	—	9	22
Total liabilities	2	11	—	90	103

NET ASSETS	$15,702	$1,367	$28	$49,329	$66,426

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2018
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$4,359	$—	$—	$—	$4,359
Government and agency securities	—	541	4	—	545
Corporate bonds	—	583	—	—	583
Mortgage and asset-backed securities	—	211	20	—	231
Boeing common stock	10,801	—	—	—	10,801
Mutual funds	78	—	—	—	78
Short-term investments	—	58	—	—	58
Other investments	—	14	—	—	14
Total investments in the fair value hierarchy	15,238	1,407	24	—	16,669
Investments measured at net asset value:
Common/collective trusts	—	—	—	27,877	27,877
Total investments — at fair value	15,238	1,407	24	27,877	44,546
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	13,541	13,541
Cash and cash equivalents	—	—	—	40	40
Receivables:
Receivables for securities sold	—	—	—	50	50
Accrued investment income	—	—	—	24	24
Other	2	9	—	—	11
Total receivables	2	9	—	74	85
Total assets	15,240	1,416	24	41,532	58,212

Investment liabilities:
Payables for securities purchased	—	—	—	184	184
Accrued investment and administration expenses	—	—	—	22	22
Other	2	23	—	18	43
Total liabilities	2	23	—	224	249

NET ASSETS	$15,238	$1,393	$24	$41,308	$57,963
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Master Trust net assets at fair value classified within Level 3 consisted of common and preferred stock, government and agency securities, mortgage and asset-backed securities, and short-term investments. Such amounts were 0.04% of the Master Trust’s net assets as of December 31, 2019 and 2018.
Level 3 Transfers — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. There were no significant transfers into or out of Level 3 for the years ended December 31, 2019 and 2018.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures and swaps are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Equity swaps generally exchanges the return on a stock or stock index for the return of another financial instrument such as a different stock or equity index or LIBOR.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2019 and 2018, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets, as discussed in Note 4, as follows:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2019
Assets:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$1	$1
Futures	1	—	—	—	—	—	1
Other investments:
Options	—	—	—	—	—	—	—
Swaps	3	1	—	1	1	—	6
Other receivables:
Forward contracts	—	—	8	—	—	—	8
Futures	1	—	—	1	—	—	2
TBAs	—	—	—	—	—	—	—
Total assets	$5	$1	$8	$2	$1	$1	$18
Liabilities:
Synthetic GICs/VIP SVF - Futures*	$—	$—	$—	$—	$—	$—	$—
Other liabilities:
Forward contracts	—	—	6	—	—	—	6
Futures	1	—	—	1	—	—	2
Options	—	—	—	—	—	—	—
Swaps	4	1	—	—	—	—	5
Total liabilities	$5	$1	$6	$1	$—	$—	$13

December 31, 2018
Assets:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$10	$10
Futures	2	—	—	—	—	—	2
Other investments:
Options	4	—	—	—	—	—	4
Swaps	9	—	—	1	—	—	10
Other receivables:
Forward contracts	—	—	6	—	—	—	6
Futures	—	—	—	1	1	—	2
TBAs	—	—	—	—	—	3	3
Total assets	$15	$—	$6	$2	$1	$13	$37
Liabilities:
Synthetic GICs/VIP SVF - Futures*	$3	$—	$—	$—	$—	$—	$3
Other liabilities:
Forward contracts	—	—	9	—	—	—	9
Futures	—	—	—	—	1	—	1
Options	4	—	—	—	1	—	5
Swaps	4	1	—	2	3	—	10
Total liabilities	$11	$1	$9	$2	$5	$—	$28
*Synthetic GICs/VIP SVF are stated at contract value on the Master Trust’s statements of net assets.

Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2019, is reflected in the following table:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
Net gains (losses):
Forward contracts	$—	$—	$8	$—	$—	$—	$8
Futures	(29)	—	—	39	—	—	10
Options	1	—	1	—	—	—	2
Swaps	(14)	—	(1)	(1)	5	—	(11)
TBAs	—	—	—	—	—	34	34
Total net gains (losses)	$(42)	$—	$8	$38	$5	$34	$43
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2019 and 2018. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2019
Forward contracts	$—	$—	$685	$—	$1	$—	$686
Futures	4,138	—	4	317	94	—	4,553
Options	69	1	4	—	22	—	96
Swaps	576	68	5	4	96	—	749
TBAs	—	—	—	—	—	1,226	1,226
Total	$4,783	$69	$698	$321	$213	$1,226	$7,310
December 31, 2018
Forward contracts	$—	$—	$910	$—	$1	$—	$911
Futures	4,741	—	2	181	133	—	5,057
Options	788	5	10	—	4	—	807
Swaps	1,174	77	38	12	1	—	1,302
TBAs	—	—	—	—	—	1,323	1,323
Total	$6,703	$82	$960	$193	$139	$1,323	$9,400
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2019 and 2018, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.

7.	PLAN AMENDMENTS
Effective during 2019 as specified in the Plan provisions, the Plan amended employer contribution formulas for certain union Members as specified or permitted in the applicable collective bargaining agreement for each group.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2019 and 2018, to Form 5500:

	2019	2018
Net assets available for benefits per the financial statements	$67,172	$58,698
Amounts allocated to withdrawing Members	(15)	(14)
Net assets available for benefits per Form 5500	$67,157	$58,684
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2019, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$4,218
Amounts allocated to withdrawing Members — December 31, 2019	15
Amounts allocated to withdrawing Members — December 31, 2018	(14)
Total benefit payments per Form 5500	$4,219
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

9.	RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2019 and 2018, the Plan held approximately 31 million and 33 million shares of common stock of the Company, respectively, with a cost basis of $4,392 and $3,979, respectively, and recorded dividend income of $256 during the year ended December 31, 2019.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

10.	TAX STATUS
The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2016.

11.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Member and employer contributions, including any income earned, will be distributed to the Members.

12.	SUBSEQUENT EVENTS
On December 19, 2019, Congress passed the Setting Every Community Up for Retirement Enhancement (SECURE) Act. Effective January 1, 2020, as a result of the SECURE Act, required minimum distributions to Members will generally begin after age 72.
Effective January 1, 2020, the Employee Savings Plan of Continental Graphics Corporation (“CDG 401(k) Plan”) was merged into the Plan. All assets and liabilities of the CDG 401(k) Plan were transferred to the Plan. The fair value of the assets transferred totaled $162.
The COVID-19 outbreak, which was declared a pandemic by the World Health Organization on March 11, 2020, has negatively impacted the world economy and common stock share prices for most companies, including Boeing’s common stock share price. The Plan’s investment in the Boeing Stock Fund is stated at fair value based on the closing price of Boeing common stock at December 31, 2019, a value significantly higher than the current market price. The impact of COVID-19 on companies continues to evolve rapidly and its future effects on the Plan’s net assets available for benefits and changes in net assets available for benefits are uncertain.
On March 27, 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The CARES Act provides immediate and temporary relief for retirement plan sponsors and their participants with respect to employer contributions, distributions and participant loans. The provisions of the CARES Act may be effective and operationalized immediately, prior to amending the plan document.
The Plan has implemented certain relief provisions included in the CARES Act. However, its future effects on the Plan’s statements of net assets available for benefits and changes in net assets available for benefits are uncertain. Plan management expects to formally amend the Plan by December 31, 2020.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULE

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2019

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1 800 FLOWERS COM INC CL A COM STK	**	$74,327
1166 AVE OF THE 5.68959999084% DUE 10-13-2037	**	2,829,943
1ST COMWLTH FNCL CORP COM LM	**	202,139
1ST CONSTITUTION BANCORP COM	**	25,029
1ST HORIZON NATL 3.5% DUE 12-15-2020	**	505,498
1ST INDL RLTY TR INC COM	**	396,877
1ST INVS AUTO 3.6% DUE 04-17-2023	**	145,168
1ST SOURCE CORP COM	**	186,872
2U INC COM	**	996,832
3I GROUP ORD GBP0.738636	**	249,896
3M CO 2.375% DUE 08-26-2029	**	384,817
3M CO COM	**	8,887,687
5 PT HLDGS LLC CL A COM REPSTG CL A LTD	**	250,777
5TH 3RD BK CIN OH 2.25% DUE 06-14-2021	**	603,250
89BIO INC COM	**	270,787
A H BELO CORP COM SER A STK	**	5,491
AAC TECHNOLOGIES HOLDINGS INC	**	767,987
AAR CORP COM	**	73,288
AARON'S INC CLASS A	**	1,841,798
ABACORE CAPITAL HO PHP1	**	41,939
ABBOTT LAB COM	**	22,603,230
ABBOTT LABS 3.4% DUE 11-30-2023	**	2,420,288
ABBOTT LABS 4.9% DUE 11-30-2046	**	394,278
ABBVIE INC 2.5% 05-14-2020	**	3,455,183
ABBVIE INC 2.6% DUE 11-21-2024	**	1,411,329
ABBVIE INC 2.6% DUE 11-21-2024	**	14,889,519
ABBVIE INC 2.85% DUE 05-14-2023	**	6,323,764
ABBVIE INC 2.9% DUE 11-06-2022	**	102,062
ABBVIE INC 2.9% DUE 11-06-2022	**	1,915,701
ABBVIE INC 3.2% 11-06-2022	**	4,164,003
ABBVIE INC 3.375% DUE 11-14-2021	**	488,290
ABBVIE INC 3.6% 05-14-2025	**	7,691,138
ABBVIE INC 3.75% DUE 11-14-2023	**	25,263
ABBVIE INC 4.25% DUE 11-14-2028	**	276,521
ABBVIE INC 4.4% DUE 11-06-2042	**	268,711
ABC ARBITRAGE EUR0.016	**	58,481
ABEONA THERAPEUTICS INC COM	**	58,713
ABERCROMBIE & FITCH CO CL A	**	148,832
ABM INDS INC COM	**	437,134
ABN AMRO BK N V 2.45% DUE 06-04-2020	**	2,123,256
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	435,528

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ABSA GROUP LTD ZAR2	**	67,969
ABU DHABI COMM.BK. AED1	**	692,156
ABU DHABI NATIONAL 4.875% SNR MTN 23/04/30 USD	**	6,753,854
ACACIA RESH CORP COM	**	11,885
ACADIA HEALTHCARE CO INC COM	**	1,101,010
ACADIA PHARMACEUTICALS INC COM	**	607,861
ACADIA RLTY TR COM	**	3,376,008
ACCELERON PHARMA INC COM	**	1,518,864
ACCENTURE PLC SHS CL A NEW	**	28,379,782
ACCESS GROUP INC DEL 2005-A ASSET BKD CTF CL A-3 FLTG 07-25-2034 REG	**	3,404,699
ACCO BRANDS CORP COM	**	104,570
ACCREDITED MTG LN TR 2004-3 MTG PASSTHRUCTF CL 2A2 10-25-2034 REG	**	801,735
ACCTON TECH CORP TWD10	**	263,402
ACCUNIA EUROPEAN I FRN CLO 07/2030 EUR 'A'	**	337,108
ACCURAY INC DEL COM	**	138,665
ACE INA HLDGS INC 2.7% DUE 03-13-2023	**	122,561
ACE INA HLDGS INC 3.35% DUE 05-03-2026	**	42,541
ACHILLION PHARMACEUTICALS INC COM	**	114,654
ACI WORLDWIDE INC COM STK	**	2,326,139
ACNB CORP COM	**	25,755
ACORDA THERAPEUTICS INC COM	**	120,725
ACS ACTIVIDADES CO EUR0.5	**	766,688
ACTAVIS FDG SCS 3.45% DUE 03-15-2022	**	5,380,794
ACTAVIS FDG SCS 3.85% DUE 06-15-2024	**	3,151,314
ACTAVIS FDG SCS GTD NT FLTG RATE DUE 03-12-2020/02-12-2020 REG	**	100,188
ACTAVIS INC 3.25% DUE 10-01-2022	**	664,397
ACTAVIS INC 3.25% DUE 10-01-2022	**	1,155,028
ACTIVISION 2.3% DUE 09-15-2021	**	1,507,887
ACTUANT CORP CL A NEW CL A NEW	**	115,365
ACUITY BRANDS INC COM	**	22,356
ACUSHNET HLDGS CORP COM	**	357,598
ADAMAS PHARMACEUTICALS INC COM	**	70,115
ADAMS RES & ENERGY INC COM NEW COM NEW	**	11,687
ADAPTIVE BIOTECHNOLOGIES CORP COM USD0.0001	**	1,011,296
ADARO ENERGY TBK IDR100	**	488,215
ADASTRIA CO LTD	**	147,895
ADDUS HOMECARE CORP COM STK	**	49,582
ADECCO GROUP AG CHF0.1 (REGD)	**	1,421,834
ADIDAS AG	**	2,900,154
ADIENT PLC ADIENT PLC LTD COM	**	3,741,891
ADOBE SYS INC COM	**	17,654,399
ADR 58 COM INC SPONSORED ADR REPSTG CL A	**	121,369
ADR ALIBABA GROUP HOLDING LTD SPON ADS EACH REP 8 ORD SHS ADS	**	29,798,353
ADR AMBEV SA SPONSORED ADR	**	2,178,228
ADR ANGLOGOLD ASHANTI LTD	**	559,528
ADR ASCENDIS PHARMA A/S SPONSORED ADR	**	1,460,899
ADR ASTRAZENECA PLC SPONSORED ADR UNITEDKINGDOM	**	12,778,769

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR AUTOHOME INC SPONSORED ADR REPST CL A	**	92,252
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	**	930,361
ADR BANCO SANTANDER CHILE NEW SPONSORED ADR REPSTG COM	**	130,069
ADR BANCOLOMBIA S A SPONSORED ADR REPSTG4 PREF SHS	**	690,464
ADR COMPANHIA DE SANEAMENTO BASICO DO ESTADO DE SAO PAULO SABESP SPONSORED ADR	**	912,662
ADR COMPANHIA ENERGETICA DE MINAS GERAISSPONSORED ADR PAR $0.01 REP NON VTG PFD	**	582,854
ADR COMPANIA CERVECERIAS UNIDAS S A SPONSORED ADR	**	154,719
ADR DANONE SPONSORED ADR	**	4,524,872
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	**	66,266
ADR ENDAVA PLC ADS	**	2,451,812
ADR ENEL AMERICAS S A SPONSORED ADR ENERSIS AMERICAS S.A	**	776,681
ADR FLY LEASING LTD-ADR	**	605,777
ADR GAZPROM SPONSORED ADR PJSC GAZPROM	**	48,704
ADR GERDAU S A SPONSORED ADR REPRESENTING PFD SHS	**	923,993
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	**	10,615,041
ADR GOLD FIELDS LTD NEW SPONSORED ADR	**	783,057
ADR GRUPO TELEVISA SA DE CV SPONSORED ADR REPSTG ORD PARTN SPONS ADR	**	539,498
ADR HARMONY GOLD MNG LTD SPONSORED ADR	**	59,532
ADR HUAMI CORP ADR	**	79,332
ADR HUAZHU GROUP LTD	**	115,882
ADR ICICI BK LTD	**	1,711,885
ADR JD COM INC SPONSORED ADR REPSTG COM CL A	**	1,385,631
ADR KERING S A ADR	**	11,980,880
ADR LEXINFINTECH HLDGS LTD ADR	**	334,749
ADR MMC NORILSK NICKEL PJSC SPONSORED ADR	**	310,846
ADR MOMO INC ADR	**	85,325
ADR MORPHOSYS AG SPONSORED ADS	**	1,444,635
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	**	17,505,425
ADR NETEASE INC SPONSORED ADR ADR EACH REPR 25 COM STK USD0.0001	**	399,859
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	**	242,258
ADR NICE LTD SPONSORED ADR	**	1,210,170
ADR NOVARTIS AG	**	4,250,539
ADR ORCHARD THERAPEUTICS PLC ADS	**	121,110
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR REPSTG PFD SHS	**	857,214
ADR PINDUODUO INC SPONSORED ADS	**	121,289
ADR PJSC LUKOIL SPONSORED ADR	**	438,766
ADR QUDIAN INC ADR	**	75,831
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	4,401,350
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	**	4,734,491
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	**	6,022,271
ADR RYANAIR HLDGS PLC SPONSORED ADR NEW	**	4,103,214
ADR SIBANYE STILLWATER SPON ADR EACH REP 4 ORD SHS	**	291,942
ADR TAIWAN SEMICONDUCTOR MANUFACTURING SPON ADS EACH REP 5 ORD TWD10	**	16,072,145
ADR TAL ED GROUP ADS REPSTG COM SHS ADR	**	340,822
ADR TELEFONICA BRASIL SA SPON ADR EA REPR 1 PFD SH	**	910,623
ADR TIM PARTICIPACOES SA SPONSORED ADR	**	891,501
ADR TRIP COM GRP LTD	**	249,001

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR ULTRAPAR PARTICIPACOES S A SPONSORED# US90400P1012	**	107,503
ADR VIPSHOP HLDGS LTD SPONSORED ADR	**	87,358
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	**	13,391,824
ADR WNS HLDGS LTD SPONSORED ADR	**	11,104,601
ADR ZTO EXPRESS CAYMAN INC SPONSORED ADR	**	694,452
ADT INC DEL COM	**	169,131
ADTALEM GLOBAL ED INC COM	**	227,620
ADTRAN INC COM	**	1,038,420
ADVANCED DISP SVCS INC DEL COM	**	405,451
ADVANCED DRAIN SYS INC DEL COM	**	1,677,189
ADVANCED ENERGY INDS INC COM	**	217,801
ADVANCED INFO SERV THB1(NVDR)	**	1,346,982
ADVANCED MICRO DEVICES INC COM	**	258,421
ADVANSIX INC COM	**	250,698
ADVANTEST CORP NPV	**	197,988
ADVENTIST HLTH 2.952% DUE 03-01-2029	**	1,899,434
ADVENTIST HLTH 3.378% DUE 03-01-2023	**	4,106,803
ADVERUM BIOTECHNOLOGIES INC COM	**	146,304
ADYEN NV EUR0.01	**	7,531,806
AECOM	**	2,859,519
AEGION CORP 10	**	109,210
AEM HOLDINGS LTD NPV	**	629,142
AEON MALL CO LTD NPV	**	28,359
AEP TEX INC 3.45% DUE 01-15-2050	**	330,316
AEP TEX INC 4.15% DUE 05-01-2049	**	277,484
AEP TEXAS CENT CO FIXED 3.95% DUE 06-01-2028	**	3,490,705
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	787,621
AERCAP HOLDINGS N.V. EUR0.01	**	1,413,810
AERCAP IRELAND CAP 3.3% DUE 01-23-2023	**	1,486,398
AERCAP IRELAND CAP 3.3% DUE 01-23-2023	**	512,551
AERCAP IRELAND CAP 3.5% 01-15-2025	**	515,514
AERCAP IRELAND CAP 3.65% DUE 07-21-2027	**	209,181
AERCAP IRELAND CAP 3.95% DUE 02-01-2022	**	1,033,244
AERCAP IRELAND CAP 4.25% DUE 07-01-2020	**	1,616,109
AERCAP IRELAND CAP 4.5% DUE 05-15-2021	**	206,431
AERCAP IRELAND CAP 4.625% DUE 10-30-2020	**	714,004
AERCAP IRELAND CAP 4.875% DUE 01-16-2024	**	2,623,575
AERCAP IRELAND CAP 5% DUE 10-01-2021	**	489,677
AERCAP IRELAND FIXED 4.45% DUE 10-01-2025	**	1,505,442
AERIA INC NPV	**	229,186
AERIE PHARMACEUTICALS INC COM	**	125,442
AEROJET ROCKETDYNE HLDGS INC COM	**	644,628
AEROVIRONMENT INC COM	**	47,355
AETNA INC 2.75% DUE 11-15-2022	**	813,037
AETNA INC NEW 2.8% DUE 06-15-2023	**	50,813
AETNA INC NEW 2.8% DUE 06-15-2023	**	1,539,623
AETNA INC NEW 6.75% DUE 12-15-2037	**	121,498

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AFFILIATED MANAGERS GROUP INC COM STK	**	31,862
AFFIMED THERAPEUTICS BV COM EUR0.01	**	92,346
AFRICAN RAINBOW LTD ZAR0.05	**	334,424
AGCO CORP COM	**	3,140,831
AGEAS NPV	**	1,664,425
AGILYSYS INC COM STK	**	179,242
AGIOS PHARMACEUTICALS INC COM	**	159,724
AGL CAP CORP 3.5% DUE 09-15-2021	**	234,751
AGL CAP CORP 5.875% DUE 03-15-2041	**	31,581
AGNICO EAGLE MINES LTD COM NPV	**	423,291
AGREE RLTY CORP COM	**	3,064,464
AGROFRESH SOLUTIONS INC COM	**	9,608
AIA GROUP LTD NPV	**	11,212,095
AIFUL CORP NPV	**	200,021
AIG GLOBAL FDG SR 2.15% DUE 07-02-2020	**	3,413,275
AIG GLOBAL FDG SR 2.3% DUE 07-01-2022	**	502,783
AIG GLOBAL FDG SR 2.7% DUE 12-15-2021	**	1,035,688
AIG GLOBAL FDG SR 3.35% DUE 06-25-2021	**	2,555,367
AIG GLOBAL FDG SR SECD MEDIUM TERM NTS BTRANCHE # TR 00008 VAR RT DUE 06-25-2021	**	2,479,017
AIMMUNE THERAPEUTICS INC COM	**	150,648
AIR ARABIA AED1	**	418,961
AIR CANADA VAR VTG SHS NPV	**	2,418,374
AIR FRANCE - KLM EUR8.50	**	457,396
AIR LEASE CORP 2.125% DUE 01-15-2020	**	86,995
AIR LEASE CORP 2.125% DUE 01-15-2020	**	4,949,716
AIR LEASE CORP 2.5% 03-01-2021	**	2,551,477
AIR LEASE CORP 2.625% DUE 07-01-2022	**	4,162,850
AIR LEASE CORP 2.75% 01-15-2023	**	810,608
AIR LEASE CORP 3.25% DUE 03-01-2025	**	411,866
AIR LEASE CORP 3.375% DUE 06-01-2021	**	1,016,995
AIR LEASE CORP 3.5% DUE 01-15-2022	**	5,652,359
AIR LEASE CORP 3.625% 12-01-2027	**	207,097
AIR LEASE CORP 3.875% DUE 07-03-2023	**	2,708,233
AIR LEASE CORP CL A CL A	**	1,056,702
AIR LEASE CORP MED 3.25% DUE 10-01-2029	**	547,144
AIR LEASE CORP MED 4.25% DUE 02-01-2024	**	429,175
AIR LEASE CORP MED TERM NTS BOOK ENTRY VAR RT 06-03-2021	**	3,155,294
AIR LIQUIDE FIN S 1.75% DUE 09-27-2021	**	4,927,841
AIR LIQUIDE(L') EUR5.50	**	10,915,857
AIR TRANS SVCS GROUP INC COM STK	**	193,334
AIRASIA GROUP BERHAD	**	156,389
AIRBUS SE EUR1	**	2,543,491
AIRCASTLE LTD 5.125% DUE 03-15-2021	**	619,857
AJU CAPITAL CO LTD KRW5000	**	77,635
AKBANK TRY1	**	723,142
AKEBIA THERAPEUTICS INC COM	**	573,325
AKELIUS RESDNTL 3.375% 23/09/2020	**	345,133

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AKORN INC COM	**	90,752
AKZO NOBEL NV EUR0.50(POST REV SPLIT)	**	6,525,212
AL ECON SETTLEMENT AUTH BP SETTLEMENT REV 3.163 09-15-2025 BEO TAXABLE	**	639,525
ALABAMA PWR CO 2.45% DUE 03-30-2022	**	80,984
ALABAMA PWR CO 3.375% DUE 10-01-2020	**	1,493,028
ALABAMA PWR CO 3.45% DUE 10-01-2049	**	359,103
ALAMO GROUP INC COM	**	193,598
ALASKA AIR GROUP INC COM	**	647,555
ALBA PLC FLT 15/12/2038	**	402,777
ALBANY INTL CORP NEW CL A	**	2,008,843
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	**	1,916,065
ALCON INC	**	867,267
ALEXANDRIA REAL 3.8% DUE 04-15-2026	**	267,291
ALEXANDRIA REAL 4% DUE 02-01-2050	**	328,759
ALEXION PHARMACEUTICALS INC COM	**	5,913,534
ALFA SAB DE CV SER'A'NPV	**	143,495
ALFRESA HOLDINGS NPV	**	200,047
ALIBABA GROUP HLDG 2.8% DUE 06-06-2023	**	3,337,267
ALICO INC COM	**	53,028
ALIMENTATION COUCH CLASS'B'S/VTG COM NPV	**	1,860,687
A-LIVING SERVICES CNY1 H	**	734,466
ALKERMES PLC SHS	**	2,043,794
ALLAKOS INC COM	**	556,998
ALLEGHENY TECHNOLOGIES INC COM	**	854,477
ALLEGIANCE BANCSHARES INC COM	**	125,509
ALLEGIANT TRAVEL CO COM	**	60,044
ALLEGION US HLDG CO INC 3.2% 10-01-2024	**	1,028,488
ALLERGAN FUNDING SCS 3.8% 03-15-2025	**	472,908
ALLERGAN INC 2.8% DUE 03-15-2023	**	136,070
ALLETE INC COM NEW	**	1,073,473
ALLIANCE DATA SYS CORP COM	**	173,349
ALLIANT ENERGY FIN 3.75% DUE 06-15-2023	**	3,027,391
ALLIANZ SE NPV(REGD)(VINKULIERT)	**	3,864,579
ALLISON TRANSMISSION HOLDING	**	1,816,929
ALLSCRIPTS HEALTHCARE SOLUTIONS INC	**	1,408,551
ALLY AUTO 2.34% DUE 06-15-2022	**	801,430
ALLY AUTO RECEIVABLES TR 2017-2 CL A3 1.78% DUE 08-16-2021	**	586,451
ALLY AUTO RECEIVABLES TR 2017-4 CL A-3 1.75% 12-15-2021 REG	**	334,944
ALLY AUTO RECEIVABLES TR 2018-3 CL A-4 3.23% 07-17-2023	**	1,885,495
ALLY AUTO RECEIVABLES TR 2019-1 3.02% DUE 04-15-2024 REG	**	766,694
ALLY AUTO RECEIVABLES TR SER 17-3 CL A4 2.01%03-15-2022	**	1,750,400
ALLY AUTO RECEIVABLES TR SER 2018-1 CL A-3 2.35% 06-15-2022	**	1,023,254
ALLY AUTO RECEIVABLES TRUST SER 2017-2 CLS C 2.46% DUE 09-15-2022	**	150,365
ALLY AUTO RECEIVABLES TRUST SER 2017-2 CLS D 2.93% DUE 11-15-2023	**	141,767
ALLY AUTO RECEIVABLES TRUST SR 2017-2 CL B 2.33% DUE 06-15-2022	**	200,140
ALLY MASTER OWNER TRUST SER 2018-3 CL A FRN 07-15-2022 BEO	**	1,100,624
ALNYLAM PHARMACEUTICALS INC COM	**	591,628

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALPHA & OMEGA SEMICONDUCTOR LTD COM STK	**	94,863
ALPHABET INC CAP STK USD0.001 CL C	**	19,100,668
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	54,586,839
ALPS ALPINE CO LTD	**	1,115,695
ALSTOM EUR7.0	**	114,668
ALSTRIA OFFICE REI NPV (BR)	**	1,090,868
ALTERYX INC COM CL A COM CL A	**	717,402
ALTISOURCE PORTFOLIO COM USD1.00	**	46,392
ALTIUM NPV	**	485,688
ALTRA INDUSTRIAL MOTION CORP COM STK USD0.001	**	1,367,615
ALTRIA GROUP INC 2.85 DUE 08-09-2022 REG	**	5,884,485
ALTRIA GROUP INC 3.49% DUE 02-14-2022	**	2,822,140
ALTRIA GROUP INC 3.8% DUE 02-14-2024	**	1,821,805
ALTRIA GROUP INC 4 DUE 01-31-2024 REG	**	3,209,877
ALTRIA GROUP INC 4.8% DUE 02-14-2029	**	2,429,970
ALTRIA GROUP INC 6.2% DUE 02-14-2059	**	178,738
ALTRIA GROUP INC COM	**	4,636,040
ALTRIA GROUP INC FIXED 4.4% DUE 02-14-2026	**	4,479,042
ALUMINUM CORP CHN. 'H'CNY1	**	429,020
AMADA HOLDINGS CO LTD NPV	**	94,244
AMADEUS FIRE AG NPV	**	259,617
AMADEUS IT GROUP EUR0.01	**	8,799,313
AMAG PHARMACEUTICALS INC COM STK	**	496,305
AMALGAMATED BK NEW YORK COM	**	52,515
AMANO CORPORATION NPV	**	842,786
AMAZON COM INC 3.15% DUE 08-22-2027 BEO	**	6,719,019
AMAZON COM INC COM	**	31,904,805
AMAZON COM INC FIXED 2.8% DUE 08-22-2024	**	1,966,441
AMBAC FINL GROUP INC COM	**	86,215
AMBARELLA INC SHS	**	2,094,407
AMC ENTMT HLDGS INC CL A COM CL A COM	**	47,523
AMCOR PLC CDI 1:1	**	1,638,084
AMER MOVIL SAB DE 3.625% DUE 04-22-2029	**	278,971
AMER NATL INS CO COM	**	446,360
AMERCO COM	**	966,233
AMEREN CORP 2.7% DUE 11-15-2020	**	382,035
AMEREN ILL CO 2.7% DUE 09-01-2022	**	2,232,240
AMEREN ILL CO 3.8% DUE 05-15-2028	**	4,241,633
AMERESCO INC	**	87,378
AMERICA HONDA FINANCE 3.15% DUE 01-08-2021	**	506,534
AMERICAN AIRLS 2017-1 CL AA PASS THRU TR3.65% DUE 08-15-2030	**	55,413
AMERICAN AIRLS INC 16-3 AA PTT 04-15-2030	**	97,762
AMERICAN ASSETS TR INC COM	**	3,208,364
AMERICAN AXLE & MFG HLDGS INC COM	**	1,069,049
AMERICAN CAMPUS CMNTYS INC COM	**	589,568
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	294,779
AMERICAN EQUITY INVT LIFE HLDG CO COM	**	428,179

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICAN EXPRESS CO	**	7,775,396
AMERICAN EXPRESS CR A/C MASTER SER 2017-1 CLS A 1.93% 09-15-2022	**	848,961
AMERICAN EXPRESS CR A/C MASTER TR 2018-4 CL A 2.99% 12-15-2023	**	10,919,924
AMERICAN EXPRESS CR ACCOUNT MASTER TR 3.18% DUE 04-15-2024	**	11,824,920
AMERICAN EXPRESS CR ACCOUNT MASTER TR SER 2017-6 CL A 0.0% 05-15-2023	**	5,805,862
AMERICAN EXPRESS CR CORP MEDIUM TERM NTS 2.25% DUE 05-05-2021	**	859,120
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSTRANCHE # TR 00103 2.7% DUE 03-03-2022	**	198,274
AMERICAN EXPRESS CREDIT MTN 2.2% DUE 03-03-2020	**	10,149,870
AMERICAN EXPRESS CREDIT 2.375% DUE 05-26-2020	**	901,087
AMERICAN HOMES 4 RENT COMMON STOCK	**	668,067
AMERICAN INTERNATIONAL GROUP INC COM	**	32,430,294
AMERICAN INTL GROUP INC 4.125 DUE 02-15-2024	**	1,132,973
AMERICAN INTL GROUP INC 4.25% DUE 03-15-2029	**	278,307
AMERICAN MUN PWR OHIO INC REV 6.449% 02-15-2044 BEO TAXABLE	**	6,962,450
AMERICAN MUN PWR OHIO INC REV 7.334% 02-15-2028 BEO TAXABLE	**	254,788
AMERICAN NATL BANKSHARES INC COM	**	62,204
AMERICAN OUTDOOR BRANDS CORP COM	**	92,911
AMERICAN PUB ED INC COM STK	**	232,267
AMERICAN TOWER CORP	**	4,948,484
AMERICAN TOWER CORP 2.75% DUE 01-15-2027	**	1,398,474
AMERICAN TOWER CORP 3.0% 06-15-2023	**	511,059
AMERICAN TOWER CORP 3.6% 01-15-2028	**	420,279
AMERICAN VANGUARD CORP COM	**	1,011,097
AMERICAS CAR-MART INC COM	**	33,227
AMERICOLD RLTY TR COM	**	4,990,090
AMERICREDIT 1.9% DUE 03-18-2022	**	1,341,349
AMERICREDIT 1.98000001907% DUE 12-20-2021	**	1,376,133
AMERICREDIT 2.13% DUE 07-18-2025	**	2,045,442
AMERICREDIT 2.28% DUE 01-18-2024	**	401,825
AMERICREDIT 2.28% DUE 01-18-2024	**	4,872,133
AMERICREDIT 2.32% DUE 07-18-2025	**	2,989,634
AMERICREDIT 2.69% DUE 06-19-2023	**	633,128
AMERICREDIT 2.71% DUE 07-19-2021	**	14,054
AMERICREDIT 2.74% DUE 04-18-2025	**	1,815,920
AMERICREDIT 2.97% DUE 11-20-2023	**	3,137,034
AMERICREDIT 3.36% DUE 02-18-2025	**	1,819,841
AMERICREDIT 3.36% DUE 02-18-2025	**	923,256
AMERICREDIT AUTOMOBILE RECEIVABLES 18-2 A3 3.15% 03-20-2023	**	1,872,387
AMERICREDIT AUTOMOBILE RECEIVABLES 3.07% SER 2018-1 CL A3 DUE 12-19-2022	**	3,662,436
AMERICREDIT AUTOMOBILE RECEIVABLES SER 17-1 CLS B 2.3% DUE 02-18-2022	**	65,046
AMERICREDIT AUTOMOBILE RECEIVABLES SER 17-1 CLS C 2.71% DUE 08-18-2022	**	55,332
AMERICREDIT AUTOMOBILE RECEIVABLES SER 19-1 CL B 3.13% 02-18-2025	**	916,252
AMERICREDIT CDA AUTOMOBILE SER 17-1 CLS D 3.13% DUE 01-18-2023	**	78,899
AMERIPRISE FINL 5.3% DUE 03-15-2020	**	281,789
AMERIPRISE FINL INC 3.0% 03-22-2022	**	245,501
AMERIS BANCORP COM	**	236,437
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	2,716,457

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERN AIRLS 2013-2 FIXED 4.95% DUE 07-15-2024	**	401,215
AMERN AIRLS 2015-2 4.4% DUE 03-22-2025	**	1,808,386
AMERN CAMPUS 4.125% DUE 07-01-2024	**	1,066,591
AMERN CR ACCEP 2.8599998951% DUE 06-12-2023	**	54,615
AMERN CR ACCEP 3.69000005722% DUE 06-12-2023	**	192,471
AMERN EXPRESS CO 2.2% DUE 10-30-2020	**	501,028
AMERN EXPRESS CO 2.65 DUE 12-02-2022	**	245,644
AMERN EXPRESS CO 2.65 DUE 12-02-2022	**	3,715,240
AMERN EXPRESS CO 3% DUE 02-22-2021	**	252,994
AMERN EXPRESS CO 3% DUE 02-22-2021	**	2,793,049
AMERN EXPRESS CO 3.375% DUE 05-17-2021	**	5,375,870
AMERN EXPRESS CO 3.4% 02-27-2023	**	1,038,360
AMERN EXPRESS CO 3.625% DUE 12-05-2024	**	29,604
AMERN EXPRESS CO FIXED 2.5% DUE 08-01-2022	**	3,541,815
AMERN EXPRESS CR 2.67% DUE 11-15-2024	**	22,677,606
AMERN EXPRESS CR SER 19-1 CL A 2.87% 10-15-2024	**	546,621
AMERN EXPRESS CR SER 19-1 CL A 2.87% 10-15-2024	**	11,157,209
AMERN HONDA FIN 3.45% DUE 07-14-2023	**	2,559,736
AMERN HONDA FIN 3.5% DUE 02-15-2028	**	431,057
AMERN INTL GROUP 3.3% DUE 03-01-2021	**	3,084,245
AMERN INTL GROUP 3.9% DUE 04-01-2026	**	429,659
AMERN INTL GROUP 4.2% DUE 04-01-2028	**	605,443
AMERN TOWER CORP 2.25% DUE 01-15-2022	**	837,715
AMERN TOWER CORP 2.25% DUE 01-15-2022	**	1,379,471
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	3,173,289
AMERN TOWER CORP 3.5% DUE 01-31-2023	**	1,767,979
AMERN TOWER CORP 3.8% DUE 08-15-2029	**	748,391
AMERN TOWER CORP 4.4% DUE 02-15-2026	**	873,019
AMERN TOWER CORP 5% DUE 02-15-2024	**	15,042,896
AMERN TOWER CORP FIXED 4% DUE 06-01-2025	**	96,318
AMERN WOODMARK CORP COM	**	1,003,819
AMERN WTR CAP CORP 2.95% DUE 09-01-2027	**	6,542,228
AMERN WTR CAP CORP 3% DUE 12-01-2026	**	158,249
AMES NATL CORP CDT-COM STK	**	26,910
AMGEN INC 2.125% 05-01-2020	**	200,075
AMGEN INC 2.6% DUE 08-19-2026	**	633,206
AMGEN INC 3.625 BDS DUE 05-15-2022 USD1000	**	206,686
AMGEN INC 3.625% DUE 05-22-2024	**	52,835
AMGEN INC 3.875 DUE 11-15-2021	**	2,377,774
AMKOR TECHNOLOGY INC COM	**	487,773
AMPCO-PITTSBURG CORP COM	**	3,085
AMPHASTAR PHARMACEUTICALS INC DEL COM	**	222,317
AMPHENOL CORP NEW 2.2% DUE 04-01-2020	**	3,630,469
AMPHENOL CORP NEW 2.8% DUE 02-15-2030	**	247,668
AMPLIFY ENERGY CORP NEW COM	**	39,369
AMS AG COM	**	1,100,736
AMTECH SYS INC COM PAR $0.01 NEW STK	**	10,740

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ANA HOLDINGS INC NPV	**	140,495
ANALOG DEVICES INC 2.5% DUE 12-05-2021	**	201,488
ANALOG DEVICES INC 2.95% DUE 01-12-2021	**	252,091
ANALOG DEVICES INC 2.95% DUE 01-12-2021	**	4,214,962
ANALOG DEVICES INC 3.125% DUE 12-05-2023	**	25,843
ANALOG DEVICES INC 4.5% DUE 12-05-2036	**	162,015
ANALOG DEVICES INC COM	**	6,684,275
ANAPTYSBIO INC COM	**	57,558
ANDERSONS INC COM	**	136,714
ANGI HOMESERVICES INC COM USD0.001	**	110,567
ANGIODYNAMICS INC COM STK	**	116,297
ANGLO AMERICAN USD0.54945	**	1,287,748
ANGLO AMERICAN USD0.54945	**	1,310,462
ANGLO AMERN CAP 4% DUE 09-11-2027	**	408,699
ANGLO AMERN CAP 4.75% DUE 04-10-2027	**	886,043
ANGLOGOLD ASHANTI LIMITED ZAR0.25	**	589,022
ANHEUSER BUSCH INBEV FIN INC 4.625 DUE 02-01-2044 REG	**	226,850
ANHEUSER BUSCH INBEV WORLDWIDE INC 4.15% 01-23-2025	**	4,975,252
ANHEUSER BUSCH INC 4.439% DUE 10-06-2048	**	336,484
ANHEUSER-BUSCH 3.5% DUE 01-12-2024	**	3,825,470
ANHEUSER-BUSCH 4.375% DUE 04-15-2038	**	640,328
ANHEUSER-BUSCH COS LLC CORP 3.65% 02-01-2026	**	533,281
ANHEUSER-BUSCH COS LLC CORP 4.7% 02-01-2036	**	695,253
ANHUI CONCH CEMENT 'H'CNY1	**	393,645
ANIKA THERAPEUTICS INC COM STK	**	98,774
ANIXTER INTL INC COM	**	488,130
ANSELL NPV	**	1,124,263
ANTA SPORTS PRODUC HKD0.10	**	1,163,723
ANTARES PHARMA INC COM	**	404,914
ANTERO MIDSTREAM CORPORATION COM USD1.00	**	68,538
ANTERO RES CORP COM	**	136,239
ANTHEM INC 2.95% 12-01-2022	**	757,075
ANTHEM INC 3.35% DUE 12-01-2024	**	78,287
ANTHEM INC 3.35% DUE 12-01-2024	**	782,875
ANTHEM INC 4.101% 03-01-2028	**	233,619
ANTHEM INC COM	**	12,926,884
ANTHEM INC FIXED 2.5% 11-21-2020	**	3,244,372
ANTOFAGASTA ORD GBP0.05	**	650,551
AON CORP 5% DUE 09-30-2020	**	5,209,448
AON PLC 3.875% DUE 12-15-2025	**	69,964
AON PLC 4.25% DUE 12-12-2042	**	69,883
AON PLC COM	**	24,422,627
AOZORA BANK NPV	**	253,519
APACHE CORP 3.25 DUE 04-15-2022 REG	**	49,930
APACHE CORP 3.25 DUE 04-15-2022 REG	**	13,253,844
APACHE CORP 4.375% 10-15-2028	**	784,491
APACHE CORP 5.1% DUE 09-01-2040	**	91,632

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
APACHE CORP COM	**	12,131,733
APARTMENT INVESTMENT & MANAGEMENT COM USD0.01 CLASS A (POST REV SPLIT)	**	695,674
APELLIS PHARMACEUTICALS INC COM	**	194,192
APERGY CORP COM	**	203,457
APOGEE ENTERPRISES INC COM	**	128,018
APOLLO GLOBAL MGMT INC COM USD0.00001 CLASS A	**	1,750,957
APPALACHIAN PWR CO FIXED 4.5% 03-01-2049	**	69,490
APPFOLIO INC COM CL A COM CL A	**	2,025,499
APPLE HOSPITALITY REIT INC COM NEW COM NEW	**	323,424
APPLE INC 1.55% DUE 08-04-2021	**	697,374
APPLE INC 1.9% DUE 02-07-2020	**	5,656,818
APPLE INC 2% 11-13-2020	**	6,165,707
APPLE INC 2.2% DUE 09-11-2029	**	245,307
APPLE INC 2.45% DUE 08-04-2026	**	6,004,542
APPLE INC 2.9% DUE 09-12-2027	**	208,228
APPLE INC 2.9% DUE 09-12-2027	**	3,748,107
APPLE INC 3.35% DUE 02-09-2027	**	213,037
APPLE INC 3.35% DUE 02-09-2027	**	4,047,708
APPLE INC 3.85% DUE 08-04-2046	**	103,758
APPLE INC COM STK	**	26,646,682
APPLE INC FIXED 2.95% 09-11-2049	**	242,398
APPLE INC FIXED 3.75% 11-13-2047	**	832,922
APPLIED GENETIC TECHNOLOGIES CORP COM	**	14,884
APPLIED INDL TECHNOLOGIES INC COM	**	225,546
APPLIED MATERIALS INC COM	**	21,860,133
APPLIED OPTOELECTRONICS INC COM	**	4,039
APT PIPELINES LTD SR NT 144A 4.2% DUE 03-23-2025 BEO	**	265,844
APTARGROUP INC COM	**	1,121,514
APTIV PLC COM USD	**	9,605,551
AQUAVENTURE HOLDINGS LTD COM NPV	**	130,610
ARAMARK COM	**	2,015,670
ARC DOCUMENT SOLUTIONS INC COM	**	8,261
ARCA CONTINENTAL SAB DE CV	**	187,423
ARCBEST CORP COM USD0.01	**	543,113
ARCELIK TRY1	**	245,226
ARCELORMITTAL 3.6% DUE 07-16-2024	**	2,535,949
ARCELORMITTAL 4.55% DUE 03-11-2026	**	1,603,524
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	752,425
ARCH COAL INC CL A COM STK	**	1,557,332
ARCHER-DANIELS 3.375% DUE 03-15-2022	**	3,043,441
ARCHER-DANIELS-MIDLAND CO COM	**	5,731,270
ARCHROCK INC COM	**	2,657,799
ARCONIC INC COM USD1.00	**	404,626
ARCOSA INC COM	**	330,561
ARCUS BIOSCIENCES INC COM	**	44,440
ARDAGH GROUP S A ARDAGH GROUP S A EUR0.01 CL A	**	455,274
ARDELYX INC COM	**	81,189

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ARDMORE SHIPPING CORP	**	54,074
ARENA PHARMACEUTICALS INC COM NEW COM NEW	**	261,347
ARES MANAGEMENT LP COM SHS REPSTG LTD PARTNER	**	848,101
AREZZO INDUSTRIA E COMERCIO	**	647,848
ARGAN INC COM	**	218,482
ARGEN X SE	**	187,143
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	302,551
ARGENT SECS INC FLTG RT 2.842% DUE 11-25-2034	**	1,480,473
ARGENTINA(REP OF) FRN 04/2022 ARS1	**	13,207
ARGENTINA(REP OF) FRN 06/2020 ARS1	**	54,315
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	**	349,067
ARI FLEET LEASE TR 2.27999997139% DUE 04-15-2026	**	2,002,330
ARISTA NETWORKS INC COM	**	15,758,415
ARIZONA PUB SVC CO 2.2% DUE 01-15-2020	**	173,001
ARIZONA PUB SVC CO 3.35% DUE 06-15-2024	**	1,807,992
ARLO TECHNOLOGIES INC COM	**	184,975
ARMSTRONG FLOORING INC COM	**	62,129
ARROW ELECTR INC COM	**	3,113,941
ARROW ELECTRS INC 3.5% DUE 04-01-2022	**	307,202
ARROW ELECTRS INC FIXED 3.25% DUE 09-08-2024	**	1,233,971
ARROW ELECTRS INC FIXED 3.875% DUE 01-12-2028	**	18,445
ARROW ELECTRS INC FIXED 4% DUE 04-01-2025	**	263,582
ARROW FINL CORP COM	**	74,126
ARTIS REAL ESTATE TRUST UNITS CAD	**	983,752
ARTNATURE INC NPV	**	147,465
ARVINAS INC COM	**	732,265
ARYZTA AG CHF0.02 (REGD)	**	59,864
ASBURY AUTOMOTIVE GROUP INC COM	**	184,454
ASCENA RETAIL GROUP INC COM NEW COM NEW	**	8,244
ASCENDAS R/EST INV NPV (REIT)	**	178,688
ASGN INCORPORATED COMN STK USD0.01	**	199,781
ASHFORD HOSPITALITY TR INC COM SHS	**	20,972
ASHLAND GLOBAL HLDGS INC COM	**	1,883,709
ASHMORE GROUP ORD GBP0.0001	**	59,701
ASHTEAD GROUP ORD GBP0.10	**	271,825
ASIA CEMENT CHINA HKD0.1	**	298,776
ASIAN DEV BK GLOBAL NT 1.5% DUE 01-22-2020 REG	**	29,994,600
ASIAN DEV BK SR NT 1.75% DUE 01-10-2020 REG	**	9,999,801
ASM INTL NV EUR0.04	**	1,270,440
ASML HOLDING NV EUR0.09	**	3,581,936
ASPEN TECHNOLOGY INC COM	**	574,297
ASR NEDERLAND NV EUR0.16	**	1,191,626
ASSA ABLOY SER'B'NPV (POST SPLIT)	**	149,849
ASSECO POLAND SAPLN1	**	409,849
ASSEMBLY BIOSCIENCES INC COM	**	148,581
ASSERTIO THERAPEUTICS INC COM STK	**	58,359

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ASSIC GENERALI SPA EUR1	**	1,248,811
ASSOCD BRIT FOODS ORD GBP0.0568	**	857,121
ASSOCTD BANC-CORP COM	**	570,660
ASSORE LTD COMSTK	**	93,406
ASSURANT INC COM	**	2,358,654
ASSURED GUARANTY LTD COMMON STK	**	2,585,217
ASTA FDG INC COM	**	1,611
ASTEC INDS INC COM	**	674,898
ASTELLAS PHARMA NPV	**	2,969,997
ASTRAL FOODS ZAR0.01	**	161,455
ASTRAZENECA ORD USD0.25	**	1,715,270
ASTRAZENECA PLC 2.375% DUE 11-16-2020	**	983,099
ASTRAZENECA PLC 3.375% DUE 11-16-2025	**	7,546,252
ASTRONICS CORP CL B CL B	**	4,623
ASTRONICS CORP COM	**	395,912
ASTRONOVA INC COMMON STOCK	**	18,522
ASX LTD NPV	**	166,512
AT HOME GROUP INC COM	**	54,362
AT&T BROADBAND 9.455% DUE 11-15-2022	**	241,704
AT&T INC 2.8% DUE 02-17-2021	**	3,672,782
AT&T INC 3% DUE 06-30-2022	**	4,203,675
AT&T INC 3.15% DUE 09-04-2036	**	658,556
AT&T INC 3.4% DUE 05-15-2025	**	7,330,907
AT&T INC 3.6% DUE 02-17-2023	**	2,212,849
AT&T INC 3.8% DUE 03-15-2022	**	2,231,716
AT&T INC 3.875% DUE 08-15-2021	**	41,214
AT&T INC 3.95% DUE 01-15-2025	**	3,644,466
AT&T INC 4.05% 12-15-2023	**	2,695,036
AT&T INC 4.125% DUE 02-17-2026	**	1,517,512
AT&T INC 4.125% DUE 02-17-2026	**	3,902,174
AT&T INC 4.25% DUE 03-01-2027	**	878,706
AT&T INC 4.25% DUE 03-01-2027	**	1,713,476
AT&T INC 4.35% DUE 03-01-2029	**	11,125,127
AT&T INC 4.45% DUE 04-01-2024	**	216,812
AT&T INC 4.45% DUE 04-01-2024	**	2,710,150
AT&T INC 5.25% DUE 03-01-2037	**	8,721,922
AT&T INC 5.45% DUE 03-01-2047	**	4,969,091
AT&T INC 6.375% DUE 03-01-2041	**	106,063
AT&T INC CORP 3.8% 02-15-2027	**	1,343,201
AT&T INC CORP 4.0% 01-15-2022	**	727,647
AT&T INC FIXED 4.1% 02-15-2028	**	174,104
AT&T INC FIXED 4.9% DUE 08-15-2037	**	863,568
AT&T INC FLTG RT 2.78125% DUE 07-15-2021	**	504,759
AT&T INC FLTG RT 3.06725% DUE 06-12-2024	**	203,470
AT&T INC NT FLTG DUE 06-01-2021 REG	**	402,374
AT&T INC NTS 1.8% DUE 05-29-2026	**	721,187
ATCO LTD CLASS I NON-VOTING COM NPV	**	104,318

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ATEAM INC NPV	**	445,164
ATHENE GLOBAL FDG 2.75% DUE 04-20-2020	**	4,459,269
ATHENE GLOBAL FDG 2.75% DUE 06-25-2024	**	252,544
ATHENE GLOBAL FDG 2.75% DUE 06-25-2024	**	505,088
ATHENE GLOBAL FDG 2.95% DUE 11-12-2026	**	349,606
ATHENE GLOBAL FDG 3% DUE 07-01-2022	**	1,678,881
ATHENE HOLDING LTD COM USD0.001 CL A	**	2,469,498
ATLANTIC CAP BANCSHARES INC COM MON STOCK	**	317,969
ATLANTIC UN BANKSHARES CORP COM	**	1,455,926
ATLANTICA YIELD PLC COM USD0.1	**	994,903
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	**	96,219
ATLAS COPCO AB SER'B'NPV	**	134,486
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	109,305
ATN INTL INC COM	**	152,655
ATOS SE	**	818,391
ATRECA INC CL A COM CL A COM	**	164,616
ATRICURE INC COM STK	**	227,440
AUBURN NATL BANCORP COM STK	**	15,052
AUDIOCODES LTD COM STK	**	531,269
AURIZON HOLDINGS NPV	**	1,976,864
AUST & NZ BANK GRP NPV	**	552,721
AUSTAL LIMITED NPV	**	864,206
AUSTEVOLL SEAFOOD NOK0.50	**	566,797
AUSTRALIA & NEW 2.05% DUE 11-21-2022	**	2,303,163
AUSTRALIA & NEW 2.625% DUE 05-19-2022	**	3,584,501
AUSTRALIA & NEW ZEALAND BKG GROUP LTD NY 2.25% DUE 11-09-2020	**	702,405
AUTODESK INC COM	**	25,500,023
AUTONATION INC 3.5% 11-15-2024	**	51,546
AUTONATION INC COM	**	599,754
AUTOZONE INC 4.0% 11-15-2010 REG	**	2,599,311
AVALARA INC COM	**	2,603,598
AVALONBAY CMNTYS 3.45% DUE 06-01-2025	**	845,642
AVALONBAY COMMUNITIES INC 3.625 DUE 10-01-2020 REG	**	992,900
AVANCE GAS HLDGS L USD1	**	350,658
AVANGRID INC 3.15% 12-01-2024	**	314,895
AVANGRID INC 3.8% DUE 06-01-2029	**	2,509,722
AVANOS MED INC COM	**	234,350
AVANTI FEEDS LTD DEMAT EQUITY INR1	**	144,048
AVAST PLC ORD GBP0.10	**	395,581
AVAYA HLDGS CORP COM	**	216,864
AVERY DENNISON CORP COM	**	233,645
AVIAT NETWORKS INC COM NEW COM NEW	**	13,741
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,934,544
AVIATION CAP GROUP 7.125% DUE 10-15-2020	**	321,703
AVID TECHNOLOGY INC COM	**	230,141
AVIS BUDGET RENT 2.5% DUE 07-20-2021	**	1,401,648
AVISTA CORP COM ISIN # US05379B1070	**	797,813

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AVITA MED LTD AVITA MED LTD	**	102,696
AVIVA ORD GBP0.25	**	1,140,407
AVNET INC COM	**	5,289,425
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	184,853
AVOLON HLDGS FDG 5.5% DUE 01-15-2023	**	215,616
AVX CORP COM	**	517,727
AXA EQUITABLE FIXED 3.9% DUE 04-20-2023	**	3,877,548
AXA EUR2.29	**	1,795,306
AXALTA COATING SYSTEMS LTD COM USD1.00	**	1,688,994
AXCELIS TECHNOLOGIES INC COM NEW COM NEW	**	134,691
AXFOOD AB NPV	**	53,659
AXIS BANK LTD INR2	**	569,932
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	2,085,868
AXIS SPECIALTY FIN 5.875% DUE 06-01-2020	**	853,226
AXON ENTERPRISE INC COM	**	5,192,694
AXOS FINL INC COM	**	235,881
AXT INC COM	**	31,999
AYALA LAND INC PHP1	**	119,813
AZUL SA PRF NPV	**	131,914
AZZ INC COM	**	193,541
B & G FOODS INC COMMON STOCK	**	668,717
B A T CAP CORP 2.789% DUE 09-06-2024	**	5,526,919
B A T CAP CORP 3.222% 08-15-2024	**	3,513,586
B A T CAP CORP 4.39% 08-15-2037	**	104,304
B A T CAP CORP FIXED 0% DUE 08-14-2020	**	400,696
B A T CAP CORP FIXED 2.764% DUE 08-15-2022	**	23,937,742
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	**	8,995,240
B2 GOLD CORP COMMON STOCK	**	1,314,965
B2R MTG TR 2015-2 3.336% DUE 11-15-2048	**	52,140
BA CR CARD TR 1.74% DUE 01-15-2025	**	15,716,677
BABY BUNTING GROUP NPV	**	73,455
BACARDI LTD 4.45% DUE 05-15-2025	**	862,793
BAE SYSTEMS ORD GBP0.025	**	1,129,840
BAIC MOTOR CORPORATION LIMITED 'H'CNY1	**	252,716
BAIDU INC SPONS ADR REPR 0.10 ORD CLS A	**	3,168,722
BAKER HUGHES A GE CO LLC/BAKER HUGHES 2.773% 12-15-2022	**	102,008
BAKER HUGHES A GE CO LLC/BAKER HUGHES 2.773% 12-15-2022	**	510,039
BAKER HUGHES A GE CO LLC/BAKER HUGHES 4.08% 12-15-2047	**	717,855
BALL CORP COM	**	37,468,246
BALT GAS & ELEC CO 2.4% DUE 08-15-2026	**	5,858,014
BALT GAS & ELEC CO 3.2% DUE 09-15-2049	**	220,529
BALT GAS & ELEC CO 3.35% DUE 07-01-2023	**	347,405
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	26,480
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	10,226,804
BANC CALIF INC COM	**	5,542,474
BANCA CARIGE SPA 25/05/2022	**	675,628
BANCA CARIGE SPA FRN GTD 10/21 EUR100000'640	**	682,748

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANCA IFIS EUR1	**	233,873
BANCFIRST CORP COM	**	303,583
BANCO ACTINVER SA CBFI (FIBRA UNO ADMINISTR)	**	112,761
BANCO DE CHILE COM NPV	**	67,710
BANCO SANTANDER 2.5% DUE 12-15-2020	**	3,003,980
BANCO SANTANDER SA 3.125% 02-23-2023	**	2,653,968
BANCO SANTANDER SA 3.5% DUE 04-11-2022	**	2,260,121
BANCO SANTANDER SA 3.848% 04-12-2023	**	1,669,159
BANCO SANTANDER SA FORMERLY BANCO SANTA 4.379% DUE 04-12-2028 REG	**	1,313,812
BANCO SANTANDER SA FRNS 04-12-2023	**	2,214,124
BANCORP INC DEL COM STK	**	339,892
BANCORPSOUTH BK TUPELO MISS COM	**	947,231
BANGKOK BANK THB10 (NVDR)	**	612,565
BANGKOK LAND PCL THB1(NVDR)	**	173,236
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	3,585,601
BANK AMER CORP 2.738% 01-23-2022	**	1,183,557
BANK AMER CORP 3.093% 10-01-2025	**	1,393,327
BANK AMER CORP 3.194% 07-23-2030	**	1,479,455
BANK AMER CORP 3.248% DUE 10-21-2027	**	833,966
BANK AMER CORP 3.3% DUE 01-11-2023	**	258,471
BANK AMER CORP 3.3% DUE 01-11-2023	**	16,200,932
BANK AMER CORP 3.366% DUE 01-23-2026	**	261,500
BANK AMER CORP 3.419% 12-20-2028	**	137,569
BANK AMER CORP 3.419% 12-20-2028	**	31,989,480
BANK AMER CORP 3.499% 05-17-2022	**	5,299,372
BANK AMER CORP 3.5% DUE 04-19-2026	**	1,861,215
BANK AMER CORP 3.95% DUE 04-21-2025	**	2,029,118
BANK AMER CORP 4% DUE 01-22-2025	**	574,950
BANK AMER CORP 4% DUE 01-22-2025	**	4,730,800
BANK AMER CORP 4.45% DUE 03-03-2026	**	549,155
BANK AMER CORP 4.45% DUE 03-03-2026	**	3,734,252
BANK AMER CORP BDS 4 04-01-2024	**	9,799,341
BANK AMER CORP CORP BD 4.125 DUE 01-22-2024 REG	**	4,095,510
BANK AMER CORP FIXED 4.078% 04-23-2040	**	567,154
BANK AMER CORP FLTG RT 2.328% DUE 10-01-2021	**	431,225
BANK AMER CORP FLTG RT 2.369% DUE 07-21-2021	**	3,641,466
BANK AMER CORP FLTG RT 2.6605% DUE 02-05-2026	**	249,828
BANK AMER CORP FLTG RT 2.881% DUE 04-24-2023	**	610,095
BANK AMER CORP FLTG RT 2.881% DUE 04-24-2023	**	13,716,972
BANK AMER CORP FLTG RT 2.884% DUE 10-22-2030	**	2,718,676
BANK AMER CORP FLTG RT 3.593% DUE 07-21-2028	**	8,947,057
BANK AMER CORP MTN 3.458% 03-15-2025	**	6,672,989
BANK AMER CORP SR NT 2.625% DUE 04-19-2021/04-20-2017	**	6,196,254
BANK AMER CORP VAR RT 2.816% DUE 07-21-2023	**	914,395
BANK AMER CORP VAR RT 2.816% DUE 07-21-2023	**	14,528,724
BANK AMER CORP VAR RT 3.124% DUE 01-20-2023	**	1,162,275
BANK AMER MERRILL LYNCH COML MTG TR SER 2016-UB10 CLS ASB 3.019% 06-15-2049	**	2,045,656

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK COMM HLDGS COM STK	**	25,801
BANK MARIN BANCORP COM STK	**	267,597
BANK MONTREAL MEDIUM TERM SR NTS BOOK 3.1% DUE 04-13-2021	**	1,798,909
BANK MONTREAL MEDIUM TERM SR NTS BOOK VAR RT DUE 04-13-2021	**	5,241,891
BANK MONTREAL MEDIUM TERM SR NTS BOOK ENTRANCHE # TR 00340 VAR RT DUE 09-10-2021	**	5,079,545
BANK MONTREAL QUE 1.75% DUE 06-15-2021	**	7,959,343
BANK NEW YORK INC 3.95 DUE 11-18-2025	**	15,336
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	523,482
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	10,857,024
BANK NEW YORK MELLON CORP COM STK	**	9,015,361
BANK NEW YORK MELLON CORP MEDIUM TERM 2.2% 08-16-2023	**	4,929,936
BANK NEW YORK MELLON CORP MEDIUM TERM SR NT BOOK ENTRY 2.95% 01-29-2023	**	1,571,317
BANK NT BUTTERFIELD COM BMD1(POST REV SPLIT)	**	1,109,230
BANK OF AMER CORP 5.00 DUE 05-13-2021	**	505,665
BANK OF AMERICA CORP	**	15,503,844
BANK OF AMERICA CORP 3.004% 12-20-2023	**	1,659,865
BANK OF AMERICA CORP 3.004% 12-20-2023	**	11,247,583
BANK OF AMERICA CORP 2.25% DUE 04-21-2020	**	2,337,186
BANK OF AMERICA CORP 3.55% 03-05-2024	**	565,631
BANK OF AMERICA CORP 3.55% 03-05-2024	**	923,691
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	**	2,437,558
BANK OF CHINA LTD H CNY1	**	919,705
BANK OF COMMUNICATIONS CO 'H'	**	93,142
BANK OF MONTREAL 3.1% DUE 07-13-2020	**	604,155
BANK OF MONTREAL FIXED 2.9% DUE 03-26-2022	**	4,343,430
BANK OF NY MELLON CORP 2.45% DUE 11-27-2020/10-27-2020	**	200,974
BANK OZK COM	**	592,926
BANK PEKAO SA PLN1.00	**	38,966
BANK RAKYAT INDONESIA PERSER	**	692,643
BANKUNITED INC	**	552,166
BANKWELL FINL GROUP INC COM	**	22,293
BANNER CORP COM NEW COM NEW	**	3,464,723
BANQUE FEDERATIVE 3.75% DUE 07-20-2023	**	1,048,801
BAR HBR BANKSHARES COM	**	70,914
BARCLAYS BK PLC 7.625 DUE 11-21-2022	**	6,742,500
BARCLAYS PLC 3.65% DUE 03-16-2025	**	2,133,793
BARCLAYS PLC 3.684% DUE 01-10-2023	**	410,197
BARCLAYS PLC 3.684% DUE 01-10-2023	**	2,256,085
BARCLAYS PLC 4.337% DUE 01-10-2028	**	3,617,010
BARCLAYS PLC 4.338% 05-16-2024	**	1,897,920
BARCLAYS PLC 4.338% 05-16-2024	**	8,435,200
BARCLAYS PLC 4.375% DUE 01-12-2026	**	3,240,900
BARCLAYS PLC 4.61% 02-15-2023	**	6,167,787
BARCLAYS PLC 4.836% 05-09-2028	**	431,434
BARCLAYS PLC 4.972% 05-16-2029	**	1,995,871
BARCLAYS PLC 8.0% 06-15-2164	**	223,750
BARCLAYS PLC 8.0% 15/12/2049	**	479,869

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BARCLAYS PLC BARCLAYS PLC 7.75% DUE 12-31-2049 BEO	**	1,420,250
BARCLAYS PLC ORD GBP0.25	**	3,894,447
BARCLAYS PLC SR NT FLTG VAR RT DUE 05-16-2024/05-16-2023	**	1,213,706
BARCO NPV	**	1,164,977
BARNES & NOBLE ED INC COM	**	51,599
BARNES GROUP INC COM	**	261,843
BARRATT DEVELOPMENTS ORD GBP0.10	**	902,872
BARRETT BUSINESS SVCS INC COM	**	197,474
BARRICK GOLD CORP COM NPV	**	1,600,020
BASIC ENERGY SVCS INC NEW COM NEW COM NEW	**	854
BASSETT FURNITURE INDS INC COM STK	**	13,177
BAUSCH HEALTH COMP COM NPV	**	606,213
BAUSCH HEALTH COMP COM NPV	**	224,699
BAWAG GROUP AG COMMON STOCK	**	51,068
BAY AREA TOLL AUTH CALIF TOLL BRDG REV 2.574% 04-01-2031 BEO TAXABLE	**	2,863,267
BAYCOM CORP COM	**	44,934
BAYCURRENT CONSULT NPV	**	855,934
BAYER AG NPV (REGD)	**	11,163,177
BAYER US FIN II 3.5% DUE 06-25-2021	**	5,600,336
BAYER US FIN II 4.375% DUE 12-15-2028	**	327,476
BAYER US FIN II LLC GTD NT FLTG RATE 144A DUE 12-15-2023/06-25-2018 BEO	**	301,787
BB SEGURIDADE PART COM NPV	**	345,284
BB&T CO GLOBAL BK FIXED 2.15% DUE 12-06-2024	**	2,566,943
BB&T CORP MEDIUM TERM NTS 3.05% 06-20-2022	**	563,745
BB&T CORP SR 2.05% DUE 05-10-2021	**	531,117
BB&T CORP SR 2.2% DUE 03-16-2023	**	1,535,130
BB&T CORP SR FLTG RT 02-01-2021	**	3,900,078
BB&T CORP SR MEDIUM TERM NTS BOOK ENTRY 2.625% DUE 06-29-2020	**	2,316,217
BBVA(BILB-VIZ-ARG) 6.75%-FRN PERP EUR200000'3'	**	226,384
BBVA(BILB-VIZ-ARG) EUR0.49	**	2,116,896
BBX CAPITAL CORPORATION NEW COM USD0.01 CL A	**	54,373
BCA POP DI SONDRIO EUR3	**	28,405
BCB BANCORP INC COM STK	**	17,348
BCO COM PORTUGUES NPV	**	195,845
BCO CREDITO INVERS COM NPV	**	83,901
BCO DO BRASIL SA COM NPV	**	1,670,286
BCO EST R GDE SUL PRF CLASS 'B' NPV	**	82,455
BDO UNIBANK INC PHP10	**	205,407
BEACH ENERGY LTD NPV	**	1,079,992
BEACON ROOFING SUPPLY INC COM	**	380,978
BEAR STEARNS ARM FLTG RT 3.943255% DUE 05-25-2034	**	7,016
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	324,084
BEAR STEARNS AST BACKED SECS I TR 2007 AST BACKED CTF CL I-A-1 08-25-2037 REG	**	446,948
BEASLEY BROADCAST GROUP INC CL A CL A	**	5,142
BECTON DICKINSON & 2.404% DUE 06-05-2020	**	6,787,209
BECTON DICKINSON & 3.363% DUE 06-06-2024	**	3,489,164
BECTON DICKINSON & 3.734% DUE 12-15-2024	**	270,345

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	595,687
BECTON DICKINSON & CO NT FLTG RATE DUE 12-29-2020/03-01-2019 REG	**	3,811,871
BED BATH & BEYOND INC COM	**	1,045,802
BEIERSDORF AG EUR1	**	7,832,190
BEIJING CAPITAL INTERNATIONAL AIRPORTS 'H' CNY1	**	298,442
BEIJING ENTERPRISE NPV	**	266,113
BEL FUSE INC CL B CL B	**	40,426
BELDEN INC COM	**	3,472,150
BELLWAY GBP0.125	**	1,348,080
BENCHMARK ELECTRS INC COM	**	864,395
BENESSE HOLDINGS INC NPV	**	205,058
BERKLEY GP HOLDINGS	**	840,345
BERKSHIRE HATHAWAY 2.4% DUE 02-01-2020	**	4,401,413
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	**	422,924
BERKSHIRE HATHAWAY ENERGY CO 2.375% 01-15-2021	**	2,860,207
BERKSHIRE HILLS BANCORP INC COM	**	253,603
BERRY PETE CORP COM	**	412,817
BEST WORLD INTL NPV (POST SUBDIVISION)	**	694,843
BGC PARTNERS INC FIXED 5.375% DUE 07-24-2023	**	1,497,433
BGF RETAIL CO LTD KRW1000	**	34,900
BHARAT PETROL CORP INR10	**	370,628
BHARTI AIRTEL LTD COMSTK	**	708,539
BHP BILLITON FIN 5% DUE 09-30-2043	**	147,281
BHP GROUP LIMITED	**	1,523,859
BHP GROUP PLC ORD USD0.50	**	1,677,494
BIC EUR3.82	**	112,048
BID CORP LTD NPV	**	199,942
BIG 5 SPORTING GOODS CORP COM	**	6,765
BIG LOTS INC COM	**	160,229
BIGLARI HLDGS INC CL A CL A	**	23,400
BIGLARI HLDGS INC CL B CL B	**	34,097
BIOCRYST PHARMACEUTICALS INC COM	**	240,489
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	**	5,349,563
BIO-TECHNE CORP COM	**	598,604
BIOTELEMETRY INC COM	**	3,317,210
BIOTEQUE CORP TWD10	**	117,540
BIRLA CORP INR10	**	74,608
BIRLASOFT LIMITED	**	136,690
BJS RESTAURANTS INC COM	**	1,669,063
BJS WHSL CLUB HLDGS INC COM	**	1,814,652
BK CENTRAL ASIA IDR62.50	**	287,804
BK MANDIRI IDR250	**	960,131
BK MONTREAL MEDIUM 2.5% DUE 06-28-2024	**	4,049,595
BK MONTREAL MEDIUM 3.3% DUE 02-05-2024	**	521,201
BK MONTREAL MEDIUM VAR RT 2.35325% DUE 01-22-2021	**	3,231,835
BK NEW YORK MELLON 2.5% DUE 04-15-2021	**	1,525,477
BK NEW YORK MELLON VAR RT 2.661% DUE 05-16-2023	**	406,162

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BK NOVA SCOTIA B C 2.45% DUE 03-22-2021	**	2,903,306
BK NOVA SCOTIA B C 2.5% 01-08-2021	**	804,503
BK NOVA SCOTIA B C 2.7% DUE 03-07-2022	**	159,772
BK NOVA SCOTIA B C 4.5% DUE 12-16-2025	**	274,653
BK NOVA SCOTIA B C FIXED 2.15% DUE 07-14-2020	**	75,077
BK NOVA SCOTIA B C FIXED 3.125% DUE 04-20-2021	**	355,528
BK NOVA SCOTIA B C FIXED 3.125% DUE 04-20-2021	**	2,224,592
BK NOVA SCOTIA B C FLTG RT 2.35963% DUE 01-25-2021	**	3,286,764
BK NY INC MEDIUM TERM SR NTS BEO TRANCHE# TR 00043 4.15 DUE 02-01-2021	**	563,364
BK OF PHILIP ISLAN PHP10	**	62,648
BK OF PUNJAB PKR10	**	92,109
BK OF TOKYO 3.25% DUE 09-08-2024	**	20,931,435
BK W AUTO TR 2.4% DUE 10-17-2022	**	488,476
BKW AG CHF2.50	**	256,088
BLACK HILLS CORP COM	**	5,266,500
BLACK KNIGHT INC COM USD0.0001 WI	**	580,578
BLACKBAUD INC COM	**	562,294
BLACKBERRY LTD NPV	**	185,506
BLACKLINE INC COM	**	518,487
BLACKROCK INC COM STK	**	9,831,807
BLUCORA INC COM	**	778,580
BLUEBIRD BIO INC COM	**	1,476,394
BLUEPRINT MEDICINES CORP COM	**	1,965,178
BLUESCOPE STEEL NPV	**	2,089,263
BMC STK HLDGS INC COM STK	**	1,258,889
BMW FLOORPLAN 3.15% DUE 05-15-2023	**	4,448,304
BMW US CAP LLC 1.85% DUE 09-15-2021	**	1,441,940
BMW VEH LEASE TR SER 19-1 CL A2 3.16% 03-22-2021 REG	**	4,254,595
BMW VEH OWNER TR 2018-ACL A-3 2.54% 04-25-2022	**	1,418,893
BMW VEH OWNER TR SER 19-A CL A4 1.95% DUE 01-26-2026	**	10,623,163
BNK FINANCIAL GROUP INC	**	417,265
BNP PARIBAS EUR2	**	1,305,942
BNP PARIBAS MEDIUM FIXED 3.8% DUE 01-10-2024	**	3,819,679
BNP PARIBAS SA 3.375% SNR NPF 23/01/26 GBP	**	578,428
BNP PARIBAS SR NON PFD 144A MED 2.95% 05-23-2022	**	2,600,667
BNP PARIBAS SR NON PFD 144A MED TERM NT PROGRAM BOOK ENTRY 3.5% 03-01-2023	**	620,925
BNP PARIBAS SR NON VAR RT 2.819% DUE 11-19-2025	**	5,565,324
BOARDWALK 5.95% DUE 06-01-2026	**	67,521
BOARDWALK PIPELINES LP 4.8% 05-03-2029	**	107,197
BOARDWALK R/EST IN TRUST UNITS	**	612,754
BOC AVIATION PTE 2.375% DUE 09-15-2021	**	498,125
BOC AVIATION PTE 2.75% DUE 09-18-2022	**	401,404
BOC AVIATION PTE 3.5% DUE 09-18-2027	**	512,433
*BOEING CO COM	**	10,005,191,972
BOISE CASCADE CO COM	**	1,239,572
BONANZA CREEK ENERGY INC COM NEW COM NEW	**	79,449
BONDS Y OBLIG DEL T-BOND 1.85% 30/07/2035	**	3,598,358

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BONOS DE TESORERIA 144A 5.94% 12/02/2 029	**	1,467,115
BONOS Y OBLIG DEL .25% 30/07/2024	**	911,826
BOOHOO GROUP PLC ORD GBP0.01	**	1,185,531
BOOT BARN HLDGS INC COM	**	877,597
BOOZ ALLEN HAMILTON HLDG CORP CL A COM STK	**	2,916,330
BORAL FIN PTY LTD 3.75% 05-01-2028	**	502,091
BORALEX INC CL'A'COM NPV	**	824,293
BORG WARNER INC COM	**	925,252
BORUSSIA DORTMUND NPV	**	993,527
BOSIDENG INTL HLDG USD0.00001	**	628,227
BOSTON BEER INC CL A CL A	**	2,002,605
BOSTON PRIVATE FINL HLDGS INC COM	**	2,787,844
BOTTOMLINE TECHNOLOGIES DE INC COM	**	546,720
BOUYGUES EUR1	**	588,226
BOX INC CL A CL A	**	3,124,436
BOYD GAMING CORP COM	**	3,305,526
BP CAP MKTS AMER 3.937% DUE 09-21-2028	**	1,989,576
BP CAP MKTS AMER 4.234% DUE 11-06-2028	**	1,131,053
BP CAP MKTS AMER FIXED 3.245% DUE 05-06-2022	**	1,140,589
BP CAP MKTS AMER FIXED 3.79% DUE 02-06-2024	**	5,395,935
BP CAP MKTS AMER FIXED 4.742% DUE 03-11-2021	**	2,116,417
BP CAP MKTS AMER INC 3.119% 05-04-2026	**	261,247
BP CAP MKTS AMER INC 3.216% 11-28-2023	**	2,017,221
BP CAP MKTS AMER INC CORP BOND 3.41% 02-11-2026	**	895,020
BP CAP MKTS P L C 3.506% DUE 03-17-2025	**	1,927,199
BP CAP MKTS P L C 3.535% DUE 11-04-2024	**	191,715
BP CAP MKTS P L C 3.814% DUE 02-10-2024	**	219,012
BP CAPITAL MARKETS PLC 2.315% DUE 02-13-2020	**	3,700,840
BP ORD USD0.25	**	1,680,358
BPCE S A MEDIUM 2.75% DUE 01-11-2023	**	1,829,343
BPCE S A MEDIUM 2.75% DUE 12-02-2021	**	912,253
BPCE SR NON PFD 3% DUE 05-22-2022	**	10,969,685
BR PROPERTIES SA COMSTK	**	80,413
BRADY CORP CL A	**	6,155,507
BRAEMAR HTLS & RES COM USD0.01	**	25,531
BRAMBLES LTD NPV	**	470,670
BRANCH BANKING & TRUST 2.25% 06-01-2020	**	600,416
BRANCH BANKING & TRUST 2.85 DUE 04-01-2021 REG	**	303,221
BRANDYWINE RLTY TR SH BEN INT NEW REIT	**	2,117,273
BRF KREDIT A/S BNDS 1.5% 01/10/2037	**	204,653
BRF SA COM NPV	**	364,045
BRIDGE BANCORP INC COM STK	**	119,534
BRIGGS & STRATTON CORP CAP	**	340,293
BRIGHAM MINERALS INC CL A CL A	**	2,109,310
BRIGHT HORIZONS FA COM USD0.001	**	3,531,815
BRIGHTCOVE INC	**	122,294
BRIGHTHOUSE FINL INC 3.7% 06-22-2027	**	598,601

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BRIGHTHOUSE FINL INC COM	**	1,976,917
BRIGHTVIEW HLDGS INC COM	**	48,046
BRISTOL MYERS 3.4% DUE 07-26-2029	**	5,554,460
BRISTOL MYERS SQUIBB CO CORP 3.625% 05-15-2024	**	380,483
BRISTOL MYERS SQUIBB CO SR NT EXCH 144A 2.25% 08-15-2021	**	3,531,949
BRISTOL MYERS SQUIBB CO SR NT EXCH 144A 3.25% 02-20-2023	**	481,610
BRISTOL MYERS SQUIBB CO SR NT EXCH 144A 3.875% 08-15-2025	**	1,924,222
BRITISH AMERICAN TOBACCO ORD GBP0.25	**	1,028,022
BRITISH TELECOMMUNICATIONS P L C 4.5% DUE 12-04-2023 BEO	**	645,946
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	230,691
BRIXMOR OPER 3.65% DUE 06-15-2024	**	287,671
BRIXMOR OPER PARTNERSHIP LP FLTG 02-01-2022	**	8,494,801
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	120,793
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	5,724,557
BRIXMOR PPTY GROUP INC COM	**	595,572
BROADCOM CORP / 2.375% DUE 01-15-2020	**	3,530,158
BROADCOM CORP / 2.65% DUE 01-15-2023	**	201,140
BROADCOM CORP / 3% DUE 01-15-2022	**	8,036,155
BROADCOM CORP / 3.625% DUE 01-15-2024	**	4,192,338
BROADCOM CORP/ CAYMN FI 3.875% 01-15-2027	**	519,379
BROADCOM INC 3.125% DUE 10-15-2022	**	1,426,316
BROADRIDGE FINL SOLUTIONS INC COM STK	**	3,335,580
BROADWIND ENERGY INC COM NEW COM NEW	**	2,370
BROOKDALE SR LIVING INC COM STK	**	298,623
BROOKFIELD FIN INC 3.9% DUE 01-25-2028	**	214,515
BROOKFIELD FIN INC 4.85% 03-29-2029	**	171,767
BROOKFIELD FIN INC FIXED 4.7% 09-20-2047	**	118,472
BROOKLINE BANCORP INC DEL COM BROOKLINE BANCORP INC +	**	221,749
BROOKS AUTOMATION INC COM	**	1,130,948
BROTHER INDUSTRIES NPV	**	981,990
BRP INC SUB VTG NPV	**	766,445
BRUNSWICK CORP COM	**	1,313,562
BRYN MAWR BK CORP COM STK	**	116,008
BSTN PPTYS LTD 2.75% DUE 10-01-2026	**	1,724,350
BSTN PPTYS LTD 2.9% DUE 03-15-2030	**	274,558
BSTN PPTYS LTD 3.125% DUE 09-01-2023	**	123,853
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	276,132
BSTN SCIENTIFIC 3.75% DUE 03-01-2026	**	166,150
BT GROUP ORD GBP0.05	**	1,086,974
BUILD-A-BEAR WORKSHOP INC COM STK	**	6,661
BUILDERS FIRSTSOURCE INC COM STK	**	920,376
BUKIT ASAM TBK IDR500 SER'B'	**	36,613
BUMI ARMADA BERHA MYR	**	172,844
BUMRUNGRAD HOPTL THB1(NVDR)	**	75,463
BUNGE LTD	**	1,084,530
BUNKA SHUTTER CO NPV	**	109,205

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BURBERRY GROUP ORD GBP0.0005	**	1,004,616
BURE EQUITY AB NPV	**	636,402
BUREAU VERITAS EUR0.12	**	99,451
BURL NORTHN SANTA 4.1% DUE 06-01-2021	**	153,997
BURL NORTHN SANTA 4.375% DUE 09-01-2042	**	290,619
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	108,018
BURL NORTHN SANTA FIXED 3% DUE 04-01-2025	**	156,159
BURLINGTN N SANTA FIXED 4.05% DUE 06-15-2048	**	567,073
BURLINGTON NORTHN SANTA 4.55 09-01-2044	**	95,404
BURLINGTON STORES INC COM	**	1,269,215
BUY TO OPEN REPO W/RBC CAPIT 1.6% FROM 12-31-2019 TO 01-02-2020	**	51,900,000
BW LPG LTD USD0.01	**	907,403
BWX TECHNOLOGIES INC COM	**	2,098,304
BYLINE BANCORP INC COM	**	108,672
C & F FINL CORP CMT-COM	**	34,969
C&C GROUP	**	116,103
CA INC 3.6% DUE 08-15-2022	**	1,856,965
CA REP AUTO 2.52% DUE 05-16-2022	**	2,435,815
CABELAS CR CARD 2.25% DUE 07-17-2023	**	1,915,053
CABLE ONE INC COM	**	2,381,552
CABOT CORP COM	**	2,249,264
CABOT MICROELECTRONICS CORP COM	**	1,748,870
CABOT OIL & GAS CORP COM	**	476,059
CACI INTL INC CL A CL A	**	500,730
CACTUS INC CL A CL A	**	803,088
CADENCE BANCORPORATION CL A CL A	**	364,177
CAESARSTONE LTD	**	363,308
CAI INTL INC COM	**	76,855
CAL MAINE FOODS INC COM NEW STK	**	261,716
CALAMP CORP COM	**	47,603
CALAVO GROWERS INC COM	**	1,614,042
CALERES INC COM	**	99,798
CALIFORNIA ST 2.367% 04-01-2022 BEO TAXABLE	**	7,939,698
CALIFORNIA ST 6.65 03-01-2022 BEO TAXABLE	**	11,538,773
CALIFORNIA ST 7.95 03-01-2036 BEO TAXABLE	**	10,095
CALIFORNIA ST UNIV REV 3.199% 11-01-2027BEO TAXABLE	**	1,525,705
CALIFORNIA ST UNIV REV 3.299% 11-01-2028BEO TAXABLE	**	1,572,377
CALITHERA BIOSCIENCES INC COM	**	195,659
CALIX NETWORKS INC COMMON STOCK	**	131,272
CALLAWAY GOLF CO COM	**	1,174,628
CALLON PETE CO DEL COM	**	2,690,444
CALTEX AUSTRALIA NPV	**	101,379
CAMBIUM NETWORKS CORPORATION COM	**	88,274
CAMDEN NATL CORP COM	**	124,086
CAMDEN PPTY TR SH BEN INT	**	3,620,026
CAMECO CORP COM NPV	**	96,556
CAMPBELL SOUP CO 3.3% DUE 03-15-2021	**	101,484

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CAMPBELL SOUP CO 3.65% 03-16-2018	**	104,184
CAMPBELL SOUP CO 3.65% 03-16-2018	**	833,472
CAMPBELL SOUP CO 3.95% DUE 03-15-2025	**	213,098
CANADA HOUSING TRUST 2.9% DUE 15/06/2024	**	641,388
CANADA HSG TR NO 1 CDA HSG TR SER 48 2.4% 144A 15/12/2022	**	1,879,320
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	573,773
CANADIAN IMPERIAL BK 2.606% DUE 07-22-2023	**	2,027,889
CANADIAN NATL RY CO COM	**	13,405,956
CANCOM SE NPV	**	245,299
CANNAE HLDGS INC COM USD0.0001	**	234,706
CAP 1 FINL CORP 3.2% DUE 01-30-2023	**	514,094
CAP 1 FINL CORP 3.2% DUE 01-30-2023	**	2,930,338
CAP 1 FINL CORP 3.2% DUE 02-05-2025	**	383,310
CAP 1 FINL CORP 3.45% DUE 04-30-2021	**	1,058,918
CAP 1 FINL CORP 3.9% DUE 01-29-2024	**	572,771
CAP 1 FINL CORP FIXED 3.05% DUE 03-09-2022	**	153,148
CAP 1 FINL CORP FIXED 3.05% DUE 03-09-2022	**	2,981,289
CAP 1 MULTI-ASSET 1.66% DUE 06-17-2024	**	9,969,084
CAP 1 MULTI-ASSET 2.29% DUE 07-15-2025	**	7,156,713
CAP 1 NATL ASSN 2.25% DUE 09-13-2021	**	2,586,632
CAP 1 PRIME AUTO RECEIVABLES TR SER 19-1 CL A4 3.05% 10-15-2024 BEO	**	2,228,635
CAP AUTO 2.02% DUE 08-20-2021	**	272,686
CAP CY BK GROUP INC COM	**	93,605
CAPCOM CO LTD NPV	**	980,244
CAPGEMINI EUR8	**	302,545
CAPITAL 1 MULTI SER 19-A2 CL A2 1.72% 09-15-2024 REG	**	8,329,355
CAPITAL ONE FINL CORP COM	**	15,642,320
CAPITAL ONE MULTI-ASSET EXECUTION TR 2019-1 CARD SER NT CL A 2.84% 12-15-2024	**	15,702,058
CAPITAL ONE NA 2.95 DUE 07-23-2021	**	7,967,986
CAPITAL ONE NATL ASSN MCLEAN VA 2.15% DUE 09-06-2022	**	250,424
CAPITAL ONE NATL ASSN MCLEAN VA BNDS 2.65% DUE 08-08-2022	**	4,846,990
CAPITAL PWR CORP COM	**	718,696
CAPITALAND MALL TRUST	**	199,961
CAPITOL FED FINL INC COM .	**	324,124
CAPRI HOLDINGS LTD COM NPV	**	267,470
CAPSTAR FINL HLDGS INC COM	**	33,167
CARABAO GROUP PUBLIC COMPANY LTD THB1 (NVDR)	**	253,223
CARDINAL HLTH INC 4.625% DUE 12-15-2020	**	517,222
CARDIOVASCULAR SYS INC DEL COM	**	1,184,430
CARDLYTICS INC COM	**	597,924
CARDTRONICS PLC CARDTRONICS PLC	**	1,164,293
CARETRUST REIT INC COM	**	53,122
CARGURUS INC CL A CL A	**	493,927
CARL ZEISS MEDITEC NPV	**	106,572
CARLISLE COMPANIES INC COM	**	22,496
CARLSBERG SER'B'DKK20	**	3,610,446
CARLYLE GLOBAL M16 FRN A/BKD 01/2030 EUR'A-1-R	**	561,704

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CARMAX AUTO OWNER 1.39% DUE 05-17-2021	**	198,289
CARMAX AUTO OWNER 2.26999998093% DUE 09-15-2022	**	2,406,447
CARMAX AUTO OWNER 2.41% DUE 12-15-2022	**	878,816
CARMAX AUTO OWNER 2.6% DUE 02-15-2023	**	331,221
CARMAX AUTO OWNER 2.77% DUE 12-16-2024	**	6,686,382
CARMAX AUTO OWNER 3.39% DUE 10-16-2023	**	676,827
CARMAX AUTO OWNER FIXED 1.97% DUE 04-15-2022	**	2,520,976
CARMAX AUTO OWNER TR 2017-3 CL A4 2.22%11-15-2022	**	2,706,040
CARMAX AUTO OWNER TR 2017-4 CL A-3 2.11% 10-17-2022 REG	**	382,249
CARMAX AUTO OWNER TR 2018-4 SER 18-4 CL A3 3.36% 09-15-2023	**	1,627,070
CARMAX AUTO OWNER TR SER 19-3 CL A4 2.3% 04-15-2025 REG	**	3,762,359
CARMAX AUTO OWNER TRSER 19-A CL A4 2.19% 07-15-2025 REG	**	395,616
CARMAX AUTO OWNER TRSER 19-A CL A4 2.19% 07-15-2025 REG	**	2,754,289
CARMAX AUTO OWNER TRUST SER 16-4 CL A3 1.4% 08-15-2021	**	345,155
CARMAX AUTO OWNER TRUST SER 17-1 CL A3 2.06% 11-15-2021	**	695,635
CARMAX INC COM	**	421,079
CARNIVAL PLC ORD USD1.66	**	225,729
CAROLINA FINANCIAL CORP COM USD0.001	**	176,292
CARPENTER TECHNOLOGY CORP COM	**	3,842,867
CARREFOUR SA EUR2.50	**	190,653
CARRIAGE SERVICES INC COM	**	87,910
CARROLS RESTAURANT GROUP INC COM	**	54,835
CARS COM INC COM	**	141,935
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM	**	6,518,085
CARVANA CO CL A CL A	**	1,511,185
CASA SYS INC COM	**	53,424
CASCADES INC COM NPV	**	49,275
CASS INFORMATION SYS INC COM	**	40,822
CASTELLUM AB NPV	**	813,704
CASTLIGHT HEALTH INC CL B CL B	**	27,246
CATABASIS PHARMACEUTICALS INC COM NEW COM NEW	**	6,655
CATALENT INC COM	**	1,694,630
CATALYST BIOSCIENCES INC COM NEW COM NEW	**	11,781
CATALYST PHARMACEUTICALS INC COM STK USD0.001 STK	**	68,250
CATERPILLAR FINL 2.55% DUE 11-29-2022	**	254,732
CATERPILLAR FINL 3.65% DUE 12-07-2023	**	2,430,518
CATERPILLAR FINL CORP FLTG RT 05-17-2021	**	3,983,957
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTS BOOK ENTRY 2.95% 02-26-2022	**	3,457,049
CATERPILLAR FINL SVCS CORP MEDIUM TERM N2.85 DUE 06-01-2022 REG	**	121,428
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00792 VAR RT DUE 03-08-2021	**	3,090,554
CATHAY FINL HLDG TWD10	**	377,566
CATO CORP NEW CL A CL A	**	59,839
CAVCO INDS INC DEL COM STK	**	1,800,817
CBIZ INC COM	**	206,621
CBL & ASSOCS LTD PARTNERSHIP 5.25 DUE 12-01-2023	**	700,000
CBS CORP 4% DUE 01-15-2026	**	31,074
CBS CORP NEW 2.5% DUE 02-15-2023	**	2,547,058

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CBS CORP NEW 3.7% DUE 08-15-2024	**	165,084
CBS CORP NEW 4.3% DUE 02-15-2021	**	234,802
CBS CORP NEW FIXED 3.7% DUE 06-01-2028	**	78,652
CBS CORP NEW FIXED 4.2% DUE 06-01-2029	**	272,463
CBTX INC FORMERLY CBFH INC TO 09/19/2017COM	**	105,123
CC HLDGS GS V LLC 3.849% DUE 04-15-2023	**	628,941
CCR SA COM NPV	**	989,859
CCSW CITIUS33 23/01/2030 USD 3MLIBOR /EUR 3MEURIB CCS0024B9-CCS002	**	1,338
CCSW CITIUS33 31/07/2029 USD 3MLIBOR /AUD 3MBBSW CCS220625-CCS220	**	3,020
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	3,076
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	1,538
CCSW GSCMUS33 18/02/2030 USD 3MLIBOR /EUR 3MEURIB CCS0039W6-CCS003	**	355
CCSW MSCSUS33 18/03/2030 USD 3MLIBOR /EUR 3MEURIB CCS002619-CCS002	**	1,617
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	3,120,901
CD MTG TR SR 2017-CD5 CL AAB 3.22% 08-10-2050	**	6,117,427
CD PROJEKT SA PLN1.00	**	715,111
CDN IMPERIAL BK 2.7% DUE 02-02-2021	**	5,308,692
CDN IMPERIAL BK 3.15% DUE 06-27-2021	**	1,121,194
CDN IMPERIAL BK COMM FIXED 3.1% 04-02-2024 REG	**	258,607
CDN NAT RES LTD 3.8% DUE 04-15-2024	**	26,418
CDN NAT RES LTD 6.45% DUE 06-30-2033	**	102,319
CDN NAT RES LTD FIXED 2.95% DUE 01-15-2023	**	7,365,517
CDN NAT RES LTD FIXED 4.95% DUE 06-01-2047	**	182,407
CDN PAC RY CO NEW 2.9% DUE 02-01-2025	**	359,496
CDN PAC RY CO NEW 4.5% DUE 01-15-2022	**	83,855
CDS / STS CSFPGB2L 01-17-2047 SWPC02TU6	**	5,819
CDS / STS GSILGB2X 10-17-2057 SWPC0ATK0	**	11,680
CDS BARCGB33 03-20-2024 SWPC028O3	**	7,923
CDS BARCGB33 06/20/2024 SELL REPUBLIC OF ITALY 6.87 SWPC0IFO0	**	50,843
CDS BARCGB33 06-20-2022 SWPC0FC84	**	7,709
CDS BARCGB33 12-20-2021 SWPC0DZO9	**	5,790
CDS CITIUS33 06/20/2024 SELL REPUBLIC OF COLOMBIA 1 SWPC0HWQ8	**	1,588
CDS CITIUS33 12/20/2024 SELL REPUBLIC OF COLOMBIA 1 SWPC0IHS9	**	5,191
CDS CITIUS33 12-20-2023 SWPC0HGG8	**	18,492
CDS CSFPGB2L 12-20-2021 SWPC0EQD1	**	2,109
CDS GSILGB2X 06-20-2022 SWPC0FB69	**	79
CDS GSILGB2X 12/20/2023 SELL REPUBLIC OF COLOMBIA 1 SWPC0HRN1	**	13,190
CDS GSILGB2X 12/20/2024 SELL RUSSIA FOREIGN BOND 7. SWPC0IM38	**	16,934
CDS GSILGB2X 12/20/2024 SELL RUSSIA FOREIGN BOND 7. SWPC0IM38	**	10,584
CDS GSILGB2X 12-20-2021 SWPC0E270	**	6,652
CDS ICE_CSFBUS 12-20-2020 SWPC0FIV7	**	4,894
CDS ICE_CSFBUS 12-20-2020 SWPC0FJI5	**	2,343
CDS ICE_CSFBUS 12-20-2022 SWPC0GCR0	**	7,177
CDS ICE_CSFBUS 12-20-2023 SWPC0EOD3	**	58,661
CDS ICE_CSFBUS 20/06/2022 SWPC0F0Z7	**	6,413
CDS ICE_CSFBUS 20/06/2025 SWPC0GVU2	**	465
CDS ICE_CSFBUS 20/12/2020 SWPC0GNL1	**	961

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CDS ICE_CSFBUS 20/12/2020 SWPC0GNL1	**	384
CDS ICE_CSFBUS 20/12/2026 SWPC0EM03	**	5,166
CDS MRMDUS33 03-20-2020 SWPC08PD5	**	2,114
CDX CITIUS33 01/17/2047 SELL CMBX.NA.AAA.7 SWPC0IQY6	**	3,492
CECO ENVIRONMENTAL CORP COM	**	48,021
CEDAR REALTY TRUST INC	**	25,479
CELANESE US HLDGS 5.875% DUE 06-15-2021	**	209,968
CELANESE US HLDGS FIXED 3.5% 05-08-2024	**	40,331
CENCOSUD SA COM NPV	**	384,770
CENOVUS ENERGY INC 6.75% DUE 11-15-2039	**	12,741
CENT GARDEN & PET CO CL A	**	895,627
CENTAMIN PLC ORD NPV (DI)	**	1,052,999
CENTENNIAL RESOURCE DEVELOPMENT INC COM USD0.01	**	132,428
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,345,541
CENTERPOINT ENERGY 2.5% DUE 09-01-2022	**	1,517,515
CENTERPOINT ENERGY 3.95% 03-01-2048	**	171,882
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	102,002
CENTERPOINT ENERGY RES CORP 3.55% 04-01-2023	**	103,533
CENTERPOINT ENERGY RES CORP 3.55% 04-01-2023	**	1,035,328
CENTERPOINT ENERGY RES CORP DEL SR NT 4.5 1-15-2021	**	101,935
CENTERPOINT ENERGY RES CORP DEL SR NT 4.5 1-15-2021	**	249,740
CENTERRA GOLD INC COM NPV	**	851,573
CENTERSTATE BANK CORP	**	5,284,444
CENTRAL GARDEN & PET CO COM	**	61,456
CENTRAL NIPPON EXP 2.362% SNR 28/05/2021USD	**	601,266
CENTRAL PAC FINL CORP COM NEW	**	109,150
CENTRAL VY CMNTY BANCORP COM STK	**	53,763
CENTRICA ORD GBP0.061728395	**	498,674
CENTURY ALUM CO COM	**	104,684
CENTURY CMNTYS INC COM	**	608,866
CENTY BANCORP INC MASS CL A NON VTG	**	58,654
CERIDIAN HCM HLDG INC COM	**	1,497,772
CEVA INC COM	**	51,925
CEWE STIFTUNG & CO NPV	**	298,252
CF INDS HLDGS INC COM	**	1,805,240
CF INDS INC 3.45% DUE 06-01-2023	**	509,395
CF JPMCB LIQUIDITY FD	**	521,397,024
CFCRE 2017-C8 MTG 2.9816% DUE 06-15-2050	**	1,014,202
CGG EUR0.01	**	707,248
CGI INC	**	1,547,484
CHAILEASE HOLDING TWD10	**	453,765
CHAMPION REAL ESTA REIT	**	853,949
CHANNELADVISOR CORP COM	**	86,106
CHARLES RIV LABORATORIES INTL INC COM	**	2,642,748
CHART INDS INC COM PAR $0.01 COM PAR $0.01	**	289,330
CHARTER 3.579% DUE 07-23-2020	**	1,912,109
CHARTER 3.579% DUE 07-23-2020	**	9,137,867

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHARTER 4.464% DUE 07-23-2022	**	1,156,286
CHARTER 4.464% DUE 07-23-2022	**	14,595,484
CHARTER 4.908% DUE 07-23-2025	**	1,431,531
CHARTER 4.908% DUE 07-23-2025	**	2,791,485
CHARTER 6.384% DUE 10-23-2035	**	1,510,376
CHARTER COMMUNICATIONS INC NEW CL A CL A	**	37,801,314
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	181,229
CHARTER HALL GROUP NPV (STAPLED)	**	1,175,632
CHATHAM LODGING TR COM	**	81,063
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	4,269,519
CHEFS' WAREHOUSE HOLDINGS IN	**	82,013
CHEGG INC COM	**	7,251,842
CHEMED CORP NEW COM	**	922,446
CHEMUNG FINL CORP COM	**	36,848
CHENBRO MICOM CO	**	193,809
CHES UTILS CORP COM	**	244,367
CHESAPEAKE ENERGY CORP COM	**	47,036
CHEVRON CORP 1.991% 03-03-2020	**	14,790,268
CHEVRON CORP COM	**	7,078,275
CHEVRON CORP NEW 2.1% DUE 05-16-2021	**	1,640,294
CHEVRON CORP NEW 2.419% DUE 11-17-2020	**	188,836
CHEWY INC CLASS A	**	1,087,500
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG	**	540,368
CHIA CHANG CO LTD TWD10	**	147,595
CHICAGO ILL 7.75% 01-01-2042 BEO TAXABLE	**	37,375
CHICAGO ILL TRAN AUTH SALES & TRANSFER T 6.899% 12-01-2022	**	675,460
CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE	**	13,087
CHICOS FAS INC COM	**	420,990
CHILE(REP OF) 4.5% BDS 01/03/2026 CLP	**	1,725,456
CHILE(REP OF) 4.7% SNR 01/09/2030 CLP	**	560,909
CHIMERIX INC COM	**	56,438
CHINA AIRLINES TWD10	**	171,365
CHINA AOYUAN GROUP HKD0.01	**	303,165
CHINA CITIC BANK CORPORATION LTD HCNY1	**	656,286
CHINA COMM SERVICE 'H'CNY1	**	584,635
CHINA CONCH VENTUR HKD0.01	**	1,014,528
CHINA CONSTRUCTION BANK HCNY1	**	773,037
CHINA DEV FIN HLDG TWD10	**	131,456
CHINA EVERGRANDE GROUP ( LOCAL 3333)	**	182,962
CHINA GREAT STAR I KRW126	**	118,268
CHINA HONGQIAO GRO USD0.01	**	44,938
CHINA LESSO GROUP HKD0.05	**	443,613
CHINA LIFE INS TWD10	**	328,634
CHINA LIFE INSURANCE CO H CNY1	**	1,358,717
CHINA LONGYUAN PWR 'H'CNY1	**	38,596
CHINA MACHINERY EN 'H'CNY1	**	85,030
CHINA MEDICAL SYS USD0.005	**	681,108

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHINA MINSHENG BAN 'H'CNY1	**	56,316
CHINA MOBILE LTD NPV	**	2,597,538
CHINA NATIONAL BUI 'H'CNY1	**	1,301,907
CHINA OILFIELD SERVICES H CNY1	**	398,352
CHINA OVERSEAS GRA NPV	**	322,357
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	436,254
CHINA RES CEMENT HKD0.1	**	789,343
CHINA RES PHARM GR NPV	**	60,777
CHINA RES PWR HLDG NPV	**	724,485
CHINA RESOURCES LAND HKD0.10	**	488,000
CHINA TELECOM CORP LTD 'H'CNY1	**	298,267
CHINA VANKE CO COM STK	**	189,895
CHINA YONGDA AUTOMOBILES SER COM	**	27,336
CHINA YUHUA EDUCAT HKD0.00001	**	66,283
CHIPMOS TECHNOLOGI TWD10	**	27,421
CHIPOTLE MEXICAN GRILL INC COM STK	**	7,746,616
CHONG KUN DANG PHA KRW2500	**	18,727
CHUBB INA HOLDINGS INC 2.3% 11-03-2020	**	3,813,458
CHUBB LTD ORD CHF24.15	**	21,724,999
CHUGOKU ELEC POWER 2.701% SNR 16/03/20 USD1000	**	800,449
CHUNGHWA TELECOM TWD10	**	55,042
CHURCHILL DOWNS INC COM	**	1,125,040
CHUYS HOLDINGS INC COM USD0.01	**	69,362
CI FINANCIAL CORP COMSTK	**	198,709
CIA BRAS DE DISTRI PRF NPV	**	284,655
CIA DE SANEAMENTO PRF NPV	**	297,658
CIA SANEAMENTO MIN COM NPV	**	130,564
CIBANCO SA INSTIT CBFI (PLA ADMIN) 144A/REG S	**	153,060
CIE DE ST-GOBAIN EUR4	**	1,343,939
CIELO SA COM NPV	**	797,026
CIGNA CORP 4 DUE 02-15-2022	**	1,368,091
CIGNA CORP 4.375% DUE 12-15-2020	**	960,653
CIGNA CORP NEW COM	**	21,362,252
CIGNA CORP NEW CORP 3.2% 09-17-2020	**	5,321,546
CIGNA CORP NEW CORP 3.2% 09-17-2020	**	4,464,469
CIGNA CORP NEW CORP 3.4% 09-17-2021	**	1,724,868
CIGNA CORP NEW CORP 3.75% 07-15-2023	**	5,070,927
CIGNA CORP NEW CORP 4.125% 11-15-2025	**	1,692,980
CIGNA CORP NEW CORP 4.375% 10-15-2028	**	7,981,225
CIMAREX ENERGY CO 3.9% 05-15-2027	**	1,338,285
CIMAREX ENERGY CO 4.375% DUE 06-01-2024	**	1,204,171
CIMAREX ENERGY CO COM	**	673,237
CIMIC GROUP LIMITED NPV	**	1,529,227
CIMPRESS PLC COM	**	1,401,078
CIN FINL CORP 6.92% DUE 05-15-2028	**	258,745
CINCINNATI BELL INC NEW COM NEW COM NEW	**	7,402
CINEMARK HLDGS INC COM	**	3,314,558

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CINTAS CORP NO 2 2.9% DUE 04-01-2022	**	1,550,599
CINTAS CORP NO 2 3.7% DUE 04-01-2027	**	1,692,444
CIPLA INR2	**	34,228
CIRCOR INTL INC COM	**	153,609
CIRRUS LOGIC INC COM	**	3,064,416
CISION LTD COM USD0.0001	**	903,242
CIT GROUP INC NEW COM NEW COM NEW	**	684,267
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	324,642
CITI TRENDS INC COM ORD USD1	**	49,384
CITIBANK CITIBANK NA FLTG 02-19-2022 BEO	**	1,495,976
CITIBANK CR CARD 2.49% DUE 01-20-2023	**	8,986,462
CITIBANK CR CARD 3.29% DUE 05-23-2025	**	6,523,116
CITIBANK CR CARD ISSUANCE TR 2.88 01-23-2023 REG	**	5,672,435
CITIBANK CR CARD ISSUANCE TR 2017-A5 NT FLTG RATE 04-22-2026 REG	**	5,842,262
CITIBANK CR CARD ISSUANCE TR NT CL 2018-A7 3.96% 10-13-2030	**	7,769,821
CITIBANK N A 2.1% DUE 06-12-2020	**	1,250,616
CITIBANK N A 3.05% DUE 05-01-2020	**	8,936,809
CITIBANK N A 3.165% 02-19-2022	**	2,025,337
CITIBANK N A 3.4% 07-23-2021	**	377,946
CITIBANK N A FLTG RT 05-20-2022 REG	**	1,405,248
CITIC LTD	**	268,798
CITIC SECURITIES 'H'CNY1	**	352,551
CITIGROUP COML MTG 2.29200005531% DUE 02-10-2049	**	6,572,825
CITIGROUP COML MTG 2.505% DUE 11-15-2049	**	2,760,132
CITIGROUP COML MTG 2.687% DUE 02-10-2048	**	3,997,864
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	13,033,482
CITIGROUP COML MTG 3.061% DUE 02-10-2048	**	3,553,159
CITIGROUP COML MTG 3.575% DUE 05-10-2047	**	3,013,767
CITIGROUP COML MTG 3.654% DUE 12-10-2049	**	3,865,271
CITIGROUP COML MTG 3.855% DUE 05-10-2047	**	2,607,470
CITIGROUP COML MTG FLTG RT 5.261519% DUE11-10-2046	**	1,581,893
CITIGROUP COML MTG TR 2018-B2 COML MTG PASSTHRU CTF CL 3.788% 03-10-2051	**	4,181,530
CITIGROUP COML MTG TRUST SER 2015-GC27 CL A-AB 2.944% 02-10-2048	**	2,461,075
CITIGROUP INC 2.35% DUE 08-02-2021	**	5,211,968
CITIGROUP INC 2.7% DUE 10-27-2022	**	4,829,076
CITIGROUP INC 2.9% DUE 12-08-2021	**	81,315
CITIGROUP INC 2.9% DUE 12-08-2021	**	7,115,038
CITIGROUP INC 3.142% 01-24-2023	**	235,526
CITIGROUP INC 3.142% 01-24-2023	**	5,016,404
CITIGROUP INC 3.2% DUE 10-21-2026	**	342,404
CITIGROUP INC 3.3% DUE 04-27-2025	**	1,522,879
CITIGROUP INC 3.4% DUE 05-01-2026	**	430,776
CITIGROUP INC 3.4% DUE 05-01-2026	**	10,506,724
CITIGROUP INC 3.5% DUE 05-15-2023	**	5,953,576
CITIGROUP INC 3.7% DUE 01-12-2026	**	7,007,769
CITIGROUP INC 3.887% 01-10-2028	**	431,085
CITIGROUP INC 4.044% 06-01-2024	**	1,375,303

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIGROUP INC 4.3% DUE 11-20-2026	**	511,807
CITIGROUP INC 4.4% DUE 06-10-2025	**	744,657
CITIGROUP INC 4.4% DUE 06-10-2025	**	2,011,119
CITIGROUP INC 4.45% DUE 09-29-2027	**	991,603
CITIGROUP INC 4.45% DUE 09-29-2027	**	6,577,635
CITIGROUP INC 4.5% DUE 01-14-2022	**	534,729
CITIGROUP INC 4.6% DUE 03-09-2026	**	891,932
CITIGROUP INC 4.65% DUE 07-23-2048	**	625,415
CITIGROUP INC 4.65% DUE 07-30-2045	**	424,994
CITIGROUP INC 5.5% DUE 09-13-2025	**	2,001,108
CITIGROUP INC COM NEW COM NEW	**	52,351,997
CITIGROUP INC FIXED 3.98% 03-20-2030	**	164,222
CITIGROUP INC FIXED 3.98% 03-20-2030	**	974,381
CITIGROUP INC FLTG RT 2.876% DUE 07-24-2023	**	508,460
CITIGROUP INC FLTG RT 2.876% DUE 07-24-2023	**	3,732,097
CITIGROUP INC FLTG RT 3.668% DUE 07-24-2028	**	7,271,092
CITIGROUP INC FLTG RT 4.075% DUE 04-23-2029	**	14,252,714
CITIGROUP INC NEW 2.976% DUE 11-05-2030	**	3,991,134
CITIGROUP INC NEW FLTG RT 2.312% DUE 11-04-2022	**	6,455,033
CITIGROUP INC VAR RT 04-24-2025	**	150,917
CITIGROUP INC VAR RT 04-24-2025	**	6,968,190
CITIGROUP MTG LN FLTG RT 2.767% DUE 11-25-2034	**	535,198
CITIZENS & NORTHN CORP COM	**	48,986
CITIZENS BK MEDIUM 2.65% DUE 05-26-2022	**	253,112
CITIZENS BK MEDIUM 3.25% DUE 02-14-2022	**	7,194,133
CITIZENS BK MEDIUM 3.7% DUE 03-29-2023	**	3,733,431
CITIZENS FINL 2.85% DUE 07-27-2026	**	407,638
CITIZENS FINL GROUP INC COM	**	16,040,950
CITIZENS HLDG CO MISS COM US1747151025 ISIN	**	13,456
CITY CEMENT CO SAR10	**	116,090
CITY OFFICE REIT INC COM	**	38,843
CIVEO CORP CDA COM	**	29,364
CIVISTA BANCSHARES INC COM NO PAR COM NOPAR	**	63,168
CJ ENM CO LTD	**	126,293
CK ASSET HOLDINGS LTD	**	3,172,807
CK HUTCHISON HLDGS HKD1	**	238,392
CK HUTCHISON INTL 2.875% DUE 04-05-2022	**	1,010,720
CK HUTCHISON INTL FIXED 2.25% DUE 09-29-2020	**	232,893
CK INFRASTRUCTURE HKD1	**	64,048
CLARIVATE ANALYTICS PLC COM NPV	**	347,340
CLEAN ENERGY FUELS CORP COM	**	85,424
CLEAN HBRS INC COM	**	5,442,124
CLEARFIELD INC COM	**	15,334
CLEARWATER PAPER CORP COM STK	**	62,307
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	**	207,832
CLEVELAND CLIFFS USD0.125	**	307,910
CLINUVEL COM STK	**	29,998

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CLIO COSMETICS CO KRW500	**	39,636
CLOETTA AB SER'B'NPV	**	810,832
CLP HOLDINGS LTD NPV	**	204,965
CLSA (YANTAI JEREH OILFIELD-A) P-NOTE 25/07/2024	**	475,498
CMD SWP BNPAFRPP 02-14-2020 SWU0DF141	**	145,454
CMD SWP BNPAFRPPXXX 02-14-2020 SWU0DFL80	**	161,064
CMD SWP BNPAFRPPXXX 02-14-2020 SWU0SH638	**	103,107
CMD SWP CHASUS33 02-14-2020 SWU0DF414	**	80,221
CMD SWP CHASUS33 02-14-2020 SWU0DF711	**	63,411
CMD SWP CHASUS33 02-14-2020 SWU0DF810	**	41,327
CMD SWP CHASUS33 02-14-2020 SWU0DFL64	**	67,480
CMD SWP CIBCUS33 02-14-2020 SWU0DF281	**	10,738
CMD SWP CITIUS33 02-14-2020 SWU0DF158	**	139,349
CMD SWP CITIUS33 02-14-2020 SWU0DF182	**	41
CMD SWP GSILGB2X 02-14-2020 SWU0DF760	**	133,071
CMD SWP GSILGB2X 02-14-2020 SWU0DFL56	**	87,377
CMD SWP MACQAU2S 02-14-2020 SWU0DF406	**	43,498
CMD SWP MACQAU2S 02-14-2020 SWU0DF463	**	172,018
CMD SWP MACQAU2S 02-14-2020 SWU0DF604	**	30,736
CMD SWP MLILGB3L 02-14-2020 SWU0DF471	**	64,610
CMD SWP SOGEFRPPHCM 02-14-2020 SWU0DF372	**	1,255
CME GROUP INC COM STK	**	21,894,136
CME_BASIS CSFBUS33 03/02/2020 USD P 1MLIBOR / R 3MLIBOR SWU0Y9969	**	3,607
CME_BASIS CSFBUS33 03/18/2022 USD P 1MLIBOR / R 3MLIBOR SWU0SF236	**	3,222
CME_BASIS CSFBUS33 04/12/2023 USD P 1MLIBOR / R 3MLIBOR SWU0SF376	**	1,019
CME_BASIS CSFBUS33 04/26/2022 USD P 1MLIBOR / R 3MLIBOR SWU02Y480	**	3,010
CME_BASIS CSFBUS33 04/27/2023 USD P 1MLIBOR / R 3MLIBOR SWU02Y548	**	1,441
CME_BASIS CSFBUS33 05/23/2029 USD P 1MLIBOR / R 3MLIBOR SWU087087	**	343
CME_BASIS CSFBUS33 06/12/2022 USD P 1MLIBOR / R 3MLIBOR SWU0AR023	**	1,342
CME_BASIS CSFBUS33 06/12/2022 USD P 1MLIBOR / R 3MLIBOR SWU0JSFF7	**	1,470
CME_BASIS CSFBUS33 06/19/2022 USD P 1MLIBOR / R 3MLIBOR SWU0B8909	**	4,552
CME_BASIS CSFBUS33 09/06/2024 USD P 1MLIBOR / R 3MLIBOR SWU0FA223	**	219
CME_IRS CME_CSFBUS MXN P 28D TIIE/R 7.74% 22/02/2027 SWU00L506	**	75,224
CME_IRS CME_CSFBUS NZD P 3M NFIX3/R 2.5% 14/02/2020 SWU00OCY8	**	6,922
CME_IRS CME_CSFBUS PLN P 6M WIBOR/R 2.5% 19/09/2023 SWU00OR14	**	14,588
CME_IRS CME_CSFBUS PLN P 6M WIBOR/R 3.0% 19/09/2028 SWU00OSS4	**	2,454
CME_IRS CME_CSFBUS USD P 1.75%/R 3M LIBOR 06/20/2020 SWU00NBH8	**	10,923
CME_IRS CME_CSFBUS USD P 1.75%/R 3M LIBOR 12/21/2026 SWU00INA1	**	713
CME_IRS CME_CSFBUS USD P 3M LIBOR/R 2.25% 12/16/2022 SWU00D991	**	17,962
CME_IRS CME_CSFBUS ZAR P 3M JIBAR/R 7.75% 15/03/2022 SWU00JTL9	**	72,666
CME_IRS CSFBUS33 01/06/2030 USD P 1.625% / R 3MLIBOR SWU00VKI8	**	110,015
CME_IRS CSFBUS33 03/20/2050 USD P 2% / R 3MLIBOR SWU00XLU6	**	5,036
CME_IRS CSFBUS33 09/17/2024 USD P 1.36% / R 3MLIBOR SWU00WQS8	**	18,201
CME_IRS CSFBUS33 12/18/2021 USD P 1.5% / R 3MLIBOR SWU00VVP0	**	14,331
CME_IRS CSFBUS33 12/18/2024 USD P 1.5% / R 3MLIBOR SWU00VVS4	**	21,497
CME_IRS CSFBUS33 12/18/2029 USD P 1.5% / R 3MLIBOR SWU00VVV7	**	116,034
CME_IRS CSFBUS33 12/19/2021 USD P 1.54% / R 3MLIBOR SWU00VIS9	**	29,543

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CME_IRS CSFBUS33 19/06/2029 CAD P 3MCDOR / R 2.5% SWU00S6N0	**	70,506
CME_IRS CSFBUS33 21/03/2028 NZD P 3MBBR / R 3.25% SWU00MYL6	**	91,475
CME_OIS CSFBUS33 02/01/2025 BRL P 1DBZDIO / R 6.745% SWU00VEG9	**	36,522
CME_OIS CSFBUS33 04/01/2027 BRL P 6.28% / R 1DBZDIO SWU00X708	**	9,662
CMIC HOLDINGS CO LTD	**	334,377
CMNTY HLTH SYS INC NEW COM	**	17,519
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	532,132
CMO ALTERNATIVE LN TR 2006-OA9 MTG CL 2A-1A 0 DUE 07-25-2036 REG	**	110,531
CMO AMERN HOME MTG INVT TR 2005-2 MTG BKD NT CL IV-A-1 VAR 09-25-45	**	66,643
CMO BANK OF AMER MERRILL LYNCH COML MTG TR 2 3.366% DUE 02-15-2050 BEO	**	3,130,252
CMO BANK SER 2017-BNK9 CL A-2 2.766% 11-15-2054 REG	**	9,017,871
CMO BANK SR 2017-BNK6 A-SB 3.289% 07-15-2060	**	2,029,680
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	**	7,641,087
CMO BEAR STEARNS ALT-A TR 2006-8 MTG PASSTHRU CTF CL III-A-1 01-25-2037 REG	**	138,732
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	765,038
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	17,376
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	2,077
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	46,975
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	175,863
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	1,894,638
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	48,190
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	**	6,370,115
CMO CFCRE 2016-C4 MTG TR MTG PASS THRU CTF CL A-2 2.707% DUE 05-10-2058 REG	**	702,107
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	36,212
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	7,174,965
CMO CITIGROUP COML MTG TR 2016-P5 COML MTG PASSTHRU CTF CL A-2 2.4% 10-10-2049	**	2,436,348
CMO CITIGROUP COML MTG TR 2016-P6 CL AAB 3.512% DUE 12-10-2049	**	1,575,169
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	2,076,087
CMO CITIGROUP COML MTG TR SR 2012-GC8 CL AAB 2.608% DUE 09-10-2045	**	4,998,621
CMO CITIGROUP COMMERCIAL MORTGAGE TRUST SR 17-C4 CL A2 3.19% 10-12-2050	**	5,832,283
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035 BEO	**	12,031
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	11,267,585
CMO COML MTG PASSTHRU CTF CL A-2 2.223% DUE 10-10-2048 REG	**	699,196
CMO COMM 2012-CCRE1 MTG TR CTF CL A-3 3.391% DUE 05-15-2045 REG	**	7,748,192
CMO COMM 2012-CCRE2 MTG TR COML MTG CTF CL A-4 3.147 DUE 08-15-2045	**	4,285,066
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL A-4 4.046 DUE 10-10-2046 REG	**	14,352,899
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL B 4.762% DUE 10-10-2046 REG	**	270,787
CMO COMM 2013-CCRE8 MTG TR COML MTG PASSTHRU CTF CL A-4 3.334 6-10-2046	**	510,380
CMO COMM 2014-CCRE14 MTG TR MTG PASS THRU CTF CL A-3 3.955 DUE 02-10-2047 REG	**	5,796,873
CMO COMM 2014-CCRE18 MTG TR SER 2014-CR18 CL A-SB 3.452 DUE 7-15-47	**	3,534,559
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-4 3.378% DUE 12-10-2047 REG	**	8,650,649
CMO COMM 2015-LC19 MTG TR SER 15-LC19 CLA4 3.183% DUE 02-10-2048 REG	**	1,531,388
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	16,194,687
CMO COMM 2019-GC44 MTG TR SER 19-GC44 CLS A3 2.688% DUE 08-15-2057 REG	**	5,529,951
CMO COMM MORTGAGE TR SER 2013-LC6 CL ASB2.478 01-10-2046	**	1,829,616

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO COMM MORTGAGE TRUST SER 2015-DC1 CL A2 2.87% 02-10-2048	**	765,570
CMO COMM MTG TR SER 2014-CR15 CL A-2 2.928 02-10-2047	**	1,239,144
CMO COMM MTG TR SER-2014-UBS2 CL-A4 3.691% 03-10-2047 BEO	**	4,044,871
CMO COMM SER 2013-CR13CL A-SB 3.706 DUE 10-10-46	**	421,534
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	2,597,977
CMO CSAIL 2016-C5 COML MTG TR PTHRU CTF CL A-2 2.8793 DUE 11-15-48 REG	**	327,419
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	10,391,931
CMO CSAIL 2018-CX12 SER 2018-CX12 CLS A1 3.2197% 08-15-2051 REG	**	7,779,399
CMO CSAIL 2018-CX12 COML MTG TR SER 2018CLS CX12 VAR 08-15-2051	**	7,399,073
CMO CSAIL COML MTG TR SER 2016-C7 CL A3 2.6082% 11-15-2049	**	1,910,521
CMO CSMC 2018-J1 TR CL A-2 FLTGE 02-01-2048	**	15,116,820
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	658,488
CMO CWMBS INC SER 2005-11 CL 3-A-3 FLT RT DUE 04-25-2035 REG	**	78,227
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	3,487,808
CMO FNMA SER 2019 M6 CL A2 3.45% FIXED DUE 01-25-2029 REG	**	2,242,969
CMO FNMA SER 2019-M7 CL A1 2.875% FIXED 02-25-2029	**	16,032,684
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	2,364
CMO GS MTG SECS TR 2010-C2 3.849 DUE 12-10-2043 BEO	**	2,676
CMO GS MTG SECS TR 2013-GCJ12 CL AAB VARRT DUE 06-10-2046 BEO	**	5,516,003
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	12,988,021
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	8,624,921
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	**	3,216,204
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	7,623
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	123,892
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	167,846
CMO J P MORGAN CHASE 2013-C PASSTHRU CTF CL C 12-15-2047 REG	**	2,491,299
CMO J P MORGAN CHASE COML MTG SECS TR 2012-C8 CL A-SB 2.3791 10-15-2045	**	1,873,415
CMO J P MORGAN CHASE COML MTG SECS TR 2013-C CL B FLTG RT 12-15-2047 REG	**	5,048,885
CMO J P MORGAN MTG TR 2004-A3 CL 1-A-1 DUE 07-25-2034 REG	**	190,915
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	171,999
CMO JJPMDB COML MTG SECS SER 17-C5 CL A4 3.4141% DUE 03-15-2050 REG	**	9,460,056
CMO JPMBB COML MTG SECS TR 2013-C12 COML CTF CL A-5 3.6637 DUE 07-15-2045 REG	**	5,579,247
CMO JPMBB COML MTG SECS TR 2013-C15 COM MTG PASSTH CTF CL B 4.9267 11-15-2045	**	2,559,554
CMO JPMBB COML MTG SECS TR 2013-C17 COMLMTG PASSTHRU CTF CL B DUE 01-15-2047 REG	**	325,364
CMO JPMBB COML MTG SECS TR 2015-C28 COML CTF A-2 2.7733 DUE 10-15-2048 REG	**	2,875,229
CMO JPMBB COML MTG SECS TR 2015-C30 COMLMTG PASSTHRU CTF CL B DUE 07-15-2048 REG	**	3,256,359
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	5,204,953
CMO JPMCC COML MTG SECS 2015-JP1 CL A4 3.6498% 01-15-2049	**	4,471,031
CMO JPMCC COML MTG SECS TR 2017 CL A-3 3.3422% DUE 03-15-2050 REG	**	4,121,242
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	1,348,061
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	4,935,979
CMO JPMDB COML MTG SECS TR 2017-C7 CL A-3 10-15-2050	**	9,703,147
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	245,426
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	216,109
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	5,960
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	133,873
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	3,601,966

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO MORGAN STANLEY BAML TRUST SER 2013-C13 CL A-4 FLTG RT 11-15-2046	**	5,781,428
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR DUE 05-15-2046 REG	**	320,057
CMO MORGAN STANLEY BK AMER MERRILL SER 2015-C26 CL ASB 3.323% 11-15-2048	**	10,314,499
CMO MORGAN STANLEY BK AMER MERRILL LYN TR COML MTG CTF CL A-SB 3.654 04-15-47	**	2,725,061
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR COML MTG P DUE 07-15-2046 REG	**	2,269,612
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2013-C10 CL A5 VAR 07-15-2046	**	6,860,152
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR SER 2013-C8 CL ASB 2.699 12-15-2048	**	3,768,031
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	8,085,641
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	**	4,994,366
CMO MORGAN STANLEY CAP I TR SER-2018-H3 CL-A3 3.919% 07-15-2051 REG	**	7,461,391
CMO MORGAN STANLEY CAP I TR SR 19-L3 CL A2 2.529% 11-15-2024	**	8,333,514
CMO MORGAN STANLEY CAPITAL I TRUST SR 2019-H6 CL A2 3.228% 06-15-2052	**	8,904,731
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	79,406
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	645,198
CMO PFP III FLTG RT SER 2019-5 CL A 04-14-2036 BEO	**	1,799,832
CMO PRIME MTG TR 2005-2 MTG PASSTHRU CTFI-A-1 4.75% DUE 07-25-2020 REG	**	1,178
CMO RALI SER 2006-QO7 TR MTG AST BKD PASSTHRU CTF CL III-A-2 DUE 9-25-46 REG	**	72,267
CMO RBSGC MTG LN TR 2007-B MTG PASSTHRU CTF CL 1A4 DUE 01-25-2037 REG	**	394,250
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	1,537
CMO SEQUOIA MTG TR 2004-1 2004-3 MTG PASSTHRU CTF CL A-1 VAR RT 04-20-34 REG	**	5,917
CMO SEQUOIA MTG TR 2004-1 2005-2 MTG PASSTHRU CTF A-2 DUE 03-20-2035 REG	**	198,463
CMO SER 12-CR4 CL A3 2.853% DUE 10-15-2045 REG	**	4,024,816
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	354,815
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	102,777
CMO STRUCTURED ASSET MTG INVTS II INC 2003-AR4 CL A-1 DUE 01-19-2034 REG	**	482,920
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	286,975
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	9,085
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	4,719,835
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	919,361
CMO STRUCTURED AST MTG INVTS II TR 2006-AR5 CL 2-A-1 DUE 06-25-2036 REG	**	1,362,399
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	6,056
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	1,213,333
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	105,484
CMO STRUCTURED AST SECS CORP FOR FUTURE IS SER 2003-34A CL 3-A3 4.7 11-25-33 REG	**	350,963
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	84,664
CMO UBS COML MTG TR 2012-C1 COML MTG PASSTHRU CTF CL A-3 3.4 05-10-2045	**	9,807,318
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	5,172,558
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	234,201
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	4,413,071
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A3 2.532 12-10-2045	**	2,395,176
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A-AB 2.4589 12-10-2045	**	1,819,836
CMO WAMU MTG PASS THRU CTFS SER 2006 AR13 CL 2A FLTG RATE DUE 10-25-2046 REG	**	282,895
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	1,449,058
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1B VAR RATE 01-25-2045 REG	**	35,475
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CTFCL 2-A-1A DUE 07-25-2045 REG	**	102,465
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	1,367,753
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	2,915,095

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	2,595,200
CMO WELLS FARGO COML MTG TR 2016-C37 COML MTG CL A-3 3.704 12-15-2049	**	3,865,979
CMO WELLS FARGO COML MTG TR 2016-LC24 CL A-2 2.501% DUE 10-15-2049 REG	**	891,302
CMO WELLS FARGO COML MTG TR 2016-NXS6 CTF CL A-2 2.399% DUE 11-15-2049 REG	**	2,204,072
CMO WELLS FARGO COML MTG TR 2018-C47 SER2018-C47 CLS A1 3.409% 09-15-2061	**	873,762
CMO WELLS FARGO COML MTG TR SER 2015-C29 CTF CL A-2 2.552% DUE 06-15-2048	**	2,126,756
CMO WELLS FARGO COML MTG TRUST SR 2017-C38 CL A-2 3.043% DUE 07-15-2050	**	3,570,717
CMO WELLS FARGO COML SER 2015-LC22 CL ASB 3.571% 09-15-2058 REG	**	5,381,462
CMO WFRBS COML MTG TR 2012-C6 COML MTG PASSTHRU CTF CL B 4.697 DUE 04-15-45	**	781,802
CMO WFRBS COML MTG TR 2013-C14 MTG PASS THRU CTF CL B DUE 06-15-2046 REG	**	2,296,315
CMO WFRBS COML MTG TR 2013-C18 CL A-5 4.162 DUE 12-15-2046 BEO	**	2,563,207
CMO WFRBS COML MTG TR 2013-UBS1 MTG PASSTHRU CTF CL A-4 FLTG RT DUE 03-15-2046	**	6,483,923
CMO WFRBS COML MTG TR 2014-C19 COML MTG PASSTHRU CTF CL B 4.723 DUE 03-15-2047	**	319,864
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL B DUE 10-14-2057 REG	**	5,474,137
CMO WFRBS COML MTG TR SER 2014-LC14 CL A-5 FLTG RT 03-15-2047	**	2,580,855
CMO WFRBS COML MTG TR SER 2012-C8 CL A-3 3.001% 08-15-2045	**	1,878,967
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	3,576,205
CMS ENERGY CORP 3.45% 08-15-2027	**	125,586
CN LT & PWR CO 3.2% DUE 03-15-2027	**	4,754,187
CNA FINL CORP 3.95% DUE 05-15-2024	**	133,597
CNA FINL CORP 4.5% DUE 03-01-2026	**	90,448
CNB FINL CORP PA COM	**	86,537
CNH EQUIP SER 17-C CL A3 2.3% 02-15-2023	**	8,416,176
CNH EQUIP TR 1.63% DUE 08-15-2021	**	94,041
CNH EQUIP TR 2.07% DUE 05-16-2022	**	987,256
CNH EQUIP TR FIXED 1.86% DUE 09-15-2022	**	5,292,055
CNH EQUIP TR SR 17-B CL A4 2.17% 04-17-2023	**	1,452,463
CNH INDL CAP LLC 4.375% 11-06-2020	**	203,250
CNH INDUSTRIAL NV COM STK	**	14,329,975
CNO FINL GROUP INC COM	**	2,432,611
CNOOC FIN 2013 LTD 3% DUE 05-09-2023	**	254,102
CNOOC FIN 2015 2.625% DUE 05-05-2020	**	450,477
CNOOC FIN 2015 U S 3.5% DUE 05-05-2025	**	2,099,608
CNOOC FIN 2015 U S 4.375% DUE 05-02-2028	**	2,018,736
CNOOC LTD HKD0.02	**	871,562
CNOOC NEXEN FIN 2014 ULC 4.25 DUE 04-30-2024	**	320,536
CNOOC NEXEN FIN 2014 ULC 4.25 DUE 04-30-2024	**	1,089,822
CNP ASSURANCES EUR1.00	**	649,798
CNSMR PORTFOLIO SVCS DEL	**	8,290
CNX RESOURCES CORPORATION COM	**	314,095
COAL INDIA LTD	**	511,786
COCA-COLA CONSOLIDATED INC COM	**	564,407
COCA-COLA HBC AG ORD (CDI)	**	908,723
CODAN LTD NPV	**	1,056,822
CODORUS VY BANCORP INC COM	**	37,953
COEUR MNG INC COM NEW COM NEW	**	129,611
COFACE EUR2.00	**	1,060,294

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COGECO INC SUB-VTG SHS NPV	**	271,312
COGENT COMMUNICATIONS HLDGS INC	**	2,939,996
COGNEX CORP COM	**	1,038,141
COGNIZANT TECH SOLUTIONS CORP CL A	**	3,983,793
COHEN & STEERS INC COM	**	126,022
COHERENT INC COM	**	561,930
COHERUS BIOSCIENCES INC COM	**	230,464
COHU INC COM	**	176,151
COLFAX CORP COM US .01	**	652,439
COLGATE-PALM (IND) INR1.00	**	98,233
COLGATE-PALMOLIVE CO COM	**	1,928,415
COLLINS FOOD LTD	**	83,302
COLOMBIA(REP OF) 6% GTD SNR 28/04/2028 COP'B	**	176,134
COLTV SHORT TERM INVT FD	**	48,474,681
COLUMBIA BKG SYS INC COM	**	447,047
COLUMBIA PIPELN 3.3% DUE 06-01-2020	**	2,468,373
COLUMBIA PPTY TR INC COM NEW STK	**	232,310
COLUMBIA SPORTSWEAR CO COM	**	739,001
COLUMBUS MCKINNON CORP N Y COM	**	1,044,062
COM ALCOA CORPORATION COM USD0.01	**	988,664
COM7 PCL THB0.25(ALIEN MKT)	**	544,443
COM7 PCL THB0.25(NVDR)	**	67,340
COMCAST CORP 3.7% 04-15-2024	**	10,665,940
COMCAST CORP NEW 1.625% DUE 01-15-2022	**	2,274,336
COMCAST CORP NEW 3.15% DUE 02-15-2028	**	15,725,733
COMCAST CORP NEW 3.15% DUE 03-01-2026	**	97,501
COMCAST CORP NEW 3.25% 11-01-2039	**	457,141
COMCAST CORP NEW 3.375 DUE 02-15-2025	**	105,525
COMCAST CORP NEW 3.375% DUE 08-15-2025	**	992,434
COMCAST CORP NEW 3.45% DUE 10-01-2021	**	3,705,757
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	537,064
COMCAST CORP NEW 3.95% 10-15-2025	**	94,953
COMCAST CORP NEW 3.95% 10-15-2025	**	5,091,440
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	563,172
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	698,333
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	171,193
COMCAST CORP NEW 4.25% DUE 01-15-2033	**	115,908
COMCAST CORP NEW 4.6% 10-15-2038	**	381,525
COMCAST CORP NEW 4.95% DUE 10-15-2058	**	371,418
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	619,897
COMCAST CORP NEW-CL A	**	47,463,991
COMERICA INC 3.7% DUE 07-31-2023	**	262,815
COMERICA INC 3.7% DUE 07-31-2023	**	1,471,765
COMFORT SYS USA INC COM	**	446,207
COMFORTDELGRO CORP LTD	**	335,234
COML METALS CO COM	**	435,178
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	7,849,618

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMM 2012-LC4 MTG TR CTF CL A-4 3.288 12-10-2044	**	722,058
COMM 2013-CCRE12 4.3% DUE 10-10-2046	**	307,049
COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL C VAR RATE DUE 10-10-2046	**	847,544
COMM 2013-LC6 MTG 2.666% DUE 01-10-2046	**	2,077,434
COMM 2014-CCRE16 4.05100011826% DUE 04-10-2047	**	1,238,557
COMM 2014-UBS4 MTG 2.963% DUE 08-10-2047	**	685,808
COMM 2014-UBS6 MTG SER 2014-UBS6 CL A-2 2.935% 12-10-2047 REG	**	722,670
COMM 2015-CCRE22 FIXED 2.856% DUE 03-10-2048	**	1,937,650
COMM 2015-CCRE23 2.852% DUE 05-10-2048	**	854,561
COMM 2015-CCRE23 MTG TR 2015-CR23 CL A-SB 3.257% DUE 05-10-2048	**	2,876,469
COMM 2015-CCRE26 3.359% DUE 10-10-2048	**	5,191,518
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	2,687,165
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	1,096,033
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	6,662,161
COMM MORTGAGE TRUST SR 2013-CR9 CL A-SB 3.834 DUE 07-10-2045 REG	**	10,514,804
COMM SER 2015-DC1 CL A-SB 3.142% 02-10-2048	**	1,120,229
COMMERCIAL VEH GROUP INC COM	**	188,887
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,487,078
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	**	253,209
COMMONWEALTH FING AUTH PA REV 3.631% 06-01-2029 BEO TAXABLE	**	1,563,638
COMMSCOPE HLDG CO INC COM	**	272,547
COMMUNITY BANKERS TR CORP COM STK	**	13,391
COMMUNITY FINL CORP MD COM	**	23,263
COMMUNITY HEALTHCARE TR INC REIT	**	47,275
COMMUNITY TR BANCORP INC COM	**	332,077
COMMVAULT SYS INC COM STK	**	933,869
COMPASS BK 2.875% DUE 06-29-2022	**	507,147
COMPASS BK 3.5% DUE 06-11-2021	**	4,771,340
COMPASS GROUP ORD GBP0.1105	**	6,636,488
COMPEQ MFG TWD10	**	255,763
COMPUTER PROGRAMS & SYS INC COM	**	223,212
COMPUTER TASK GROUP INC COM	**	6,371
COMSCORE INC COM	**	334,478
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	**	152,217
COMWLTH BK 2.55% DUE 03-15-2021	**	605,107
CONAGRA BRANDS INC 3.8% 10-22-2021	**	928,767
CONAGRA BRANDS INC 3.8% 10-22-2021	**	1,031,963
CONAGRA BRANDS INC 4.6% 11-01-2025	**	99,434
CONAGRA BRANDS INC FIXED 5.3% 11-01-2038	**	231,587
CONAGRA BRANDS INC FLTG 10-22-2020	**	6,600,598
CONCERT PHARMACEUTICALS INC COM	**	155,866
CONCHO RES INC 3.75% DUE 10-01-2027	**	1,435,764
CONCHO RES INC 4.375% DUE 01-15-2025	**	1,116,470
CONCHO RESOURCES INC 4.3% 06-18-2028	**	512,490
CONCORDIA FINL GROUP LT	**	114,014
CONDUENT INC COM	**	197,768
CONMED CORP COM	**	8,193,225

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CONNECTICUT LIGHT & POWER CO 4.0% 04-01-2048	**	344,540
CONNECTONE BANCORP INC NEW COM	**	160,699
CONNS INC COM	**	65,828
CONOCO INC 6.95% DUE 04-15-2029	**	190,390
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	97,597
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	133,918
CONSOL ENERGY INC NEW COM	**	208,929
CONSOLIDATED COMMUNICATIONS HLDGS INC COM STK	**	38,396
CONSOLIDATED EDISON CO N Y INC 4.125% 05-15-2049 REG	**	170,462
CONSOLIDATED TOMOKA LD CO COM STK	**	102,604
CONSTELLATION 2.25% 11-06-2020	**	2,925,912
CONSTELLATION 2.65% DUE 11-07-2022	**	3,272,420
CONSTELLATION 4.75% DUE 11-15-2024	**	127,489
CONSTELLATION 5.15% DUE 12-01-2020	**	81,607
CONSTELLATION BRANDS INC 3.15% 08-01-2029 BEO	**	177,008
CONSTELLATION BRANDS INC CL A CL A	**	44,468,102
CONSTELLATION BRANDS INC FLTG 11-15-2021	**	3,370,589
CONSTELLATION PHARMACEUTICALS INC COM	**	408,161
CONSTELLATION SOFT COM STK NPV	**	2,668,689
CONSTRUCTION PARTNERS INC CL A CL A	**	719,624
CONSUMERS ENERGY 2.85 DUE 05-15-2022	**	306,671
CONSUMERS ENERGY 3.375 DUE 08-15-2023	**	2,471,654
CONSUMERS ENERGY 4.05% DUE 05-15-2048	**	288,491
CONSUMERS ENERGY FIXED 3.75% 02-15-2050	**	165,820
CONSUN PHARMACEUTI HKD0.1	**	74,437
CONTAINER STORE GROUP INC COM	**	33,507
CONTANGO OIL & GAS CO COM NEW COM NEW	**	25,283
CONTINENTAL AIRLS INC 5.5% DUE 04-29-2022	**	685,898
CONTINENTAL AIRLS PASS THRU TR 2007-1A 5.983% DUE 04-19-2023	**	1,586,368
CONTINENTAL BLDG PRODS INC COM	**	113,152
CONTL AIRLS INC 4% DUE 04-29-2026	**	225,109
CONTL RES INC 4.375% DUE 01-15-2028	**	106,338
CONTL RES INC 4.375% DUE 01-15-2028	**	212,676
CONTL RES INC 5 DUE 09-15-2022	**	1,029,330
CONTL RES INC FIXED 3.8% DUE 06-01-2024	**	6,592,548
CONVATEC GROUP PLC ORD GBP0.1 (WI)	**	208,477
COOPER TIRE & RUBBER CO COM, NO PAR	**	231,035
COOPERATIEVE 2.5% DUE 01-19-2021	**	2,846,917
COOPERATIEVE 2.75% DUE 01-10-2022	**	508,445
COOPERATIEVE 3.75% DUE 07-21-2026	**	520,993
COOPERATIEVE 4.375% DUE 08-04-2025	**	8,182,649
COOPERATIEVE CENTRALE RAIFFEISEN 2.25% 01-14-2020	**	500,030
COOPERATIEVE RABOB 6.875% SNR MTN 19/03/20 EUR	**	341,758
COOPERATIEVE RABOBANK UA 5.5%-FRN 31/12/2049	**	805,394
COOPERATIEVE RABOBANK UA 4.625% DUE 12-01-2023 REG	**	541,961
CO-OPERATIVE GROUP 5.625% GTD SNR 08/07/20 GBP	**	544,856
COOPER-STANDARD HOLDING COM	**	717,682

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COPA HOLDINGS SA COM STK	**	186,438
CORDATUS CLO PLC SRS 4A CL 22/04/2030	**	337,246
CORE MOLDING TECHNOLOGIES INC COM STK	**	2,665
CORELOGIC INC-W/I COM STK	**	170,250
CORE-MARK HLDG CO INC COM	**	173,472
COREPOINT LODGING INC COM	**	50,292
CORESITE RLTY CORP COM CORESITE REALTY CORP	**	734,386
CORESTATE CAPHLDG NPV	**	349,191
CORNERSTONE BLDG BRANDS INC COM	**	40,159
CORNERSTONE ONDEMAND INC COM	**	1,944,270
CORNING INC COM	**	17,297,162
CORONADO GLOBAL RESOURCES INC CDI 144A	**	20,662
CORP FINANC ALBA EUR1	**	297,610
CORP OFFICE PPTYS TR COM	**	1,223,501
CORPORACION ANDINA DE FOMENTO NT 2.125% DUE 09-27-2021 REG	**	2,319,025
CORPORACION ANDINA DE FOMENTO NT 2.75% DUE 01-06-2023 REG	**	530,744
CORPORACION NPV	**	47,352
CORTEVA INC COM USD0.01 WI	**	1,217,576
COSLIGHT TECHNOLOG HKD0.10	**	16,818
COSTAMARE INC COM STK	**	149,240
COSTAR GROUP INC COM	**	476,247
COSTCO WHOLESALE CORP NEW COM	**	13,887,132
COTY INC COM CL A COM CL A	**	158,209
COUNTRY GARDEN HLD HKD0.10	**	259,473
COUNTRYSIDE PROPER ORD GBP0.01	**	419,103
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	3,076,586
COUNTY BANCORP INC COM	**	11,559
COUPA SOFTWARE INC COM	**	5,039,044
COUSINS PPTYS INC	**	549,484
COVENANT TRANSN GROUP INC CL A	**	40,197
COVESTRO AG NPV	**	411,927
COVETRUS INC COM NPV	**	185,500
COWEN INC COM USD0.01 CL A	**	36,241
COX COMMUNICATIONS 3.15% DUE 08-15-2024	**	4,627,525
CPI AEROSTRUCTURES INC COM NEW	**	10,701
CPPIB CAPITAL INC 144A 2.25% DUE 01-25-2022 REG	**	15,146,874
CPS AUTO 3.95% DUE 03-15-2023	**	190,597
CR ACCEP AUTO LN 2.38% DUE 11-15-2028	**	3,395,342
CR ACCEP AUTO LN 3.02% DUE 04-15-2026	**	492,387
CR ACCEP AUTO LN 3.33% DUE 02-15-2028	**	6,106,582
CR AGRICOLE S A 2.375% DUE 01-22-2025	**	499,524
CR AGRICOLE S A 3.25% DUE 10-04-2024	**	10,987,876
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	261,526
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	1,218,710
CR SUISSE AG FIXED 3.625% DUE 09-09-2024	**	2,524,649
CR SUISSE AG NEW 2.1% DUE 11-12-2021	**	1,678,054
CR SUISSE AG NEW 2.1% DUE 11-12-2021	**	9,409,322

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CR SUISSE AG NEW 3% DUE 10-29-2021	**	5,610,419
CR SUISSE AG NEW 5.4% DUE 01-14-2020	**	300,281
CR SUISSE AG TRANCHE # TR 00006 4.375 DUE 08-05-2020	**	1,227,053
CR SUISSE GROUP 3.125% DUE 12-10-2020	**	504,457
CR SUISSE GROUP 3.125% DUE 12-10-2020	**	4,590,562
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	529,276
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	4,445,919
CR SUISSE GROUP 3.8% DUE 06-09-2023	**	261,756
CR SUISSE GROUP 4.55% DUE 04-17-2026	**	14,766,101
CR SUISSE GROUP AG 3.574% DUE 01-09-2023	**	1,746,836
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	1,686,563
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	5,440,527
CR SUISSE GROUP AG FLTG RT 3.869% DUE 01-12-2029	**	415,574
CRA INTL INC COM	**	58,882
CRACKER BARREL OLD CTRY STORE INC COM	**	2,352,991
CRAFT BREW ALLIANCE INC COM	**	60,324
CRANE CO COM	**	60,898
CREDICORP LTD COM STK	**	234,443
CREDIT AGRICOLE CORP & INVT BK MEDIUM TETRANCHE # TR 774 VAR RT DUE 11-02-2020	**	4,948,074
CREDIT AGRICOLE CORP & INVT BK MEDIUM TETRANCHE # TR 775 VAR RT DUE 05-03-2021	**	4,979,946
CREDIT AGRICOLE CORP & INVT BK NEW YORK 09-20-2019 FLTG RT DUE 09-17-2021	**	4,379,417
CREDIT AGRICOLE SA EUR3	**	325,813
CREDIT SUISSE 5.75% 18/09/2025	**	467,016
CREDIT SUISSE GROUP AG 6.5% 08/08/2023	**	670,454
CREE INC COM	**	319,081
CRESCENT POINT EN COM NPV	**	278,934
CRONOS GROUP INC COM NPV	**	129,835
CROSS CTRY HEALTHCARE INC COM	**	172,917
CROWN CASTLE 3.72% DUE 07-15-2043	**	258,531
CROWN CASTLE INTL 2.25% DUE 09-01-2021	**	2,472,165
CROWN CASTLE INTL 3.4% DUE 02-15-2021	**	506,804
CROWN CASTLE INTL 4% DUE 03-01-2027	**	72,348
CROWN CASTLE INTL 4.875% DUE 04-15-2022	**	4,237,291
CROWN CASTLE INTL 5.25% DUE 01-15-2023	**	54,316
CROWN CASTLE INTL 5.25% DUE 01-15-2023	**	1,086,314
CROWN CASTLE INTL CORP NEW COM	**	13,803,760
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	**	9,077,064
CROWN HLDGS INC COM	**	1,553,226
CROWN RESORTS LIMITED	**	137,485
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	**	4,834,376
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	2,326,162
CSAIL 2016-C6 COML 2.95989990234% DUE 01-15-2049	**	12,449,720
CSAIL 2017-C8 CL A-SB 3.18574% 06-15-2050	**	8,869,826
CSAIL COML MTG TR 2015-C1 CL A-SB COML MTG PASSTHRU 3.3512% DUE 04-15-2050 REG	**	5,227,969
CSAIL COMMERCIAL MORTGAGE TRUST 19-C16 CL A1 2.3595% 06-15-2029 REG	**	2,099,068
CSPC PHARMACEUTICAL GROUP LTD HKD0.10	**	1,745,497
CSS INDS INC COM	**	7,259

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CSW INDUSTRIALS INC COM	**	169,400
CSX CORP 3.7 11-01-2023	**	159,318
CSX CORP 4.75% DUE 11-15-2048	**	303,382
CTBC FINANCIAL HOLDING CO COM STK	**	1,476,241
CTRY GARDEN SVCS USD0.0001	**	663,678
CTS CORP COM	**	138,136
CUBESMART	**	762,288
CUBIC CORP COM	**	627,563
CULLEN / FROST BANKERS INC COM	**	1,348,288
CULP INC COM	**	40,451
CUMMINS INC	**	17,985,480
CUMULUS MEDIA INC CL A COM 2018 CL A COM2018	**	32,469
CURTISS WRIGHT CORP COM	**	6,859,371
CUSHMAN & WAKEFIELD INC	**	3,260,180
CUSTOMERS BANCORP INC COM	**	81,597
CUTERA INC COM	**	254,251
CVB FINL CORP COM	**	21,968
CVS CAREMARK CORP 4 DUE 12-05-2023	**	3,174,911
CVS HEALTH CORP 2.125% DUE 06-01-2021	**	323,558
CVS HEALTH CORP 2.625% DUE 08-15-2024	**	3,126,444
CVS HEALTH CORP 2.75% DUE 12-01-2022	**	3,211,327
CVS HEALTH CORP 2.8% DUE 07-20-2020	**	2,176,184
CVS HEALTH CORP 3% DUE 08-15-2026	**	1,428,349
CVS HEALTH CORP 3.25% DUE 08-15-2029	**	142,288
CVS HEALTH CORP 3.35% DUE 03-09-2021	**	54,898
CVS HEALTH CORP 3.35% DUE 03-09-2021	**	5,637,191
CVS HEALTH CORP 3.7% DUE 03-09-2023	**	104,234
CVS HEALTH CORP 3.7% DUE 03-09-2023	**	11,309,346
CVS HEALTH CORP 3.875% DUE 07-20-2025	**	13,264,826
CVS HEALTH CORP 4.1% DUE 03-25-2025	**	322,099
CVS HEALTH CORP 4.1% DUE 03-25-2025	**	1,986,279
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	1,495,552
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	13,382,405
CVS HEALTH CORP 4.78% DUE 03-25-2038	**	966,339
CVS HEALTH CORP 4.78% DUE 03-25-2038	**	966,339
CVS HEALTH CORP 5% DUE 12-01-2024	**	1,956,074
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	165,904
CVS HEALTH CORP SR NT FLTG RATE DUE 03-09-2020 REG	**	398,396
CVS HEALTH CORP SR NT FLTG RATE DUE 03-09-2021 REG	**	201,226
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	2,844,759
CWABS INC FLTG RT 2.292% DUE 10-25-2034	**	7,518,173
CWABS INC SER 2005-15 CL 2AV3 VAR RT 04-25-2036	**	2,007,093
CYBEROPTICS CORP COM	**	10,348
CYCLERION THERAPEUTICS INC	**	16,785
CYFROWY POLSAT SA PLN0.04	**	190,076
CYPRESS SEMICONDUCTOR CORP COM	**	556,397
CYRELA BRAZIL RLTY S A EMPREENDIMENTOS ECOM NPV	**	1,243,489

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CYRUSONE INC COM	**	231,884
CYRUSONE LP / 2.9% DUE 11-15-2024	**	1,405,376
CYTOKINETICS INC COMMON STOCK	**	284,051
CYTOMX THERAPEUTICS INC. COM	**	87,255
CZECH(REP OF) 0.95% BDS 15/05/30 CZK10000	**	128,344
D R HORTON INC 2.55% 12-01-2020	**	401,763
D R HORTON INC SR NT 4.375 09-15-2022	**	314,521
DAEHAN FLOUR MILL KRW5000	**	55,566
DAELIM INDUSTRIAL KRW5000	**	300,460
DAESANG CORPN KRW1000	**	71,385
DAI-ICHI LIFE HOLD NPV	**	759,079
DAIKIN INDUSTRIES NPV	**	6,608,423
DAIMLER FIN N AMER 2.2% DUE 05-05-2020	**	300,151
DAIMLER FIN N AMER 2.85% DUE 01-06-2022	**	1,417,299
DAIMLER FIN N AMER 3.1% DUE 05-04-2020	**	1,349,429
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	205,692
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	668,499
DAIMLER FIN NORTH AMER LLC 3.7% DUE 05-04-2023 BEO	**	7,915,253
DAITO TRUST CONST NPV	**	160,977
DAIWA HOUSE INDS NPV	**	207,538
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	185,543
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	713,626
DAIWABO HOLDINGS NPV	**	846,739
DAKTRONICS INC COM	**	156,684
DALLAS TEX TAXABLE-CAP APPREC-SER B DUE 02-15-2027 BEO TAXABLE ZCP	**	2,421,587
DALLAS TEX ZERO CPN 0% 02-15-2026 BEO TAXABLE	**	3,369,639
DANA INC COM	**	3,135,551
DANAHER CORP COM	**	26,393,802
DANONE EUR0.25	**	5,398,317
DANSKE BANK A/S DKK10	**	232,615
DANSKE BK A/S 2.2% 03-02-2020	**	499,965
DANSKE BK A/S 2.8% DUE 03-10-2021	**	2,583,273
DARLING INGREDIENTS INC COMSTK	**	4,608,770
DART GROUP ORD GBP0.0125	**	1,129,424
DASAN ZHONE SOLUTIONS INC COM NEW COM NEW	**	37,566
DASSAULT AVIATION EUR8	**	177,299
DASSAULT SYSTEMES EUR0.50	**	2,616,411
DATADOG INC COM USD0.00001 CL A	**	668,706
DAVITA INC COM	**	959,334
DAWSON GEOPHYSICAL CO NEW COM	**	9,934
DAYANG ENTERPRISE NPV	**	115,851
DB HITEK CO., LTD	**	161,290
DBS GROUP HLDGS NPV	**	4,478,694
DDR CORP 4.625% DUE 07-15-2022	**	722,823
DEAN FOODS CO NEW COM NEW COM USD0.01 (POST REV SPLIT)	**	690
DECIPHERA PHARMACEUTICALS INC COM	**	948,164
DECKERS OUTDOOR CORP COM	**	1,387,185

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DEERE & CO 2.6% DUE 06-08-2022	**	702,981
DEERE JOHN CAP 2.6% DUE 03-07-2024	**	562,633
DEERE JOHN CAP CORP 1.7 01-15-2020	**	429,962
DEERE JOHN CAP CORP MEDIUM TERM 3.45% 03-07-2029	**	271,894
DEL TACO RESTAURANTS INC NEW COM USD 0.0001	**	181,048
DELEK US HLDGS INC NEW COM	**	2,014,985
DELMARVA PWR & LT 3.5% DUE 11-15-2023	**	732,833
DELTA 2012-1A PASS 4.75% DUE 11-07-2021	**	308,945
DELTA AIR LINES 3.4% DUE 04-19-2021	**	5,383,568
DELTA AIR LINES 3.625% DUE 03-15-2022	**	5,806,826
DELTA AIR LINES 6.821% DUE 02-10-2024	**	2,245,585
DELTA AIR LINES FIXED 2.875% DUE 03-13-2020	**	1,175,183
DELTA AIR LINES INC DEL 2.6% 12-04-2020 REG	**	200,588
DELTA AIR LINES INC DEL 2.6% 12-04-2020 REG	**	1,534,496
DELTA AIR LINES INC DEL 2.9% DUE 10-28-2024	**	2,451,054
DENBURY RES INC HLDG CO COM NEW	**	57,727
DENSO CORP NPV	**	1,840,119
DEPY TR & CLEARING 4.875% DUE 12-29-2049	**	757,500
DERMIRA INC COM	**	498,764
DESIGNER BRANDS INC COM CL A NPV	**	158,281
DETROIT EDISON CO 3.9% DUE 06-01-2021	**	291,606
DETROIT EDISON CO GEN & REF MTG 2012 SERA 2.65 DUE 06-15-2022	**	284,382
DEUTSCHE BK AG 3.375% DUE 05-12-2021	**	2,217,496
DEUTSCHE BK AG 3.7% DUE 05-30-2024	**	68,190
DEUTSCHE BK AG N Y FLTG DUE 01-22-2021	**	497,896
DEUTSCHE BK AG N Y 3.15% DUE 01-22-2021	**	1,506,822
DEUTSCHE BK AG N Y 3.15% DUE 01-22-2021	**	4,747,493
DEUTSCHE BK AG N Y BRANCH 5.0% 02-14-2022	**	1,357,922
DEUTSCHE BK AG N Y BRH 4.25% 02-04-2021	**	3,906,479
DEUTSCHE BK AG N Y FIXED 3.125% DUE 01-13-2021	**	150,571
DEUTSCHE BK AG N Y FIXED 3.125% DUE 01-13-2021	**	2,017,648
DEUTSCHE BK AG N Y FIXED 3.375% DUE 05-12-2021	**	230,404
DEUTSCHE BK AG N Y FIXED 4.25% DUE 10-14-2021	**	3,496,974
DEUTSCHE BK AG N Y FLTG RT 3.961% DUE 11-26-2025	**	3,780,642
DEUTSCHE BK AG N Y FLTG RT 3.961% DUE 11-26-2025	**	10,524,490
DEUTSCHE BOERSE AG NPV(REGD)	**	4,483,295
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	**	1,606,221
DEUTSCHE TELEKOM NPV(REGD)	**	797,825
DEUTSCHE WOHNEN SE NPV (BR)	**	149,514
DEVELOPMENT BK JAPAN INC DEVELOPMENT BK OF JAPAN 3.125% DUE 09-06-2023 REG	**	520,249
DEVELOPMENT BK JAPAN INC NT 144A 1.625% DUE 09-01-2021 BEO	**	497,644
DEVON ENERGY CORP 5.85% DUE 12-15-2025	**	3,213,676
DEVON ENERGY CORP NEW COM	**	906,794
DEXCOM INC COM	**	4,890,151
DEXIA CR LOC MEDIUM TERM NT 144A 2.25% DUE 02-18-2020 BEO	**	3,501,511
DEXUS PROPERTY GROUP NPV	**	204,100
DH EUROPE FIN II S 2.05% DUE 11-15-2022	**	4,564,992

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DH EUROPE FIN II S FIXED 3.25% 11-15-2039	**	100,863
DHI GROUP INC COM	**	28,989
DHT HOLDINGS INC SHS NEW	**	214,361
DIAGEO CAP PLC 3.5% DUE 09-18-2023	**	6,026,085
DIAGEO CAP PLC FIXED 2.125% DUE 10-24-2024	**	2,500,584
DIAGEO CAP PLC GTD NT 4.828 DUE 07-15-2020	**	3,329,697
DIAGEO INVT CORP 2.875% DUE 05-11-2022	**	122,425
DIAGEO ORD PLC	**	8,301,142
DIAGEO PLC SPONSORED ADR NEW	**	14,739,445
DIALOG SEMICONDUCTOR PLC COMMON STOCK	**	1,134,242
DIAMOND 1 FIN CORP 4.42% DUE 06-15-2021	**	308,733
DIAMOND 1 FIN CORP 4.42% DUE 06-15-2021	**	3,053,374
DIAMOND 1 FIN CORP 5.45% DUE 06-15-2023	**	216,948
DIAMOND OFFSHORE DRILLING INC COM	**	102,666
DIAMONDBACK ENERGY 2.875% DUE 12-01-2024	**	2,974,332
DIAMONDROCK HOSPITALITY CO COM STK	**	224,481
DICERNA PHARMACEUTICALS INC COM	**	467,102
DICKS SPORTING GOODS INC OC-COM OC-COM	**	491,386
DIEBOLD NIXDORF INC COM STK	**	192,192
D'IETEREN NV NPV	**	1,136,874
DIGI INTL INC COM	**	259,828
DIGI.COM.BERHAD MYR.025	**	104,018
DIGIRAD CORP COM NEW COM NEW	**	586
DIGITAL RLTY TR LP 3.95% DUE 07-01-2022	**	624,782
DILLARDS INC CL A COM	**	278,636
DIME CMNTY BANCSHARES INC COM	**	101,630
DINE BRANDS GLOBAL INC	**	26,893
DINO POLSKA SA PLN0.10	**	409,886
DIODES INC COM	**	391,264
DIOS FASTIGHETER NPV	**	866,273
DIP CORPORATION NPV	**	150,670
DIPLOMAT PHARMACY INC COM	**	49,384
DIRECIONAL ENGENHA COM NPV	**	321,542
DIRECT LINE INSURANCE PLC ORD GBP	**	784,583
DISCOVER BK NEW 3.35% DUE 02-06-2023	**	2,072,952
DISCOVER BK NEW 3.45% DUE 07-27-2026	**	311,601
DISCOVER BK NEW 4.2% DUE 08-08-2023	**	2,657,787
DISCOVER BK NEW CASTLE DEL 3.200 DUE 08-09-2021	**	610,548
DISCOVER CARD 2.19% DUE 04-17-2023	**	15,041,711
DISCOVER CARD 2.39% DUE 07-15-2024	**	6,756,125
DISCOVER CARD 3.03% DUE 08-15-2025	**	5,400,210
DISCOVER CARD EXECUTION NT TR 2017-5 DISCOVERSERIES NT CL A 12-15-2026 REG	**	10,043,419
DISCOVER CARD FIXED 3.04% DUE 07-15-2024	**	8,365,091
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	1,043,425
DISCOVER FINL SVCS 3.85% DUE 11-21-2022	**	1,810,755
DISCOVER FINL SVCS COM STK	**	9,652,601
DISCOVERY 6.35% DUE 06-01-2040	**	101,798

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DISCOVERY COMMUNIC 3.3 BDS DUE 05-15-2022	**	61,552
DISCOVERY COMMUNIC 3.3 BDS DUE 05-15-2022	**	1,949,155
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	611,521
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	5,096,012
DISCOVERY COMMUNICATIONS LLC CORP 3.5% 06-15-2022	**	2,262,243
DISCOVERY FIXED 2.8% DUE 06-15-2020	**	867,246
DISCOVERY INC COM USD0.01 SERIES C	**	17,577,485
DISNEY WALT CO 1.75% DUE 08-30-2024	**	1,984,823
DISNEY WALT CO 3% DUE 09-15-2022	**	1,194,967
DISNEY WALT CO GTD NT FLTG RATE DUE 09-01-2021 REG	**	713,128
DISNEY WALT CO NEW 2.75 DUE 08-16-2021	**	629,756
DISNEY WALT CO NEW 4.125 DUE 06-01-2044	**	60,217
DISNEY WALT CO NEW MEDIUM TERM NTS BOOK TRANCHE # TR 00087 2.45% DUE 03-04-2022	**	3,042,758
DISNEY WALT CO SR NT 3.7% 10-15-2025	**	162,388
DISNEY WALT CO SR NT 4.5% 02-15-2021	**	190,652
DISNEY WALT COMPANY 2.55 DUE 02-15-2022	**	152,440
DLF LIMITED INR2	**	596,079
DNB BOLIGKREDITT A CORPBOND 3.25% 06-28-2023	**	415,151
DNB BOLIGKREDITT A CORPBOND 3.25% 06-28-2023	**	3,376,219
DNB NOR 2.25% DUE 03-28-2022	**	405,001
DOCUSIGN INC COM	**	353,875
DOGAN SIRKETLER TRY1	**	167,417
DOLLAR TREE INC COM STK	**	30,180,175
DOMINION ENERGY GAS HLDGS LLC FORMERLY 3.9% DUE 11-15-2049	**	94,885
DOMINION ENERGY INC FORMERLY 2.579% 07-01-2020	**	8,738,133
DOMINION ENERGY INC JR SUB NT SER A-1 STEP UP 08-15-2021	**	1,469,175
DOMINION GAS HLDGS 2.8% DUE 11-15-2020	**	503,507
DOMINION GAS HLDGS 2.8% DUE 11-15-2020	**	3,904,949
DOMINION GAS HLDGS 2.8% DUE 11-15-2020	**	555,871
DOMINION RES INC 2.75 DUE 09-15-2022	**	121,856
DOMINION RES INC 2.85% DUE 08-15-2026	**	626,512
DOMINOS PIZZA INC COM	**	28,460,819
DOMO INC CL B CL B	**	167,244
DOMTAR CORP COM NEW COM NEW	**	361,559
DONEGAL GROUP INC CL A NEW CLA	**	51,470
DONGWON DEVMT KRW500	**	156,997
DONGWOO FARM TO TA KRW500	**	98,791
DONGYUE GROUP LTD HKD0.1	**	137,498
DONNELLEY FINL SOLUTIONS INC COM	**	150,035
DONNELLEY R R & SONS CO COM NEW COM NEW	**	330,939
DORIAN LPG LIMITED COM USD0.01	**	362,634
DOUGLAS EMMETT INC COM REIT	**	5,502,909
DOUTOR NICHIRES HO NPV	**	138,823
DOUZONE BIZON CO L KRW500	**	735,236
DOW CHEMICAL CO 3% DUE 11-15-2022	**	357,910
DOW CHEMICAL CO 3% DUE 11-15-2022	**	700,482
DOW CHEMICAL CO FIXED 3.15% DUE 05-15-2024	**	2,845,944

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DOWDUPONT INC 3.766% DUE 11-15-2020	**	1,252,116
DOWDUPONT INC 4.205% DUE 11-15-2023	**	4,279,793
DOWDUPONT INC 4.493% DUE 11-15-2025	**	660,834
DOWNER EDI LTD NPV	**	330,228
DP WORLD PLC 5.625% SNR MTN 25/09/48 USD	**	6,870,729
DR AUTO 2.16% DUE 05-15-2023	**	5,576,384
DR AUTO 2.65% DUE 02-15-2024	**	1,309,124
DR AUTO 2.75% DUE 09-15-2023	**	22,973
DR AUTO 3.18% DUE 10-17-2022	**	2,791,817
DR AUTO 3.36% DUE 10-17-2022	**	421,139
DR AUTO 3.63% DUE 08-15-2024	**	2,862,087
DR AUTO 4.18% DUE 03-15-2024	**	213,589
DR LAL PATHLABS LT INR10	**	52,681
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	52,828
DR PEPPER SNAPPLE 3.13% DUE 12-15-2023	**	514,141
DR PEPPER SNAPPLE GROUP 2 DUE 01-15-2020	**	24,999
DR REDDYS LABS INR5	**	276,307
DRAEGERWERK KGAA NON-VTG PRF NPV	**	545,025
DRAX GROUP ORD GBP0.1155172	**	1,080,295
DRIL-QUIP INC COM	**	250,734
DRIVE AUTO RECEIVABLES TR 2019-2 CL B 3.17% 11-15-2023	**	631,330
DRIVE AUTO RECEIVABLES TR SER 17-1 CL D 3.84% 03-15-2023	**	219,205
DRIVE AUTO RECEIVABLES TR SER 19-2 CL A2A 2.93% 03-15-2022 REG	**	1,046,425
DRIVE AUTO RECEIVABLES TRUST SR 17-1 CL C 2.84% 04-15-2022	**	5,857
DROPBOX INC CL A CL A	**	313,425
DT AUTO OWNER TR 3.77% DUE 10-17-2022	**	66,079
DTR AUTOMOTIVE CORPORATION	**	34,890
DUCOMMUN INC DEL COM	**	82,212
DUKE ENERGY 3.95% DUE 11-15-2028	**	1,377,460
DUKE ENERGY CAROLINAS DTD 06/07/2010 4.3DUE 06-15-2020	**	151,540
DUKE ENERGY CORP 2.4% DUE 08-15-2022	**	1,939,536
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,391,744
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	1,943,865
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	511,543
DUKE ENERGY CORP 3.4% DUE 06-15-2029	**	52,265
DUKE ENERGY CORP NEW 3.95 DUE 10-15-2023	**	13,157,996
DUKE ENERGY CORP NEW COM NEW COM NEW	**	23,465,597
DUKE ENERGY CORP NEW SR NT FLTG RATE 144A DUE 05-14-2021 BEO	**	301,099
DUKE ENERGY FIXED 3.7% DUE 12-01-2047	**	430,479
DUKE ENERGY FLA 3.2% DUE 01-15-2027	**	7,424,966
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	**	7,997,053
DUKE ENERGY IND 1ST MTG BD SER PPP 3.75 DUE 07-15-2020	**	1,000,125
DUKE RLTY LTD 2.875% DUE 11-15-2029	**	401,140
DUKE RLTY LTD 3.375% DUE 12-15-2027	**	522,990
DUKE RLTY LTD 3.875 DUE 10-15-2022	**	1,042,517
DUPONT DE NEMOURS INC COMMON STOCK	**	8,375,725

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DXC TECHNOLOGY CO COM	**	762,100
DXC TECHNOLOGY CO FIXED 4.25% DUE 04-15-2024	**	66,925
DXC TECHNOLOGY CO FIXED 4.45% DUE 09-15-2022	**	525,083
DXP ENTERPRISES INC COM NEW STK	**	109,915
DYCOM INDS INC COM	**	2,343,025
E L F BEAUTY INC COM	**	244,208
E.ON SE NPV	**	1,162,764
E.SUN FINL HLDGS TWD10	**	34,369
EAGLE BANCORP INC MD COM	**	206,288
EAGLE BULK SHIPPING INC COM STK	**	60,628
EAGLE PHARMACEUTICALS INC COM	**	120,160
EARTHSTONE ENERGY INC COM USD0.10 CL A	**	28,472
EAST WEST BANCORP INC COM	**	1,185,748
EASTECH HOLDING LT TWD10	**	63,515
EASTERLY GOVERNMENT PROPERTI COMMON STOCK	**	107,449
EASTERN PROV CEMNT SAR10	**	35,527
EASTMAN CHEM CO 3.5% DUE 12-01-2021	**	3,231,380
EASTN CO COM	**	32,148
EATON CORP OHIO 2.75% DUE 11-02-2022	**	4,163,244
EATON CORP PLC COM USD0.50	**	12,480,591
EBAY INC FIXED 2.15% DUE 06-05-2020	**	3,122,144
EC WORLD REIT	**	220,068
ECHO GLOBAL LOGISTICS INC COM	**	394,294
ECHOSTAR CORPORATION	**	288,704
ECKERT & ZIEGLER NPV (BR)	**	398,234
ECOLAB INC 3.25% DUE 12-01-2027	**	227,285
ECOLAB INC 4.35% DUE 12-08-2021	**	629,360
ECOPETROL S A 5.375% DUE 06-26-2026	**	6,686,460
ECOPETROL S A 5.875% DUE 05-28-2045	**	353,625
EDF EUR0.5	**	1,582,563
EDGEWELL PERS CARE CO COM	**	545,113
EDION CORP NPV	**	94,228
EDISON INTERNATIONAL 3.55% 11-15-2024	**	51,217
EDISON INTL 4.125% DUE 03-15-2028	**	256,530
EDREAMS ODIGEO COM STK	**	48,453
EDWARDS LIFESCIENCES CORP COM	**	4,741,619
EIFFAGE EUR4	**	97,664
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	**	827,424
EL PASO PIPELINE PART OP 5 10-1-2021	**	5,045,199
EL POLLO LOCO HLDGS INC COM	**	92,233
EL.EN. SPA EUR0.13	**	849,461
ELAN MICROELECTRON TWD10	**	285,979
ELASTIC N V COM USD0.01	**	1,157,400
ELECTR ARTS INC 3.7% DUE 03-01-2021	**	2,592,605
ELECTRICITY GENRTG THB10(NVDR)	**	41,520
ELEMENT FLEET MGMT COM NPV	**	637,135
ELEMENT SOLUTION INC COM	**	1,819,872

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ELEVATE CR INC COM	**	17,791
ELI LILLY & CO COM	**	3,303,493
EMAAR PROPERTIES AED1	**	69,191
EMC CORP 2.65% DUE 06-01-2020	**	600,108
EMCOR GROUP INC COM	**	9,235,653
EMCORE CORP COM STK	**	15,045
EMD FIN LLC 2.4% DUE 03-19-2020	**	800,245
EMERA US FIN LP 2.7% DUE 06-15-2021	**	504,653
EMERALD BAY S.A. 0% NTS 19/10/2020 EUR1	**	536,139
EMERALD EXPOSITIONS EVENTS INC COM	**	307,184
EMERGENT BIOSOLUTIONS INC COM	**	95,114
EMIRATES TELECOMMUNICATIONS GROUP COMPA NY PJSC ETISALAT GROUP	**	88,362
EMIS GROUP PLC ORD GBP0.01	**	370,097
EMPIRE CO CLASS'A'N/VTG COM NPV	**	174,480
EMPIRE ST RLTY TR INC CL A CL A	**	187,818
EMPLOYERS HLDGS INC COM	**	197,937
EMPRESAS CMPC SA COM NPV	**	88,106
ENABLE MIDSTREAM PARTNERS LP 4.4% DUE 03-15-2027 REG	**	149,817
ENAGAS SA EUR1.50	**	1,061,995
ENANTA PHARMACEUTICALS INC COM	**	272,512
ENAV S.P.A. EUR1	**	163,060
ENBRIDGE INC 2.5% DUE 01-15-2025	**	10,556,512
ENBRIDGE INC 2.9% 07-15-2022	**	3,280,424
ENBRIDGE INC 4.25% DUE 12-01-2026	**	191,699
ENBRIDGE INC SR NT FLTG RATE DUE 06-15-2020 REG	**	1,101,826
ENCANA CORP 3.9% DUE 11-15-2021	**	3,226,059
ENCANA CORP 6.5% DUE 08-15-2034	**	117,591
ENCOMPASS HEALTH CORP COM USD0.01	**	8,212,443
ENCORE CAP GROUP INC COM	**	149,255
ENCORE WIRE CORP COM	**	496,912
ENDESA SA EUR1.2	**	1,525,028
ENDO INTL LTD COM STK	**	404,494
ENDOLOGIX INC COM USD0.001	**	4,531
ENDURANCE INTL GROUP HLDGS INC COM	**	180,480
ENEL CHILE SA COM NPV	**	233,801
ENEL FIN INTL N V 4.25% DUE 09-14-2023	**	1,482,437
ENEL SPA EUR1	**	2,254,371
ENERGY TRANSFER 4.65% DUE 06-01-2021	**	103,045
ENERGY TRANSFER 4.65% DUE 06-01-2021	**	2,914,104
ENERGY TRANSFER 4.75% DUE 01-15-2026	**	16,244
ENERGY TRANSFER 4.95% DUE 06-15-2028	**	1,068,420
ENERGY TRANSFER 5.25% DUE 04-15-2029	**	337,113
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	301,703
ENERGY TRANSFER FIXED 4.15% DUE 10-01-2020	**	303,198
ENERGY TRANSFER FIXED 4.25% DUE 03-15-2023	**	261,129
ENERGY TRANSFER FIXED 4.25% DUE 03-15-2023	**	4,386,963
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	1,686,383

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENERGY TRANSFER OPER L P 5.875% DUE 01-15-2024	**	12,067,825
ENERGY TRANSFER OPERATUNG 4.5% DUE 04-15-2024	**	21,293
ENERPLUS CORP COM	**	328,001
ENERSYS COM	**	158,116
ENGIE COMSTK	**	7,375,084
ENGIE ENERGIA CHILE S.A.	**	7,924
ENGINEERS INDIA COMSTK	**	13,866
ENGRO FERTILIZER L PKR10	**	241,345
ENI S P A 4.15% DUE 10-01-2020	**	669,578
ENI SPA EUR1	**	3,356,805
ENLINK MIDSTREAM 4.4% DUE 04-01-2024	**	630,565
ENLINK MIDSTREAM LLC COM UNIT REPSTG LTD LIABILITY CO INTS	**	389,666
ENNIS INC COM	**	90,302
ENPRO INDS INC COM	**	216,290
ENSTAR GROUP LIMITED COM	**	990,653
ENSTAR GROUP LTD 4.5% 03-10-2022	**	2,083,130
ENTEGRIS INC COM	**	3,280,394
ENTERCOM MUNICATIONS CORP CL A CL A	**	98,892
ENTERGY ARK INC 3.05% DUE 06-01-2023	**	55,486
ENTERGY CORP 5.125 DUE 09-15-2020	**	1,621,868
ENTERGY CORP 5.125 DUE 09-15-2020	**	785,593
ENTERGY GULF STS 5.59% DUE 10-01-2024	**	459,033
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	78,968
ENTERGY LA LLC 3.12% 09-01-2027	**	98,596
ENTERGY LA LLC 4.0% 03-15-2033	**	186,723
ENTERGY LA LLC 5.4% DUE 11-01-2024	**	1,368,701
ENTERGY MISS LLC 3.85% DUE 06-01-2049	**	109,221
ENTERPRISE BANCORP INC MASS CDT-COM CDT-COM	**	46,876
ENTERPRISE FINL SVCS CORP COM STK	**	648,376
ENTERPRISE PRODS 2.85% DUE 04-15-2021	**	1,192,184
ENTERPRISE PRODS 3.35% DUE 03-15-2023	**	1,748,553
ENTERPRISE PRODS 3.75% DUE 02-15-2025	**	346,375
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	118,852
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	424,470
ENTERPRISE PRODS 4.15% DUE 10-16-2028	**	2,247,087
ENTERPRISE PRODS 4.2% DUE 01-31-2050	**	123,444
ENTERPRISE PRODS OPER DTD 05-20-2010 5.2DUE 09-01-2020	**	2,480,498
ENTERPRISE PRODS OPER LLC 2.8% 02-15-2021 REG	**	1,759,634
ENTERPRISE PRODS OPER LLC 3.7% 02-15-2026	**	57,491
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	3,935,940
ENTRA ASA NOK1	**	1,125,931
ENTRAVISION COMMUNICATIONS CORP CL A CL A	**	36,934
ENVESTNET INC COM STK	**	2,562,384
EOG RES INC 2.45 DUE 04-01-2020	**	350,219
EOG RES INC 4.1% DUE 02-01-2021	**	568,403
EOG RES INC 4.15% DUE 01-15-2026	**	813,451
EOG RESOURCES INC COM	**	7,469,717

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EOLUS VIND AB SER'B'NPV	**	411,965
EPAM SYS INC COM STK	**	1,205,069
EPLUS INC COM	**	144,642
EPR PPTYS 4.5% DUE 06-01-2027	**	142,394
EPR PPTYS COM SH BEN INT COM SH BEN INT	**	3,337,669
EQM MIDSTREAM 4.125% DUE 12-01-2026	**	848,913
EQM MIDSTREAM 4.75% DUE 07-15-2023	**	1,003,191
EQT CORP 4.875% DUE 11-15-2021	**	516,224
EQT CORP 4.875% DUE 11-15-2021	**	306,637
EQT CORP COM	**	400,510
EQT CORP FIXED 2.5% DUE 10-01-2020	**	844,845
EQTY LIFESTYLE PPTYS INC REIT	**	1,161,717
EQUATE 4.25% DUE 11-03-2026	**	5,343,710
EQUATE PETROCHEMIC 4.25% GTD SNR 03/11/26 USD	**	6,630,542
EQUIFAX INC COM	**	8,758,201
EQUIFAX INC SR NT FLTG DUE 08-15-2021 REG	**	301,090
EQUINIX INC FIXED 2.625% DUE 11-18-2024	**	4,017,459
EQUITRANS MIDSTREAM CORP COM NPV WI	**	87,668
EQUITY BANCSHARES INC COM CL A COM CL A	**	87,918
EQUITY COMMONWEALTH USD0.01( BNF INT)	**	1,865,072
ERA GROUP INC COM USD0.01	**	42,887
ERAC USA FIN LLC 2.6% DUE 12-01-2021	**	302,317
ERAC USA FIN LLC 2.6% DUE 12-01-2021	**	2,176,686
ERICSSON	**	7,608,748
ERICSSON SER'B'NPV	**	1,553,228
ERP OPER LTD 3.5% DUE 03-01-2028	**	261,392
ERSTE GROUP BANK AG NPV	**	949,214
ESCALADE INC COM	**	21,557
ESCO TECHNOLOGIES INC	**	332,538
ESON PRECISION IND TWD10	**	16,046
ESPERION THERAPEUTICS INC NEW COM	**	178,890
ESPRINET EUR0.15	**	551,960
ESSA BANCORP INC COM STK	**	20,849
ESSEX PORTFOLIO L 3.25 DUE 05-01-2023	**	513,749
ESSILORLUXOTTICA EUR 0.18	**	4,455,385
ESSILORLUXOTTICA EUR0.18	**	469,717
ESSITY AB SER'B'NPV	**	3,921,147
ESTEE LAUDER COMPANIES INC CL A USD0.01	**	12,581,384
ESTEE LAUDER COS 3.15% DUE 03-15-2027	**	68,656
ETHAN ALLEN INTERIORS INC COM	**	78,851
ETSY INC COM	**	328,174
EURONAV NPV	**	865,514
EUROPEAN INVT BK GLOBAL NT 1.75% DUE 05-15-2020 REG	**	1,182,075
EUROPRIS ASA NOK1	**	34,171
EUROSAIL-UK 07-3BL FRN M/BKD 06/2045 GBP'A3A'	**	48,542
EUROSAIL-UK 2007-3BL PLC NO MIN REGD NOTES FLTG RT REG-S 13/06/2045	**	64,358
EUTELSAT COMMUNICA EUR1	**	172,149

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EVA AIRWAYS TWD10	**	50,071
EVANS BANCORP INC COM NEW COM NEW	**	33,564
EVERBRIDGE INC COM	**	462,624
EVERCORE INC	**	3,006,698
EVEREST RE GROUP COM	**	2,269,811
EVERI HLDGS INC COM	**	546,601
EVERQUOTE INC CL A COM CL A COM	**	908,008
EVERSOURCE ENERGY 2.5% DUE 03-15-2021	**	2,827,489
EVERTEC INC COM	**	585,931
EVO PMTS INC CL A COM CL A COM	**	5,385,659
EVOLENT HEALTH INC CL A CL A	**	118,012
EVOLUTION PETE CORP COM STK	**	26,803
EVRAZ PLC ORD US0.5	**	842,178
EXACT SCIENCES CORP COM	**	4,382,165
EXELON CORP 3.95% DUE 06-15-2025	**	107,586
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	92,434
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	770,284
EXELON GENERATION 5.75% DUE 10-01-2041	**	57,755
EXELON GENERATION CO LLC 2.95% DUE 01-15-2020	**	2,640,442
EXELON GENERATION CO LLC 3.4% 03-15-2022	**	318,192
EXELON GENERATION CO LLC 4.25 06-15-2022	**	120,288
EXETER AUTOMOBILE 2.44% DUE 09-16-2024	**	1,010,061
EXETER AUTOMOBILE 2.58% DUE 08-15-2023	**	2,630,483
EXETER AUTOMOBILE 2.59% DUE 09-15-2022	**	1,518,722
EXETER AUTOMOBILE 2.84% DUE 08-16-2021	**	1,187
EXETER AUTOMOBILE 2.9% DUE 01-18-2022	**	45,061
EXETER AUTOMOBILE RECEIVABLES SER 18-1A CL C 3.03% 01-16-2023	**	285,991
EXETER AUTOMOBILE RECEIVABLES TR 2019-1 SR 19-1A CL B 3.45% 02-15-2023	**	1,405,951
EXIDE INDUSTRIES INR1	**	112,034
EXLSERVICE COM INC COM STK	**	1,258,615
EXPEDIA INC FIXED 3.8% DUE 02-15-2028	**	127,860
EXPERIAN ORD USD0.10	**	7,870,245
EXPONENT INC COM STK	**	159,206
EXPORT IMPORT BK KOREA NT 4% DUE 01-29-2021 REG	**	408,355
EXPRESS INC COM	**	60,407
EXPRESS SCRIPTS 2.6% 11-30-2020	**	4,746,495
EXPRESS SCRIPTS 3.9% DUE 02-15-2022	**	2,103,411
EXPRESS SCRIPTS 4.75% DUE 11-15-2021	**	2,301,169
EXTENDED STAY AMER INC PAIRED SHS COMPRISED 1 COM 1 CL B COM	**	110,960
EXTERRAN CORP COM	**	101,289
EXTRACTION OIL & GAS INC EXTRACTION OIL & GAS LLC	**	62,218
EXTREME NETWORKS INC COM	**	892,817
EXXON MOBIL CORP 2.995% DUE 08-16-2039	**	551,466
EXXON MOBIL CORP 3.043% DUE 03-01-2026	**	2,045,852
EXXON MOBIL CORP COM	**	5,886,850
EYESVISION CORP KRW500	**	48,973
EZ TEC EMPREENDIME COM NPV	**	23,233

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EZCORP INC CL A NON VTG CL A NON VTG	**	57,138
F N B CORP PA COM	**	3,639,122
F.C.C. CO LTD NPV	**	125,293
F5 NETWORKS INC COM STK	**	202,493
FABRINET COM USD0.01	**	751,496
FACEBOOK INC COM USD0.000006 CL 'A'	**	21,499,938
FAES FARMA SA EUR0.1(REGD)	**	76,992
FAIR ISAAC CORPORATION COM	**	1,093,691
FAIRFAX FINL HLDGS 2.75% 29/03/2028 DUALCURR	**	242,959
FAIRFAX FINL HLDGS SUB-VTG COM NPV	**	152,817
FALCK RENEWABLES EUR1	**	400,433
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	142,015
FANNIE MAE REMIC SR 015-60 CL-AF FLTG RATE 08-25-2045	**	1,782,385
FANNIE MAE SER 1994-43 CL PK 6.35% 02-25-2024	**	46,719
FANNIE MAE SR 12-104 CL QC 2.5% 05-25-2042	**	641,472
FANNIEMAE-ACES SR 2015-M8 CL AB 2.829% 01-25-2025	**	2,488,128
FANUC CORP NPV	**	2,234,316
FAR EAST HORIZON NPV	**	80,572
FARMERS NATL BANC CORP COM	**	78,059
FARO TECHNOLOGIES INC COM	**	118,625
FAUJI FERTILIZER PKR10	**	123,508
FB FINL CORP COM	**	316,997
FBL FINL GROUP INC CL A CL A	**	213,503
FCE BANK FRN SNR EMTN 08/20 EUR1000	**	112,109
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	90,635
FED HOME LOAN MTG SR 3981 CL ME 3.0% 01-15-2027	**	217,117
FEDERAL AGRIC MTG CORP CL C	**	132,014
FEDERAL HOME LN BKS 3.0% DUE 10-12-2021 REG	**	527,597
FEDERAL HOME LN BKS CONS BD DTD 1.73% 06-30-2022	**	6,143,028
FEDERAL HOME LN BKS FLTG RT 05-14-2020 REG	**	6,118,149
FEDERAL HOME LN MTG CORP SER K043 CLS A1 RT 2.532% DUE 10-25-2023	**	683,262
FEDERAL HOME LN MTG CORP 2.375% 02-16-2021	**	943,015
FEDERAL HOME LN MTG CORP 2014-DN1 CL M2 FLT RT 02-25-2024 REG	**	6,773,757
FEDERAL HOME LN MTG CORP MULTICLASS MTG 4 11-15-2039	**	1,070,390
FEDERAL HOME LN MTG CORP MULTICLASS SER 004639 CL KB STEP UP 04-15-2053	**	4,205,134
FEDERAL HOME LN MTG CORP MULTICLASS SER 3384 CL FL FLTG RT 11-15-2037	**	2,049,598
FEDERAL HOME LN MTG CORP MULTICLASS SER 3778 CL M 4.5 08-15-2039	**	1,347,963
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	1,522,819
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	818,516
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	763,124
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	330,809
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	1,550,211
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	2,376,198
FEDERAL HOME LN MTG CORP POOL #SD8030 3.0% 11-01-2049	**	560,455
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	80,439
FEDERAL HOME LN MTG CORP POOL #41-0792 4.16% 02-01-2030 BEO	**	18,958
FEDERAL HOME LN MTG CORP POOL #53-8275 9% 12-01-2019 BEO	**	2

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #84-6004 4.455% 12-01-2024 BEO	**	6,528
FEDERAL HOME LN MTG CORP POOL #84-6313 FLTG RT 4.303% 02-01-2026 BEO	**	596
FEDERAL HOME LN MTG CORP POOL #849407 4.493% 09-01-2037 BEO	**	273,222
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	5,438,748
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	205,871
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	91,583
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	27,999
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	47,258
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	20,603
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	625
FEDERAL HOME LN MTG CORP POOL #A75218 6%04-01-2038 BEO	**	9,897
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	88,998
FEDERAL HOME LN MTG CORP POOL #A86313 5%05-01-2039 BEO	**	21,602
FEDERAL HOME LN MTG CORP POOL #A90176 5%12-01-2039 BEO	**	25,944
FEDERAL HOME LN MTG CORP POOL #A9-0826 4.5% 01-01-2040 BEO	**	398,036
FEDERAL HOME LN MTG CORP POOL #A9-1235 4.5% 02-01-2040 BEO	**	213,140
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	399,556
FEDERAL HOME LN MTG CORP POOL #A9-3625 5% 08-01-2040 BEO	**	355,288
FEDERAL HOME LN MTG CORP POOL #A9-3652 5% 09-01-2040 BEO	**	198,707
FEDERAL HOME LN MTG CORP POOL #A9-3713 5% 09-01-2040 BEO	**	463,867
FEDERAL HOME LN MTG CORP POOL #A9-4069 5% 09-01-2040 BEO	**	132,164
FEDERAL HOME LN MTG CORP POOL #A9-4113 5% 10-01-2040 BEO	**	239,883
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	2,512
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	256,020
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	376,848
FEDERAL HOME LN MTG CORP POOL #A9-5519 4.5% 12-01-2040 BEO	**	94,388
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	602,156
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	432,132
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	391,754
FEDERAL HOME LN MTG CORP POOL #C01623 5.5% 09-01-2033 BEO	**	274,102
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	259,557
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	1,731,422
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	770,790
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	376,365
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	390,122
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	1,282,400
FEDERAL HOME LN MTG CORP POOL #C0-4240 3.5% 09-01-2042 BEO	**	486,614
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	601,050
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	3,141,579
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	594,074
FEDERAL HOME LN MTG CORP POOL #C1-0542 7% 06-01-2028 BEO	**	5,265
FEDERAL HOME LN MTG CORP POOL #C1-2585 7% 07-01-2028 BEO	**	702
FEDERAL HOME LN MTG CORP POOL #C1-4084 7% 08-01-2028 BEO	**	8,296
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	13,023
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	**	342,294
FEDERAL HOME LN MTG CORP POOL #C91581 3%11-01-2032 BEO	**	1,851,406
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	360,963

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #C91925 3.5% 04-01-2037 BEO	**	1,776,410
FEDERAL HOME LN MTG CORP POOL #C91928 3.5% 05-01-2037 BEO	**	339,566
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	**	1,301,796
FEDERAL HOME LN MTG CORP POOL #C91981 3%02-01-2038 BEO	**	1,456,176
FEDERAL HOME LN MTG CORP POOL #C91987 3%04-01-2038 BEO	**	1,175,378
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	10,219
FEDERAL HOME LN MTG CORP POOL #D7-0703 7% 04-01-2026 BEO	**	7,058
FEDERAL HOME LN MTG CORP POOL #D75342 8%10-01-2026 BEO	**	519
FEDERAL HOME LN MTG CORP POOL #D7-5558 8% 10-01-2026 BEO	**	844
FEDERAL HOME LN MTG CORP POOL #D7-5787 8% 11-01-2026 BEO	**	2,208
FEDERAL HOME LN MTG CORP POOL #D7-7163 7.5% 01-01-2027 BEO	**	2,131
FEDERAL HOME LN MTG CORP POOL #D7-7490 7.5% 01-01-2027 BEO	**	150
FEDERAL HOME LN MTG CORP POOL #D8-0177 7% 05-01-2027 BEO	**	7,534
FEDERAL HOME LN MTG CORP POOL #D98914 4%01-01-2032 BEO	**	104,925
FEDERAL HOME LN MTG CORP POOL #E04113 2.5% 11-01-2027 BEO	**	797,111
FEDERAL HOME LN MTG CORP POOL #G0-0552 8.5% 03-01-2023 BEO	**	4,095
FEDERAL HOME LN MTG CORP POOL #G0-0561 9.5% 06-01-2025 BEO	**	684
FEDERAL HOME LN MTG CORP POOL #G0-0627 8% 06-01-2025 BEO	**	4,130
FEDERAL HOME LN MTG CORP POOL #G0-0704 7% 12-01-2026 BEO	**	5,047
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	335,454
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	98,063
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	304,931
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	167,034
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	5,131
FEDERAL HOME LN MTG CORP POOL #G03600 7%11-01-2037 BEO	**	56,661
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	90,995
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	115,557
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	41,510
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	46,549
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	83,159
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	50,981
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	37,370
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	46,948
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	58,721
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	46,609
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	766,325
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	165,870
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	401,529
FEDERAL HOME LN MTG CORP POOL #G0-5927 4.5% 07-01-2040 BEO	**	860,148
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	132,469
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	38,230
FEDERAL HOME LN MTG CORP POOL #G06172 5.5% 12-01-2038 BEO	**	318,712
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	1,578,352
FEDERAL HOME LN MTG CORP POOL #G06669 6.5% 09-01-2039 BEO	**	161,636
FEDERAL HOME LN MTG CORP POOL #G06875 5.5% 12-01-2038 BEO	**	1,089,889
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	994,242
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	790,072

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	1,564,492
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	32,948
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	377,664
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	705,061
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	531,875
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	849,765
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	1,297,474
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	1,774,696
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	1,980,178
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	1,180,164
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	4,286,988
FEDERAL HOME LN MTG CORP POOL #G0-8732 3% 11-01-2046 BEO	**	3,937,436
FEDERAL HOME LN MTG CORP POOL #G0-8734 4% 11-01-2046 BEO	**	2,052,744
FEDERAL HOME LN MTG CORP POOL #G0-8741 3% 01-01-2047 BEO	**	2,361,726
FEDERAL HOME LN MTG CORP POOL #G08747 3%02-01-2047 BEO	**	3,441,758
FEDERAL HOME LN MTG CORP POOL #G0-8764 4.5% 05-01-2047 BEO	**	707,910
FEDERAL HOME LN MTG CORP POOL #G0-8772 4.5% 07-01-2047 BEO	**	380,760
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	**	821,817
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	**	730,684
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	**	598,939
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	**	9,417,172
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	**	414,240
FEDERAL HOME LN MTG CORP POOL #G08817 4%06-01-2048 BEO	**	3,041,885
FEDERAL HOME LN MTG CORP POOL #G08824 4%07-01-2048 BEO	**	2,632,129
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	**	3,440,027
FEDERAL HOME LN MTG CORP POOL #G08832 4.5% 08-01-2048 BEO	**	1,518,947
FEDERAL HOME LN MTG CORP POOL #G08835 3.5% 09-01-2048 BEO	**	5,913,859
FEDERAL HOME LN MTG CORP POOL #G08837 4.5% 09-01-2048 BEO	**	1,039,917
FEDERAL HOME LN MTG CORP POOL #G08844 5%10-01-2048 BEO	**	71,110
FEDERAL HOME LN MTG CORP POOL #G08847 4%11-01-2048 BEO	**	54,133,726
FEDERAL HOME LN MTG CORP POOL #G08856 3.5% 01-01-2049 BEO	**	5,620,414
FEDERAL HOME LN MTG CORP POOL #G08861 3.5% 02-01-2049 BEO	**	6,187,160
FEDERAL HOME LN MTG CORP POOL #G08862 4%02-01-2049 BEO	**	22,517,748
FEDERAL HOME LN MTG CORP POOL #G08871 3.5% 04-01-2049 BEO	**	231,361
FEDERAL HOME LN MTG CORP POOL #G11652 6%01-01-2020 BEO	**	1
FEDERAL HOME LN MTG CORP POOL #G12467 6%11-01-2021 BEO	**	44,037
FEDERAL HOME LN MTG CORP POOL #G12978 5.5% 12-01-2022 BEO	**	67,541
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	681,947
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	160,830
FEDERAL HOME LN MTG CORP POOL #G14171 6%10-01-2024 BEO	**	45,880
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	387,672
FEDERAL HOME LN MTG CORP POOL #G14492 4%10-01-2025 BEO	**	205,168
FEDERAL HOME LN MTG CORP POOL #G1-4956 2.5% 05-01-2028 BEO	**	735,123
FEDERAL HOME LN MTG CORP POOL #G15252 3%12-01-2029 BEO	**	777,113
FEDERAL HOME LN MTG CORP POOL #G15403 3.5% 04-01-2030 BEO	**	1,891,478
FEDERAL HOME LN MTG CORP POOL #G15441 3%03-01-2030 BEO	**	718,187
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	**	562,827

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	1,540,136
FEDERAL HOME LN MTG CORP POOL #G16624 2.5% 01-01-2028 BEO	**	2,756,623
FEDERAL HOME LN MTG CORP POOL #G16763 4%02-01-2034 BEO	**	4,604,465
FEDERAL HOME LN MTG CORP POOL #G16789 4%02-01-2034 BEO	**	5,962,688
FEDERAL HOME LN MTG CORP POOL #G16792 4%03-01-2034 BEO	**	4,764,469
FEDERAL HOME LN MTG CORP POOL #G18401 3.5% 09-01-2026 BEO	**	79,697
FEDERAL HOME LN MTG CORP POOL #G18474 2%08-01-2028 BEO	**	473,737
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	184,435
FEDERAL HOME LN MTG CORP POOL #G18552 3%05-01-2030 BEO	**	1,187,645
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	731,056
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	45,163
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	**	5,818,344
FEDERAL HOME LN MTG CORP POOL #G61047 4.5% 07-01-2047 BEO	**	409,077
FEDERAL HOME LN MTG CORP POOL #G61060 4.5% 06-01-2047 BEO	**	2,360,056
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	**	411,122
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	**	1,766,270
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	**	1,632,190
FEDERAL HOME LN MTG CORP POOL #G61713 3.5% 01-01-2045 BEO	**	991,146
FEDERAL HOME LN MTG CORP POOL #G61739 3%09-01-2048 BEO	**	4,412,069
FEDERAL HOME LN MTG CORP POOL #J0-6009 5% 10-01-2020 BEO	**	9,846
FEDERAL HOME LN MTG CORP POOL #J0-9212 5% 01-01-2024 BEO	**	32,281
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	233,973
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	67,825
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	457,933
FEDERAL HOME LN MTG CORP POOL #J1-5658 4% 06-01-2026 BEO	**	166,747
FEDERAL HOME LN MTG CORP POOL #J1-5719 4% 06-01-2026 BEO	**	432,806
FEDERAL HOME LN MTG CORP POOL #J15974 4%06-01-2026 BEO	**	176,729
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	77,390
FEDERAL HOME LN MTG CORP POOL #J1-8912 FIXED 2.5% 04-01-2027 BEO	**	274,203
FEDERAL HOME LN MTG CORP POOL #J21617 2%12-01-2027 BEO	**	721,482
FEDERAL HOME LN MTG CORP POOL #J22956 2%04-01-2023 BEO	**	1,541,172
FEDERAL HOME LN MTG CORP POOL #J23433 2%04-01-2023 BEO	**	1,465,562
FEDERAL HOME LN MTG CORP POOL #J23434 2%04-01-2028 BEO	**	581,809
FEDERAL HOME LN MTG CORP POOL #J23500 2%05-01-2023 BEO	**	1,478,544
FEDERAL HOME LN MTG CORP POOL #J2-3929 2.5% 05-01-2028 BEO	**	1,705,117
FEDERAL HOME LN MTG CORP POOL #J2-5735 3% 09-01-2028 BEO	**	401,867
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	776,951
FEDERAL HOME LN MTG CORP POOL #J31736 3.5% 05-01-2030 BEO	**	912,647
FEDERAL HOME LN MTG CORP POOL #J34888 2.5% 07-01-2031 BEO	**	767,342
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	788,956
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	53,949
FEDERAL HOME LN MTG CORP POOL #Q1-0448 3.5% 08-01-2042 BEO	**	352,052
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	791,546
FEDERAL HOME LN MTG CORP POOL #Q2-5702 4.5% 04-01-2044 BEO	**	566,963
FEDERAL HOME LN MTG CORP POOL #Q2-5703 4.5% 04-01-2044 BEO	**	573,710
FEDERAL HOME LN MTG CORP POOL #Q2-5705 4.5% 04-01-2044 BEO	**	356,163

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #Q2-5712 4.5% 04-01-2044 BEO	**	326,445
FEDERAL HOME LN MTG CORP POOL #Q2-5850 4.5% 04-01-2044 BEO	**	313,504
FEDERAL HOME LN MTG CORP POOL #Q2-5851 4.5% 04-01-2044 BEO	**	37,887
FEDERAL HOME LN MTG CORP POOL #Q2-5852 4.5% 04-01-2044 BEO	**	373,640
FEDERAL HOME LN MTG CORP POOL #Q2-5853 4.5% 04-01-2044 BEO	**	420,672
FEDERAL HOME LN MTG CORP POOL #Q29920 4.5% 11-01-2044 BEO	**	45,149
FEDERAL HOME LN MTG CORP POOL #Q52046 3.5% 11-01-2047 BEO	**	506,868
FEDERAL HOME LN MTG CORP POOL #Q54896 5%03-01-2048 BEO	**	39,635
FEDERAL HOME LN MTG CORP POOL #Q55429 4%04-01-2048 BEO	**	415,614
FEDERAL HOME LN MTG CORP POOL #Q55484 3.5% 04-01-2048 BEO	**	367,536
FEDERAL HOME LN MTG CORP POOL #Q55997 4%05-01-2048 BEO	**	2,324,555
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	**	2,529,910
FEDERAL HOME LN MTG CORP POOL #Q56795 5%06-01-2048 BEO	**	22,599
FEDERAL HOME LN MTG CORP POOL #Q56797 4%06-01-2048 BEO	**	8,543,383
FEDERAL HOME LN MTG CORP POOL #Q56836 4.5% 06-01-2048 BEO	**	296,633
FEDERAL HOME LN MTG CORP POOL #Q57230 4%07-01-2048 BEO	**	5,422,708
FEDERAL HOME LN MTG CORP POOL #Q57925 5%08-01-2048 BEO	**	1,158,648
FEDERAL HOME LN MTG CORP POOL #Q59125 5%10-01-2048 BEO	**	582,672
FEDERAL HOME LN MTG CORP POOL #Q59799 5%11-01-2048 BEO	**	1,254,257
FEDERAL HOME LN MTG CORP POOL #QN0574 3.5% DUE 09-01-2034	**	5,600,287
FEDERAL HOME LN MTG CORP POOL #RA1880 3.5% DUE 12-01-2049 REG	**	1,446,992
FEDERAL HOME LN MTG CORP POOL #RA1981 3%DUE 01-01-2050 REG	**	2,045,494
FEDERAL HOME LN MTG CORP POOL #S0-6297 3.5% 09-15-2042 BEO	**	352,891
FEDERAL HOME LN MTG CORP POOL #SD8029 2.5% DUE 12-01-2049 REG	**	4,944,421
FEDERAL HOME LN MTG CORP POOL #T45022 2.5% 01-01-2028 BEO	**	2,524,657
FEDERAL HOME LN MTG CORP POOL #T45023 2.5% 02-01-2028 BEO	**	1,094,848
FEDERAL HOME LN MTG CORP POOL #U79065 3.5% 04-01-2030 BEO	**	1,092,142
FEDERAL HOME LN MTG CORP POOL #U8-0439 3.5% 07-01-2033 BEO	**	392,543
FEDERAL HOME LN MTG CORP POOL #U90245 3.5% 10-01-2042 BEO	**	556,435
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	192,202
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	547,591
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	201,209
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	4,196,654
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	3,705,966
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	297,419
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	1,011,225
FEDERAL HOME LN MTG CORP POOL #U99114 3.5% 02-01-2044 BEO	**	230,134
FEDERAL HOME LN MTG CORP POOL #ZS4699 4%01-01-2047 BEO	**	65,394
FEDERAL HOME LN MTG CORP POOL #ZS-4727 4% DUE 07-01-2047 REG	**	11,220,189
FEDERAL HOME LN MTG CORP POOL #ZS4755 3.5% DUE 02-01-2048 REG	**	2,323,276
FEDERAL HOME LN MTG CORP POOL #ZS4790 4%DUE 09-01-2048 REG	**	1,841,343

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #ZS7932 3%12-01-2032 BEO	**	12,474,500
FEDERAL HOME LN MTG CORP POOL #ZT0711 3.5% DUE 10-01-2048 BEO	**	17,738,156
FEDERAL HOME LN MTG CORP POOL #ZT1545 4%DUE 12-01-2048 BEO	**	64,827,041
FEDERAL HOME LN MTG CORP POOL #ZT1596 5%01-01-2049 BEO	**	4,318,167
FEDERAL HOME LN MTG CORP POOL #ZT1710 4%DUE 02-01-2049 BEO	**	9,322,925
FEDERAL HOME LN MTG CORP POOL #ZT1776 3.5% DUE 03-01-2049 BEO	**	6,834,627
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	1,855,970
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	**	2,893,872
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	1,065,800
FEDERAL HOME LN MTG CORP SER 004288 CL AG 3 DUE 09-15-2037 REG	**	1,546,959
FEDERAL HOME LN MTG CORP SER 004305 CL KA 3 03-15-2038	**	250,140
FEDERAL HOME LN MTG CORP SER 004569 CL G3.5% DUE 06-15-2042 REG	**	3,309,899
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	163,258
FEDERAL HOME LN MTG CORP SER 17-DNA2 CLASS M2 VAR RT DUE 10-25-2029	**	5,315,098
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	**	2,969,413
FEDERAL HOME LN MTG CORP SER 2595 CL DC 5 04-15-2023	**	41,270
FEDERAL HOME LN MTG CORP SER 2631 CL DA 3.625 06-15-2033	**	26,005
FEDERAL HOME LN MTG CORP SER 2638 CL JG 5.0% 02-15-2033	**	16,189
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	974,639
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	533,449
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	2,241,839
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	1,498,249
FEDERAL HOME LN MTG CORP SER 3539 CL DB 4.5% 06-15-2024	**	693,443
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	567,958
FEDERAL HOME LN MTG CORP SER 3680 CL MA 4.5% DUE 07-15-2039	**	188,172
FEDERAL HOME LN MTG CORP SER 3713 CL PA 2.0% 02-15-2040	**	733,284
FEDERAL HOME LN MTG CORP SER 3741 CL HF FLTG 11-15-2039	**	455,008
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	806,474
FEDERAL HOME LN MTG CORP SER 3843 CL GH 3.75 10-15-2039	**	452,593
FEDERAL HOME LN MTG CORP SER 3905 CL MP 2.0% DUE 03-15-2041 REG	**	842,961
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	921,839
FEDERAL HOME LN MTG CORP SER 3994 CL JA 2.0% 15/03/2040	**	988,683
FEDERAL HOME LN MTG CORP SER 4016 CL NL 3.0% 09-15-2039	**	1,097,068
FEDERAL HOME LN MTG CORP SER 4024 CL C 3.0% 03-15-2027	**	1,290,280
FEDERAL HOME LN MTG CORP SER 4093 CL QA 1.9 DUE 01-15-2038	**	281,366
FEDERAL HOME LN MTG CORP SER 4120 CL KA 1.75% 10-15-2032	**	3,265,409
FEDERAL HOME LN MTG CORP SER 4208 CL PA 1.5 04-15-2041	**	230,187
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	1,500,082
FEDERAL HOME LN MTG CORP SER 4238 CL BF FLTG 08-15-2030	**	1,145,207
FEDERAL HOME LN MTG CORP SER 4247 CL AK 4.5 12-15-2042	**	1,625,082
FEDERAL HOME LN MTG CORP SER 4374 CL CE 3.5% 12-15-2043	**	1,355,423

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SER 4377 CL LA 3.0% 06-15-2040	**	1,036,919
FEDERAL HOME LN MTG CORP SER 4412 CL LE 3.0% 12-15-2041	**	964,674
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	1,044,883
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	3,622,346
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	3,273,740
FEDERAL HOME LN MTG CORP SER 4772 CL GA 4.5% 10-15-2044	**	1,478,381
FEDERAL HOME LN MTG CORP SER K091 CL AM 3.566% DUE 03-25-2029	**	7,633,347
FEDERAL HOME LN MTG CORP SR 4097 CL KF FLTG 09-15-2031	**	1,408,284
FEDERAL HOME LN MTG CORP SR 4254 CL TA 2.5% 10-15-2031	**	414,521
FEDERAL HOME LN MTG CORP SR 4387 CL NA 1.5% 09-15-2029	**	403,806
FEDERAL HOME LN MTG CORP SR K090 CL A-M VAR RT 02-25-2052	**	6,715,944
FEDERAL HOME LN MTG CORP SR K091 CL A-2 3.505% 03-01-2029	**	1,601,283
FEDERAL HOME LN MTG CORP SR K156 CL A1 3.7% 07-25-2036	**	7,908,208
FEDERAL HOME LN MTG CORP TRANCHE 2.864% SER KJ13 CL A2 08-25-2022	**	309,056
FEDERAL HOME LN MTG CORP TRANCHE VAR RT 11-25-2027	**	422,715
FEDERAL HOME LN MTG CORP VAR RT 10-25-2028	**	5,012,153
FEDERAL NATIONAL MORTGAGE ASSOC FR SER 11-124 CL JF FLTG RT DUE 02-25-2041	**	482,078
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AB2 2.254% 07-25-2026	**	5,416,521
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	841,234
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M12 CL AB1 BNDS 1.931% 09-25-2026	**	534,041
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M12 CL AB2 2.362% 09-25-2026	**	7,298,897
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	875,875
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	21,890
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	1,052,701
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	1,675,577
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	371,177
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	1,021,949
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	783,050
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	1,032,839
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	426,801
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	42,356
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	219,583
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	1,229,035
FEDERAL NATL MTG ASSN GTD MTG POOL #AH5098 4% DUE 01-01-2041 BEO	**	12,388
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	99,174
FEDERAL NATL MTG ASSN GTD MTG POOL #AI0511 5% 04-01-2041 BEO	**	65,859
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	213,070
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	**	128,442
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	683,217
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	**	167,695
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	**	87,067

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	**	118,990
FEDERAL NATL MTG ASSN GTD MTG POOL #AI4261 5% 06-01-2041 BEO	**	87,788
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	11,382
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8382 3.5% 09-01-2026 BEO	**	181,100
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	75,510
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	363,015
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	522,346
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	461,479
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	7,227
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	1,331,517
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	2,754,763
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	384,501
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	229,977
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	269,301
FEDERAL NATL MTG ASSN GTD MTG POOL #AK3107 4% 02-01-2042 BEO	**	186,603
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	3,995,048
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	401,088
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	594,199
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	502,284
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	131,022
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	**	461,030
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0484 5.5% DUE 05-01-2040 BEO	**	190,073
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	426,441
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	455,304
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1051 4.5% 09-01-2041 BEO	**	354,986
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1469 7% DUE 02-01-2039 BEO	**	562,775
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1470 7% DUE 04-01-2037 BEO	**	253,584
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	408,377
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	847,269
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2171 4% 06-01-2042 BEO	**	346,214
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2382 4% 02-01-2042 BEO	**	714,384
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	893,376
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3026 3.5% 12-01-2042 BEO	**	365,168
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	15,443
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3797 2.5% 06-01-2028 BEO	**	2,567,268
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	1,979,962
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4465 3% 07-01-2028 BEO	**	1,187,753
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	200,723
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	551,988
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4936 3% 03-01-2029 BEO	**	1,086,843
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5548 4.288% DUE 05-01-2038 BEO	**	236,959

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	1,745,187
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	41,459
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6185 3% 10-01-2029 BEO	**	2,395,448
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6308 5% 08-01-2038 BEO	**	1,908,847
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6605 3% 04-01-2030 BEO	**	760,226
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	659,924
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	84,143
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7320 3% 09-01-2030 BEO	**	786,302
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7430 3.5% DUE 08-01-2030 REG	**	1,627,201
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9397 3% 10-01-2046 BEO	**	1,997,227
FEDERAL NATL MTG ASSN GTD REMIC PASS THRU 3 1-25-2040	**	501,044
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	2,622,845
FEDERAL RLTY INVT TR 2.55% 01-15-2021	**	343,791
FEDERAL SIGNAL CORP COM	**	269,288
FEDNAT HLDG CO COMSTK	**	154,326
FENG TAY ENTRPRISE TWD10	**	67,001
FERRO CORP COM	**	42,088
FERROGLOBE PLC COM NPV	**	27,489
FFCB DISC NT 01-02-2020 0% DISC NTS SNR 02/01/2020 USD	**	8,666,000
FFP EUR1.00	**	114,172
FHLB BD 5.5 07-15-2036	**	13,072,686
FHLMC 3% MBS 01/09/2049 USD'SD-8016' POOL #SD8016 3 09-01-2049	**	1,015,705
FHLMC 4% MBS 01/11/2049 USD'SD-8026' POOL #SD8026 4 11-01-2049	**	3,993,413
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	4,624
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	97,186
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	137
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	752,908
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	**	3,496,484
FHLMC GOLD 3% MBS 01/10/2046 USD'Q4-3413' Q43413 3 10-01-2046	**	1,010,540
FHLMC GOLD 3.5% MBS 01/01/2046 USD'Q3-8490' Q38490 3.5 01-01-2046	**	4,270,051
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	**	1,751,095
FHLMC GOLD A47999 5 08-01-2035	**	380,096
FHLMC GOLD A62077 6 06-01-2037	**	18,340
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	487,548
FHLMC GOLD A95831 4.5 12-01-2040	**	801,095
FHLMC GOLD C00371 7 09-01-2024	**	847
FHLMC GOLD C00522 7.0% 05-01-2027	**	5,360
FHLMC GOLD C00632 7 07-01-2028	**	4,389
FHLMC GOLD C00987 7.5 05-01-2030	**	1,151
FHLMC GOLD C01116 7.5 01-01-2031	**	20,112
FHLMC GOLD C04272 3 10-01-2042	**	1,500,354

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD C80373 7.5% 01-01-2026	**	177
FHLMC GOLD C80379 7.0% 02-01-2026	**	5,328
FHLMC GOLD C80407 7.0% 06-01-2026	**	575
FHLMC GOLD C9-1908 3 01-01-2037	**	898,201
FHLMC GOLD G02408 5.5 12-01-2036	**	146,888
FHLMC GOLD G06506 4 12-01-2040	**	1,519,127
FHLMC GOLD G06507 4 02-01-2041	**	269,056
FHLMC GOLD G07335 7 03-01-2039	**	404,942
FHLMC GOLD G0-7388 3.5 05-01-2043	**	1,458,161
FHLMC GOLD G07509 6.5 09-01-2039	**	327,893
FHLMC GOLD G0-7762 4.5 06-01-2044	**	1,035,871
FHLMC GOLD G08372 4.5 11-01-2039	**	372,096
FHLMC GOLD G08553 3 10-01-2043	**	101,452
FHLMC GOLD G08793 4 12-01-2047	**	723,578
FHLMC GOLD G13492 5 02-01-2024	**	56,841
FHLMC GOLD G67720 4.5 03-01-2049	**	19,868,068
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	13,749
FHLMC GOLD GROUP C26742 6 05-01-2029	**	630
FHLMC GOLD J16432 3.5 08-01-2026	**	149,228
FHLMC GOLD J23935 3 05-01-2028	**	353,710
FHLMC GOLD J2-7964 3 04-01-2029	**	396,738
FHLMC GOLD J2-8196 3 05-01-2029	**	2,441,277
FHLMC GOLD J2-9007 3 08-01-2029	**	466,357
FHLMC GOLD J35097 2.5 08-01-2031	**	661,546
FHLMC GOLD POOL #G00280 9.5% 12-01-2022	**	63
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	6,904
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	7,870
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	374,443
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	199,985
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	460,506
FHLMC GOLD POOL C00984 8 05-01-2030	**	1,038
FHLMC GOLD POOL FG V85283 3.5% 03-01-2049	**	2,165,859
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	538
FHLMC GOLD POOL G01091 7 12-01-2029	**	17,830
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	166,589
FHLMC GOLD POOL Q41209 3.5% 06-01-2046	**	701,639
FHLMC GOLD POOL Q44963 3.5% 12-01-2046	**	1,500,397
FHLMC GOLD POOL V84260 3.5% 06-01-2048	**	4,248,383
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	827,128
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	2,139,032
FHLMC GOLD Q08998 3.5 06-01-2042	**	944,140

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD Q12520 3 10-01-2042	**	117,296
FHLMC GOLD Q14326 2.5 01-01-2043	**	716,072
FHLMC GOLD Q44452 3 11-01-2046	**	1,632,754
FHLMC GOLD Q45458 4 08-01-2046	**	392,511
FHLMC GOLD Q48338 4.5 05-01-2047	**	152,120
FHLMC GOLD Q48752 3.5 06-01-2047	**	556,423
FHLMC GOLD Q49494 4.5% 07-01-2047	**	584,885
FHLMC GOLD U90291 4 10-01-2042	**	217,649
FHLMC GOLD U90316 4 10-01-2042	**	1,841,087
FHLMC GOLD U91619 4 06-01-2043	**	847,487
FHLMC GOLD U95137 4 08-01-2043	**	477,065
FHLMC GOLD V60298 3.0% 10-01-2028	**	385,195
FHLMC GOLD V60869 2.5 07-01-2030	**	1,577,891
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	360,560
FHLMC GROUP #C00098 8.00 MTG PARTN CTF DUE 2-1-2022 REG	**	908
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	3,191
FHLMC GROUP #G00144 10.0 MTG PARTN CTF DUE 03-01-2021 REG	**	200
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	388
FHLMC MTN 6.25 07-15-2032	**	64,818
FHLMC MULTICLASS SER 4102 CL EG 1.25% 09-15-2027	**	570,131
FHLMC MULTICLASS 2.375% DUE 04-25-2023 REG	**	643,174
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	423,629
FHLMC MULTICLASS 3.5 07-15-2041	**	201,411
FHLMC MULTICLASS 3122 CL FE FLTG 03-15-2036	**	3,210,251
FHLMC MULTICLASS 4 09-15-2039	**	878,746
FHLMC MULTICLASS FEDERAL HOME LN MTG CORP SR 4795 CL MP 3.5% 05-15-2043 REG	**	2,249,157
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	3,817,563
FHLMC MULTICLASS FIXED 3.422% 11-25-2018 REG	**	1,537,343
FHLMC MULTICLASS FR CMO 25/10/20 USD1000'A-2' K010 4.333 10-25-2020	**	9,957,614
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	3,907,082
FHLMC MULTICLASS FREDDIE MAC STRUCTURED 12-25-2020	**	812,702
FHLMC MULTICLASS PREASSIGN 00320 4.5 09-15-2034	**	806,281
FHLMC MULTICLASS PREASSIGN 00343 08-25-2031	**	4,987
FHLMC MULTICLASS REMIC TR 2013-130 CL-EA3 06-25-2038	**	640,233
FHLMC MULTICLASS SER 004254 CL BM 2.5% DUE 01-15-2031 REG	**	369,558
FHLMC MULTICLASS SER 004257 CL A 2.5 10-15-2027	**	2,589,651
FHLMC MULTICLASS SER 004258 CL D 2.5 06-15-2027	**	1,541,934
FHLMC MULTICLASS SER 004281 CL LG 4 01-15-2043	**	1,298,093
FHLMC MULTICLASS SER 004293 CL KG 3.0% DUE 08-15-2043 REG	**	1,066,641
FHLMC MULTICLASS SER 004302 CL HF 01-15-2038	**	741,785
FHLMC MULTICLASS SER 004305 CL A 3.5 06-15-2048	**	1,423,830

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 004305 CL GA 2.0% DUE 02-15-2024 REG	**	181,370
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	422,649
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	15,203,134
FHLMC MULTICLASS SER 004711 CL HA 3 12-15-2043	**	731,293
FHLMC MULTICLASS SER 004774 CL LP 3.5% 09-15-2046	**	2,501,738
FHLMC MULTICLASS SER 004877 CL CA 3 04-15-2034	**	3,076,940
FHLMC MULTICLASS SER 004936 CL AP 2.5 09-25-2048	**	26,126,947
FHLMC MULTICLASS SER 15-DNA2 CL M-2 FLTG RT 12-25-2027	**	433,059
FHLMC MULTICLASS SER 18-4 CL MA 3.5% FIXED UE 11-25-2057 REG	**	632,816
FHLMC MULTICLASS SER 19-1 CL MT 3.5% 07-25-2058 REG	**	1,263,517
FHLMC MULTICLASS SER 2012-154 CLS PW 10-25-2042	**	725,616
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	109,974
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	96,628
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	103,325
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	284,988
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	136,193
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	55,541
FHLMC MULTICLASS SER 2812 CL FL FRN 02-15-2023	**	4,337
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	68,836
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	42,761
FHLMC MULTICLASS SER 3108 CL FP 12-15-2035	**	2,328,548
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	555,000
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	110,450
FHLMC MULTICLASS SER 3209 CL EG 4.5 08-15-2020	**	10,813
FHLMC MULTICLASS SER 3397 CL FC FLTG 12-15-2037	**	5,951
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	464,805
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	553,902
FHLMC MULTICLASS SER 3632 CL AG 4 06-15-2038	**	2,250
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	145,846
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	317,457
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	169,494
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	138,096
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	183,885
FHLMC MULTICLASS SER 3743 CL PA 2.5 12-15-2039	**	886,554
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	**	1,375,798
FHLMC MULTICLASS SER 3775 CL GC 4% 01-15-2039	**	1,588,483
FHLMC MULTICLASS SER 3786 CL P 4 01-15-2041	**	7,162,125
FHLMC MULTICLASS SER 3793 CL PE 4.0% 06-15-2039	**	7,398,621
FHLMC MULTICLASS SER 3806 CL JA 3.5 02-15-2026	**	88,803
FHLMC MULTICLASS SER 3819 CL G 4 06-15-2040	**	3,658,107
FHLMC MULTICLASS SER 3846 CL KA 3.5 03-15-2026	**	580,415

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 3857 CL LH 2.5% 01-15-2040	**	1,044,437
FHLMC MULTICLASS SER 3910 CL CU 4.0% DUE03-15-2041 REG	**	192,064
FHLMC MULTICLASS SER 3919 CL BE 2.75%08-15-2039	**	462,222
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	**	1,737,334
FHLMC MULTICLASS SER 3956 CL EB 3.25 11-15-2041	**	1,790,045
FHLMC MULTICLASS SER 3966 CL VZ 4 12-15-2041	**	959,929
FHLMC MULTICLASS SER 3974 CL C 3 01-15-2026	**	217,271
FHLMC MULTICLASS SER 3976 CL AE 2.5 08-15-2029	**	36,976
FHLMC MULTICLASS SER 4001 CL MH 2 01-15-2039	**	208,488
FHLMC MULTICLASS SER 4003 CL BG 2 10-15-2026	**	2,356,375
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	746,631
FHLMC MULTICLASS SER 4018 CL AL 2.0% 03-15-2027 REG	**	756,348
FHLMC MULTICLASS SER 4027 CL QJ 1.75 12-15-2040	**	419,154
FHLMC MULTICLASS SER 4057 CL CD 2.0% 04-15-2039 REG	**	332,202
FHLMC MULTICLASS SER 4059 CL DA 2.0% 02-15-2041 REG	**	363,983
FHLMC MULTICLASS SER 4100 CL EC 1.5 DUE 08-15-2027 REG	**	286,054
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	371,650
FHLMC MULTICLASS SER 4148 CL JB 1.5 12-15-2027	**	257,342
FHLMC MULTICLASS SER 4150 CL FN FLTG 07-15-2041	**	2,203,150
FHLMC MULTICLASS SER 4170 CL TC 1.625 02-15-2028	**	281,451
FHLMC MULTICLASS SER 4171 CL NG 2 06-15-2042	**	1,417,037
FHLMC MULTICLASS SER 4176 CL HA 4 DUE 12-15-2042	**	348,509
FHLMC MULTICLASS SER 4188 CL AG 2 04-15-2028	**	198,907
FHLMC MULTICLASS SER 4198 CL QP 4.0% 01-15-2033	**	2,410,649
FHLMC MULTICLASS SER 4219 CL JA 3.5 08-15-2039	**	207,770
FHLMC MULTICLASS SER 4223 CL CD 2.0% DUE11-15-2039	**	244,570
FHLMC MULTICLASS SER 4227 CL VA 3.5 DUE 10-15-2037 REG	**	1,650,889
FHLMC MULTICLASS SER 4261 CL DA 2.5% DUE06-15-2032	**	433,689
FHLMC MULTICLASS SER 4268 CL BP 4.25 08-15-2042	**	3,685,261
FHLMC MULTICLASS SER 4318 CL MA 3.0% DUE09-15-2039 REG	**	1,158,832
FHLMC MULTICLASS SER 4323 CL CB 2.0% DUE 03-15-2040 REG	**	347,044
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	1,177,427
FHLMC MULTICLASS SER 4332 CL CU 2.5% DUE01-15-2033	**	1,317,586
FHLMC MULTICLASS SER 4338 CL A 2.5% 05-15-2044	**	1,995,783
FHLMC MULTICLASS SER 4358 CL DA 3% 06-15-2040	**	174,550
FHLMC MULTICLASS SER 4373 CL PA 3 02-15-2043	**	933,543
FHLMC MULTICLASS SER 4377 CL KA STEP UP 12-15-2047	**	1,866,363
FHLMC MULTICLASS SER 4457 CL BA 3.0% DUE07-15-2039	**	962,759
FHLMC MULTICLASS SER 4458 CL CB 2.0% 2.0% DUE 11-15-2028 REG	**	193,025
FHLMC MULTICLASS SER 4479 CL AG 2 03-15-2026	**	2,380,046
FHLMC MULTICLASS SER 4488 CL MC 2.5% 09-15-2041 REG	**	316,077

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	8,395,750
FHLMC MULTICLASS SER 4650 CL CA 3.5% DUE 05-15-2043 REG	**	9,213,022
FHLMC MULTICLASS SER T-21 CL A 10-25-2029	**	114,238
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	4,136,782
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	543,333
FHLMC MULTICLASS SER-4238 CL-BG 3.0% 08-15-2030	**	1,156,385
FHLMC MULTICLASS SER-4447 CL-BA 3.0% 02-15-2033	**	2,459,702
FHLMC MULTICLASS SERIES K725 CLASS AM 3.104% DUE 05-25-2023 REG	**	610,105
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	**	1,444,517
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	5,657,051
FHLMC MULTICLASS SR K081 CL A2 VAR RT 08-25-2028	**	2,269,267
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	2,564,468
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	**	2,721,530
FHLMC MULTICLASS TRANCHE 00222 09-25-2028	**	5,744,241
FHLMC MULTICLASS TRANCHE 00346 2.624 08-25-2026	**	4,529,942
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	4,298,867
FHLMC MULTICLASS TRANCHE 00627 3.243 04-25-2027	**	189,822
FHLMC MULTICLASS TRANCHE 00628 3.326 05-25-2027	**	141,295
FHLMC MULTICLASS TRANCHE 00704 2.272 01-25-2023	**	6,276,442
FHLMC MULTICLASS TRANCHE 00868 09-25-2022	**	71,475
FHLMC MULTICLASS TRANCHE 00871 2.995 12-25-2025	**	4,691,911
FHLMC MULTICLASS TRANCHE 00878 3.08999991417 08-25-2022	**	3,624,822
FHLMC MULTICLASS TRANCHE 2.158 10-25-2021	**	7,142,835
FHLMC MULTICLASS TRANCHE 2.72 07-25-2026	**	384,814
FHLMC MULTICLASS TRANCHE 2.838 09-25-2022	**	164,411
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	456,003
FHLMC MULTIFAMILY STRUCTURED PASS THRO SER K733 CL AM VAR 09-25-2025	**	4,226,089
FHLMC POOL # QA0794 3.0% 07-01-2049 REG	**	1,096,770
FHLMC POOL # QA1033 3.0% 07-01-2049	**	17,287,545
FHLMC POOL # RA1340 3.0% 09-01-2049	**	5,630,297
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	91,613
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	30,228
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	58,369
FHLMC POOL #1J-1492 ADJ RT 11-01-2036	**	37,573
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	2,065,966
FHLMC POOL #C00650 7 09-01-2028	**	2,422
FHLMC POOL #G08788 3.5 11-01-2047	**	921,467
FHLMC POOL #G08795 3 01-01-2048	**	646,046
FHLMC POOL #Q25818 4.5 04-01-2044	**	2,457,461
FHLMC POOL #Q25819 4.5 04-01-2044	**	2,425,172
FHLMC POOL #QA0120 3.0% DUE 06-01-2049 REG	**	493,968

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC POOL #QA0190 3.0% 06-01-2049	**	192,653
FHLMC POOL #QA0241 3.0% 06-01-2049	**	1,704,565
FHLMC POOL #QA0445 3.0% 06-01-2049	**	1,067,757
FHLMC POOL #QA1597 3.0% DUE 08-01-2049	**	3,196,617
FHLMC POOL #QA2427 3% 09-01-2049 REG	**	1,306,321
FHLMC POOL #QA2593 3.0% DUE 09-01-2049 REG	**	302,579
FHLMC POOL #QA3322 2.5% 10-01-2049	**	98,122
FHLMC POOL #QA3732 3.0% DUE 10-01-2049	**	48,410
FHLMC POOL #QA5120 3.5% 11-01-2049	**	1,341,164
FHLMC POOL #QA5768 3.0% 01-01-2050	**	203,752
FHLMC POOL #QA5770 3% DUE 01-01-2050 REG	**	102,577
FHLMC POOL #QA5771 3.0% 01-01-2050	**	512,454
FHLMC POOL #RA1103 3 07-01-2049	**	2,380,496
FHLMC POOL #RA1224 3.0% DUE 08-01-2049	**	8,844,048
FHLMC POOL #RA1293 3.0% DUE 09-01-2049	**	2,519,054
FHLMC POOL #RA1341 3% 09-01-2049	**	1,817,697
FHLMC POOL #RA1343 0 09-01-2049	**	2,016,479
FHLMC POOL #RA1344 3 09-01-2049	**	1,528,544
FHLMC POOL #RA1352 3.0% 09-01-2049	**	4,200,901
FHLMC POOL #RA1371 3.5% 09-01-2049	**	102,105
FHLMC POOL #RA1460 3.0% 10-01-2049	**	2,322,782
FHLMC POOL #RA1461 3.0% DUE 10-01-2049	**	3,138,392
FHLMC POOL #RA1564 2.5% DUE 10-01-2049	**	197,150
FHLMC POOL #SB0094 3% DUE 06-01-2033 REG	**	7,833,511
FHLMC POOL #SD8005 3.5% 08-01-2049	**	1,756,386
FHLMC POOL #ZN4906 3.0% 04-01-2049	**	532,287
FHLMC POOL #ZN6631 3.0% 06-01-2049	**	1,632,780
FHLMC POOL #ZN6682 3.0% 06-01-2049	**	759,433
FHLMC POOL #ZN6689 3.0% 06-01-2049	**	786,059
FHLMC POOL #ZT1867 3% 04-01-2049	**	24,955,650
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	706
FHLMC POOL#RA1355 3.0% 09-01-2049 REG	**	7,767,854
FHLMC POOL#RA1496 3.0% 10-01-2049	**	3,425,542
FHLMC POOL#SD8024 3.0% 10-01-2049	**	4,870,359
FHLMC SER 3645 CL KP 5 02-15-2040	**	494,450
FHLMC UMBS 30Y POOL# QA-1627 3.0% 08-01-2049	**	875,892
FHLMC UMBS 30Y POOL# QA-2090 3.0% 08-01-2049	**	904,322
FIAT CHRYSLER 4.5% DUE 04-15-2020	**	704,375
FIAT CHRYSLER AUTOMOBILES NV	**	2,346,562
FIBROGEN INC COM	**	523,258
FID NATL FIXED .75% DUE 05-21-2023	**	114,606

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIDELITY NATL FINANCIAL 5.5 DUE 09-01-2022 BEO	**	2,476,474
FIDELITY NATL INFORMATION SVCS INC 3.75%05-21-2029 REG	**	137,032
FIDELITY NATL INFORMATION SVCS INC COM STK	**	14,041,970
FIESTA RESTAURANT GROUP INC COM	**	242,631
FIFTH THIRD BANCORP 2.375% DUE 01-28-2025 REG	**	100,175
FIFTH THIRD BANCORP 3.5 BNDS DUE 03-15-2022	**	2,062,804
FIFTH THIRD BANCORP 3.65% DUE 01-25-2024	**	2,385,471
FIFTH THIRD BK TRANCHE # SR 00035 FLTG DUE 10-30-2020	**	6,274,732
FINANCIAL INSTNS INC COM	**	91,774
FINJAN HLDGS INC COM NEW COM NEW	**	9,875
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	408,432
FIREEYE INC COM	**	1,888,007
FIRST ABU DHABI BK AED1	**	118,753
FIRST AMERN FINL CORP COM STK	**	287,226
FIRST BANCORP INC ME COM	**	50,968
FIRST BANCORP N C COM	**	519,908
FIRST BANCORP P R COM NEW COM NEW	**	798,571
FIRST BANCSHARES INC MISS COM	**	80,524
FIRST BK WILLIAMSTOWN NEW JERSEY COM	**	30,332
FIRST BUSEY CORP COM NEW COM NEW	**	222,530
FIRST BUSINESS FINL SVCS INC WIS COM STK	**	40,917
FIRST CAP REAL EST UNIT	**	411,248
FIRST CMNTY BANKSHARES	**	88,934
FIRST CMNTY CORP S C COM	**	16,705
FIRST DEFIANCE FINANCIAL CORP COM STK USD0.01	**	76,899
FIRST FINL BANCORP OHIO COM	**	417,216
FIRST FINL CORP IND COM	**	91,303
FIRST FINL HLDG CO TWD10	**	742,211
FIRST FINL NORTHWEST INC COM STK	**	22,963
FIRST GEN CORPORAT PHP1	**	276,190
FIRST HAWAIIAN INC COM	**	722,981
FIRST HORIZON NATL CORP COM	**	812,434
FIRST INTERNET BANCORP COM STK	**	42,891
FIRST INTERSTATE BANCSYS/MT	**	221,589
FIRST LONG IS CORP COM	**	112,985
FIRST MERCHANTS CORP COM	**	331,888
FIRST MID BANCSHARES INC COM USD4.00	**	97,502
FIRST MIDWEST BANCORP INC DEL COM	**	398,085
FIRST NORTHWEST BANCORP COM	**	37,638
FIRST PHILIPPINE PHP10	**	9,117
FIRST REIT NPV (REIT)	**	113,807

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIRST SOLAR INC COM	**	1,163,352
FIRSTENERGY CORP 2.85% 07-15-2022	**	203,262
FIRSTENERGY CORP 2.85% 07-15-2022	**	5,091,712
FIRSTENERGY CORP 4.25 DUE 03-15-2023	**	8,994,349
FIRSTENERGY CORP 7.375% DUE 11-15-2031	**	1,412,104
FIRSTENERGY CORP COM	**	14,268,668
FIRSTENERGY TRANSMISSION LLC SR NT 144A 4.55% 04-01-2049	**	189,161
FIRSTGROUP ORD GBP0.05	**	993,988
FISERV INC 2.75% DUE 07-01-2024	**	6,340,052
FISERV INC 3.2% DUE 07-01-2026	**	517,823
FISERV INC 3.8% 10-01-2023	**	2,181,356
FISERV INC COM	**	15,615,600
FITBIT INC CL A CL A	**	107,150
FIVE BELOW INC COM USD0.01	**	1,917,900
FIVE PRIME THERAPEUTICS INC COM	**	108,884
FIVE STAR SR LIVING INC FORMERLY FIVE STAR QUALITY CARE INC COM NEW COM NEW	**	148
FJORDKRAFT HLDG NOK0.3	**	148,427
FL PWR & LT CO 3.125% DUE 12-01-2025	**	7,880,835
FL PWR & LT CO 3.25% DUE 06-01-2024	**	193,794
FL PWR & LT CO 3.8% DUE 12-15-2042	**	130,894
FL PWR & LT CO 3.95% 03-01-2048	**	228,248
FLAGSHIP CR AUTO 2.33% DUE 02-15-2024	**	3,040,260
FLAGSHIP CR AUTO 2.71% DUE 11-15-2022	**	1,001,030
FLAGSHIP CR AUTO 2.74% DUE 10-15-2025	**	399,602
FLAGSHIP CR AUTO 2.83% DUE 03-15-2023	**	30,266
FLAGSHIP CR AUTO 2.83% DUE 10-16-2023	**	1,125,224
FLAGSHIP CR AUTO 2.96000003815% DUE 07-15-2023	**	276,764
FLAGSHIP CR AUTO 3.59% DUE 12-16-2024	**	1,747,362
FLAGSHIP CR AUTO 3.61999988556% DUE 07-15-2023	**	162,009
FLAGSTAR BANCORP INC COM PAR$.001	**	337,824
FLAGSTAR MTG TR 2018-2 MTG SER 2018-2 CLS A4 VAR 04-25-2048	**	5,520,730
FLEETCOR TECHNOLOGIES INC COM	**	11,975,482
FLEX LTD COM USD0.01	**	1,296,061
FLEXSTEEL INDS INC COM	**	28,087
FLOOR & DECOR HLDGS INC CL A CL A	**	2,064,055
FLOTEK INDS INC DEL COM	**	23,252
FLUENT INC COM	**	15,425
FLUIDIGM CORP DEL COM STK	**	168,815
FLUOR CORP NEW COM	**	1,192,650
FLUSHING FINL CORP COM	**	88,969
FMC CORP 3.45% DUE 10-01-2029	**	2,874,467

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FMR BROS CO DEL	**	94,020
FMS WERTMANAGEMENT GLOBAL NT 1.75% DUE 01-24-2020 REG	**	34,574,669
FNMA POOL #SD-8037 2.5% 01-01-2050	**	46,482,196
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	34,050
FNMA 2% CMO 25/08/2040 USD'PB' 2 08-25-2040	**	479,396
FNMA 2.375% 01-19-2023	**	2,725,175
FNMA 2.5 02-05-2024	**	4,685,607
FNMA 2.61% DUE 10-25-2028 REG	**	15,324,968
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	114,499
FNMA 2009-W1 CL-A 5.99831008911 12-25-2049	**	74,793
FNMA 2011-74 CL QM 4.5 11-25-2040	**	3,336,136
FNMA 2019-M23 CL 3A3 VAR RT DUE 10-25-2031	**	1,105,055
FNMA 4.5% MBS 01/04/2049 USD'BN5404F' POOL #BN5404 4.5% DUE 04-01-2049 BEO	**	1,247,044
FNMA AR9203 3.5 DUE 03-01-2043	**	1,142,443
FNMA AT0238 2.5 DUE 03-01-2043	**	762,979
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	122,225
FNMA DTD 11/03/2000 6.625 11-15-2030	**	3,663,695
FNMA DUE SER 2018-M10 CL A2 VAR RT 07-25-2028 REG	**	9,962,271
FNMA FANNIE MAE 2.125 04-24-2026	**	304,540
FNMA FLTG RT SER 19-14 CL FA 04-25-2049 REG	**	21,699,892
FNMA FN BF0145 POOL #BF0145 3.5% DUE 03-01-2057 REG	**	9,758,260
FNMA FNMA 11-25-2046	**	2,002,868
FNMA FNMA 2.25% DUE 11-25-2040 BEO 2.25 11-25-2040	**	619,814
FNMA FNMA 3.726 06-25-2021	**	2,241,989
FNMA FNR 2011-75 ME 3 08-25-2026	**	657,802
FNMA FR CMO 25/02/2037 USD1000'DF' 2007-4 02-25-2037	**	473,015
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	22,800
FNMA MULTICLASS SER 2018-M7 CL A1 VAR RT 03-25-2028 REG	**	5,947,946
FNMA POOL CA2652 5.0% 11-01-2048	**	7,373,923
FNMA POOL # BN7652 3.0% 07-01-2049	**	7,381,030
FNMA POOL # CA3955 3.5% 08-01-2049 REG	**	6,775,164
FNMA POOL # CA4134 3.0% 09-01-2049 REG	**	6,035,519
FNMA POOL #100168 9.5% 01-15-2021 BEO	**	4
FNMA POOL #108489 9% 11-01-2020 BEO	**	1,499
FNMA POOL #190353 5% 08-01-2034 BEO	**	6,017
FNMA POOL #190357 5% 03-01-2035 BEO	**	4,709
FNMA POOL #190360 5% 08-01-2035 BEO	**	3,603
FNMA POOL #190377 5% 11-01-2036 BEO	**	149,942
FNMA POOL #190533 7% 01-01-2024 BEO	**	926
FNMA POOL #242136 7% 10-01-2023 BEO	**	238

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #245442 7.0 GTD MTG PASS THRU CTF DUE 11-01-2023 REG	**	1,502
FNMA POOL #253153 7% DUE 02-01-2020 REG	**	25
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	29,157
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	290
FNMA POOL #254793 5% 07-01-2033 BEO	**	116,397
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	4,372
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	6,220
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	73,522
FNMA POOL #267989 7.0 GTD MTG PASS THRU CTF DUE 02-01-2024 REG	**	1,577
FNMA POOL #274621 7% 03-01-2024 BEO	**	722
FNMA POOL #312206 4.47% 06-01-2025 BEO	**	27,110
FNMA POOL #313947 7% 01-01-2028 BEO	**	871
FNMA POOL #330089 8% 04-01-2025 BEO	**	14,198
FNMA POOL #330126 4.405% 08-01-2025 BEO	**	30,052
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	7,509
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	142
FNMA POOL #347633 4.5% 07-01-2026 BEO	**	9,890
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	28,121
FNMA POOL #369996 7.5% DUE 01-01-2027 REG	**	2,552
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	5,288
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	6,306
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	320
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	4,349
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	460
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	489
FNMA POOL #492745 7% 05-01-2029 BEO	**	2,231
FNMA POOL #50305 9.5% 05-01-2020 BEO	**	44
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	2,164
FNMA POOL #50402 9% 02-01-2021 BEO	**	40
FNMA POOL #50415 9.00 GTD MTG PASS THRU CTF DUE 03-01-2021 REG	**	66
FNMA POOL #507521 7% 08-01-2029 BEO	**	4,129
FNMA POOL #50795 7% 09-01-2023 BEO	**	522
FNMA POOL #509436 7% DUE 10-01-2029 REG	**	6,705
FNMA POOL #50947 7% 12-01-2023 BEO	**	7,205
FNMA POOL #50966 7% 01-01-2024 BEO	**	2,696
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	404
FNMA POOL #50993 7% DUE 02-01-2024 REG	**	1,801
FNMA POOL #511103 7% DUE 08-01-2029 REG	**	3,572
FNMA POOL #511384 7% 09-01-2029 BEO	**	1,532
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	3,037
FNMA POOL #517511 7% DUE 10-01-2029 REG	**	2,642
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	901
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	2,733
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	17,870
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	48,265
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	63,752
FNMA POOL #555743 5% 09-01-2033 BEO	**	140,849

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #569972 7.5% DUE 03-01-2031 REG	**	14,430
FNMA POOL #593848 8% 07-01-2031 BEO	**	18,621
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	46,257
FNMA POOL #604576 6.5% 09-01-2021 BEO	**	1,604
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	7,928
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	86,326
FNMA POOL #725162 6% 02-01-2034 BEO	**	33,755
FNMA POOL #725229 6% 03-01-2034 BEO	**	92,931
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	80,130
FNMA POOL #735061 6% 11-01-2034 BEO	**	861,946
FNMA POOL #735382 5% 04-01-2035 BEO	**	605,361
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	847,927
FNMA POOL #735501 6% 05-01-2035 BEO	**	199,482
FNMA POOL #735503 6% 04-01-2035 BEO	**	241,116
FNMA POOL #735561 FLTG DUE 04-01-2034	**	41,711
FNMA POOL #735580 5% 06-01-2035 BEO	**	284,345
FNMA POOL #735676 5% 07-01-2035 BEO	**	190,740
FNMA POOL #735893 5% 10-01-2035 BEO	**	80,089
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	1,190,990
FNMA POOL #745000 6% 10-01-2035 BEO	**	45,738
FNMA POOL #745140 5% 11-01-2035 BEO	**	1,117,230
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	117,817
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	626,847
FNMA POOL #745885 6% 10-01-2036 BEO	**	384,117
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	40,270
FNMA POOL #745959 5.5% 11-01-2036 BEO	**	272,686
FNMA POOL #811569 6% 06-01-2021 BEO	**	3,479
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	130,910
FNMA POOL #825480 FLTG RT 06-01-2035	**	25,351
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	35,573
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	9,341
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	56,822
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	276,170
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	249,440
FNMA POOL #843997 4.204% 11-01-2035 BEO	**	101,643
FNMA POOL #844052 4.065 11-01-2035 BEO	**	9,947
FNMA POOL #844148 4.274% 11-01-2035 BEO	**	11,296
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	7,620
FNMA POOL #844789 4.124% 11-01-2035 BEO	**	10,935
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	70,697
FNMA POOL #872021 6% 06-01-2021 BEO	**	7,659
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	868,726
FNMA POOL #879394 5% DUE 02-01-2021 REG	**	3,520
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	12,835
FNMA POOL #884729 4.729% 08-01-2036 BEO	**	55,032
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	72,528
FNMA POOL #888365 6% 04-01-2022 BEO	**	5,943

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #888560 6 11-01-2035 BEO	**	453,843
FNMA POOL #888601 5.5% 06-01-2020 BEO	**	593
FNMA POOL #888637 6% 09-01-2037 BEO	**	63,103
FNMA POOL #888832 6.5% 11-01-2037 BEO	**	18,341
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	118,542
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	28,756
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	129,840
FNMA POOL #889117 5% 10-01-2035 BEO	**	400,144
FNMA POOL #889190 6% 03-01-2038 BEO	**	54,705
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	841,629
FNMA POOL #890116 7% 02-01-2023 BEO	**	81,572
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	74,119
FNMA POOL #890248 6% 08-01-2037 BEO	**	956,231
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	197,722
FNMA POOL #890594 3% 01-01-2029 BEO	**	365,050
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	2,198,606
FNMA POOL #890843 3% 09-01-2047 BEO	**	7,426,239
FNMA POOL #890876 3.5% 02-01-2049 BEO	**	474,901
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	97,963
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	25,374
FNMA POOL #903261 6% 10-01-2036 BEO	**	59,121
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	7,991
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	1,098
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	179,765
FNMA POOL #918653 6% 06-01-2037 BEO	**	26,220
FNMA POOL #924874 7% 10-01-2037 BEO	**	13,710
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	5,598
FNMA POOL #928938 7% 12-01-2037 BEO	**	40,065
FNMA POOL #929298 5% 03-01-2038 BEO	**	146,482
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	302,204
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	485,420
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	422,395
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	856,958
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	112,440
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	7,892
FNMA POOL #932850 4% 12-01-2040 BEO	**	221,229
FNMA POOL #933409 5% 03-01-2038 BEO	**	129,001
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	32,768
FNMA POOL #934648 7% DUE 11-01-2038 BEO	**	121,663
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	54,007
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	73,903
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	17,235
FNMA POOL #948849 6% 08-01-2037 BEO	**	332,794
FNMA POOL #955183 7% 11-01-2037 BEO	**	64,894
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	3,690
FNMA POOL #962062 5% 03-01-2038 BEO	**	206,025
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	129,939

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #968066 6% 10-01-2022 BEO	**	20,195
FNMA POOL #968252 7% 02-01-2038 BEO	**	12,907
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	44,376
FNMA POOL #972242 6.5% 03-01-2038 BEO	**	1,536
FNMA POOL #972571 5% 03-01-2038 BEO	**	15,963
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	2,349
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	55,313
FNMA POOL #974156 7% 02-01-2038 BEO	**	18,877
FNMA POOL #975184 5% 03-01-2038 BEO	**	100,394
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	57,423
FNMA POOL #979973 5% 09-01-2036 BEO	**	13,477
FNMA POOL #984632 ADJ RT DUE 06-01-2038 BEO	**	114,382
FNMA POOL #985626 6% 04-01-2033 BEO	**	253,069
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	175,518
FNMA POOL #991549 7% 11-01-2038 BEO	**	41,067
FNMA POOL #992249 7% 11-01-2038 BEO	**	8,451
FNMA POOL #992262 5% 01-01-2039 BEO	**	15,010
FNMA POOL #995072 5.5% 08-01-2038 BEO	**	212,129
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	129,433
FNMA POOL #995381 6% 01-01-2024 BEO	**	43,272
FNMA POOL #995899 6% 02-01-2038 BEO	**	94,498
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	117,092
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	3,271
FNMA POOL #AB1228 5% 07-01-2040 BEO	**	32,571
FNMA POOL #AB2801 3.5% 04-01-2026 BEO	**	340,696
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	652,065
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	520,123
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	560,561
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	832,909
FNMA POOL #AB4698 4% 03-01-2042 BEO	**	233,313
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	2,558,592
FNMA POOL #AB4955 4% 04-01-2042 BEO	**	369,436
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	308,241
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	687,058
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	419,481
FNMA POOL #AB6136 2.5% 09-01-2027 BEO	**	1,113,247
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	1,878,010
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	456,757
FNMA POOL #AB6335 2% 10-01-2027 BEO	**	333,615
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	271,677
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	549,173
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	1,505,208
FNMA POOL #AB7059 2.5% 11-01-2042 BEO	**	3,150,755
FNMA POOL #AB7142 2.5% 12-01-2027 BEO	**	323,288
FNMA POOL #AB7272 3 12-01-2042 REG	**	1,015,297
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	2,728,815
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	754,915

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	1,165,771
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	1,871,395
FNMA POOL #AB7707 2% 01-01-2028 BEO	**	802,838
FNMA POOL #AB7716 2.5% 01-01-2028 BEO	**	180,855
FNMA POOL #AB7728 2.5% 01-01-2043 BEO	**	320,056
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	1,590,435
FNMA POOL #AB8464 2.5% 02-01-2043 BEO	**	281,068
FNMA POOL #AB8465 2.5% 02-01-2043 BEO	**	482,995
FNMA POOL #AB8874 2% 04-01-2023 BEO	**	377,064
FNMA POOL #AB8925 3% DUE 04-01-2043 BEO	**	83,065
FNMA POOL #AB9136 2.5% 04-01-2043 BEO	**	1,228,180
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	1,721,634
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	485,164
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	2,090,391
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	190,955
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	219,337
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	195,588
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	72,131
FNMA POOL #AB9972 2% DUE 07-01-2023 BEO	**	1,109,080
FNMA POOL #AB9980 3.5% 07-01-2043 BEO	**	554,461
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	249,579
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	104,631
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	122,917
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	833,700
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	609,834
FNMA POOL #AD0121 4.5% 09-01-2029 BEO	**	925,678
FNMA POOL #AD0217 6% 08-01-2037 BEO	**	60,788
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	380,013
FNMA POOL #AD0296 FLTG 12-01-2036	**	135,425
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	46,680
FNMA POOL #AD0452 6% 04-01-2021 BEO	**	18,973
FNMA POOL #AD0471 5.5% 01-01-2024 BEO	**	63,336
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	72,753
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	99,755
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	851,936
FNMA POOL #AD6510 5% 05-01-2040 BEO	**	17,653
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	25,143
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	192,946
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	106,609
FNMA POOL #AE0081 6% 07-01-2024 BEO	**	73,632
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	348,850
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	5,605
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	490,564
FNMA POOL #AE0654 3.78% DUE 12-01-2040 BEO	**	1,927,554
FNMA POOL #AE0758 7% 02-01-2039 BEO	**	547,325
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	672,013
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	9,801

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	31,273
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	182,670
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	83,946
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	105,220
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	242,732
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	31,711
FNMA POOL #AE7283 4% 10-01-2040 BEO	**	12,698
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	2,088
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	2,973
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	2,115
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	1,215,717
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	286,057
FNMA POOL #AM0392 2.14% DUE 01-01-2021 BEO	**	1,278,364
FNMA POOL #AM2674 2.61% DUE 03-01-2023 BEO	**	614,675
FNMA POOL #AM2711 2.57% DUE 03-01-2023 BEO	**	405,721
FNMA POOL #AM4066 3.59% 08-01-2023 BEO	**	946,080
FNMA POOL #AM4764 3.44% DUE 11-01-2023 BEO	**	636,298
FNMA POOL #AM5079 3.45 DUE 01-01-2024 BEO	**	685,616
FNMA POOL #AM5473 3.76% 03-01-2024 BEO	**	932,483
FNMA POOL #AM5612 3.42% DUE 05-01-2024 REG	**	790,340
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,197,402
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	4,903,090
FNMA POOL #AN2309 2.21% 07-01-2026	**	702,261
FNMA POOL #AN2670 2.305% DUE 11-01-2026 BEO	**	353,158
FNMA POOL #AN2689 2.2% 10-01-2026	**	971,941
FNMA POOL #AN4000 3% DUE 12-01-2026 BEO	**	1,009,916
FNMA POOL #AN4073 3.07% DUE 01-01-2029 REG	**	388,425
FNMA POOL #AN4439 2.93% DUE 01-01-2027 BEO	**	364,290
FNMA POOL #AN7895 3.55% DUE 12-01-2027 BEO	**	4,753,800
FNMA POOL #AN7904 3.44% 12-01-2027	**	3,650,409
FNMA POOL #AN9686 3.52% DUE 06-01-2028 BEO	**	2,147,810
FNMA POOL #AN9976 3.96% DUE 02-01-2030 BEO	**	2,355,024
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	513,231
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	253,172
FNMA POOL #AO2801 3% DUE 06-01-2027 BEO	**	1,318,124
FNMA POOL #AO2802 3% 06-01-2027 BEO	**	1,633,861
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	1,358,571
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	2,337,239
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	245,576
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	276,764
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	135,012
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	62,165
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	405,428
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	417,282
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	378,028
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	831,850
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	524,251

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	491,611
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	545,652
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	131,955
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	52,224
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	302,274
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	502,226
FNMA POOL #AP8774 2% 10-01-2027 BEO	**	300,275
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	447,565
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	267,841
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	1,152,630
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	1,817,573
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	215,462
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	169,047
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	258,368
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	111,042
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	494,702
FNMA POOL #AQ8653 2.5% 12-01-2042 BEO	**	436,513
FNMA POOL #AQ9990 2.5% 02-01-2043 BEO	**	1,043,210
FNMA POOL #AR2602 2.5% DUE 02-01-2043 BEO	**	466,507
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	499,537
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	160,559
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	339,278
FNMA POOL #AR4473 2.5% 03-01-2028 BEO	**	956,517
FNMA POOL #AR6707 2% 02-01-2028 BEO	**	359,678
FNMA POOL #AR7182 2.5% 03-01-2043 BEO	**	501,076
FNMA POOL #AR7213 2.5% 05-01-2043 BEO	**	534,629
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	2,134,921
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	140,201
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	201,968
FNMA POOL #AR7970 2.5% DUE 03-01-2043 REG	**	509,854
FNMA POOL #AR8600 2.5% DUE 07-01-2043 REG	**	547,133
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	2,128,855
FNMA POOL #AR9215 3% DUE 03-01-2043 REG	**	1,565,968
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	481,493
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	458,542
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	110,893
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	231,186
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	144,024
FNMA POOL #AS1340 2% 12-01-2023 BEO	**	764,809
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	95,382
FNMA POOL #AS1745 3% 02-01-2029 BEO	**	1,537,584
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	163,989
FNMA POOL #AS2117 4.0% 04-01-2044	**	8,247
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	1,073,890
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	183,117
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	925,289
FNMA POOL #AS4271 4.5% 01-01-2045 BEO	**	219,073

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	899,612
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	1,690,756
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	1,495,674
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	837,313
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	147,452
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	1,560,765
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	2,602,236
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	1,228,222
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	13,439,244
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	340,731
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	17,135,817
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	2,431,785
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	3,602,801
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	143,591
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	3,957,907
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	327,232
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	193,924
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	668,503
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	1,923,393
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	6,474,509
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	1,087,938
FNMA POOL #AS7155 3% 05-01-2046 BEO	**	960,790
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	1,681,143
FNMA POOL #AS7533 3% 07-01-2046 BEO	**	3,350,413
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	1,571,479
FNMA POOL #AS7738 3% 08-01-2046 BEO	**	2,204,265
FNMA POOL #AS7844 3% 09-01-2046 BEO	**	1,695,249
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	1,822,076
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	311,703
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	3,160,932
FNMA POOL #AS8269 3% 11-01-2046 BEO	**	19,027,837
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	925,546
FNMA POOL #AS8980 4.5% 03-01-2047 BEO	**	2,765,492
FNMA POOL #AS9453 4% 04-01-2047 BEO	**	10,158,554
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	6,361,008
FNMA POOL #AS9610 4.5% 05-01-2047 BEO	**	9,270,827
FNMA POOL #AT0162 2.5% DUE 03-01-2043 REG	**	462,599
FNMA POOL #AT0333 2.5% DUE 04-01-2043 REG	**	770,210
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	103,427
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	2,156,504
FNMA POOL #AT2005 2.5% 04-01-2028 BEO	**	770,962
FNMA POOL #AT2008 2.5% DUE 04-01-2043 REG	**	522,328
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	54,456
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	974,375
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	10,638,865
FNMA POOL #AT2894 2.5% DUE 05-01-2028 REG	**	191,811
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	526,640

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	1,716,913
FNMA POOL #AT5198 2.5 DUE 05-01-2043 REG	**	441,437
FNMA POOL #AT5612 2.5% 04-01-2043 BEO	**	651,906
FNMA POOL #AT5690 3% 06-01-2043 BEO	**	44,238
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	60,163
FNMA POOL #AT5907 4% 06-01-2043 BEO	**	851,596
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	318,644
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	195,766
FNMA POOL #AT6656 2.5% 05-01-2043 BEO	**	470,750
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	49,242
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	68,993
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	1,497,317
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	123,846
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	1,999,356
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	285,796
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	2,313,395
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	102,739
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	2,088,637
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	107,408
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	221,720
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	184,669
FNMA POOL #AU0909 2% 07-01-2028 BEO	**	407,126
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	550,301
FNMA POOL #AU1130 2.5% 09-01-2043 BEO	**	364,718
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	152,385
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	3,844,651
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	106,312
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	166,420
FNMA POOL #AU2909 3% 08-01-2028 BEO	**	887,600
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	45,296
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	161,414
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	259,099
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	144,014
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	239,180
FNMA POOL #AU3732 2.5% 08-01-2043 BEO	**	989,197
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	147,961
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	109,599
FNMA POOL #AU4278 2.5% 09-01-2043 BEO	**	395,756
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	103,214
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	2,502,543
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	188,329
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	108,981
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	424,939
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	145,332
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	307,588
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	28,672
FNMA POOL #AV2425 4% 02-01-2045 BEO	**	185,195

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AV4486 4.5% 01-01-2044 BEO	**	234,731
FNMA POOL #AV4502 4.5% 01-01-2044 BEO	**	187,375
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	207,635
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	1,293,504
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	206,933
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	604,319
FNMA POOL #AV5731 4.5% 04-01-2044 BEO	**	272,173
FNMA POOL #AV5732 4.5% 04-01-2044 BEO	**	166,659
FNMA POOL #AV5733 4.5% 04-01-2044 BEO	**	173,337
FNMA POOL #AV5734 4.5% 04-01-2044 BEO	**	324,774
FNMA POOL #AV7116 4.5% 03-01-2044 BEO	**	281,859
FNMA POOL #AV8492 4.5% 02-01-2044 BEO	**	425,233
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	745,769
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	496,014
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	113,905
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	29,203
FNMA POOL #AX3719 3.5% 07-01-2027 BEO	**	529,656
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	951,454
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	2,766,512
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	140,346
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	141,943
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	1,361,628
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	456,225
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	389,667
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	507,714
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	541,273
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	12,141
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	182,351
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	94,366
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	1,693,649
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	13,990
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	4,123,309
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	8,305,014
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	1,268,331
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	746,033
FNMA POOL #B00968 4% DUE 06-01-2049	**	306,102
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	12,641
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	**	594,577
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	392,079
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	7,233,106
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	1,508,300
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	25,096
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	583,359
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	25,919
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	44,039
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	476,791
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	657,590

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	75,695
FNMA POOL #BC0884 3% 05-01-2046 BEO	**	1,528,401
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	583,807
FNMA POOL #BC1509 3% 08-01-2046 BEO	**	1,341,509
FNMA POOL #BC2817 3% 09-01-2046 BEO	**	2,872,605
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	776,997
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	998,927
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	**	908,511
FNMA POOL #BC4764 3% 10-01-2046 BEO	**	1,638,544
FNMA POOL #BD5992 2.5% 07-01-2031 BEO	**	1,546,848
FNMA POOL #BD8104 3% 10-01-2046 BEO	**	1,972,047
FNMA POOL #BE9806 4.5% 03-01-2047 BEO	**	704,885
FNMA POOL #BE9838 4.5% 03-01-2047 BEO	**	729,491
FNMA POOL #BE9839 4.5% 04-01-2047 BEO	**	702,780
FNMA POOL #BF0035 4% 04-01-2055 BEO	**	71,310
FNMA POOL #BF0064 4% 09-01-2055 BEO	**	75,152
FNMA POOL #BF0104 4% 02-01-2056 BEO	**	4,252,009
FNMA POOL #BF0133 4% 08-01-2056 BEO	**	14,676,473
FNMA POOL #BF0183 4% 01-01-2057 BEO	**	2,441,447
FNMA POOL #BF0191 4% 06-01-2057 BEO	**	4,973,968
FNMA POOL #BF0222 4.5% 09-01-2057 BEO	**	2,994,126
FNMA POOL #BF0299 3.5% 08-01-2058 BEO	**	296,268
FNMA POOL #BF0334 3.5% 01-01-2059 BEO	**	408,299
FNMA POOL #BH2623 4% DUE 08-01-2047 BEO	**	24,965,309
FNMA POOL #BH4101 3.5% 10-01-2047 BEO	**	4,391,910
FNMA POOL #BH6197 4% 07-01-2047 BEO	**	751,675
FNMA POOL #BH6198 4% 07-01-2047 BEO	**	1,212,489
FNMA POOL #BH6199 4% 07-01-2047 BEO	**	1,424,672
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	**	1,471,996
FNMA POOL #BJ1635 3% 11-01-2032 BEO	**	1,828,443
FNMA POOL #BJ2544 3% 12-01-2037 BEO	**	1,166,469
FNMA POOL #BJ5803 4% DUE 03-01-2048 BEO	**	919,456
FNMA POOL #BJ8078 3.5% 03-01-2048 BEO	**	431,214
FNMA POOL #BJ8703 3.5% 05-01-2049 BEO	**	202,433
FNMA POOL #BJ9249 4.5% 06-01-2048 BEO	**	1,110,645
FNMA POOL #BK0751 3.5% 03-01-2048 BEO	**	352,234
FNMA POOL #BK0806 4% 04-01-2048 BEO	**	8,288,709
FNMA POOL #BK5094 5% 05-01-2048 BEO	**	1,679,057
FNMA POOL #BK5710 4% 04-01-2048 BEO	**	1,754,889
FNMA POOL #BK7608 4% 09-01-2048 BEO	**	28,395,657
FNMA POOL #BK8753 4.5% 06-01-2049 BEO	**	1,363,848
FNMA POOL #BK8814 4.5% 08-01-2048 BEO	**	1,698,581
FNMA POOL #BK8893 4% 10-01-2048 BEO	**	22,371,714
FNMA POOL #BK9849 4% 09-01-2033 BEO	**	1,079,489
FNMA POOL #BL0405 3.64% DUE 11-01-2028 BEO	**	647,593
FNMA POOL #BL2201 3.35% DUE 05-01-2029 BEO	**	234,587
FNMA POOL #BL2321 3.16% DUE 06-01-2029 BEO	**	5,160,707

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BL2576 3.04% DUE 06-01-2029 BEO	**	1,052,179
FNMA POOL #BL3152 2.84% DUE 08-01-2031 BEO	**	307,573
FNMA POOL #BL3413 2.87% DUE 07-01-2031 BEO	**	205,639
FNMA POOL #BL3432 2.84% DUE 08-01-2031 BEO	**	410,138
FNMA POOL #BL3522 2.52% DUE 10-01-2029 BEO	**	221,893
FNMA POOL #BL3540 2.79% DUE 08-01-2029 BEO	**	2,680,481
FNMA POOL #BL3561 2.74% DUE 08-01-2029 BEO	**	821,260
FNMA POOL #BL3648 2.85% 08-01-2031 BEO	**	841,464
FNMA POOL #BL3700 2.92% DUE 08-01-2031 BEO	**	102,818
FNMA POOL #BL3728 2.87% 08-01-2031 BEO	**	103,185
FNMA POOL #BL3729 2.765% 08-01-2031 BEO	**	508,886
FNMA POOL #BL3731 2.765% 08-01-2031 BEO	**	101,777
FNMA POOL #BL3733 2.81% 08-01-2031 BEO	**	919,930
FNMA POOL #BL3771 2.77% 08-01-2031 BEO	**	1,221,927
FNMA POOL #BL3774 2.765% 08-01-2031 BEO	**	203,554
FNMA POOL #BL3775 2.765% 08-01-2031 BEO	**	508,886
FNMA POOL #BL3776 2.765% 08-01-2031 BEO	**	305,331
FNMA POOL #BL3975 2.4% 10-01-2031 BEO	**	1,345,019
FNMA POOL #BL4018 2.67% DUE 09-01-2031 BEO	**	201,803
FNMA POOL #BL5081 2.63% DUE 05-01-2030 BEO	**	2,247,984
FNMA POOL #BM1565 3% 04-01-2047 BEO	**	3,341,779
FNMA POOL #BM1775 4.5% 07-01-2047 BEO	**	934,077
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	**	2,063,460
FNMA POOL #BM3280 4.5% 11-01-2047 BEO	**	10,355,248
FNMA POOL #BM3473 3.5% 11-01-2047 BEO	**	1,249,540
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	**	35,000,616
FNMA POOL #BM3855 4% 03-01-2048 BEO	**	2,894,782
FNMA POOL #BM3904 5% 05-01-2048 BEO	**	2,189,932
FNMA POOL #BM4579 3% 04-01-2047 BEO	**	7,316,513
FNMA POOL #BM4676 4% 10-01-2048 BEO	**	3,013,470
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	**	627,626
FNMA POOL #BM4733 3.5% 07-01-2032 BEO	**	933,534
FNMA POOL #BM4750 3.5% 02-01-2045 BEO	**	470,484
FNMA POOL #BM4751 3.5% 03-01-2043 BEO	**	2,659,899
FNMA POOL #BM4897 3.5% 12-01-2046 BEO	**	3,668,249
FNMA POOL #BM5082 4.5% 11-01-2048 BEO	**	3,579,550
FNMA POOL #BM5184 4% 09-01-2033 BEO	**	2,671,411
FNMA POOL #BM5261 4% 01-01-2048 BEO	**	13,607,458
FNMA POOL #BM5521 3.5% 07-01-2048 BEO	**	5,506,283
FNMA POOL #BM5568 4.5% 02-01-2049 BEO	**	4,732,929
FNMA POOL #BM5793 3% 04-01-2049 BEO	**	101,467
FNMA POOL #BN0341 5% DUE 12-01-2048 REG	**	3,816,106
FNMA POOL #BN5424 3.5% DUE 04-01-2049 REG	**	3,329,943
FNMA POOL #BN5943 3.0% 06-01-2049	**	100,339
FNMA POOL #BN6683 3.5% DUE 06-01-2049 REG	**	94,991
FNMA POOL #BN7876 3.0% 06-01-2049	**	100,654
FNMA POOL #BN8264 3.5% DUE 05-01-2049 REG	**	3,764,439

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BN8577 3.0% 07-01-2049	**	97,960
FNMA POOL #BO0955 3.5% DUE 06-01-2049 REG	**	301,761
FNMA POOL #BO1205 3.0% 06-01-2049	**	897,227
FNMA POOL #BO1858 3.0% DUE 08-01-2049	**	405,103
FNMA POOL #BO1864 3.0% DUE 08-01-2049 REG	**	102,702
FNMA POOL #BO2234 3.5% DUE 09-01-2034	**	6,280,759
FNMA POOL #BO2252 3.5% DUE 10-01-2049	**	10,240,236
FNMA POOL #BO2256 3% DUE 10-01-2049 REG	**	8,198,088
FNMA POOL #BO2822 3.0% 10-01-2049	**	202,505
FNMA POOL #BO2864 3.0% 10-01-2049	**	1,307,711
FNMA POOL #BO3106 3.0% 10-01-2049	**	897,548
FNMA POOL #BO3815 3.0% 08-01-2049	**	2,366,897
FNMA POOL #BO5586 3% 09-01-2049 REG	**	290,743
FNMA POOL #BO5632 3.0% 09-01-2049	**	99,109
FNMA POOL #BO8893 3.0% 01-01-2050	**	307,472
FNMA POOL #BO8932 3.0% DUE 01-01-2050	**	307,472
FNMA POOL #BO9217 3% DUE 12-01-2049 REG	**	1,523,559
FNMA POOL #CA0789 3.5% 11-01-2032	**	1,398,243
FNMA POOL #CA0858 3.5% 12-01-2047	**	2,184,859
FNMA POOL #CA0907 3.5% DUE 12-01-2047	**	1,324,962
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	**	897,863
FNMA POOL #CA2756 5% DUE 11-01-2048 REG	**	2,141,927
FNMA POOL #CA2855 4.5% DUE 12-01-2048	**	376,469
FNMA POOL #CA3283 4.0% 03-01-2034	**	2,896,748
FNMA POOL #CA3285 4.0% 03-01-2034	**	3,081,160
FNMA POOL #CA3287 4.0% 03-01-2034	**	722,189
FNMA POOL #CA3288 4.0% 04-01-2034	**	4,077,697
FNMA POOL #CA3471 3.5% 05-01-2049	**	2,808,582
FNMA POOL #CA3478 3.5% DUE 05-01-2049 REG	**	2,155,794
FNMA POOL #CA3634 3.5% DUE 06-01-2049 REG	**	1,414,007
FNMA POOL #CA3637 3.5% DUE 06-01-2049	**	1,402,186
FNMA POOL #CA3657 3.5% DUE 06-01-2049 REG	**	2,313,274
FNMA POOL #CA3661 3.5% DUE 06-01-2049 REG	**	1,557,201
FNMA POOL #CA3809 3% DUE 07-01-2049 REG	**	1,385,152
FNMA POOL #CA3860 3.5% 07-01-2049	**	5,226,486
FNMA POOL #CA3876 3.5% DUE 07-01-2049	**	1,195,997
FNMA POOL #CA4110 3.0% DUE 09-01-2049	**	7,969,660
FNMA POOL #CA4121 3.0% 09-01-2049	**	8,413,685
FNMA POOL #CA4133 3.0% DUE 09-01-2049	**	3,735,677
FNMA POOL #CA4248 3.0% 09-01-2049	**	299,622
FNMA POOL #CA4346 3% DUE 10-01-2049 REG	**	509,591
FNMA POOL #FM1035 4% 05-01-2034 BEO	**	1,544,179
FNMA POOL #FM1238 4% 03-01-2049 BEO	**	14,767,609
FNMA POOL #FM1245 4% 09-01-2033 BEO	**	22,908,123
FNMA POOL #FM1341 3% 08-01-2049 BEO	**	1,185,554
FNMA POOL #FM1458 4.5% 04-01-2049 BEO	**	961,082
FNMA POOL #FM1467 3% 12-01-2047 BEO	**	4,545,507

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM1503 3% 09-01-2049 BEO	**	1,815,099
FNMA POOL #FM1578 3.5% 09-01-2034 BEO	**	5,942,665
FNMA POOL #FM1579 3.5% 10-01-2034 BEO	**	4,188,080
FNMA POOL #FM1637 4.5% 05-01-2049 BEO	**	3,725,271
FNMA POOL #FM1796 3.5% 10-01-2034 BEO	**	205,487
FNMA POOL #FM1867 3% 11-01-2049 BEO	**	3,021,490
FNMA POOL #FM1921 4% 08-01-2049 BEO	**	199,511
FNMA POOL #FM1962 3.5% 11-01-2049 BEO	**	1,657,152
FNMA POOL #FM2091 3.5% 12-01-2049 BEO	**	4,284,646
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	125,382
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	**	1,331,666
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	12,724
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	349,285
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	277,200
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	158,537
FNMA POOL #MA0320 5% 02-01-2030 BEO	**	102,392
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	5,267
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	154,809
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	481,334
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	490,549
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	372,514
FNMA POOL #MA0833 3% DUE 08-01-2021 BEO	**	21,447
FNMA POOL #MA0913 4.5% 11-01-2031 BEO	**	333,358
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	401,404
FNMA POOL #MA0968 4.5% 12-01-2031 BEO	**	75,936
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	154,796
FNMA POOL #MA1045 3% 04-01-2027 BEO	**	633,553
FNMA POOL #MA1125 4 07-01-2042 BEO	**	346,707
FNMA POOL #MA1146 4% 08-01-2042 BEO	**	3,606,612
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	244,608
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	282,240
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	240,721
FNMA POOL #MA1221 4.5% 09-01-2042 BEO	**	77,086
FNMA POOL #MA1253 4% 11-01-2042 BEO	**	1,001,756
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	1,134,708
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	578,824
FNMA POOL #MA1412 2.5% 04-01-2043 BEO	**	526,538
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	959,066
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	1,348,718
FNMA POOL #MA1493 2.5% 06-01-2043 BEO	**	339,902
FNMA POOL #MA1500 2% 07-01-2023 BEO	**	731,772
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	374,110
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	428,823
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	52,616
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	483,136
FNMA POOL #MA1547 4% 08-01-2043 BEO	**	346,901
FNMA POOL #MA1553 2.5% 08-01-2028 BEO	**	1,302,609

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA1582 3.5% DUE 09-01-2043 BEO	**	2,435,830
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	273,132
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	1,092,527
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	274,889
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	989,601
FNMA POOL #MA1664 4.5% 11-01-2043 BEO	**	679,708
FNMA POOL #MA1693 2% 11-01-2023 BEO	**	208,871
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	215,589
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	808,459
FNMA POOL #MA1713 2% 11-01-2023 BEO	**	440,471
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	165,319
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	1,050,940
FNMA POOL #MA2728 2.5% 08-01-2031 BEO	**	1,531,632
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	**	12,442,284
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	**	7,855,250
FNMA POOL #MA2930 4% 03-01-2047 BEO	**	509,830
FNMA POOL #MA2960 4% 04-01-2047 BEO	**	3,130,408
FNMA POOL #MA2995 4% 05-01-2047 BEO	**	2,546,580
FNMA POOL #MA3058 4% 07-01-2047 BEO	**	427,625
FNMA POOL #MA3060 3% 07-01-2032 BEO	**	3,558,152
FNMA POOL #MA3090 3% 08-01-2032 BEO	**	69,919
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	**	9,101,896
FNMA POOL #MA3183 4% 11-01-2047 BEO	**	842,561
FNMA POOL #MA3187 2.5% 11-01-2032 BEO	**	1,907,999
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	**	170,770
FNMA POOL #MA3211 4% 12-01-2047 BEO	**	1,894,028
FNMA POOL #MA3217 2.5% 12-01-2032 BEO	**	4,406,017
FNMA POOL #MA3238 3.5% 01-01-2048	**	83,864
FNMA POOL #MA3239 4% 01-01-2048 BEO	**	4,175,276
FNMA POOL #MA3246 2.5% 01-01-2033 BEO	**	24,447,623
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	**	56,448,627
FNMA POOL #MA3333 4% 04-01-2048 BEO	**	412,898
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	**	15,627,846
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	**	66,177,643
FNMA POOL #MA3384 4% 06-01-2048 BEO	**	4,618,178
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	**	2,672,506
FNMA POOL #MA3415 4% 07-01-2048 BEO	**	1,190,605
FNMA POOL #MA3442 3.5% 08-01-2048 BEO	**	6,789,207
FNMA POOL #MA3467 4% 09-01-2048 BEO	**	1,284,623
FNMA POOL #MA3495 4% DUE 10-01-2048 BEO	**	55,249,158
FNMA POOL #MA3501 5% 10-01-2048 BEO	**	2,327,021
FNMA POOL #MA3536 4% 12-01-2048 BEO	**	23,049,675
FNMA POOL #MA3564 4.5% 01-01-2049 BEO	**	35,605,351
FNMA POOL #MA3685 3% 06-01-2049 BEO	**	101,435
FNMA POOL #MA3744 3% 08-01-2049 BEO	**	1,523,304
FNMA POOL #MA3765 2.5% 09-01-2049 BEO	**	2,869,774
FNMA POOL #MA3801 2.5% 10-01-2049 BEO	**	3,959,223

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA3802 3% 10-01-2049 BEO	**	2,029,268
FNMA POOL #MA3804 4% 10-01-2049 BEO	**	3,588,511
FNMA POOL #MA3833 2.5% 11-01-2049 BEO	**	982,952
FNMA POOL #MA3870 2.5% 12-01-2049 BEO	**	2,667,507
FNMA POOL #MA3871 3% 12-01-2049 BEO	**	18,210,683
FNMA POOL #MA3905 3% 01-01-2050 BEO	**	2,231,507
FNMA POOL AM8674 2.81% 04-01-2025	**	174,781
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	558,598
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	982,310
FNMA POOL BN9558 3.0% 07-01-2049	**	1,697,239
FNMA POOL CA0243 4.5% DUE 08-01-2047	**	543,788
FNMA POOL# BO3074 3.0% DUE 08-01-2049	**	763,732
FNMA POOL# CA4078 3.0% DUE 09-01-2049	**	1,504,419
FNMA POOL#BO2218 3.5% 09-01-2034	**	7,663,852
FNMA POOL#CA1535 3.5% 02-01-2048 REG	**	22,876,097
FNMA POOL#RA1493 3.0% 10-01-2049	**	4,967,666
FNMA PREASSIGN 00800 5.5 03-25-2033	**	67,033
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	1,247,291
FNMA REMIC 2017-77 CL-CA 2.0% DUE 10-25-2047	**	1,244,140
FNMA REMIC SER 2015-M7 CLS A2 2.59% 12-25-2024	**	1,279,247
FNMA REMIC SER 10-21 CL FA FLTG 03-25-2040	**	3,967,762
FNMA REMIC SER 12-128 CL JC 1.5% 09-25-2042	**	2,979,177
FNMA REMIC SER 13-129 CL WT 2.5% DUE 11-25-2027	**	558,239
FNMA REMIC SER 13-135 CL GA 3.0% 07-25-2032	**	356,786
FNMA REMIC SER 13-37 CL JA 1.75% DUE 06-25-2042	**	590,340
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	**	839,485
FNMA REMIC SER 16-60 CL Q 1.75% 09-25-2046	**	1,595,011
FNMA REMIC SER 18-41 CL QB 3.5% FIXED 11-25-2043	**	947,692
FNMA REMIC SER 2003-W1 CL IA-1 5.29156 12-25-2042	**	103,390
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	62,370
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	33,319
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	281,263
FNMA REMIC SER 2012-19 CL BG 2.0% 12-25-2039	**	332,077
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	**	1,322,997
FNMA REMIC SER 2013-88 CL-CA 2.5% 08-25-2038	**	190,659
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	2,946,092
FNMA REMIC SER 2013-90 CL A 4.0% 11-25-2038	**	658,386
FNMA REMIC SER 2014-M1 CL A2 FLTG RT 07-25-2023	**	422,823
FNMA REMIC SER 2015-33 CL-P 2.5% DUE 06-25-2045	**	2,258,637
FNMA REMIC SER 2015-M12 CL A1 2.331% 04-25-2025	**	2,712,647
FNMA REMIC SER 2017-30 CL E 3.0% 07-25-2043 REG	**	11,038,499
FNMA REMIC SER-2018-MP CL-APT2 VAR 04-25-2028	**	209,814
FNMA REMIC SR 10-134 CL DJ 2.25% 03-25-2039	**	250,349
FNMA REMIC SR 11-127 CL UC 2.5% 06-25-2039	**	470,359
FNMA REMIC SR 12-128 CL QC 1.75% 06-25-2042	**	467,741
FNMA REMIC SR 12-146 CL KC 2.0% 11-25-2042	**	399,041
FNMA REMIC SR 13-129 CL CE 2.5% 10-25-2031	**	408,675

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC SR 15-64 CL-E 3.0% 06-25-2039	**	4,844,782
FNMA REMIC SR 2009-88 CL-MA 4.5% 10-25-2039	**	55,261
FNMA REMIC SR 2010-149 CL VA 4.5% 02-25-2022	**	2,332,735
FNMA REMIC SR 2014-59 CL-CA 1.5% DUE 08-25-2040	**	336,022
FNMA REMIC SR 2017-46 CLLB 3.5 12-25-2052	**	752,459
FNMA REMIC SR 2019-M19 CL A2 2.56% 12-31-2049	**	1,877,049
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	**	9,114,398
FNMA REMIC TR 1994-29 CL Z 6.5 02-25-2024	**	20,567
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	407,907
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	187,301
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	264,329
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	574,044
FNMA REMIC TR 2006-30 CL-KF VAR RATE 05-25-2036	**	62,154
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	30,646
FNMA REMIC TR 2006-9 CL-KZ 6 03-25-2036	**	155,658
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	413,784
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	727,632
FNMA REMIC TR 2009-62 CL-HJ 6 05-25-2039	**	171,923
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	855,607
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	222,269
FNMA REMIC TR 2010-134 CL-KZ PRIN ONLY 4.5 12-25-2040	**	1,520,563
FNMA REMIC TR 2010-135 CL-BM 4.0% DUE 12-25-2040	**	2,247,651
FNMA REMIC TR 2010-26 CL-F FLTG RATE DUE 11-25-2036	**	3,606,292
FNMA REMIC TR 2010-43 CL-MC 3.5 DUE 05-25-2040 REG	**	32,617
FNMA REMIC TR 2011-44 CL-EB 3 05-25-2026	**	723,543
FNMA REMIC TR 2012-33 CL-CD 2.0% DUE 03-25-2027	**	1,515,371
FNMA REMIC TR 2012-45 CL-PH 3.5 12-25-2039	**	56,358
FNMA REMIC TR 2012-54 CL-WA 3.0% DUE 04-25-2032 REG	**	158,315
FNMA REMIC TR 2012-68 CL-NA 2 DUE 03-25-2042 REG	**	1,903,231
FNMA REMIC TR 2012-73 CL-MC 2 05-25-2039	**	336,175
FNMA REMIC TR 2012-90 CL-DA 1.5 03-25-2042	**	412,773
FNMA REMIC TR 2013-118 CL-YA 3.0% DUE 07-25-2028	**	256,561
FNMA REMIC TR 2013-20 CL-YC 1.75% 03-25-2042	**	2,078,327
FNMA REMIC TR 2013-53 CL-CL 3 06-25-2037	**	1,152,487
FNMA REMIC TR 2013-57 CL-DG 3.5 06-25-2028	**	350,888
FNMA REMIC TR 2013-58 CL-KJ 3 DUE 02-25-2043	**	6,431,587
FNMA REMIC TR 2013-59 CL-HC 1.5 06-25-2028	**	408,124
FNMA REMIC TR 2013-6 CL-NE 2.0% DUE 11-25-2032 REG	**	300,613
FNMA REMIC TR 2013-62 CL-QA 3 06-25-2037	**	1,679,498
FNMA REMIC TR 2013-71 CL-AC 2 03-25-2038	**	264,757
FNMA REMIC TR 2013-86 CL-LC 3 02-25-2043	**	933,227
FNMA REMIC TR 2013-93 CL-PJ 3 07-25-2042 REG	**	1,551,085
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	**	3,498,606
FNMA REMIC TR 2013-M6 CL-1AC VAR RATE DUE 02-25-2043	**	187,487
FNMA REMIC TR 2014-20 CL-HK 1.5 01-25-2040	**	224,070
FNMA REMIC TR 2014-26 CL-HC 2.5 02-25-2028	**	3,099,422
FNMA REMIC TR 2014-27 CL-BA 3 05-25-2039	**	828,042

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2014-32 CL-DK 3.0% 08-25-2043	**	976,917
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	**	2,258,642
FNMA REMIC TR 2015-79 CL-FE VAR RATE 11-25-2045	**	241,965
FNMA REMIC TR 2015-94 CL-EP 3 07-25-2043	**	2,494,416
FNMA REMIC TR 2015-M9 CL-A1 VAR RATE 06-25-2025	**	2,838,091
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	5,338,736
FNMA REMIC TR 2016-12 CL-EG 2 05-25-2032	**	1,254,240
FNMA REMIC TR 2016-2 CL-WA 3.5 05-25-2041	**	1,466,702
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	3,203,050
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	850,369
FNMA REMIC TR 2016-M3 CL-A1 2.256% 02-25-2026	**	4,305,655
FNMA REMIC TR SER 06-106 CL FC FLTG DUE 11-25-2036 REG	**	910,899
FNMA REMIC TR SER 13-99 CL BD 2% 08-25-2041	**	498,300
FNMA REMIC TR SER 1994-15 CL ZK 5.5 GTD MTG PASS THRU CTF DUE 02-25-2024 REG	**	191,130
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	4,282,076
FNMA REMIC TR SR 12-128 CL WB 1.5% 10-25-2032	**	2,039,667
FNMA REMIC TR SR 2010-130 CL-EF VAR RATE 11-25-2040	**	269,744
FNMA REMIC TR SR 2010-135 CL-CA 2.0% 04-25-2040	**	296,668
FNMA REMIC TRANCHE SR 2019-M21 CL 1A1 1.95% 12-31-2049	**	5,013,151
FNMA REMICSER 2012-49 CL-QJ 1.75% 12-25-2040	**	378,727
FNMA SER 07-15 CL CF FLT RT DUE 03-25-2037 REG	**	290,932
FNMA SER 10-118 CLS FN VAR RT 10-25-2040	**	10,458,568
FNMA SER 10-57 CL HA 3.5% 02-25-2040	**	209,552
FNMA SER 12-139 CL CA 2.0% 11-25-2042 REG	**	1,140,894
FNMA SER 12-35 CL PL 2.0% DUE 11-25-2041 REG	**	479,682
FNMA SER 12-93 CL FL FLTG DUE 09-25-2032 BEO	**	1,801,663
FNMA SER 13-137 CL BA 1.5% 01-25-2029	**	1,859,636
FNMA SER 13-4 CLS GB 3.92 02-25-2043	**	1,272,154
FNMA SER 13-6 CLS NC 1.5% 11-25-2032	**	2,076,204
FNMA SER 14-35 CLS CA 3.5 06-25-2044	**	2,050,329
FNMA SER 14-5 CLS JC 2.5% 06-25-2041	**	433,118
FNMA SER 14-67 CL HC 3.0% 03-25-2044	**	238,230
FNMA SER 15-79 CLS FA FLTG 11-25-2045	**	8,464,330
FNMA SER 16-8 CLS HA 3.0% 06-25-2027	**	300,767
FNMA SER 17-M3 CL A1 FLTG RT DUE 12-25-2026 REG	**	2,139,577
FNMA SER 18-49 CL CA 4.0% 12-25-2042	**	9,496,385
FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG	**	4,064,302
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	1,935,727
FNMA SER 2010-58 CL NK 3% 05-25-2040	**	22,787
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	215,160
FNMA SER 2011-146 CL NB 4 09-25-2041	**	443,744
FNMA SER 2011-4 CL PK 3.0% 04-25-2040	**	100,156
FNMA SER 2012-102 CL GA 1.375 DUE 09-25-2027 REG	**	2,889,849

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA SER 2012-145 CL DC 1.5 DUE 01-25-2028	**	544,394
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	69,690
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	680,648
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	1,684,329
FNMA SER 2013-M7 CL A2 2.27999997139 12-27-2022	**	224,275
FNMA SER 2014-23 CL PA 3.5 08-25-2036	**	911,066
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	398,866
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	251,460
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	514,049
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	409,601
FNMA SER 2018-M10 CLS A1 VAR RT 07-25-2028	**	7,987,459
FNMA SER 2018-M2 CL A1 VAR 01-25-2028	**	7,913,456
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	**	362,651
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	**	505,415
FNMA SER 2019-M1 CL A1 FIXED 3.355% 06-25-2028	**	9,496,237
FNMA SER 2019-M1 CL A2 FLTG 01-25-2028 REG	**	5,244,446
FNMA SER 2019-M18 CL A1 2.079% 04-25-2029	**	13,176,062
FNMA SER 2019-M25 CLS A1 2.142 09-25-2029	**	8,912,774
FNMA SER 2019-M25 CLS AV1 2.05 10-25-2025	**	6,669,352
FNMA SER 2019-M4 CL A2 3.61% 02-25-2031 REG	**	1,086,619
FNMA SER 2019-M5 CLS A1 3.009% 06-25-2028	**	11,959,771
FNMA SER 3877 CL FA VAR RT 11-15-2040	**	1,316,898
FNMA SER 4544 CL CA 3.5 06-15-2042	**	1,160,277
FNMA SERIES 2013-96 CLASS YA 3.5 09-25-2038	**	201,078
FNMA SINGLE FAMILY MORTGAGE 0% 30 YEARS SETTLES JANUARY	**	435
FNMA SINGLE FAMILY MORTGAGE 4% 30 YEARS SETTLES FEBRUARY	**	(8,994,533)
FNMA SR 06-101 CL FC VAR RT 07-25-2036	**	272,830
FNMA SR 18-M14 CL A1 FLTG 08-25-2028	**	6,313,073
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	230,451
FNMA SR 2018-M13 CL A1 VAR DUE 03-25-2030 REG	**	4,879,331
FNMA SR 2019-M21 CL 2A1 2.0% 01-25-2030	**	8,085,854
FNMA TRANCHE 00152 1.848% 11-25-2028	**	13,046,925
FNMA TRANCHE 00633 1.754% DUE 05-25-2033REG	**	5,079,400
FNMA TRANCHE 00641 1.375 02-26-2021	**	4,832,814
FNMA TRANCHE 00689 1.875 09-24-2026	**	539,033
FNMA TRANCHE 00743 3.5 10-25-2037	**	61,321
FNMA TRANCHE 00743 3.5 10-25-2037	**	1,203,057
FNMA TRANCHE 00766 2.25 12-25-2032	**	1,523,738
FNMA TRANCHE 02-25-2026	**	1,576,419
FNMA TRANCHE 05-25-2027	**	401,615
FNMA TRANCHE 12-25-2026	**	543,637
FNMA TRANCHE 2 01-05-2022	**	6,066,397
FNMA TRANCHE 2.15656 10-25-2023	**	3,191,632
FNMA TRANCHE 2.375 04-25-2026	**	3,907,423
FNMA TRANCHE 2.654 12-25-2026	**	9,383,267
FNMA TRANCHE 2.875% 09-12-2023	**	553,244
FNMA TRANCHE 3 01-25-2046	**	320,918

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA TRANCHE 3.5 08-25-2042	**	6,419,749
FNMA TRANCHE 3.5 10-25-2042	**	2,022,837
FNMA TRANCHE 4.00 10-25-2040	**	2,272,845
FNMA TRANCHE SER 2018-57 CL QA 4.5% DUE 05-25-2046 REG	**	3,170,797
FNMA TRANCHE SER 2018-M4 CLS A1 VAR RT DUE 11-25-2027	**	3,165,863
FNMA TREMIC SER 2019-M2 CL A1 3.024% FIXED DUE 08-25-2028	**	14,593,667
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	30,404
FNMA UMBS LNG 30 YEAR POOL # CA4017 3.0% 08-01-2049	**	4,903,221
FNMA VAR 07-25-2024	**	1,220,524
FNMAREMIC SER 13-126 CL VH 4% FIXED 02-25-2025 REG	**	786,635
FONAR CORP COM NEW STK	**	22,624
FOOT LOCKER INC COM	**	3,700,385
FORD CR AUTO LEASE 2.93% DUE 04-15-2021	**	2,159,682
FORD CR AUTO LEASE 3.3% DUE 02-15-2022	**	1,976,956
FORD CR AUTO LEASE FIXED 2.98% DUE 06-15-2022	**	1,012,649
FORD CR AUTO OWNER 1.87% DUE 09-15-2022	**	2,597,759
FORD CR AUTO OWNER 2.36% DUE 03-15-2029	**	13,586,111
FORD CR AUTO OWNER FLTG RT 2.03% DUE 12-15-2027	**	3,500,566
FORD CR AUTO OWNER FLTG RT 2.31% DUE 08-15-2027	**	3,211,659
FORD CR AUTO OWNER FLTG RT 2018-A CL A4 3.16% DUE 10-15-2023	**	1,022,484
FORD CR FLOORPLAN 2.39% DUE 08-15-2022	**	17,589,770
FORD CR FLOORPLAN 2.44% DUE 09-15-2026	**	8,822,944
FORD CR FLOORPLAN MASTER OWNER SER 19-2 CL A 3.32% 04-15-2026	**	7,698,898
FORD CR FLOORPLAN MASTER OWNER TR A 2017-2 CL A-1 2.37% 09-15-2022	**	10,972,216
FORD MOTOR CR LLC FR SNR EMTN 12/21 EUR100000	**	1,433,246
FORD MOTOR CREDIT CO LLC 2.979% DUE 08-03-2022	**	3,505,432
FORD MOTOR CREDIT CO LLC 4.063% DUE 11-01-2024	**	1,020,585
FORD MOTOR CREDIT CO LLC FLTG RT MTN RT 05-14-2021	**	111,560
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	405,626
FORD MTR CR CO LLC 2.459% DUE 03-27-2020	**	300,092
FORD MTR CR CO LLC 2.681% DUE 01-09-2020	**	6,130,474
FORD MTR CR CO LLC 3.157% 08-04-2020	**	1,003,970
FORD MTR CR CO LLC 3.219% DUE 01-09-2022	**	2,518,426
FORD MTR CR CO LLC 3.339% DUE 03-28-2022	**	565,698
FORD MTR CR CO LLC 3.81% DUE 01-09-2024	**	2,030,551
FORD MTR CR CO LLC 4.14% DUE 02-15-2023	**	205,774
FORD MTR CR CO LLC 4.14% DUE 02-15-2023	**	2,314,961
FORD MTR CR CO LLC 5.75% DUE 02-01-2021	**	206,457
FORD MTR CR CO LLC 5.75% DUE 02-01-2021	**	5,837,586
FORD MTR CR CO LLC 8.125% DUE 01-15-2020	**	541,009
FORD MTR CR CO LLC FIXED 0% DUE 03-06-2024	**	475,417
FORD MTR CR CO LLC FIXED 5.584% 03-18-2024	**	1,299,048
FORD MTR CR CO LLC MEDIUM TERM NTS SER BTRANCHE # TR 2 3.55% DUE 10-07-2022	**	1,420,655
FORD MTR CR CO LLC NT FLTG RATE DUE 04-05-2021 REG	**	298,601
FORD MTR CR CO LLC VAR RT 2.86475% DUE 09-24-2020	**	1,301,833
FORESCOUT TECHNOLOGIES INC COM	**	464,546
FORESTAR GROUP INC COM	**	58,755

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FORMFACTOR INC COM STK	**	3,224,020
FORRESTER RESH INC COM	**	115,342
FORTERRA PLC ORD GBP0.01	**	115,537
FORTESCUE METALS GRP LTD NPV	**	3,054,929
FORTIS INC 3.055% DUE 10-04-2026	**	306,428
FORTUM OYJ EUR3.40	**	1,358,412
FORTUNE BRANDS HOME & SEC INC 3.0% DUE 06-15-2020	**	301,027
FORTUNE BRANDS HOME & SEC INC COM	**	3,000,282
FORTY SEVEN INC COM	**	548,149
FORUM ENERGY TECH COM USD0.01	**	91,481
FORWARD AIR CORP COM	**	55,680
FOSSIL GROUP INC COM	**	312,332
FOSTER ELECTRIC CO NPV	**	101,734
FOSTER L B CO CL A	**	83,450
FOUNDATION BLDG MATLS INC COM	**	184,309
FOUR CORNERS PPTY TR INC COM	**	458,679
FOX FACTORY HLDG CORP COM	**	905,245
FRANCE(GOVT OF) 0.25% IDX/LKD OAT 25/07/24	**	2,125,621
FRANCE(GOVT OF) 1.5% GTD SNR 25/05/50 EUR1	**	1,684,581
FRANCE(GOVT OF) 2% SNR 25/05/2048 EUR1	**	722,138
FRANCE(GOVT OF) 2.25% IDX/LKD SNR 25/07/20	**	30,853
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	176,041
FRANCESCAS HLDGS CORP COM NEW	**	4,318
FRANCO NEVADA CORP COM NPV	**	803,558
FRANKLIN ELEC INC COM	**	273,588
FRANKLIN FINL NETWORK INC COM	**	99,351
FRANKLIN STR PPTYS CORP COM	**	87,201
FRANKS INTERNATIONAL NVRY5H0 EUR0.01	**	148,974
FRASERS GROUP PLC	**	53,463
FREDDIE MAC SER 3914 CL NA 4.0% 06-15-2039	**	549,937
FREDDIE MAC SER 4000 CL PJ 3.0% 01-15-2042	**	78,779
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	728,267
FREDDIE MAC SER 4161 CL MA 3% 11-15-2039	**	108,155
FREDDIE MAC SER 4639 CL AC 3% 05-15-2040	**	377,181
FREIGHTCAR AMER INC COM	**	3,554
FREMF 2013-KF02 MTG TR POOL #999999 FLTGRT 4.16925% 12-25-2045 BEO	**	29,262
FREMF 2015-K45 MTG FLTG RT 3.71308994293% DUE 04-25-2048	**	606,626
FRENCKEN GROUP LIMITED NPV	**	127,470
FREQUENCY ELECTRS INC COM	**	16,213
FRESENIUS MEDICAL CARE NPV	**	1,465,862
FRESENIUS SE&KGAA NPV	**	372,019
FRESH DEL MONTE PRODUCE INC COM STK	**	197,182
FRONT YARD RESIDENTIAL	**	60,046
FRONTDOOR INC COM	**	3,020,180
FRONTIER COMMUNICATIONS CORP COM NEW COMNEW	**	6,383
FRONTKEN CORPORATI NPV	**	21,274
FRP HLDGS INC COM	**	90,505

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FS BANCORP INC COM USD0.01	**	13,396
FTI CONSULTING INC COM	**	5,742,479
FUJI ELECTRIC HOLINDGS CO Y50	**	751,614
FUJI MEDIA HOLDINGS INC NPV	**	229,890
FUJIFILM HOLDINGS CORP NPV	**	386,153
FUJITSU Y50	**	1,613,309
FULLER H B CO COM	**	363,104
FULTON FINL CORP PA COM	**	512,773
FUT CALL JUN 20 NYM LT CRUDE 5900	**	100,000
FUT CALL JUN 22 EURO DOLLARS 9975	**	1,575
FUT CALL MAR 20 CBT SOYBEANS 980	**	7,050
FUT CALL MAR 20 NYM NAT GAS E 3000	**	1,474
FUT CALL MAR 22 EURO DOLLARS 9975	**	750
FUT PUT FEB 20 NYM LT CRUDE 5500	**	480
FUT PUT JUN 20 NYM LT CRUDE 5900	**	89,000
FUT PUT MAR 20 CBT SOYBEANS 840	**	150
FUTURE PLC PLC	**	419,541
FUTUREFUEL CORP COM STK	**	96,233
G1 THERAPEUTICS IN COM USD0.0001	**	464,243
G-7 HOLDINGS INC NPV	**	35,821
GAIL INDIA LTD INR10	**	1,240,966
GAIN CAP HLDGS INC COM	**	14,576
GALP ENERGIA SGPS EUR1	**	2,082,210
GAMENET GROUP 144A	**	842,444
GAMESTOP CORP NEW CL A	**	79,703
GAMING & LEISURE PPTYS INC COM	**	544,884
GANNETT CO INC NEW COM	**	108,422
GAP INC COM	**	251,074
GARTNER INC COM	**	493,120
GASLOG LTD	**	109,677
GATES INDL CORP PL COM USD0.01	**	174,559
GATX CORP COM	**	383,181
GATX CORP FLTG 11-05-2021	**	100,428
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	1,858,541
GCI LIBERTY INC COM NPV CL A	**	52,075
GCP APPLIED TECHNOLOGIES INC COM	**	15,466
GDI PROPERTY GROUP NPV (STAPLED UNITS)	**	193,796
GE CAP INTL FDG CO 2.342% DUE 11-15-2020	**	450,363
GE CAP INTL FDG CO 2.342% DUE 11-15-2020	**	6,418,177
GE CAP INTL FDG CO 3.373% DUE 11-15-2025	**	1,667,182
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	1,337,167
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	10,697,340
GEBERIT AG CHF0.10 (REGD)	**	92,576
GEDEON RICHTER PLC HUF100	**	194,919
GEELY AUTOMOBILE H HKD0.02	**	649,360
GEN DYNAMICS CORP 2.25% DUE 11-15-2022	**	904,606
GEN DYNAMICS CORP 3% DUE 05-11-2021	**	2,892,879

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GEN DYNAMICS CORP 3.75% DUE 05-15-2028	**	2,543,542
GEN ELEC CAP CORP 4.625 DUE 01-07-2021 REG	**	204,545
GEN ELEC CAP CORP 5.3% DUE 02-11-2021	**	773,797
GEN ELEC CAP CORP 5.3% DUE 02-11-2021	**	3,379,945
GEN ELEC CAP CORP 5.5% DUE 01-08-2020	**	1,020,369
GEN ELEC CAP CORP 5.55% DUE 01-05-2026	**	1,147,444
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	**	1,122,696
GEN MOTORS FINL CO 4.3750 09-25-2021	**	3,626,620
GEN MOTORS FINL CO 3.2% DUE 07-06-2021	**	304,142
GEN MOTORS FINL CO 3.2% DUE 07-06-2021	**	1,013,808
GEN MOTORS FINL CO FLT MTN 26/03/2022	**	1,341,409
GEN MTRS CO COM	**	23,259,300
GEN MTRS FINL CO 3.15% DUE 06-30-2022	**	7,231,917
GEN MTRS FINL CO 3.7% DUE 05-09-2023	**	2,484,686
GEN MTRS FINL CO 3.7% DUE 11-24-2020	**	5,059,250
GEN MTRS FINL CO 4% DUE 01-15-2025	**	52,561
GEN MTRS FINL CO 4% DUE 10-06-2026	**	8,388,722
GEN MTRS FINL CO 5.25% DUE 03-01-2026	**	2,295,673
GEN MTRS FINL CO FIXED 3.2% DUE 07-13-2020	**	502,290
GEN MTRS FINL CO FIXED 4.15% 06-19-2023	**	1,686,035
GEN MTRS FINL CO FIXED 4.2% DUE 11-06-2021	**	3,125,924
GEN MTRS FINL CO FIXED 4.35% DUE 04-09-2025	**	554,851
GENCO SERIES A PFD STOCK	**	79,618
GENERAC HLDGS INC COM STK	**	1,353,539
GENERAL DYNAMICS CORP 2.875% 05-11-2020	**	2,137,384
GENERAL ELEC CAP CORP MEDIUM TERM NTS 3.1 DUE 01-09-2023	**	204,351
GENERAL ELEC CAP CORP MEDIUM TERM NTS 3.1 DUE 01-09-2023	**	9,767,955
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY 5.55% DUE 05-04-2020	**	429,563
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020	**	5,620,786
GENERAL ELEC CO 4.125% DUE 10-09-2042	**	10,316
GENERAL ELEC CO DISC COML PAPER 3/A3 YRS1&2 03-18-2020	**	2,181,381
GENERAL ELEC CO DISC COML PAPER 3/A3 YRS1&2 03-19-2020	**	2,082,151
GENERAL ELECTRIC CO	**	36,089,208
GENERAL MLS INC 3.15% DUE 12-15-2021	**	2,556,062
GENERAL MLS INC 3.7% 10-17-2023	**	611,201
GENERAL MLS INC 4% DUE 04-17-2025	**	162,243
GENERAL MLS INC NT FLTG DUE 04-16-2021 REG	**	1,301,301
GENERAL MLS INC NT FLTG DUE 04-16-2021 REG	**	2,681,629
GENERAL MOTORS FIN FRN GTD SNR EMTN 05/21 EUR	**	450,576
GENERAL MOTORS FINL CO BNDS 3.5% 11-07-2024	**	77,282
GENERAL MTRS CO 6.75% DUE 04-01-2046	**	58,656
GENERAL MTRS FINL CO INC 2.65% 04-13-2020	**	4,765,910
GENERAL MTRS FINL CO INC 3.85% 01-05-2028	**	255,091
GENERAL MTRS FINL CO INC 3.95% 04-13-2024	**	120,227
GENERAL MTRS FINL CO INC FLTG DUE 01-14-2022 REG	**	101,007
GENERAL MTRS FINL CO INC FLTG RT DUE 01-05-2023	**	3,230,567
GENERALITAT DE CAT 4.22% SNR 26/04/35 EUR1000	**	138,618

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GENERALITAT DE CAT 4.95% SNR 11/02/20 EUR1000	**	1,128,119
GENESCO INC COM	**	160,772
GENIE ENERGY LTD CL B CL B	**	61,956
GENMARK DIAGNOSTICS INC COM STK	**	29,341
GENPACT LIMITED COM STK USD0.01	**	1,137,662
GENTEX CORP COM	**	540,709
GENTHERM INC COM NPV	**	214,182
GENTING BHD NPV	**	448,148
GENTING MALAYSIA B NPV	**	87,669
GENTING SINGAPORE LTD	**	461,214
GENWORTH FINL INC COM CL A COM CL A	**	91,854
GEORGIA PWR CO 2% DUE 03-30-2020	**	4,299,204
GEORGIA PWR CO 2% DUE 09-08-2020	**	3,238,732
GEORGIA PWR CO 2.85% DUE 05-15-2022	**	712,492
GEOSPACE TECHNOLOGIES CORP COM	**	41,724
GETINGE AB SER'B'NPV	**	716,722
GETTY RLTY CORP NEW COM	**	105,217
GGERMAN AMERN BANCORP INC COM STK	**	93,218
GHCL INR10	**	17,411
GIBRALTAR INDS INC COM	**	589,341
G-III APPAREL GROUP LTD COM	**	228,370
GILEAD SCIENCES 2.5% DUE 09-01-2023	**	263,960
GILEAD SCIENCES 2.55% DUE 09-01-2020	**	552,344
GILEAD SCIENCES 3.25% DUE 09-01-2022	**	10,337
GILEAD SCIENCES 4.5% DUE 04-01-2021	**	1,128,246
GIMV NPV	**	54,747
GLACIER BANCORP INC NEW COM	**	2,066,791
GLADSTONE COML CORP COM STK	**	60,115
GLATFELTER	**	299,168
GLAXOSMITHKLINE 2.875% DUE 06-01-2022	**	1,713,603
GLAXOSMITHKLINE CAP PLC GTD NT FLTG 05-14-2021	**	3,322,620
GLAXOSMITHKLINE ORD GBP0.25	**	1,446,019
GLENCORE FDG LLC 4% DUE 03-27-2027	**	3,565,143
GLENCORE PLC ORD USD0.01	**	1,402,626
GLOBAL BLOOD THERAPEUTICS INC COM	**	1,302,682
GLOBAL INDEMNITY LIMITED CAYMAN LTD	**	39,467
GLOBAL MED REIT INC COM NEW COM NEW	**	24,714
GLOBAL NET LEASE INC COM NEW COMN STOCK	**	142,284
GLOBALSCAPE INC COM	**	32,085
GLOBUS MED INC CL A NEW COM STK	**	340,503
GLORY LTD NPV	**	87,514
GLP CAP L P / GLP FING II INC 5.3% 01-15-2029	**	1,443,910
GLS AUTO 3.35% DUE 08-15-2022	**	106,717
GLS AUTO 3.35% DUE 08-15-2022	**	626,962
GLU MOBILE INC COM	**	372,359
GLYCOMIMETICS INC COM	**	129,420
GM FINL AUTOMOBILE 2.11999988556% DUE 09-20-2021	**	325,695

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GM FINL AUTOMOBILE 2.68% DUE 12-20-2021	**	2,607,110
GM FINL AUTOMOBILE 2.91% DUE 04-20-2021	**	4,270,412
GM FINL AUTOMOBILE FIXED 3.18% DUE 06-21-2021	**	225,108
GM FINL AUTOMOBILE FIXED 3.3% DUE 07-20-2022	**	1,164,898
GM FINL AUTOMOBILE LEASING SER 19-2 CL A4 2.72% 03-20-2023	**	414,190
GM FINL AUTOMOBILE LEASING TR 2018-2 CL A3 3.1% 06-21-2021	**	641,319
GM FINL AUTOMOBILE LEASING TR 2018-2 CL A3 3.1% 06-21-2021	**	796,491
GM FINL CNSMR 1.86% DUE 12-16-2021	**	601,027
GM FINL CNSMR 2.18% DUE 04-16-2024	**	1,908,757
GM FINL CNSMR 2.21% DUE 11-18-2024	**	6,443,140
GM FINL CNSMR 2.81% DUE 12-16-2022	**	895,397
GM FINL CNSMR 2.81% DUE 12-16-2022	**	2,027,751
GM FINL CNSMR 2.97% DUE 11-16-2023	**	2,828,330
GM FINL CNSMR AUTOMOBILE SER 19-4 CL A4 1.76% DUE 01-16-2025	**	9,495,009
GMAT 2013-1 TR FLTG RT 6.9669% DUE 11-25-2043	**	867
GMF FLOORPLAN 2.9% DUE 04-15-2026	**	5,519,269
GMS INC COM	**	190,427
GN STORE NORD DKK4	**	1,108,497
GNMA 2.3% DUE 11-16-2051	**	2,792,725
GNMA 2.35% DUE 07-16-2056	**	3,848,955
GNMA 2.4% DUE 01-16-2056	**	2,189,901
GNMA 2.4% DUE 06-16-2046	**	4,333,357
GNMA 2.4% DUE 09-16-2058	**	2,383,933
GNMA 2.5% DUE 09-16-2056	**	1,117,893
GNMA 2.5% DUE 10-16-2057	**	2,596,416
GNMA 2009-069 CL PV 4 DUE 08-20-2039	**	24,622
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	775,381
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	640,143
GNMA 2009-124 REMIC PASSTHRU 38 MX CL PD4.5 DUE 01-20-2039	**	76
GNMA 2010-128 CL JC 4 DUE 06-20-2039	**	3,032,543
GNMA 2010-H22 REMIC PASSTHRU CTF CL FE FLTG RATE 05-20-2059	**	1,046,437
GNMA 2011-048 REMIC PASSTHRU CTF CL QA 5 DUE 08-16-2039	**	60,939
GNMA 2011-157 REMIC PASSTHRU CL PA 3.0% DUE 03-20-2041	**	345,129
GNMA 2011-H09 CL AF VAR 03-20-2061	**	1,641,513
GNMA 2012-031 REMIC PASSTHRU CL MJ 2.75 DUE 03-20-2041	**	2,021,000
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	419,835
GNMA 2012-H08 REMIC PASSTHRU CTF CL FS 04-20-2062	**	2,815,534
GNMA 2012-H31 REMIC PASSTHRU SECS CL FD VAR RT 12-20-2062	**	10,752,904
GNMA 2013-088 REMIC PASSTHRU SECS CL LV 2.5% 09-16-2026	**	832,627
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	477,506
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	102,362
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	15,774
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	**	1,724,187
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	1,281,053
GNMA 2015-021 REMIC PASSTHRU CTF CL MX-AF 07-16-2048	**	864,854
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	1,548,141
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	312,038

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2016-H04 MTG PASSTHRU CTF CL FK 02-20-2066	**	3,965,812
GNMA 2016-H10 REMIC PASSTHRU CTF CL FJ 04-20-2066	**	31,912
GNMA 2016-H10 REMIC PASSTHRU CTF CL FJ 04-20-2066	**	1,742,393
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	2,234,288
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	332,180
GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066	**	3,150,691
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	109,233
GNMA 2017-153 CL WA DUE 06-20-2036	**	1,222,968
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	4,059,398
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	1,187,586
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	977,652
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	1,454,698
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	2,738,654
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	1,485,760
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	26,647,988
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	28,142,332
GNMA 2018-94 REMIC PASSSTHRU CTF CL P 3.0% DUE 05-20-2043	**	9,197,344
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	**	3,682,659
GNMA 3% DUE 09-16-2039	**	28,561
GNMA 4% DUE 04-16-2041	**	407,170
GNMA 4% DUE 07-16-2039	**	40,548
GNMA 4.25% DUE 10-20-2038	**	53,443
GNMA 5% DUE 03-16-2034	**	244,989
GNMA 5.5% DUE 08-20-2033	**	166,124
GNMA 5.5% DUE 11-20-2037	**	79,365
GNMA 6.5% DUE 08-16-2042	**	515,891
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	50,696
GNMA FIXED 2.35% DUE 05-16-2053	**	1,752,258
GNMA FIXED 3.5% DUE 02-20-2045	**	203,746
GNMA FLTG RT 2.02375% DUE 10-20-2060	**	4,638,575
GNMA FLTG RT 2.19375% DUE 04-20-2061	**	5,505,847
GNMA FLTG RT SER 18-H15 CL FG 08-20-2068 REG	**	187,810
GNMA FLTG RT SER 18-H19 CL FA 12-20-2063 REG	**	23,568,179
GNMA FLTG RT SER 19-20 CL FE 02-20-2049	**	446,640
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	144,620
GNMA POOL #300672 SER 2022 8.5% DUE 04-15-2022 BEO	**	2,778
GNMA POOL #315855 SER 2022 8.5% DUE 01-15-2022 REG	**	239
GNMA POOL #3529 5% 03-20-2034 BEO	**	2,633
GNMA POOL #4028 6% 09-20-2037 BEO	**	40,012
GNMA POOL #4041 7% 10-20-2037 BEO	**	214,611
GNMA POOL #4073 6% 01-20-2038 BEO	**	84,600
GNMA POOL #4222 6% 08-20-2038 BEO	**	38,209
GNMA POOL #4245 6% 09-20-2038 BEO	**	470,371
GNMA POOL #4247 7% 09-20-2038 BEO	**	156,543
GNMA POOL #4371 6% 02-20-2039 BEO	**	8,544
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	4,388
GNMA POOL #4447 5% 05-20-2039 BEO	**	83,126

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #4520 5% 08-20-2039 BEO	**	396,487
GNMA POOL #4543 6% 09-20-2039 BEO	**	32,812
GNMA POOL #4602 6% 12-20-2039 BEO	**	6,478
GNMA POOL #4617 4.5% 01-20-2040 BEO	**	340,229
GNMA POOL #4717 6% 06-20-2040 BEO	**	19,346
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	168,893
GNMA POOL #476784 SER 2028 7% DUE 08-15-2028 REG	**	5,912
GNMA POOL #4772 5% 08-20-2040 BEO	**	261,794
GNMA POOL #4774 6% 08-20-2040 BEO	**	245,395
GNMA POOL #4800 4% 09-20-2040 BEO	**	412,739
GNMA POOL #4801 4.5% 09-20-2040 BEO	**	14,979
GNMA POOL #4802 5% 09-20-2040 BEO	**	215,259
GNMA POOL #4833 4% 10-20-2040 BEO	**	1,374,309
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	51,769
GNMA POOL #4855 5% 11-20-2040 BEO	**	1,001,749
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	259,999
GNMA POOL #4905 6% 12-20-2040 BEO	**	340,251
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	344,614
GNMA POOL #4945 4% 02-20-2041 BEO	**	218,051
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	1,924
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	5,505,820
GNMA POOL #4979 5% 03-20-2041 BEO	**	466,123
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	1,954
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	498,424
GNMA POOL #4991 6% 03-20-2041 BEO	**	119,704
GNMA POOL #5016 4% 04-20-2041 BEO	**	188,720
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	473,063
GNMA POOL #5018 5% 04-20-2041 BEO	**	347,789
GNMA POOL #5019 6% 04-20-2041 BEO	**	53,943
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	75,869
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	706,210
GNMA POOL #5189 6% 09-20-2041 BEO	**	138,418
GNMA POOL #521330 5% 05-15-2035 BEO	**	160,803
GNMA POOL #523278 SER 2031 6% DUE 07-15-2031 REG	**	25,950
GNMA POOL #5240 6% 11-20-2041 BEO	**	139,929
GNMA POOL #5259 4% 12-20-2041 BEO	**	104,268
GNMA POOL #5269 6% 12-20-2041 BEO	**	15,595
GNMA POOL #5280 4% 01-20-2042 BEO	**	157,717
GNMA POOL #5305 4% 02-20-2042 BEO	**	968,955
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	9,631
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	3,793
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	59,328
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	3,775
GNMA POOL #603692 5% 06-15-2034 BEO	**	1,915
GNMA POOL #604497 5% 07-15-2033 BEO	**	6,766
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	29,828
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	49,552

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	9,131
GNMA POOL #615656 5% 10-15-2033 BEO	**	5,730
GNMA POOL #623871 5.0% 06-15-2034	**	3,953
GNMA POOL #633701 5.0% 09-15-2033	**	7,140
GNMA POOL #636484 5.0% 03-15-2035	**	17,081
GNMA POOL #637746 5.0% 12-15-2034	**	5,228
GNMA POOL #638222 5% 12-15-2034 BEO	**	3,888
GNMA POOL #643362 5% 10-15-2035 BEO	**	5,106
GNMA POOL #668014 3% 11-15-2044 BEO	**	3,270,463
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	90,461
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	205,632
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	124,910
GNMA POOL #687835 6% 08-15-2038 BEO	**	56,871
GNMA POOL #688043 6% 11-15-2038 BEO	**	90,250
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	71,652
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	4,812
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	1,948
GNMA POOL #723344 4% 09-15-2039 BEO	**	420,821
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	134,649
GNMA POOL #723616 5% 01-15-2040 BEO	**	1,002,319
GNMA POOL #726480 5% 11-15-2039 BEO	**	1,155,118
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	121,416
GNMA POOL #733627 5% 05-15-2040 BEO	**	246,172
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	595,568
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	337,956
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	406,451
GNMA POOL #745243 4% 07-15-2040 BEO	**	417,434
GNMA POOL #771561 4.0% 08-15-2041	**	207,843
GNMA POOL #780049 SER 2021 9.5 DUE 11-15-2021 REG	**	174
GNMA POOL #780151 SER 2021 9 DUE 12-15-2021 REG	**	641
GNMA POOL #780345 SER 2021 9.5% DUE 12-15-2021 REG	**	143
GNMA POOL #781804 6% 09-15-2034 BEO	**	208,449
GNMA POOL #781847 6% 12-15-2034 BEO	**	156,284
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	11,362
GNMA POOL #781902 6% 02-15-2035 BEO	**	186,228
GNMA POOL #781958 5% 07-15-2035 BEO	**	12,189
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	28,815
GNMA POOL #782436 6% 10-15-2038 BEO	**	84,789
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	119,133
GNMA POOL #783867 SER 2036 6% DUE 08-15-2036 BEO	**	550,621
GNMA POOL #784571 3.5% 06-15-2048 BEO	**	10,529,300
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	135,584
GNMA POOL #999999 2% 05-16-2049 BEO	**	2,728,181
GNMA POOL #999999 2.20000004768% 04-16-2057 BEO	**	1,968,650
GNMA POOL #AA5649 SER 2042 3.0% 09-15-2042	**	567,120
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	902,198
GNMA POOL #AB2892 3.0% 09-15-2042	**	2,047,471

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	215,477
GNMA POOL #AB9108 SER 2042 3% DUE 10-15-2042 BEO	**	4,433,658
GNMA POOL #AB9205 SER 2042 3% DUE 11-15-2042 BEO	**	3,451
GNMA POOL #AB9323 SER 2042 3.5% DUE 09-15-2042 BEO	**	83,713
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	385,297
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	500,183
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	227,477
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	199,722
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	1,134,161
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	1,821,007
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	427,218
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	66,790
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	1,744,705
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	163,916
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	325,538
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	1,091,433
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	3,586,452
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	2,275,434
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	1,423,188
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	2,502,522
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	1,538,210
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	1,698,745
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	1,986,325
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	1,425,692
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	466,086
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	183,540
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	5,242,697
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	278,751
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	2,991,890
GNMA POOL #BJ1853 4.5% 09-20-2048 BEO	**	273,790
GNMA POOL #BM9692 4.5% 07-20-2049 BEO	**	1,952,079
GNMA POOL #BM9734 4% 10-20-2049 BEO	**	419,096
GNMA POOL #BM9743 4% 11-20-2049 BEO	**	3,585,802
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	2,122,513
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	507,022
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	831,025
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	15,292
GNMA POOL #MA1839 4% 04-20-2044 BEO	**	582,934
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	628,906
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	395,136
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	349,916
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	1,107,429
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	623,941
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	595,575
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	533,683
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	1,028,304
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	321,674

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	339,469
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	1,054,653
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	1,252,986
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	646,984
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	1,744,041
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	7,688,943
GNMA POOL #MA3937 3.5% 09-20-2046 BEO	**	606,609
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	553,470
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	580,185
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	1,400,610
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	1,179,003
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	2,018,794
GNMA POOL #MA4195 3% 01-20-2047 BEO	**	1,410,068
GNMA POOL #MA4196 3.5% 01-20-2047 BEO	**	1,560,041
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	3,598,238
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	919,240
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	**	1,898,364
GNMA POOL #MA4382 3.5% 04-20-2047 BEO	**	2,093,429
GNMA POOL #MA4510 3.5% 06-20-2047 BEO	**	3,388,071
GNMA POOL #MA4781 5% 10-20-2047 BEO	**	2,031,347
GNMA POOL #MA4838 4% 11-20-2047 BEO	**	6,607,022
GNMA POOL #MA4899 3% 12-20-2047 BEO	**	4,597,903
GNMA POOL #MA4962 3.5% 01-20-2048 BEO	**	1,538,370
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	**	954,290
GNMA POOL #MA5018 3% 02-20-2048 BEO	**	315,168
GNMA POOL #MA5019 3.5% 02-20-2048 BEO	**	8,317,717
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	**	5,907,039
GNMA POOL #MA5137 4% 04-20-2048 BEO	**	2,395,246
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	**	1,113,484
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	**	2,885,475
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	**	1,328,068
GNMA POOL #MA5594 3.5% 11-20-2048 BEO	**	2,546,808
GNMA POOL #MA5764 4.5% 02-20-2049 BEO	**	1,390,813
GNMA POOL #MA5877 4.5% DUE 04-20-2049 REG	**	2,433,827
GNMA POOL #MA5987 4.5% 06-20-2049 BEO	**	8,354,428
GNMA POOL #MA6240 2.5% 08-20-2049 BEO	**	94,931
GNMA POOL #MA6241 2.5% 09-20-2049 BEO	**	782,157
GNMA POOL #MA6242 2.5% 10-20-2049 BEO	**	196,577
GNMA POOL #MA6273 2.5% 11-20-2049 BEO	**	394,518
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	262,902
GNMA POOL#MA5712 5.0% 01-20-2049 REG	**	3,603,359
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	3,725,384
GNMA REMIC SER 10-61 CL KG 4% FIXED DUE 03-16-2040	**	1,281,456
GNMA REMIC SER 11-116 CL BA 2% DUE 08-16-2026	**	809,853
GNMA REMIC SER 11-128 CL BL 2% DUE 09-16-2026	**	415,975
GNMA REMIC SER 13-H24 CL FB FLTG DUE 09-20-2063	**	3,937,193
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	**	8,737,498

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA REMIC SER 2008-032 CL PN 4.2 10-16-2037	**	36,005
GNMA REMIC SER 2012-007 CL A 3.5 04-20-2036	**	65,180
GNMA REMIC SER-2012-7 CL-MD 3.5% 11-20-2038	**	2,385,300
GNMA REMIC SR 19-78 CL KP 2.5% 06-20-2049	**	2,879,354
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	26,166,700
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	1,873,483
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	**	3,300,206
GNMA SER 12-H12 CL HD 2.0% 05-20-2062	**	589,213
GNMA SER 12-H14 CL NA 2.0% 06-20-2062	**	558,978
GNMA SER 13-115 CL PB 02-20-2043	**	438,830
GNMA SER 13-17 CL A 2.5% 10-20-2039	**	4,600,354
GNMA SER 13-H18 CL EA FLTG DUE 07-20-2063 REG	**	3,459,441
GNMA SER 18-36 CL AM 3.0% 07-20-2045	**	8,681,787
GNMA SER 19-123 CLS A 3.0% 10-20-2049	**	1,211,392
GNMA SER 2.25 DUE 12-16-2041	**	1,394,788
GNMA SER 2009-061 CL NP 4.0% DUE 08-20-2039	**	696,764
GNMA SER 2010-113 CL CJ 3 DUE 11-20-2039	**	315,141
GNMA SER 2010-160 CL WX 4.5% 06-20-2039	**	4,413,178
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	2,353,893
GNMA SER 2013-144 CL DA 3.0% 09-20-2041	**	1,490,850
GNMA SER 2014-054 CL AC 2.87422 DUE 02-16-2049	**	1,196,439
GNMA SER 2014-17 CL AM FLTG RT DUE 06-16-2048 REG	**	127,138
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	1,766,714
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	445,490
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	4,064,061
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	6,410,164
GNMA SER 2017-H19 CL FA FLTG RT DUE 08-20-2067	**	7,794,374
GNMA SER 2018-38 CL WF FLTG DUE 10-20-2043	**	285,590
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	**	4,466,101
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	**	7,684,589
GNMA SR 09-33 CL BA 4.0% 04-16-2032	**	255,809
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	1,160,089
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	**	1,424,650
GNMA SR 2011-156 CL PD 2.0% 04-20-2040	**	598,737
GNMA SR 2018-166 CL H-C 3.5% 09-20-2048	**	1,853,297
GNMA SR 2019-031CL HA 3.0% 07-20-2047	**	2,425,487
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	167,433
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	11,039
GNMAII POOL #3879 SER 2036 6% DUE 07-20-2036 REG	**	1,561
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	12,188
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	40,074
GNMAII POOL #4099 SER 2038 6% DUE 03-20-2038 REG	**	16,799
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	6,134
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	4,619
GNMAII POOL #4291 SER 2038 6% DUE 11-20-2038 REG	**	235,166
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	719,495
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	157,366

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	925,111
GNMAII POOL #4837 SER 2040 6% DUE 10-20-2040 BEO	**	63,036
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	289,721
GNMAII POOL #5063 SER 2041 6% DUE 05-20-2041 BEO	**	73,007
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	312,981
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	175,368
GNMAII POOL #783368 SER 2041 4.5% DUE 07-20-2041 BEO	**	1,046,988
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	97,536
GNMAII POOL #784825 SER 2049 3.5% DUE 10-20-2049	**	2,122,357
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	10,575
GNMAII POOL #80106 3.25% DUE 08-20-2027 REG	**	12,705
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	1,640
GNMAII POOL #8358 ADJ RT 01-20-2024	**	6,294
GNMAII POOL #8399 SER 2024 ADJ RT 04-20-2024	**	5,458
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	20,226
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	17,459
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	558
GNMAII POOL #8788 SER 2026 4% DUE 01-20-2026 REG	**	5,215
GNMAII POOL #BJ1835 4.5% 09-20-2048	**	262,008
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	**	1,127,450
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	304,407
GNMAII POOL #MA0073 SER 2027 3% DUE 05-20-2027 REG	**	399,792
GNMAII POOL #MA0272 SER 2027 2.0% DUE 07-20-2027	**	322,536
GNMAII POOL #MA0299 SER 2027 2.5% DUE 08-20-2027 REG	**	770,608
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	1,119,550
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	1,428,896
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	1,572,815
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	2,191,858
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	1,405,150
GNMAII POOL #MA0624 3 12-20-2042 REG	**	533,868
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	682,266
GNMAII POOL #MA0698 3 01-20-2043 REG	**	769,883
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	657,113
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	1,680,892
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	**	4,327,289
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	**	1,468,551
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	1,854,619
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	3,648,921
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	1,766,977
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	857,594
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	**	7,537,943
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	3,440,863
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	4,800,329
GNMAII POOL #MA4004 SER 2046 3.5% DUE 10-20-2046 REG	**	6,575,443
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	3,117,672
GNMAII POOL #MA4383 SER 2047 4% DUE 04-20-2047 REG	**	1,297,303
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	**	1,163,423

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA4511 SER 2047 4% DUE 06-20-2047 REG	**	5,854,417
GNMAII POOL #MA4718 3% DUE 09-20-2047 REG	**	268,023
GNMAII POOL #MA4720 SER 2047 4% DUE 09-20-2047 REG	**	22,204,944
GNMAII POOL #MA4837 SER 2047 3.5% DUE 11-20-2047 REG	**	1,676,751
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	**	407,683
GNMAII POOL #MA4901 4% 12-20-2047	**	2,827,702
GNMAII POOL #MA5020 4.0% 02-20-2048	**	2,115,317
GNMAII POOL #MA5078 4.0% 03-20-2048	**	3,756,946
GNMAII POOL #MA5079 4.5% 03-20-2048	**	324,749
GNMAII POOL #MA5266 SER 2048 5% DUE 06-01-2048 REG	**	497,808
GNMAII POOL #MA5330 SER 2048 4.0% DUE 07-20-2048	**	3,967,563
GNMAII POOL #MA5331 4.5% DUE 07-20-2048 REG	**	376,626
GNMAII POOL #MA5467 4.5% DUE 09-20-2048	**	4,894,108
GNMAII POOL #MA5762 3.5% DUE 02-20-2049	**	78,842
GNMAII POOL #MA5818 SER 2049 4.5% DUE 03-20-2049 REG MBS	**	3,718,220
GNMAII POOL #MA5931 4.0% 05-20-2049	**	5,278,055
GNMAII POOL #MA6154 3.5% DUE 09-20-2049 REG	**	23,841,732
GNMAII POOL #MA6219 3.5% 10-20-2049 REG	**	18,865,065
GNMAII POOL #MA6338 SER 2049 3% DUE 12-20-2049 REG	**	13,053,386
GNMAII POOL #MA6339 3.5% 12-20-2049	**	15,540,116
GNMAII POOL MA5711 SER 2049 4.5% DUE 01-20-2049 REG	**	10,424,510
GODREJ CONSUMER PR INR1	**	40,865
GOGO INC COM	**	632,320
GOL LINHAS AEREAS PRF NPV	**	47,082
GOLD RESOURCE CORP COM	**	50,658
GOLDEN OCEAN GROUP LTD COM USD0.0 (POST REV SPLIT)	**	6,193
GOLDFIELD CORP COM	**	10,377
GOLDMAN SACHS 2.35% DUE 11-15-2021	**	1,028,069
GOLDMAN SACHS 2.35% DUE 11-15-2021	**	2,008,951
GOLDMAN SACHS 2.875% DUE 02-25-2021	**	2,691,535
GOLDMAN SACHS 3% DUE 04-26-2022	**	1,529,072
GOLDMAN SACHS 3.2% DUE 02-23-2023	**	1,100,084
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	526,223
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	1,305,034
GOLDMAN SACHS 3.625% DUE 02-20-2024	**	8,649,928
GOLDMAN SACHS 3.691% DUE 06-05-2028	**	15,800,177
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	899,739
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	1,809,731
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	7,616,840
GOLDMAN SACHS 3.85% DUE 07-08-2024	**	7,451,475
GOLDMAN SACHS 4% DUE 03-03-2024	**	29,693,959
GOLDMAN SACHS 4.25% DUE 10-21-2025	**	1,249,171
GOLDMAN SACHS 4.75% DUE 10-21-2045	**	647,033
GOLDMAN SACHS 5.15% DUE 05-22-2045	**	319,601
GOLDMAN SACHS 5.25% DUE 07-27-2021	**	2,130,323
GOLDMAN SACHS 5.75% DUE 01-24-2022	**	327,422
GOLDMAN SACHS 5.75% DUE 01-24-2022	**	2,495,923

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS 6 DUE 06-15-2020	**	9,815,236
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	333,391
GOLDMAN SACHS BK USA YORK NT FLTG 05-24-2021	**	2,251,932
GOLDMAN SACHS CAP II GTD FIXED TO FLTG NORMAL PPS DUE 06-01-2043/06-01-2012 REG	**	5,250
GOLDMAN SACHS FLTG RT 2.876% DUE 10-31-2022	**	3,813,352
GOLDMAN SACHS FLTG RT 2.905% DUE 07-24-2023	**	4,387,804
GOLDMAN SACHS FLTG RT 3.09363% DUE 09-15-2020	**	402,562
GOLDMAN SACHS GROUP INC 2.908% 06-05-2023 REG	**	1,473,907
GOLDMAN SACHS GROUP INC 3.272% 09-29-2025 REG	**	517,652
GOLDMAN SACHS GROUP INC 3.814% DUE 04-23-2029	**	643,727
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	1,323,095
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	11,907,855
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	120,065
GOLDMAN SACHS GROUP INC COM	**	48,981,068
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS BOOK ENTRY NT 5.375% DUE 03-15-2020	**	1,745,749
GOLDMAN SACHS MTG SER 2012-GCJ9 CL A3 2.773 DUE 11-10-2045	**	3,858,346
GOODMAN GROUP NPV	**	253,373
GOODRICH PETE CORP COM PAR $ COM PAR $	**	19,227
GOODYEAR TIRE & RUBBER CO COM	**	544,363
GOOSEHEAD INS INC COM CL A COM CL A	**	3,627,066
GOPRO INC CL A CL A	**	683,984
GORMAN RUPP CO COM	**	135,788
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	4,979
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	2,840,788
GOVERNMENT PPTYS INCOME TR 4.0% 07-15-2022	**	818,943
GOVERNOR & CO OF THE BAN 7.375% 31/12/2049	**	1,507,566
GP STRATEGIES CORP COM STK	**	40,285
GPE BRUXELLES LAM NPV	**	117,283
GPO AERO CENT NORT SER'B' NPV	**	299,673
GPO MEXICO SA SER'B'COM NPV	**	66,459
GPT GROUP NPV (STAPLED SECURITIES)	**	134,783
GRACE W R & CO DEL NEW COM STK	**	1,629,042
GRAHAM HLDGS CO COM	**	423,011
GRAINGER W W INC COM	**	287,403
GRAND CANYON ED INC COM STK	**	1,628,430
GRANITE CONST INC COM	**	1,309,870
GRANULES INDIA INR1	**	18,238
GRAPHIC PACKAGING HLDG CO COM STK	**	2,025,389
GRAPHITE INDIA INR2	**	38,313
GRAY T.V INC COM CL B	**	292,527
GREAT HALL MG NO.1 FRN M/BKD 03/2039 EUR'A2B'	**	442,955
GREAT HALL MG NO.1 FRN M/BKD 06/2038 EUR'A2B'	**	466,534
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	571,463
GREAT LAKES DREDGE & DOCK CORP NEW COM	**	99,965
GREAT PLAINS 4.85% DUE 06-01-2021	**	1,965,028

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GREAT SOUTHN BANCORP INC COM	**	154,944
GREAT WEST LIFECO COM NPV	**	123,114
GREAT WESTN BANCORP INC COM	**	343,023
GREEN BRICK PARTNERS INC COM	**	104,698
GREEN DOT CORP COM STK	**	1,234,154
GREEN PLAINS INC COM STK	**	576,696
GREENBRIER COS INC COM STK	**	810,231
GREENCORE GROUP ORD GBP0.01	**	109,309
GREENLAND HONG KONG HOLDINGS LTD HKD0.5	**	169,612
GREENLIGHT CAPITAL RE LTD CLASS A	**	66,221
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	1,472,925
GREGGS ORD GBP0.02	**	343,394
GREIF INC	**	94,843
GREIF INC.	**	159,385
GRIEG SEAFOOD NOK4	**	30,346
GRIFFON CORP COM	**	14,231
GROUP 1 AUTOMOTIVE INC COM	**	235,700
GROUPON INC COM USD0.0001	**	125,779
GROWTHPOINT PROPS NPV	**	179,355
GRUMA, S.A.B DE C.V	**	144,950
GRUPO FINANCIERO BANORTE S A B DE C V	**	217,633
GRUPO SBF SA COM NPV	**	816,102
GS MTG SECS CORP SER 2004-AR1 CL A2B FLTRT 06-25-2034 REG	**	1,999,162
GS MTG SECS SER 2014-GC24 CL A-AB 0.0% DUE 09-10-2047 REG	**	1,934,948
GS MTG SECS TR 3.36400008202% DUE 11-10-2047	**	8,639,868
GS MTG SECS TR 3.469% DUE 11-10-2050	**	1,945,677
GS MTG SECS TR 3.482 DUE 01-10-2045	**	7,990,333
GS MTG SECS TR 3.707% DUE 08-10-2044	**	7,867,028
GS YUASA CORP NPV	**	407,338
GSI TECHNOLOGY INC COM	**	27,786
GTD BD 2.25% DUE 02-24-2020 REG	**	2,201,098
GUANGDONG INVEST NPV	**	309,608
GUARANTY BANCSHARES INC TEX COM USD1.00	**	68,752
GUARDANT HEALTH INC COM	**	1,809,879
GUESS INC COM	**	192,020
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	942,046
GUJARAT GAS LTD INR2 (POST SUBD)	**	33,753
GUJARAT NARMADA VALLEY FERTILIZERS AND CHEMCIALS LTD	**	34,308
GUJARAT STATE PETR INR10(DEMAT)	**	148,989
GULF IS FABRICATION INC COM	**	13,735
GULF KEYSTONE PETE COMSTK	**	217,353
GULFPORT ENERGY CORP COM NEW COM NEW	**	51,899
GURIT HOLDING AG CHF50 (BR)	**	343,309
H&R REAL ESTATE INVT TR	**	131,067
H.LUNDBECK A/S DKK5	**	970,860
H.S. INDUSTRIES CO KRW500	**	10,365
HABIT RESTAURANTS INC COM CL A COM CL A	**	240,829

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HAEMONETICS CORP MASS COM	**	436,735
HAIER ELECTRONICS HKD0.10	**	1,425,037
HAIN CELESTIAL GROUP INC COM	**	75,036
HALLADOR ENERGY COMPANY COM STK	**	16,210
HALLIBURTON CO 3.25% DUE 11-15-2021	**	2,316,446
HALLIBURTON CO 3.5% DUE 08-01-2023	**	3,224,672
HALLIBURTON CO 3.8% DUE 11-15-2025	**	320,037
HALLIBURTON CO 3.8% DUE 11-15-2025	**	1,632,190
HALLIBURTON CO COM	**	4,079,149
HALLMARK FINL SVCS INC COM NEW COM NEW	**	204,673
HAMAKYOREX CO LTD NPV	**	55,900
HAMILTON CNTY OHIO HEALTH CARE FACS REV 3.756% 06-01-2042 BEO TAXABLE	**	225,848
HAMILTON LANE INC CL A CL A	**	2,148,163
HANA FINANCIAL GRP KRW5000	**	1,773,012
HANCOCK WHITNEY CORP	**	4,875,595
HANDSOME CORP KRW500	**	92,376
HANESBRANDS INC COM STK	**	761,241
HANG LUNG GROUP HKD1	**	514,141
HANKOOK TIRE & TECHNOLOGY CO LTD	**	380,977
HANMI FINL CORP COM NEW COM NEW	**	115,011
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAP INC COM	**	374,093
HANNOVER FDG CO. 12/02/2020	**	561,388
HANOVER INS GROUP INC COM	**	5,375,778
HANSOH PHARMACEUTI HKD0.00001	**	46,536
HANWHA AEROSPACE CO LTD	**	376,905
HANWHA SOLUTIONS CORPORATION	**	375,202
HANYANG ENG CO KRW500	**	148,113
HARBORONE NORTHEAST BANCORP INC COM	**	176,455
HARLEY DAVIDSON COM USD0.01	**	6,529,188
HARLEY DAVIDSON FLTG RT 2.84688% DUE 03-02-2021	**	201,165
HARMONIC INC COM	**	893,677
HARRIS CORP DEL NT FLTG RATE 04-30-2020	**	300,164
HARSCO CORP COM	**	22,366
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	**	178,132
HARTFORD FINL SVCS 5.5% DUE 03-30-2020	**	1,835,316
HARVARD BIOSCIENCE INC COM	**	20,096
HARVEST CLO SR 10A CL 15/11/2028	**	286,351
HASBRO INC COM	**	33,938,935
HAVERTY FURNITURE COS INC COM STK	**	77,455
HAWAIIAN HOLDINGS INC COM	**	229,194
HAWKINS INC COM	**	77,785
HAWTHORN BANCSHARES INC COM STK	**	13,286
HAYNES INTL INC COM NEW COM NEW	**	72,562
HAZAMA ANDO CORP NPV	**	1,033,095
HBT FINL INC. COM	**	524,124
HC2 HLDGS INC COM	**	8,129
HCA INC 4.75% 05-01-2023	**	4,504,878

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HCI GROUP INC COM NPV	**	266,185
HCL TECHNOLOGIES INR2	**	587,041
HCP INC 3.5% DUE 07-15-2029	**	83,450
HCP INC 3.5% DUE 07-15-2029	**	662,384
HCP INC 3.875% DUE 08-15-2024	**	380,882
HD SUPPLY HLDGS INC. COM	**	1,445,909
HEALTHCARE RLTY TR	**	4,601,723
HEALTHCARE TR AMER 3.1% DUE 02-15-2030	**	318,802
HEALTHCARE TR AMER INC CL A NEW CL A NEW	**	568,780
HEALTHEQUITY INC COM	**	1,333,260
HEALTHPEAK PPTYS FIXED 3% DUE 01-15-2030	**	2,218,730
HEALTHSTREAM INC COM STK ISIN# US42222N1037	**	381,208
HEARTLAND EXPRESS INC COM	**	240,749
HEARTLAND FINL USA INC COM STK	**	261,284
HECLA MNG CO COM	**	197,383
HEIDELBERGCEMENT INDIA LIMITED	**	67,121
HEIDELBERGCEMENT NPV	**	87,239
HEIDRICK & STRUGGLES INTL INC COM	**	97,435
HELEN TROY LTD COM STK	**	736,420
HELIOS TECHNOLOGIES INC	**	88,392
HELIX ENERGY SOLUTIONS GROUP INC COM STK	**	3,128,084
HELMERICH & PAYNE INC COM	**	622,300
HELMERICH & PAYNE INC CORP BOND 4.65% 03-15-2025	**	4,642,855
HEMISPHERE MEDIA GROUP INC CL A CL A	**	46,287
HENDERSON LAND DEVELOPMENT HKD2	**	1,110,368
HENGAN INTL HKD0.10	**	153,142
HERC HLDGS INC COM	**	468,698
HERITAGE COMM CORP COM STK	**	95,968
HERITAGE CRYSTAL CLEAN INC COM STK	**	102,799
HERITAGE FINL CORP WASH COM	**	145,038
HERITAGE INS HLDGS INC COM	**	155,171
HERMAN MILLER INC COM STK USD0.20	**	4,041,091
HERMES INTL NPV	**	950,466
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	226,342
HERO MOTOCORP LTD INR2	**	59,623
HERON THERAPEUTICS INC COM	**	191,079
HERSHA HOSPITALITY TR PRIORITY SHS BEN INT CL A NEW PRTY SHS BEN INT CL A NEW	**	50,576
HERSHEY CO 3.1% DUE 05-15-2021	**	508,465
HERTZ FLEET LEASE 3.23% DUE 05-10-2032	**	261,968
HERTZ GLOBAL HLDGS INC NEW COM	**	315,662
HERTZ VEH FING II 3.29% DUE 02-20-2024	**	526,045
HESKA CORP COM RESTRICTED NEW STOCK	**	1,975,501
HESS CORP COM STK	**	17,143,446
HEWLETT PACKARD CO 4.3% DUE 06-01-2021	**	2,111,372
HEWLETT PACKARD ENTERPRISE CO COM	**	15,852,070
HEWLETT PACKARD ENTERPRISE CO STEP-UP DUE 10-15-2020	**	3,393,110
HEWLETT PACKARD FLTG RT 2.62025% DUE 10-05-2021	**	500,066

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HEXCEL CORP NEW COM	**	1,502,855
HIBBETT SPORTS INC COM STK	**	101,393
HIBISCUS PETROLEUM MYR0.010	**	27,760
HIGH POINT RESOURCES CORPORATION COM USD0.001	**	55,200
HIGHWOODS PPTYS INC COM	**	3,758,880
HILL INTL INC COM	**	10,365
HILLENBRAND INC COM STK	**	113,854
HILL-ROM HLDGS INC COM STK	**	979,310
HILLTOP HLDGS INC COM STK	**	239,926
HILTON GRAND VACATIONS INC COM	**	1,368,722
HILTON WORLDWIDE FINANCE LLC TERM LOAN 06-22-2026 BEO	**	287,500
HILTON WORLDWIDE HLDGS INC COM NEW COM NEW	**	541,684
HIM INTL MUSIC INC TWD10	**	74,157
HINDALCO INDS INR1	**	770,865
HINDUSTAN PETROL INR10	**	49,288
HINDUSTAN UNILEVER INR1	**	455,950
HINGHAM INSTN SVGS MASS COM	**	46,875
HITACHI HIGH-TECH NPV	**	1,201,079
HITACHI NPV	**	8,414,434
HITE JINRO KRW5000	**	19,970
HKC (HOLDINGS) LTD. HKD0.25	**	17,929
HLTH CARE REIT INC 3.75% DUE 03-15-2023	**	120,012
HLTH CARE REIT INC 3.75% DUE 03-15-2023	**	208,716
HMS HLDGS CORP COM	**	766,107
HNI CORP COM	**	42,779
HOCHTIEF AG NPV	**	678,576
HOLLYFRONTIER CORP COM	**	3,314,710
HOLLYWOOD BOWL GRO ORD GBP 0.01	**	165,637
HOME BANCORP INC COM STK	**	191,404
HOME BANCSHARES INC COM	**	3,760,997
HOME CAPITAL GROUP COM	**	785,397
HOME DEPOT INC 2.125% DUE 09-15-2026	**	99,954
HOME DEPOT INC 2.95% DUE 06-15-2029	**	832,403
HOME DEPOT INC 3.9% DUE 12-06-2028 REG	**	280,771
HOME DEPOT INC COM	**	12,274,485
HOME FED BANCORP INC LA NEW STOCK	**	11,690
HOMESTREET INC INC	**	105,366
HOMETRUST BANCSHARES INC COM	**	228,109
HOMOLOGY MEDICINES INC COM	**	98,056
HON HAI PRECISION TWD10	**	1,272,175
HONDA AUTO 2.21% DUE 03-21-2024	**	5,138,702
HONDA AUTO RECEIVABLES 2018-1 OWNER TR SER 18-2 CL A3 3.11% 05-18-2022	**	533,880
HONDA AUTO RECEIVABLES 2018-1 OWNER TR SER 18-2 CL A4 3.28% 08-19-2024	**	10,622,004
HONDA AUTO RECEIVABLES OWNER TR SER 19-3 A3 2.15% 08-15-2023	**	1,746,028
HONEYWELL INTL INC 2.5% DUE 11-01-2026	**	137,384
HONEYWELL INTL INC COM STK	**	20,755,374
HONG KONG EXCHANGES & CLEAR	**	561,732

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HONG LEONG BANK NPV	**	117,998
HOOKER FURNITURE CORP COM	**	142,477
HOPE BANCORP INC COM	**	287,645
HORACE MANN EDUCATORS CORP COM	**	2,271,935
HORIZON BANCORP INC/IN COM	**	126,046
HORIZON GLOBAL CORP COM	**	1,375
HORIZON THERAPEUTICS PLC COM USD0.0001	**	1,219,723
HOSHIZAKI CORP	**	97,926
HOSIDEN CORP NPV	**	1,001,672
HOSOKAWA MICRON CO NPV	**	21,396
HOST HOTELS & 3.875% DUE 04-01-2024	**	121,007
HOST HOTELS & RESORTS L P 4.0% 06-15-2025	**	749,669
HOSTESS BRANDS INC CL A CL A	**	1,463,713
HOUGHTON MIFFLIN HARCOURT CO COM	**	1,512,856
HOUSING DEVEL FIN INR2	**	4,128,988
HOUSTON WIRE & CABLE CO COM STK	**	13,958
HOWARD BANCORP INC COM	**	52,767
HOYA CORP NPV	**	11,598,702
HSBC BANK USA NA 4.875 DUE 08-24-2020 BEO	**	2,090,427
HSBC BK CDA 3.3% DUE 11-28-2021	**	410,221
HSBC HLDGS ORD USD0.50(UK REG)	**	2,941,969
HSBC HLDGS PLC 3.033% 11-22-2023	**	204,667
HSBC HLDGS PLC 2.65% DUE 01-05-2022	**	3,633,652
HSBC HLDGS PLC 2.95% DUE 05-25-2021	**	4,167,730
HSBC HLDGS PLC 2.95% DUE 05-25-2021	**	4,222,970
HSBC HLDGS PLC 3.262% 03-13-2023	**	409,144
HSBC HLDGS PLC 3.262% 03-13-2023	**	1,534,291
HSBC HLDGS PLC 3.4% DUE 03-08-2021	**	9,285,221
HSBC HLDGS PLC 3.6% DUE 05-25-2023	**	2,816,869
HSBC HLDGS PLC 3.9% DUE 05-25-2026	**	1,760,092
HSBC HLDGS PLC 4.25% DUE 08-18-2025	**	2,577,593
HSBC HLDGS PLC 4.3% DUE 03-08-2026	**	8,712,459
HSBC HLDGS PLC 4.583% 06-19-2029	**	3,209,355
HSBC HLDGS PLC 4.875% DUE 01-14-2022	**	3,479,130
HSBC HLDGS PLC FIXED 6.5% DUE 12-31-2049	**	220,000
HSBC HLDGS PLC FLTG RT 2.633% DUE 11-07-2025	**	501,994
HSBC HLDGS PLC FLTG RT 4.125% DUE 03-08-2021	**	398,598
HSBC HLDGS PLC FLTG RT 4.292% DUE 09-12-2026	**	21,628,512
HSBC HLDGS PLC SR NT FLTG RATE 05-18-2021	**	800,815
HSBC HLDGS PLC SR NT FLTG RATE 05-18-2021	**	4,182,287
HSBC HOLDINGS PLC 4.041% 03-13-2028	**	855,975
HSBC HOLDINGS PLC 4.25 NTS 03-14-2024 USD1000	**	1,538,664
HSBC HOLDINGS PLC 5.1 DUE 04-05-2021	**	1,452,020
HSBC HOLDINGS PLC 5.875%-FRN SUB PERP GBP1000	**	584,146
HSBC USA INC NEW 5% DUE 09-27-2020	**	817,794
HSTN LTG & PWR CO 9.15 BD DUE 3-15-2021 REG	**	543,038
HUA HONG SEMICONDUCTOR LIMITED NPV	**	475,305

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HUA NAN FINANCIAL TWD10	**	44,659
HUB GROUP INC CL A	**	747,706
HUBER & SUHNER AG CHF0.25 (REGD)	**	34,868
HUBSPOT INC COM	**	659,043
HUDSON LTD	**	16,874
HUDSON PACIFIC PROPERTIES INC COM	**	522,206
HUGEL INC KRW500	**	16,489
HUGO BOSS AG	**	9,954
HULIC COMPANY LTD	**	38,512
HUMANA AB NPV	**	11,337
HUMANA INC 2.5% DUE 12-15-2020	**	200,846
HUMANA INC 3.15 DUE 12-01-2022	**	2,729,960
HUMANA INC 3.85% DUE 10-01-2024	**	3,032,056
HUMANA INC BNDS 2.9% 12-15-2022	**	2,578,021
HUNT J B TRANS 3.875% DUE 03-01-2026	**	188,065
HUNTINGTON 2.3% DUE 01-14-2022	**	251,385
HUNTINGTON 3.15% DUE 03-14-2021	**	25,310
HUNTINGTON INGALLS INDS INC COM	**	875,320
HUNTINGTON NATL BK 2.5% DUE 08-07-2022	**	3,311,360
HUNTINGTON NATL BK 3.125% DUE 04-01-2022	**	1,436,495
HUNTINGTON NATL BK 3.25% DUE 05-14-2021	**	4,932,166
HUNTINGTON NATL BK COLUMBUS OH FLTG RT 02-05-2021	**	3,180,193
HUNTSMAN CORP COM STK	**	2,401,480
HUNTSMAN INTL LLC 5.125% DUE 11-15-2022	**	213,633
HURCO CO COM	**	38,015
HURON CONSULTING GROUP INC COM STK	**	2,588,820
HUSKY ENERGY INC 4% DUE 04-15-2024	**	84,419
HUSKY ENERGY INC 4% DUE 04-15-2024	**	4,220,947
HUSKY ENERGY INC FIXED 4.4% DUE 04-15-2029	**	430,362
HUTTIG BLDG PRODS INC COM	**	2,341
HWA SUNG IND KRW5000	**	84,936
HYATT HOTELS CORP COM CL A COM CL A	**	2,917,190
HYDRO-QUEBEC 8.05 DEB DUE 07-07-2024 REGPUTABLE 7-7-06 @100	**	333,490
HYDRO-QUEBEC DEB DTD 01/30/1992 8.4% DUE01-15-2022 REG	**	157,802
HYOSUNG TNC CORP KRW5000	**	168,017
HYSAN DEVELOPMENT NPV	**	329,346
HYSTER-YALE MATLS HANDLING INC CL A COM	**	542,491
HYUNDAI AUTO 1.93% DUE 07-15-2022	**	2,154,205
HYUNDAI AUTO 1.96% DUE 02-15-2023	**	1,449,366
HYUNDAI AUTO 2.38% DUE 04-17-2023	**	702,868
HYUNDAI AUTO 3.23% DUE 12-15-2022	**	1,227,110
HYUNDAI AUTO FIXED 2.53% DUE 11-15-2023	**	1,463,118
HYUNDAI AUTO FIXED 2.79% DUE 07-15-2022	**	251,720
HYUNDAI AUTO LEASE 3.2% DUE 06-15-2022	**	859,314
HYUNDAI AUTO RECEIVABLES TR SER 19-B CLS A4 2% 04-15-2025	**	10,482,245
HYUNDAI CAP AMER 2.85% DUE 11-01-2022	**	1,395,380
HYUNDAI CAP AMER 3% DUE 06-20-2022	**	530,832

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HYUNDAI DEPT STORE KRW5000	**	34,796
HYUNDAI GLOVIS CO KRW500	**	219,507
HYUNDAI MARINE&FIR KRW500	**	160,558
HYUNDAI TELECOMMUN KRW500	**	12,681
HYUNDAI WIA CORP	**	118,008
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	**	102,339
I/O CMO DBUBS MTG TR SER 2011-LC2 CL XA FLTG RT 10 07-10-2044	**	8,780
I/O CMO UBS COML MTG TR 2012-C1 COML MTG144A CL X-A 2.561868 05-10-2045 BEO	**	30,569
I/O CMO UBS-BARCLAYS COML MTG TR 2013-C5CL X-A 144A VAR RT 03-10-2046 BEO	**	319,316
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	49,165
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	28,585
I/O FHLMC MULTICLASS SER 323 CL 300 DUE 01-15-2044	**	451,493
I/O FHLMC MULTICLASS SER 4075 CL PI 02-15-2041	**	63,471
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	1,967,067
I/O FNMA POOL #BL3994 2.67% 09-01-2031	**	101,336
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	25,855
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	32,434
I/O FNMA SMBS TR 404 CL 05-25-2040	**	332,770
I/O FNMA SMBS TR 421 CL 12-25-2038	**	154,242
I3 VERTICALS INC CL A CL A	**	2,325,964
IA FINANCIAL CORP COM NPV	**	493,686
IBERDROLA SA EUR0.75	**	2,129,281
IBERIABANK CORP COM	**	5,538,917
IBM CR LLC 2.65% DUE 02-05-2021	**	2,835,717
IBM CREDIT CORP 3.0% 02-06-2023	**	514,683
ICE_CDS CSFBUS33 06/20/2024 SELL GENERAL ELECTRIC CO 2. SWPC0I305	**	2,993
ICE_CDS CSFBUS33 12/20/2023 SELL GENERAL ELECTRIC CO 2. SWPC0HJ26	**	7,986
ICE_CDS CSFBUS33 12/20/2024 SELL GENERAL ELECTRIC CO 2. SWPC0IIT6	**	1,345
ICE_CDX CSFBUS33 06/20/2024 SELL CDX.NA.IG.32 SWPC0HY52	**	268,476
ICE_CDX CSFBUS33 12/20/2024 SELL CDX.NA.IG.33 SWPC0IJA6	**	277,476
ICE_CDX CSFBUS33 20/12/2024 SELL ITRAXX EUROPE CROSSOVE SWPC0IJ57	**	61,175
ICF INTL INC COM STK	**	239,678
ICHOR HOLDINGS LTD COM USD0.0001	**	87,234
ICON PLC COM	**	575,420
ICU MED INC COM	**	464,058
IDACORP INC COM	**	2,631,872
IDERA PHARMACEUTICALS INC COM USD0.001 (POST REV SPLIT)	**	7,462
IDGC CENTER AND PRIVOLZHYE RUB0.1	**	28,744
IDOM INC NPV	**	73,666
IEC ELECTRS CORP NEW COM	**	13,635
IGO LTD	**	1,120,262
IHO VERWALTUNGS GMBH 144 PAY IN KIND 05-15-2027 BEO	**	424,000
II-VI INC COM	**	319,798
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	469,468
ILL TOOL WKS INC COM	**	17,826,481
ILLINOIS TOOL WKS INC 3.375 DUE 09-15-2021 REG	**	117,847
ILLUMINA INC COM	**	35,874,032

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IMAX CORP COM	**	2,823,528
IMMUNOGEN INC COM	**	209,816
IMPALA PLATINUM NPV	**	538,271
IMPERIAL BRANDS FINANCE PLC 3.5% DUE 02-11-2023 BEO	**	9,519,323
IN MICH PWR CO 3.2% DUE 03-15-2023	**	144,175
IN MICH PWR CO FIXED 3.85% 05-15-2028	**	273,159
INBODY CO LTD	**	71,463
INCYTE CORP COM	**	109,237
INDEPENDENCE CONTRACT DRILLING INC COM	**	6,923
INDEPENDENCE HLDG CO NEW COM NEW	**	106,799
INDEPENDENCE RLTY TR INC COM	**	120,328
INDEPENDENT BK CORP MASS COM	**	374,209
INDEPENDENT BK CORPORATION	**	240,724
INDEPENDENT BK GROUP INC COM	**	366,126
INDIVIOR PLC ORD USD0.10	**	93,399
INDL BANK OF KOREA KRW5000	**	133,646
INDONESIA GOVERNMEN 8.375% 15/03/34	**	2,194,212
INDONESIA GOVERNMENT 8.25% 15/05/2036	**	1,006,772
INDONESIA(REP OF) 2.625% SNR MTN 14/06/23 EUR	**	1,448,025
INDRAPRASTHA GAS INR2 (POST SUBDIVISION)	**	221,800
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	2,199,235
INDUSTRIAL LOGISTICS PPTYS TR COM SHS BEN INT COM SHS BEN INT	**	127,749
INDUSTRIES OF QATA QAR1	**	39,302
INDYMAC ABS INC SER 2005-B CL M3 FLT RT 08-25-2035 BEO	**	322,892
INES CORPORATION NPV	**	484,057
INFINEON TECHNOLOG ORD NPV (REGD)	**	2,123,263
INFINERA CORP COM STK USD0.001	**	1,418,552
INFORMATION SVCS GROUP INC COM STK	**	20,718
INFOSYS LIMITED ADR	**	1,633,088
INFRAESTRUCTURA EN COM MXN10 'CLS II'	**	755,368
ING GROEP N V 3.55% 04-09-2024	**	837,325
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	889,928
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	9,455,485
ING GROEP N.V. EUR0.01	**	4,962,999
INGENIA GROUP	**	495,266
INGENICO GROUP EUR1	**	656,729
INGERSOLL-RAND 2.9% DUE 02-21-2021	**	403,675
INGERSOLL-RAND GLOBAL HLDG CO LTD 4.25 DUE 06-15-2023	**	578,493
INGERSOLL-RAND PLC COM STK	**	10,847,070
INGEVITY CORP COM	**	941,694
INGLES MKTS INC CL A	**	82,382
INGREDION INC COM	**	888,788
INMODE LTD COM ILS0.01	**	321,989
INNERWORKINGS INC COM	**	41,601
INNOPHOS HLDGS INC COM STK	**	99,458
INNOSPEC INC COM STK	**	350,662
INNOVATION FOR CREATIVE DEVICES CO KRW500	**	32,290

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INOVALON HLDGS INC COM CL A COM CL A	**	427,195
INOVIO PHARMACEUTICALS INC COM NEW COM NEW	**	175,771
INPHI CORP COM	**	4,682,579
INSAS BERHAD NPV	**	28,173
INSIGHT ENTERPRISES INC COM	**	259,370
INSPERITY INC COM	**	1,543,644
INSPIRE MED SYS INC COM	**	1,622,602
INSTALCO AB SER'A'NPV	**	384,100
INSTALLED BLDG PRODS INC COM	**	1,512,385
INSTEEL INDS INC COM	**	154,642
INSULET CORP COM STK	**	484,838
INTEGER HLDGS CORP COM	**	6,420,888
INTEGRA LIFESCIENCES HLDG CORP COM DESP	**	499,809
INTEL CORP 1.85% DUE 05-11-2020	**	3,139,861
INTEL CORP 2.45% DUE 07-29-2020	**	4,988,981
INTEL CORP 3.1% DUE 07-29-2022	**	51,599
INTEL CORP 3.7% DUE 07-29-2025	**	144,950
INTEL CORP 3.7% DUE 07-29-2025	**	3,429,042
INTER PARFUMS INC COM	**	5,489,241
INTERCONTINENTAL EXCHANGE INC 3.45% 09-21-2023	**	1,955,920
INTERCONTINENTAL EXCHANGE INC 4.0% 10-15-2023	**	98,338
INTERCONTINENTAL EXCHANGE INC 4.0% 10-15-2023	**	5,344,450
INTERDIGITAL INC COM	**	264,004
INTERFACE INC COM	**	86,583
INTERGLOBE AVIATIO INR10	**	273,742
INTERMED CAP GRP ORD GBP0.2625	**	1,244,303
INTERNATIONAL BUSINESS MACHS CORP 2.85% 05-13-2022 REG	**	2,428,728
INTERNATIONAL BUSINESS MACHS CORP 3.0% DUE 05-15-2024 REG	**	8,343,257
INTERNATIONAL BUSINESS MACHS CORP 4 NTS DUE 06-20-2042 USD1000	**	331,478
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	954,547
INTERNATIONAL PERSONAL FINANCE PLC ORD GBP0.10	**	7,277
INTERNATIONAL SEAWAYS INC INTERNATIONAL SEAWAYS INC COMMON STOCK	**	156,002
INTERPUBLIC GROUP COS INC 3.75% 10-01-2021	**	308,356
INTERSECT ENT INC COM	**	237,272
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	266,278
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	2,316,616
INTERTRUST NV EUR0.6 144A	**	477,038
INTESA SANPAOLO NPV	**	5,985,995
INTESA SANPAOLO S 3.375% DUE 01-12-2023	**	915,174
INTEST CORP COM	**	11,347
INTEVAC INC COM	**	22,451
INTL BANCSHARES CORP COM	**	476,096
INTL CONTAINER TER PHP1	**	251,371
INTL FCSTONE INC COM	**	128,276
INTL FLAVORS & 3.4% DUE 09-25-2020	**	201,712
INTL GAME SYSTEM TWD10	**	273,209
INTL LEASE FIN 4.625% DUE 04-15-2021	**	7,997,348

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INTL LEASE FIN 5.875% DUE 08-15-2022	**	315,961
INTL LEASE FIN 5.875% DUE 08-15-2022	**	2,505,898
INTL LEASE FIN 8.25% DUE 12-15-2020	**	105,719
INTL PAPER CO COM	**	12,124,965
INTOPS CO KRW500	**	211,615
INTRA-CELLULAR THERAPIES INC COM	**	326,803
INTREPID POTASH INC COM	**	63,834
INTREXON CORP COM	**	249,340
INTRICON CORP COM	**	21,708
INTUITIVE SURGICAL INC COM NEW STK	**	8,565,172
INVACARE CORP COM	**	253,417
INVENTEC CORP TWD10	**	46,497
INVESCO LTD COM STK USD0.20	**	937,261
INVESTAR HLDG CORP COM	**	17,208
INVESTEC LIMITED ZAR0.0002	**	298,249
INVESTEC ORD GBP0.0002	**	143,620
INVESTOR AB SER'B'NPV	**	276,016
INVESTORS BANCORP INC NEW COM	**	535,091
INVESTORS REAL ESTATE TRUST COM NEW COM SHS OF BENFCAL INTRST(POST REV SPLT)	**	84,825
INVESTORS TITLE CO NC COM	**	43,462
INVINCIBLE INVESTMENTS CORP REIT	**	1,122,029
IOI PROPERTIES GP NPV	**	181,582
IONIS PHARMACEUTICALS INC COM	**	165,282
IOVANCE BIOTHERAPEUTICS INC COM	**	293,989
IPALCO ENTERPRISES 3.45% DUE 07-15-2020	**	1,004,325
IPCA LAB LTD COMSTK	**	302,743
IPEK DOGAL ENERJI TRY1 (C SHARES)	**	169,893
IPH LTD NPV	**	237,485
IPSEN EUR1	**	136,386
IQVIA HLDGS INC COM USD0.01	**	42,919,633
IRHYTHM TECHNOLOGIES INC COM	**	1,617,138
IRIDIUM COMMUNICATIONS INC COM STK	**	368,097
IROBOT CORP COM	**	33,922
IRONWOOD PHARMACEUTICALS INC COM CL A	**	271,231
IRS CHASUS33 01/03/2024 ILS P 3MTELBO / R 1.018% SWU00SW35	**	147,459
IRS CITIUS33 19/06/2024 CNY P 7DCNRR0 / R 3.2% SWU00UMO5	**	27,874
IRS MSLNGB2X 04/06/2024 CNY P 7DCNRR0 / R 2.925% SWU00UBW9	**	2,277
IRS THB 6MTHBFX/6M 2.48% CITIUS33 18/05/2027 SWU00LT91	**	18,746
IRS THB 6MTHBFX/6M 2.81% CITIUS33 18/05/2037 SWU00LTA8	**	62,979
ISRAEL DISCOUNT BK ILS0.10	**	253,787
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	310,698
ISRAEL(STATE OF) GTD NT CL 2 DTD 12/04/2003 5.5% DUE 12-04-2023 REG	**	153,797
ITALY(REP OF) 1.35% BDS 01/04/30 EUR1000	**	1,563,564
ITALY(REP OF) 1.45% SNR 15/11/24 EUR1000	**	350,764
ITALY(REP OF) 2.1% BDS 15/07/2026 EUR1000	**	1,084,802
ITALY(REP OF) 2.5% SNR 15/11/2025 EUR1000	**	861,510
ITALY(REP OF) IDX/LKD SNR 23/04/2020 EUR	**	1,128,858

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ITALY(REPUBLIC OF) 2.35% IDX/LKD NTS 15-09-2024 EUR1000	**	1,459,315
ITAUSA INV ITAU SA PRF NPV	**	544,287
ITC HLDGS CORP 2.7% 11-15-2022 BEO	**	992,253
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	825,407
ITOCHU CORP NPV	**	1,243,376
ITOHAM YONEKYU HOLDINGS	**	119,116
ITRON INC COM STK NPV	**	3,050,155
ITT INC COM	**	2,075,688
J & J SNACK FOODS CORP COM STK NPV	**	8,818,241
J ALEXANDERS HLDGS INC COM CL A	**	25,334
J JILL INC COM	**	8,938
J P MORGAN CHASE 2.6942% DUE 04-15-2046	**	3,922,313
J P MORGAN CHASE 3.0934% DUE 07-05-2032	**	4,895,528
J P MORGAN CHASE 3.6744% DUE 12-15-2046	**	931,198
J2 GLOBAL INC COM	**	5,755,762
JABIL INC	**	3,234,403
JACK HENRY & ASSOC INC COM	**	3,204,740
JACKSON NATIONAL LIFE GLOBAL FNDG 144A 3.875% DUE 06-11-2025 BEO	**	268,146
JACKSON NATIONAL LIFE GLOBAL FNDG PPN CORPBOND 2.5% 06-27-2022	**	5,283,471
JACKSON NATL LIFE GLOBAL FLTG CORP 144A 03-16-2021	**	3,884,358
JADESTONE ENERGY NPV	**	212,943
JAFCO CO LTD NPV	**	430,857
JAMES RIVER GROUP HOLDINGS COM USD0.0002	**	1,301,453
JAMMU AND KASHMIR BANK LTD INR1 DEMAT EQUITY	**	41,432
JANUS HENDERSON GROUP PLC ORD USD1.50	**	723,280
JAPAN (30 YR TBOND .5% 20/03/2049	**	1,603,785
JAPAN AIRLINES CO NPV	**	3,809,483
JAPAN BK INTL COOPERATION 1% BDS 27/10/2021 USD 2% DUE 11-04-2021 BEO	**	3,809,391
JAPAN BK INTL COOPERATION 3.25% DUE 07-20-2023 REG	**	313,327
JAPAN FIN ORGANIZATION FOR MUNICIPALITIE2.125% DUE 02-12-2021 BEO	**	10,018,705
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,303,483
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,804,823
JAPAN FIN ORGANIZATION FOR MUNICIPALITIENT SER 53 144A 2.125% DUE 04-13-2021 BEO	**	501,099
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	202,794
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	4,461,459
JAPAN GOVT CPI IDX/LKD 10/03/2028	**	2,108,783
JAPAN GOVT TBOND .1% 20/06/2029	**	186,291
JAPAN MATERIAL CO NPV	**	51,495
JAPAN PETROLEUM EX NPV	**	387,839
JAPAN POST HOLD CO NPV	**	813,194
JAPAN PRIME REALTY REIT	**	171,257
JAPAN REAL ESTATE INVESTMENT CO	**	212,256
JAPAN RENTAL HOUSING INVESTMENTS INC	**	778,581
JAPAN RETAIL FUND REIT	**	135,421
JAPAN TOBACCO INC 2% SNR EMTN 13/04/2021USD	**	498,878
JAPAN TOBACCO INC NPV	**	3,880,514
JAPAN(GOVT OF) 0% T-BILL 09/03/2020 JPY	**	1,196,567

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JAPAN(GOVT OF) 0% T-BILL 10/01/2020 JPY	**	1,472,323
JAPAN(GOVT OF) 0% T-BILL 23/03/2020 JPY	**	1,288,676
JAPAN(GOVT OF) 0% T-BILL 27/01/2020 JPY	**	1,104,334
JAPAN(GOVT OF) 0.1% IDX/LKD SNR 03/26 JPY	**	3,652,774
JAPAN(GOVT OF) 0.7% SNR 20/12/48 JPY50000	**	676,461
JAPAN(GOVT OF) 1.2% SNR 20/09/35 JPY50000	**	651,407
JARLLYTEC CO. LTD. TWD10	**	206,642
JAZZ PHARMACEUTICALS PLC COM USD0.0001	**	2,500,291
JB CHEMICALS & PHARMA LTD COM	**	11,754
JBG SMITH PROPERTIES COM USD0.01 WI	**	452,193
JBS SA COM NPV	**	1,273,530
JEAN CO TWD10	**	114,212
JEFFERIES FINL GROUP INC COM	**	290,183
JEFFERIES GROUP 5.125% DUE 01-20-2023	**	2,159,957
JELD-WEN HLDG INC COM	**	2,702,872
JETBLUE AWYS CORP COM	**	1,586,015
JIANGXI COPPER CO 'H'CNY1	**	53,656
JINDAL SAW LTD INR2(DEMAT)	**	25,560
JINDAL STEEL & PWR INR1.00	**	17,915
JINLI GROUP HOLDIN TWD10	**	20,101
JMT CO LTD KRW500	**	23,005
JOHN DEERE OWNER SER 17-A CL A4 2.11% 12-15-2023	**	13,209,610
JOHNSON & JOHNSON COM USD1	**	34,984,877
JOHNSON CTLS INTL 5% DUE 03-30-2020	**	150,962
JOHNSON CTLS INTL PLC COM USD0.01	**	20,277,977
JOHNSON OUTDOORS INC CL A	**	107,457
JOHNSON SERVICE GP ORD GBP0.10	**	282,324
JOST WERKE AG NPV (REGD)	**	51,862
JOUNCE THERAPEUTICS INC. COM	**	140,143
JP MORGAN CHASE BK 2.604% DUE 02-01-2021	**	8,646,563
JP MORGAN CHASE BK FLTG RT 3.086% DUE 04-26-2021	**	7,274,891
JPMBB COML MTG 2.8164% DUE 11-15-2048	**	3,294,238
JPMBB COML MTG 3.0456% DUE 04-15-2047	**	56,099
JPMBB COML MTG 3.31060004234% DUE 03-15-2049	**	13,190,226
JPMBB COML MTG 3.3222% DUE 07-15-2048	**	4,479,552
JPMBB COML MTG FLTG RT 4.2016% DUE 09-15-2047	**	6,641,719
JPMBB COML MTG FLTG RT 4.705983% DUE 09-15-2047	**	999,750
JPMBB COML MTG SECS TR 2015-C31 FLTG RT CL B 08-15-2048	**	1,477,875
JPMBB COML MTG SECS TR SER 2014-C23 CL A-SB 3.657%09-15-2047	**	1,766,947
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	8,186,986
JPMORGAN CHASE & 2.4% DUE 06-07-2021	**	402,638
JPMORGAN CHASE & 2.55% DUE 03-01-2021	**	362,785
JPMORGAN CHASE & 2.55% DUE 10-29-2020	**	703,184
JPMORGAN CHASE & 2.7% DUE 05-18-2023	**	5,162,250
JPMORGAN CHASE & 2.95% DUE 10-01-2026	**	1,731,404
JPMORGAN CHASE & 3.2% DUE 01-25-2023	**	4,427,468
JPMORGAN CHASE & 3.25% DUE 09-23-2022	**	2,276,221

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMORGAN CHASE & 3.625% DUE 05-13-2024	**	1,584,867
JPMORGAN CHASE & 3.797% DUE 07-23-2024	**	4,954,033
JPMORGAN CHASE & 4.25% DUE 10-15-2020	**	819,307
JPMORGAN CHASE & 4.5% DUE 01-24-2022	**	5,344,616
JPMORGAN CHASE & CO 3.875 09-10-2024	**	8,280,896
JPMORGAN CHASE & CO 2.739% DUE 10-15-2030	**	3,235,473
JPMORGAN CHASE & CO 2.776% 04-25-2023	**	2,031,581
JPMORGAN CHASE & CO 3.782% DUE 02-01-2028 BEO	**	29,008,554
JPMORGAN CHASE & CO 4.452% 12-05-2028	**	6,771,643
JPMORGAN CHASE & CO COM	**	58,086,028
JPMORGAN CHASE & CO NT FIXED/FLTG DUE 04-01-2023/04-01-2022 REG	**	9,091,763
JPMORGAN CHASE & CO NT FLTG RATE DUE 06-18-2022/06-18-2021 REG	**	1,204,614
JPMORGAN CHASE & CO NT FLTG RATE DUE 06-18-2022/06-18-2021 REG	**	3,026,593
JPMORGAN CHASE & FLTG RT 2.301% DUE 10-15-2025	**	3,805,704
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	833,671
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	11,020,093
JPMORGAN CHASE & FLTG RT 4.023% DUE 12-05-2024	**	4,020,600
JPMORGAN CHASE & FLTG RT 4.203% DUE 07-23-2029	**	1,283,734
JPN BANK FOR INT'L COOP 3.375% 10-31-2023 REG	**	420,815
JPN BANK FOR INT'L COOP 3.375% 10-31-2023 REG	**	631,222
JSC OGK-2 RUB0.3627(RUB)	**	255,260
JSW STEEL LTD INR1	**	403,712
JTEKT CORPORATION NPV	**	109,673
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	3,029,748
JUNIPER NETWORKS INC COM	**	445,803
JVCKENWOOD CORPORA NPV	**	888,283
JYSKE REALKREDIT 1% CVD BDS 01/04/20 DKK0.01	**	376,968
JYSKE REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	996,654
JYSKE REALKREDIT 1% SNR 01/10/2050 DKK0.01	**	1,005,904
JYSKE REALKREDIT 1.5% CVD BDS 01/10/2050DKK	**	209,181
K WAH INTL HKD0.10 COM STK	**	231,686
K12 INC COM STOCK USD.0001	**	453,072
KADANT INC COM	**	29,811
KAISER ALUM CORP COM PAR $0.01 COM PAR $0.01	**	374,143
KAJIMA CORP NPV	**	1,055,568
KAKAO CORP KRW500	**	1,079,243
KAKEN PHARM NPV	**	407,904
KAMAN CORP COM	**	256,231
KAMIGUMI CO LTD NPV	**	562,967
KANDENKO CO LTD NPV	**	103,343
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	**	344,105
KANSAS CITY PWR & LT CO 5.3 DUE 10-01-2041	**	82,225
KARDEX AG CHF0.45 (REGD)	**	633,613
KARYOPHARM THERAPEUTICS INC COM	**	331,162
KASIKORNBANK PCL THB10 (NVDR)	**	113,772
KB HOME COM	**	1,264,529
KBC ANCORA NPV	**	759,374

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KBC GROEP NV 0.75% SNR NPF 01/03/22 EUR	**	228,431
KBC GROEP NV NPV	**	6,726,185
KBR INC COM	**	663,680
KC CO LTD KRW500	**	269,348
KCC CORP KRW5000	**	78,981
KDDI CORP NPV	**	160,619
KEARNY FINL CORP MD COM	**	226,784
KEDGE CONSTRUCTION TWD10	**	5,017
KELLOGG CO 3.125% DUE 05-17-2022	**	1,749,048
KELLOGG CO 3.4% DUE 11-15-2027	**	37,624
KELLY SERVICES INC CL A COM	**	465,577
KEMET CORP COM NEW	**	215,480
KEMPER CORP DEL COM	**	964,875
KENEDIX RETAIL REI REIT	**	409,583
KENNAMETAL INC CAP	**	1,497,218
KENNEDY-WILSON HLDGS INC COM	**	1,481,255
KEPCO PLANT SERVICE & ENGINEERING CO LTDKRW200	**	104,249
KERING	**	1,636,306
KERRY PROPERTIES HKD1	**	1,246,743
KEURIG DR PEPPER 3.551% DUE 05-25-2021	**	7,067,806
KEURIG DR PEPPER 4.057% DUE 05-25-2023	**	2,425,814
KEURIG DR PEPPER 5.085% DUE 05-25-2048	**	120,485
KEURIG DR PEPPER INC CORP 4.985% 05-25-2038	**	295,214
KEWAUNEE SCIENTIFIC CORP COM	**	6,738
KEY TRONIC CORP COM	**	6,746
KEYBANK NATL ASSN 2.25% DUE 03-16-2020	**	1,956,150
KEYBANK NATL ASSN CLEVELAND OHIO GLOBAL 3.3% 02-01-2022	**	513,667
KEYCORP 2.55% 10-01-2029 BEO	**	312,938
KEYCORP MEDIUM TERM SR NTS BOOK ENTRY MTN 5.1% DUE 03-24-2021	**	326,911
KEYSIGHT TECHNOLOGIES INC COM	**	481,848
KFORCE INC	**	223,114
KIA MOTORS CORP KRW5000	**	1,754,902
KILROY RLTY CORP COM	**	768,608
KILROY RLTY L P 4.375% DUE 10-01-2025	**	2,176,140
KIMBALL ELECTRONICS INC COM	**	51,106
KIMBALL INTL INC CL B	**	59,736
KIMBERLY CLARK DE MEXICO S.A.B DE C.V	**	59,971
KIMBERLY-CLARK CORP COM	**	3,488,268
KIMCO RLTY CORP COM	**	769,439
KINDER MORGAN 3.5 DUE 03-01-2021	**	364,596
KINDER MORGAN 4.15% DUE 03-01-2022	**	3,651,135
KINDER MORGAN 6.85% DUE 02-15-2020	**	804,037
KINDER MORGAN GTD SR NT FIXED 6.5% DUE 04-01-2020	**	318,319
KINDER MORGAN INC 4.3% DUE 06-01-2025	**	835,438
KINDER MORGAN INC FLTG RT 3.11125% DUE 01-15-2023	**	10,850,245
KING STREET FDG TR 3.75% DUE 04-18-2029	**	3,511,371
KING YUAN ELECTRON TWD10	**	16,284

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KINGBOARD HOLDINGS LTD	**	60,230
KINGBOARD LAMINATE HKD0.10	**	528,760
KINGFISHER ORD GBP0.157142857	**	242,206
KINGSTONE COS INC COM	**	11,672
KINNEVIK AB SER'B'NPV (POST SPLIT)	**	75,951
KINROSS GOLD CORP COM	**	704,347
KINTETSU WORLD EXP NPV	**	72,882
KION GROUP AG NPV	**	568,464
KIRBY CORP COM	**	401,453
KIRKLAND LAKE GOLD LTD COM KIRKLAND LAKEGOLD LTD	**	83,733
KIRKLANDS INC COM	**	2,160
KISCO CORP COMSTK	**	24,052
KITE RLTY GROUP TR COM NEW COM NEW	**	157,978
KKR & CO INC CL A CL A	**	30,000,616
KLA CORP 4.125% DUE 11-01-2021	**	620,509
KLA CORP 4.65% DUE 11-01-2024	**	7,683,573
KLEPIERRE EUR1.40	**	113,914
KLX ENERGY SVCS HLDGS INC COM	**	22,327
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	2,246,845
KNOLL INC COM NEW COM	**	173,738
KNOWLES CORP COM	**	289,840
KODIAK SCIENCES INC COM USD0.0001	**	1,738,168
KOHLS CORP COM	**	898,503
KOITO MFG CO LTD NPV	**	97,177
KOMATSU FINANCE AMERICA 2.437% 11/09/2022	**	301,294
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK ENTRYADJ RT 06-16-2020 BEO	**	200,255
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK ETRANCHE # TR 65 2% DUE 06-19-2024 BEO	**	302,394
KON AHOLD DELHAIZE EUR0.01	**	3,579,589
KONE CORPORATION NPV ORD 'B'	**	788,608
KONICA MINOLTA INC NPV	**	159,669
KONINKLIJKE PHILIP EUR0.20	**	3,363,894
KONINKLIJKE PHILIPS NV	**	3,282,190
KONTOOR BRANDS INC COM NPV WI	**	545,324
KOREA GAS KRW5000	**	51,992
KOREA INVESTMENT H 1ST PRF KRW5000	**	37,068
KOREA INVESTMENT HOLDINGS KRW5000	**	645,265
KOREA KUMHO PETRO PRF KRW5000	**	91,329
KOREA ZINC KRW5000	**	530,827
KOREA(REPUBLIC OF) 2.125% SNR 10/06/2027KRW	**	156,500
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2027KRW	**	154,796
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2028KRW	**	703,289
KOREA(REPUBLIC OF) 2.625% SNR 10/06/2028KRW	**	324,992
KOREA(REPUBLIC OF) 5.5% SNR 10/03/28 KRW10000	**	189,903
KOREAN REINSURANCE KRW500	**	115,350
KORN FERRY COM	**	1,233,331
KORNIT DIGITAL LTD COMMON STOCK	**	2,385,181
KOSMOS ENERGY LTD COM USD0.01	**	542,019

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KOZA ALTIN ISLETME TRY1 (B SHARES)	**	359,773
KOZA ANADOLU METAL TRY1 (C SHARES)	**	99,727
KRAFT FOODS GROUP 3.5% DUE 06-06-2022	**	5,157,232
KRAFT FOODS GROUP 5% DUE 06-04-2042	**	122,880
KRAFT HEINZ FOODS 2.8% DUE 07-02-2020	**	52,083
KRAFT HEINZ FOODS 2.8% DUE 07-02-2020	**	465,743
KRAFT HEINZ FOODS 3% DUE 06-01-2026	**	120,035
KRAFT HEINZ FOODS 3% DUE 06-01-2026	**	6,101,775
KRAFT HEINZ FOODS 3.375% DUE 06-15-2021	**	748,085
KRAFT HEINZ FOODS 3.75% DUE 04-01-2030	**	154,570
KRAFT HEINZ FOODS 3.75% DUE 04-01-2030	**	2,591,620
KRAFT HEINZ FOODS 3.95% DUE 07-15-2025	**	264,726
KRAFT HEINZ FOODS 3.95% DUE 07-15-2025	**	6,824,637
KRAFT HEINZ FOODS CO FLTG RT DUE 02-10-2021 REG	**	500,711
KRATON CORPORATION	**	564,231
KRATOS DEFENSE & SECURITY SOLUTIONS INC	**	3,988,242
KREDITANSTALT FUR WIEDERAUFBAU KFW GLOBAL NT 4% DUE 01-27-2020 REG	**	36,499,300
KROGER CO 2.65% DUE 10-15-2026	**	201,365
KROGER CO 3.4 DUE 04-15-2022	**	123,409
KROGER CO 4 DUE 02-01-2024	**	220,657
KRONOS WORLDWIDE INC COM STK	**	115,186
KRUNG THAI BNK LTD THB5.15(NVDR)	**	507,170
KS CY PWR & LT CO 3.15 DUE 03-15-2023	**	24,738
KUBOTA CORP NPV	**	4,775,633
KULICKE & SOFFA INDS INC COM	**	209,086
KUMHO PETRO CHEM KRW5000	**	459,579
KUNLUN ENERGY CO COMSTK	**	420,298
KUWAIT ST NT 144A 2.75% DUE 03-20-2022 BEO	**	4,227,850
KUWAIT ST NT 144A 3.5% DUE 03-20-2027 BEO	**	2,149,280
KY UTILS CO 1ST MTG BD 3.25 DUE 11-01-2020	**	297,175
KYOBO SECURITIES KRW5000	**	17,832
KYOCERA CORP NPV	**	5,764,134
KYOEI STEEL LTD NPV	**	946,488
KYUSHU RAILWAY COR NPV	**	93,855
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	92,885
LA JOLLA PHARMACEUTICAL CO COM PAR $.0001 2014 COM PAR $.0001 2014	**	20,585
LA Z BOY INC COM	**	203,990
LAB CORP AMER 2.95% DUE 12-01-2029	**	501,434
LAFARGEHOLCIM LTD	**	657,617
LAKELAND BANCORP INC COM	**	148,773
LAKELAND INDS INC COM	**	9,936
LAM RESH CORP COM	**	465,501
LANDEC CORP COM	**	54,118
LANDIS & GYR GROUP CHF10 (REGD)	**	195,867
LANDS END INC NEW COM	**	82,320
LANDSTAR SYS INC COM	**	1,451,843
LANDWIRTSCH RENTENBANK 4.25% 24/01/2023	**	76,497

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LANTHEUS HLDGS INC COM	**	789,697
LAR ESPANA REAL ESTATE SOCIMI SA EUR2	**	648,299
LAREDO PETROLEUM INC	**	104,867
LARSEN & TOUBRO SPON GDR EA REPR 1 ORD REG	**	561,803
LAS VEGAS SANDS 3.2% DUE 08-08-2024	**	3,191,777
LATAM AIRLINES GP COM NPV	**	36,442
LATTICE SEMICONDUCTOR CORP COM	**	2,180,505
LAUREATE ED INC CL A CL A	**	191,914
LAUREL RD PRIME STUDENT SR 19-A CL A2FX 0.0% 10-25-2048	**	1,292,000
LAWSON PRODS INC COM	**	60,176
LCH_IRS CSFBUS33 03/12/2021 JPY P 0 / R 6MLIBOR SWU00UC40	**	1,438
LCH_IRS CSFBUS33 07/03/2049 CAD P 3MCDOR / R 2.565% SWU00T160	**	36,256
LCH_IRS CSFBUS33 08/21/2023 USD P 1.306% / R 3MLIBOR SWU00VS33	**	36,928
LCH_IRS CSFBUS33 08/25/2024 USD P 1.298% / R 3MLIBOR SWU00VUF3	**	26,042
LCH_IRS CSFBUS33 08/31/2024 USD P 1.249% / R 3MLIBOR SWU00VXO1	**	39,122
LCH_IRS CSFBUS33 17/03/2031 JPY P 0.25% / R 6MLIBOR SWU00W8H2	**	99,339
LCH_IRS CSFBUS33 17/06/2022 EUR P -0.3% / R 6MEURIB SWU00Y8X3	**	4,560
LCH_IRS CSFBUS33 17/06/2025 GBP P 6MLIBOR / R 1% SWU00Y961	**	41,951
LCH_IRS CSFBUS33 18/03/2022 EUR P -0.5% / R 6MEURIB SWU00W8N9	**	21,220
LCH_IRS CSFBUS33 18/03/2022 GBP P 0.75% / R 6MLIBOR SWU00W8V1	**	9,546
LCH_IRS CSFBUS33 18/03/2030 GBP P 0.75% / R 6MLIBOR SWU00W8Y5	**	385,067
LCH_IRS CSFBUS33 18/03/2050 EUR P 0.25% / R 6MEURIB SWU00W8Q2	**	357,055
LCH_IRS CSFBUS33 18/12/2048 CAD P 3MCDOR / R 2.75% SWU00RPX9	**	113,930
LCH_IRS CSFBUS33 19/06/2029 EUR P 6MEURIB / R 1.31% SWU00SI72	**	68,746
LCH_IRS CSFBUS33 19/06/2029 SEK P 3MSTBOR / R 1% SWU00SMX0	**	35,328
LCH_IRS CSFBUS33 19/06/2049 JPY P 6MLIBOR / R 0.5% SWU00U746	**	4,079
LCH_IRS LCH_CSFBUS JPY P 6M LIBOR/R .45% 20/03/2029 SWU00KXL1	**	20,642
LCH_IRS LCH_CSFBUS USD P 3M LIBOR/R 1.75% 12/21/2026 SWU00INB9	**	2,354
LCH_OIS CSFBUS33 03/12/2039 GBP P 0.905% / R 1DSONIA SWU00Y0Q6	**	3,219
LCH_OIS CSFBUS33 09/15/2021 USD P 1.304% / R 1DFFUND SWU00X906	**	17,661
LCI INDUSTRIES COM	**	207,189
LCNB CORP COM	**	30,571
LEAF GROUP LTD COM	**	63,892
LEAR CORP COM NEW COM NEW	**	2,471,109
LEG IMMOBILIEN AG NPV	**	129,426
LEGG MASON INC COM	**	428,729
LEGRAND SA EUR4	**	3,747,342
LEMAITRE VASCULAR INC COM STK	**	2,812,800
LENDINGCLUB CORP COM NEW	**	416,220
LENDINGTREE INC NEW COM USD0.01	**	2,691,209
LENDLEASE CORP LTD NPV (STAPLED)	**	195,909
LENNOX INTL INC COM	**	1,539,451
LEONARDO SPA EUR4.40	**	995,573
LEXICON PHARMACEUTICALS INC FORMERLY LE COMMON STOCK	**	166,415
LEXINGTON RLTY TR COM	**	223,370
LG ELECTRONICS INC KRW5000	**	1,001,640
LG HSEHLD & HLTCRE COMMON STOCK	**	874,758

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LG UPLUS CORP KRW5000	**	325,693
LG&E & KU ENERGY LLC 3.75 DUE 11-15-2020	**	505,170
LGI HOMES INC COM	**	741,966
LHC GROUP INC COM	**	1,636,864
LI NING CO LTD HKD0.1	**	945,472
LIBBEY INC COM	**	4,243
LIBERTY HLDGS ZAR0.0833	**	161,621
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS A	**	160,325
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS C	**	793,365
LIBERTY MEDIA CORP DEL COM SER C BRAVES GROUP COM SER C BRAVES GROUP	**	841,033
LIBERTY MEDIA CORPORATION COM USD0.01 SER C FORMULA	**	1,479,521
LIBERTY OILFIELD SVCS INC CL A COM CL A COM	**	16,413
LIBERTY PPTY TR SH BEN INT	**	824,847
LIBERTY TRIPADVISOR HLDGS INC COM USD0.01 'A'	**	56,852
LIC HOUSING FINAN INR 2	**	56,299
LIFE STORAGE INC COM	**	3,645,788
LIFE STORAGE LP FIXED 4% DUE 06-15-2029	**	107,096
LIFETIME BRANDS INC COM	**	19,335
LIFEVANTAGE CORP COM NEW COM NEW	**	127,393
LIGAND PHARMACEUTICALS INCORPORATED CL BCOMMON STOCK	**	117,222
LILLY ELI & CO 2.35% DUE 05-15-2022	**	2,086,567
LIMBACH HLDGS INC COM	**	4,528
LIMELIGHT NETWORKS INC COM	**	45,880
LIMONEIRA CO COM STK	**	53,825
LINCOLN ELEC HLDGS INC COM	**	1,112,395
LINCOLN NATL CORP 4.2 DUE 03-15-2022	**	26,080
LINCOLN NATL CORP 4.35% 03-01-2048	**	292,143
LINCOLN NATL CORP 6.25% DUE 02-15-2020	**	115,531
LINCOLN NATL CORP 6.25% DUE 02-15-2020	**	4,385,140
LINDAB INTL AB NPV	**	1,060,454
LINDE PLC COMMON STOCK	**	4,118,790
LINK REAL ESTATE INVESTMENT	**	397,052
LIONS GATE ENTMT CORP CL B NON VTG NON VOTING SHS CL B	**	197,776
LIONS GATE ENTMT CORP VOTING SHARES CL A	**	131,790
LIONTRUST ASSET MANAGEMENT ORD GBP0.01	**	12,080
LIPPO KARAWACI IDR100	**	78,094
LIQUIDITY SVCS INC COM STK	**	37,566
LITE-ON TECHNOLOGY TWD10	**	179,443
LITHIA MTRS INC CL A CL A	**	589,911
LITHUANIA REP SR BD 144A 6.125% DUE 03-09-2021 BEO	**	1,614,484
LITHUANIA(REP OF) 6.125% SNR 09/03/2021 USD	**	419,751
LITTELFUSE INC COM	**	2,620,810
LIVANOVA PLC ORD GBP1.00 (DI)	**	1,953,712
LIVE OAK BANCSHARES INC COM	**	104,878
LIVENT CORP COM	**	536,034
LIVEPERSON INC COM STK ISIN# US5381461012	**	895,659
LIVERAMP HOLDINGS INC	**	2,256,021

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LIVONGO HEALTH INC COM	**	542,374
LLOYDS BANK PLC 2.7% DUE 08-17-2020	**	1,607,034
LLOYDS BANK PLC 4.875% GTD SNR 30/03/27 GBP	**	1,803,680
LLOYDS BANK PLC 5.125% GTD 07/03/2025 GBP	**	157,711
LLOYDS BANK PLC 7.5%-VAR SNR 02/04/2032 USD	**	1,672,281
LLOYDS BANKING GP 7.625% UNDATED NTS GBP20000	**	297,847
LLOYDS BANKING GP ORD GBP0.1	**	331,958
LLOYDS BK CORP MKTS PLC NY BRH INST FLTGRT 09-24-2018 DUE 9-24-2020	**	5,975,935
LLOYDS BK PLC 2.25% DUE 08-14-2022	**	2,057,154
LLOYDS BK PLC 3.3% DUE 05-07-2021	**	4,268,504
LLOYDS BKG GROUP 0% DUE 03-22-2028	**	661,793
LLOYDS BKG GROUP 2.858% DUE 03-17-2023	**	1,723,493
LLOYDS BKG GROUP 3% DUE 01-11-2022	**	12,086,796
LLOYDS BKG GROUP 4.05% DUE 08-16-2023	**	424,149
LLOYDS BKG GROUP 4.05% DUE 08-16-2023	**	2,555,496
LLOYDS BKG GROUP 4.45% DUE 05-08-2025	**	5,462,589
LLOYDS BKG GROUP 4.582% DUE 12-10-2025	**	216,621
LLOYDS BKG GROUP FLTG RT 2.907% DUE 11-07-2023	**	2,204,740
LLOYDS BKG GROUP FLTG RT 3.574% 11-07-2028	**	15,673,278
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	1,478,433
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	2,481,656
LMS CO LTD KRW500	**	129,396
LOCKHEED MARTIN 3.35 DUE 09-15-2021	**	143,508
LOCKHEED MARTIN 3.35 DUE 09-15-2021	**	655,009
LOCKHEED MARTIN 3.55% DUE 01-15-2026	**	1,233,787
LOCKHEED MARTIN CORP COM	**	11,403,383
LOGMEIN INC COM	**	636,877
LOJAS RENNER SA COM NPV	**	538,167
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	321,043
LONESTAR RES US INC CL A VTG CL A VTG	**	11,617
LONGFOR GROUP HOLDINGS LTD	**	145,217
L'OREAL EUR0.20	**	4,979,994
LOTTE CHEMICAL PAK PKR10	**	153,087
LOTTE CHILSUNG BEV KRW500	**	264,416
LOTTE FINE CHEMICA KRW5000	**	101,918
LOUISIANA-PACIFIC CORP COM	**	1,461,989
LOWES COMPANIES INC BNDS 3.12% DUE 04-15-2022 REG	**	184,393
LOWES COS INC 2.5% DUE 04-15-2026	**	201,350
LOWES COS INC 3.65% DUE 04-05-2029	**	213,904
LPL FINL HLDGS INC COM	**	2,490,381
LSB INDS INC COM	**	21,689
LSI INDS INC OHIO COM	**	17,987
LTC PPTYS INC COM	**	85,063
LUBYS INC COM	**	6,314
LUCECO PLC ORD GBP0.0005	**	22,185
LULULEMON ATHLETICA INC COM	**	10,516,660
LUMENTUM HLDGS INC COM	**	499,431

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LUMINEX CORP DEL COM	**	143,360
LUNA INNOVATIONS INC COM STK	**	32,069
LUNDIN MINING CORP COM NPV	**	118,433
LUTHER BURBANK CORP COM	**	18,102
LVMH MOET HENNESSY LOUIS VUITTON SE EUR0.30	**	9,029,126
LYDALL INC COM	**	60,472
LYON WILLIAM HOMES CL A NEW COM USD0.01 CL'A'(POST REV SPLIT)	**	94,725
LYONDELLBASELL INDS N V 6 DUE 11-15-2021	**	1,885,543
M & T BK CORP 3.55% DUE 07-26-2023	**	2,373,038
M / I HOMES INC	**	96,801
M D C HLDGS INC COM	**	3,746,205
M&G PLC ORD GBP0.05	**	259,055
MACATAWA BK CORP COM	**	65,500
MACERICH CO REIT	**	357,848
MACK CALI RLTY CORP COM REIT	**	204,238
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK	**	41,044
MACQUARIE BANK LTD TRANCHE # TR 00026 FLTG 08-06-2021 BEO	**	2,290,775
MACQUARIE GROUP LTD SR MEDIUM TERM TRANCHE # TR 00003 6 14/01/2020	**	1,001,204
MACQUARIE GROUP LTD SR MEDIUM TERM NTS 144A 6.25 DUE 01-14-2021	**	468,614
MACQUARIE INFRASTRUCTURE CORP	**	552,507
MACQUARIE MEXICO REAL ESTATE MGMT	**	83,596
MACROGENICS INC COM	**	44,031
MACRONIX INTERNATL TWD10	**	624,199
MACYS INC COM STK	**	759,424
MADDEN STEVEN LTD COM	**	2,926,874
MADISON SQUARE GARDEN CO NEW CL A CL A	**	1,762,198
MADRID(COMUNIDAD) 4.688% SNR 12/03/20 EUR1000	**	226,551
MADRIGAL PHARMACEUTICALS INC COM	**	240,986
MAEIL DAIRIES CO.,LTD	**	175,719
MAGELLAN HEALTH INC COM NEW COM NEW	**	3,349,491
MAGELLAN MIDSTREAM 4.25% DUE 02-01-2021	**	717,250
MAGNA INTERNATIONAL INC COMMON STOCK	**	10,320,888
MAGNA INTL INC COM NPV	**	2,580,056
MAGNOLIA OIL & GAS CORP CL A CL A	**	351,108
MAHANAGAR GAS LTD INR10	**	360,533
MAIDEN HOLDINGS LTD\MAIDEN HOLDINGS LTD\COM STK	**	10,369
MAJOR CINEPLEX GRO THB1(NVDR)	**	50,944
MALAYAN BKG BERHAD MYR1	**	795,881
MALAYSIA 4.232% BDS 30/06/31 MYR	**	259,615
MALAYSIA AIRPORT NPV	**	423,616
MALLINCKRODT PLC COMMON STOCK	**	48,371
MALVERN BANCORP INC COM	**	12,515
MAMMOTH ENERGY SVCS INC COM	**	5,962
MANDO (NEW)	**	341,140
MANHATTAN ASSOCS INC COM	**	934,351
MANITEX INTL INC COM STK	**	16,785

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	200,656
MANITOBA PROV CDA GLOBAL DEB SER GX 2.6%DUE 04-16-2024 REG	**	354,619
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	611,905
MANPOWERGROUP INC	**	3,569,590
MANTECH INTL CORP CL A CL A	**	351,152
MANULIFE FINL CORP 4.061% DUE 02-24-2032	**	129,689
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	56,143
MANULIFE FINL CORP 4.9% DUE 09-17-2020	**	158,087
MANULIFE FINL CORP 4.9% DUE 09-17-2020	**	407,967
MANULIFE FINL CORP COM NPV	**	2,967,708
MAPFRE EUR0.10	**	115,625
MARATHON OIL CORP COM	**	16,176,496
MARATHON PETE CORP 3.4% DUE 12-15-2020	**	404,554
MARATHON PETE CORP 5.125% 04-01-2024	**	2,809,879
MARATHON PETE CORP COM	**	5,892,510
MARCHEX INC CL B CL B	**	82,563
MARCUS & MILLICHAP INC COM	**	255,237
MARCUS CORP DEL COM	**	87,876
MARFRIG GBL FOODS COM NPV	**	180,884
MARICO LTD INR1	**	54,003
MARINEMAX INC COM	**	207,941
MARKEL CORP 4.9% DUE 07-01-2022	**	4,255,896
MARKS & SPENCER GP ORD GBP0.25	**	238,989
MARLIN BUSINESS SVCS CORP COM	**	40,531
MARRIOTT INTL INC 2.125% DUE 10-03-2022	**	1,402,692
MARRIOTT INTL INC NEW 3.375 DUE 10-15-2020	**	4,986,090
MARRIOTT INTL INC NEW COM STK CL A	**	12,943,934
MARRIOTT INTL INC NEW NT SER Y FLTG RATEDUE 12-01-2020 REG	**	2,823,997
MARRIOTT VACATIONS WORLDWIDE CORP COM	**	735,735
MARSH & MCLENNAN 3.5% DUE 12-29-2020	**	2,191,713
MARSH & MCLENNAN CO'S INC COM	**	15,537,461
MARSH & MCLENNAN COS INC SR NT 3.5 DUE 06-03-2024	**	614,570
MARTEN TRANS LTD COM	**	2,052,359
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	107,483
MARTIN MARIETTA 4.25% 12-15-2047	**	259,952
MARUBENI CORP NPV	**	1,228,636
MARVELL TECH GROUP COM USD0.002	**	1,932,001
MASCO CORP 3.5% DUE 04-01-2021	**	1,014,896
MASCO CORP 3.5% DUE 04-01-2021	**	202,979
MASCO CORP 5.95 DUE 03-15-2022	**	815,349
MASCO CORP 6.5% DUE 08-15-2032	**	368,313

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MASIMO CORP COM STK	**	795,516
MASONITE INTL CORP NEW COM	**	855,255
MASTEC INC COM	**	627,292
MASTECH DIGITAL INC COM	**	17,491
MASTERCARD INC 3.375 DUE 04-01-2024 BEO	**	2,228,534
MASTERCARD INC CL A	**	59,722,180
MASTR AST BACKED FLTG RT 1.902% DUE 11-25-2036	**	2,161,597
MATADOR RES CO COM	**	1,315,548
MATERION CORP COM	**	166,995
MATRIX SVC CO COM	**	461,993
MATSON INC COM	**	241,699
MATTHEWS INTL CORP CL A CL A	**	191,232
MAXAR TECHNOLOGIES INC COM NPV	**	43,045
MAXIMUS INC COM	**	7,612,403
MAXLINEAR INC COMMON STOCK	**	384,294
MAZDA MOTOR CORP NPV	**	631,403
MCDERMOTT INTL INC COM USD1.00 (POST REVSPLIT)	**	9,903
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	**	102,337
MCDONALDS CORP 4.875% DUE 07-15-2040	**	140,607
MCDONALD'S CORP FIXED 4.45% DUE 09-01-2048	**	286,537
MCDONALDS CORP MEDIUM TERM FLTG 10-28-2021	**	300,957
MCDONALDS CORP MEDIUM TERM NTS 3.35% 04-01-2023	**	3,333,134
MCDONALD'S CORPORATION 3.8% 04-01-2028	**	820,238
MCGRATH RENTCORP COM	**	1,149,401
MCKESSON CORP	**	6,904,104
MCKESSON CORP NEW 3.65% DUE 11-30-2020	**	6,560,412
MCMILLAN SHAKESPEA NPV	**	526,735
MCNEX CO.LTD KRW500	**	218,485
MCUBS MIDCITY INC	**	1,048,920
MEDIATEK INC TWD10	**	1,509,604
MEDICAL PPTYS TR INC COM REIT	**	240,464
MEDICLINIC INTERNA ORD GBP0.10	**	659,252
MEDIFAST INC COM	**	242,172
MEDIPAL HOLDINGS CORP	**	132,330
MEDNAX INC COM	**	365,939
MEDPACE HLDGS INC COM	**	3,206,889
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	179,022
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	414,859
MEDTRONIC PLC COMMON STOCK STOCK	**	44,778,828
MEGASTUDYEDU CO LT KRW100	**	86,467
MEGGITT ORD GBP0.05	**	607,205

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MEITUAN DIANPING USD0.00001 (A & B CLASS)	**	374,027
MELCO INTL DEV NPV	**	1,160,797
MELROSE INDUST PLC	**	139,529
MEMORIAL HLTH SVCS 3.447% DUE 11-01-2049	**	472,153
MENLO THERAPEUTICS INC COM	**	7,888
MERCANTILE BK CORP COM	**	109,045
MERCEDES BENZ AUTO 2.04% DUE 01-15-2026	**	7,982,504
MERCEDES- BENZ AUTO LEASE TR 2018-A CL A-3 2.41% 02-16-2021	**	545,104
MERCEDES-BENZ AUTO 1.26% DUE 02-16-2021	**	38,951
MERCEDES-BENZ AUTO LEASE TR 2019-A CL A-4 3.25% DUE 10-15-2024	**	863,378
MERCEDES-BENZ AUTO LEASE TR SER 19-A CL A2 3.01% 02-16-2021	**	1,236,127
MERCEDES-BENZ AUTO LEASE TRUST SER 19-B CL A3 2.0% 10-17-2022 REG	**	2,577,226
MERCEDES-BENZ AUTO RECEIVABLES TR 2018-1SER 18-1 C A4 3.15% 10-15-2024	**	2,047,955
MERCER INTL INC COM SH BEN INT	**	110,946
MERCHANTS BANCORP IND COM	**	163,416
MERCK & CO INC NEW 1.85% DUE 02-10-2020	**	2,859,297
MERCK & CO INC NEW COM	**	11,846,874
MERCK KGAA NPV	**	4,411,299
MERCURY GEN CORP NEW COM	**	140,050
MERCURY SYSTEMS INC	**	2,299,013
MEREDITH CORP COM	**	179,819
MERIDA INDUSTRY TWD10	**	788,972
MERIDIAN BANCORP INC MD COM	**	614,633
MERIDIAN BIOSCIENCE INC COM	**	345,321
MERIT MED SYS INC COM	**	184,822
MERITAGE HOMES CORP COM	**	238,023
MERLIN PROPERTIES EUR1	**	916,594
MERRILL LYNCH MTG FLTG RT 2.212% DUE 07-25-2030	**	62,285
MERRILL LYNCH MTG FLTG RT 2.587% DUE 09-25-2035	**	379,440
MERRIMACK PHARMACEUTICALS INC COM NEW COM NEW	**	2,706
MESA AIR GROUP INC COM NEW COM NEW	**	48,562
MESA LABS INC COM	**	4,306,889
MET LIFE GLOBAL 2.05% DUE 06-12-2020	**	2,001,175
MET LIFE GLOBAL 2.65% DUE 04-08-2022	**	629,192
MET LIFE GLOBAL 3.375% DUE 01-11-2022	**	1,028,138
MET LIFE GLOBAL 3.875% DUE 04-11-2022	**	296,961
META FINL GROUP INC COM	**	221,214
METHANEX CORP COM NPV	**	272,262
METHODE ELECTRS INC COM	**	884,116
METLIFE INC 6.4% DUE 12-15-2066	**	5,114,375
METRODATA ELECTRNC IDR50	**	16,198

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
METROPOLIS TOKYO BD 144A 2% DUE 05-17-2021 BEO	**	299,661
METROPOLITAN BANK PHP20	**	47,457
METROPOLITAN TRANSN AUTH N Y REV 6.668% 11-15-2039 BEO TAXABLE	**	141,931
MEXICO(UNITED MEXICAN STATES) 4.0% 15/03/2115	**	631,895
MEXICO(UTD MEX ST) 0% T-BILL 09/01/2020 MXN	**	495,236
MEXICO(UTD MEX ST) 0% T-BILL 30/01/2020 MXN10	**	645,317
MFA FINL INC	**	903,710
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	6,604,280,971
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	3,793,818,576
MFC ISHARES TR RUSSELL 2000 ETF	**	4,788,526
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CALSS B	**	452,253,392
MFO JPMORGAN MBS FUND COMMINGLED	**	112,736,041
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,316,288
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CR BD PORT INSTL CL	**	19,773,501
MFO PIMCO PAPS ASSET BACKED SECURITIES	**	48,233,905
MFO PIMCO SHORT TERM FLOATING NAV II	**	104,297,769
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	503,503,923
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	674,030,838
MFRS & TRADERS TR 2.625% 01-25-2021	**	251,664
MFRS & TRADERS TR CO BK NT PROGRAM 2.1% DUE 02-06-2020	**	4,200,029
MGIC INVT CORP WIS COM	**	927,072
MIAMI-DADE CNTY FLA AVIATION REV 3.285% 10-01-2023 BEO TAXABLE	**	929,277
MIAMI-DADE CNTY FLA AVIATION REV 3.405% 10-01-2024 BEO TAXABLE	**	2,976,398
MIAMI-DADE CNTY FLA AVIATION REV 3.505% 10-01-2025 BEO TAXABLE	**	3,683,890
MIAMI-DADE CNTY FLA WTR & SWR REV 2.501%10-01-2027 BEO TAXABLE	**	2,010,200
MICHIGAN FIN AUTH REV MUNI 3.384% 12-01-2040	**	6,984,320
MICRO FOCUS INTERNATIONAL PLC ORD GBP0.10	**	147,128
MICROSOFT CORP 1.55% DUE 08-08-2021	**	1,198,412
MICROSOFT CORP 1.85% DUE 02-12-2020	**	555,004
MICROSOFT CORP 2.4% DUE 02-06-2022	**	1,795,021
MICROSOFT CORP 3.3% DUE 02-06-2027	**	6,584,465
MICROSOFT CORP 3.45% DUE 08-08-2036	**	147,962
MICROSOFT CORP 3.45% DUE 08-08-2036	**	87,681
MICROSOFT CORP COM	**	141,435,295
MICROSOFT CORP FIXED 1.85% DUE 02-06-2020	**	10,429,547
MICROSTRATEGY INC CL A NEW CL A NEW	**	682,057
MIDAMERICAN ENERGY 3.65% DUE 04-15-2029	**	1,891,860
MIDDLEBY CORP COM	**	334,912
MIDLAND STS BANCORP INC ILL COM	**	123,920
MIDWESTONE FINL GROUP INC NEW COM STK	**	86,119
MILLER INDS INC TENN COM NEW	**	41,846

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MIMECAST LIMITED MIMECAST LTD	**	3,725,127
MINEBEA MITSUMI INC	**	375,516
MINERALS TECHNOLOGIES INC COM	**	2,694,779
MINERVA NEUROSCIENCES INC COM	**	149,154
MINERVA SA COM NPV	**	362,725
MINWISE CO LTD KRW500	**	61,024
MIRAE ASSET LIFE I KRW5000	**	74,739
MIRATI THERAPEUTICS INC COM	**	1,133,839
MIRVAC GROUP STAPLED SECURITIES	**	191,221
MISC BHD MYR1	**	80,224
MISSISSIPPI PWR CO SR NT SER 2018A FLTG DUE 03-27-2020/09-27-2018 REG	**	458,171
MISTRAS GROUP INC COM	**	64,343
MITCHAM INDS INC COM	**	3,234
MITCHELLS &BUTLERS ORD GBP0.085416	**	665,516
MITRA ADIPERKASA IDR50	**	198,423
MITRA PINASTHIKA IDR500	**	42,863
MITSUBISHI CORP 2.625% SNR 14/07/2022 USD	**	302,550
MITSUBISHI CORP NPV	**	824,925
MITSUBISHI ELEC CP NPV	**	92,444
MITSUBISHI ESTATE CO LTD	**	382,274
MITSUBISHI GAS CHM NPV	**	110,913
MITSUBISHI HVY IND NPV	**	174,006
MITSUBISHI UFJ 2.527% DUE 09-13-2023	**	1,213,135
MITSUBISHI UFJ 2.95% DUE 03-01-2021	**	202,193
MITSUBISHI UFJ 2.95% DUE 03-01-2021	**	2,545,610
MITSUBISHI UFJ 3.761% DUE 07-26-2023	**	526,739
MITSUBISHI UFJ FIN NPV	**	1,286,599
MITSUBISHI UFJ FINANCIAL GROUP INC 2.19%BNDS 09-13-2021	**	1,303,855
MITSUBISHI UFJ FINANCIAL GROUP INC 2.19%BNDS 09-13-2021	**	6,920,463
MITSUBISHI UFJ FINL GROUP INC 2.623% DUE07-18-2022	**	1,913,814
MITSUBISHI UFJ FINL GROUP INC 2.998% 02-22-2022	**	29,558
MITSUBISHI UFJ FINL GROUP INC 3.535% 07-26-2021	**	921,179
MITSUBISHI UFJ FINL GROUP INC CORP BOND 3.407% 03-07-2024	**	7,748,355
MITSUBISHI UFJ FINL GROUP INC FIXED 3.218% 03-07-2022 BEO	**	256,164
MITSUBISHI UFJ FINL GROUP INC FIXED 3.218% 03-07-2022 BEO	**	4,201,088
MITSUBISHI UFJ FIXED 2.665% DUE 07-25-2022	**	507,408
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	1,674,810
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	1,025,821
MITSUI FUDOSAN CO LTD NPV	**	378,501
MITSUI-SOKO HOLDINGS CO LTD	**	167,174
MIZUHO FINANCE(CAYMAN) 4.6 SUB BDS 03-27-2024 USD200000 'REGS'	**	5,343,323

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MIZUHO FINL GROUP 2.601% DUE 09-11-2022	**	202,655
MIZUHO FINL GROUP 2.632% DUE 04-12-2021	**	2,611,717
MIZUHO FINL GROUP 2.953% DUE 02-28-2022	**	1,527,487
MIZUHO FINL GROUP 3.17% DUE 09-11-2027	**	309,076
MIZUHO FINL GROUP FLTG RT 2.721% DUE 07-16-2023	**	1,012,013
MIZUHO FINL GROUP FLTG RT 2.869% DUE 09-13-2030	**	3,307,277
MIZUHO FINL GROUP INC 3.922% 09-11-2024	**	1,891,243
MIZUHO FINL GROUP INC FLTG 09-11-2024	**	303,096
MIZUHO FINL GROUP INC SR NT FLTG RATE 03-05-2023	**	4,235,752
MIZUHO FINL GROUP INC SR NT FLTG RATE DUE 09-11-2022 REG	**	907,580
MKS INSTRS INC COM	**	1,878,641
MLP ENERGY TRANSFER LP COMMON UNITS REP LIMITED PTNR INTERESTS	**	43,109
MMA CAPITAL HOLDINGS INC COM	**	14,087
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S	**	660,094
MOBILE MINI INC COM	**	234,815
MOBILE TELESYSTEMS PJSC ADR	**	81,281
MOBILEIRON INC COM NEW COM NEW	**	468,373
MODEL N INC COM USD0.00015	**	520,790
MODERNA INC COM	**	304,686
MODINE MFG CO COM STK	**	266,035
MOHAWK INDS INC COM	**	753,090
MOIL LTD	**	27,051
MOL HUNGARIAN OIL HUF125(POST SUBDIVISION)	**	48,335
MOLINA HEALTHCARE INC COM	**	3,786,972
MOLSON COORS 3.5 DUE 05-01-2022	**	246,742
MOLSON COORS FIXED 2.25% DUE 03-15-2020	**	2,998,720
MOMENTUM MET HOLDINGS LTD	**	264,968
MONARCH CASINO & RESORT INC COM	**	519,291
MONDELEZ INTL 2.125% DUE 09-19-2022	**	2,940,629
MONDELEZ INTL INC 3% DUE 05-07-2020	**	2,928,380
MONDELEZ INTL INC COM	**	14,500,526
MONGODB INC CL A CL A	**	488,010
MONMOUTH REAL ESTATE CORP MD	**	91,745
MONOLITHIC PWR SYS INC COM	**	2,154,576
MONRO INC COM USD0.01	**	1,399,780
MONTAGE RES CORP COM USD0.01	**	27,504
MONTEA C.V.A. NPV	**	457,522
MOODYS CORP 3.25% 01-15-2028	**	5,246,130
MOODYS CORP 5.25% DUE 07-15-2044	**	634,217
MOODYS CORP COM	**	8,303,652
MOOG INC CL A	**	213,325

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN SINDALL GRP PLC ORD GBP0.05	**	178,276
MORGAN STANLEY 2.5% DUE 04-21-2021	**	8,171,495
MORGAN STANLEY 2.625% DUE 11-17-2021	**	2,023,975
MORGAN STANLEY 2.75% DUE 05-19-2022	**	4,812,258
MORGAN STANLEY 3.125% DUE 01-23-2023	**	7,162,674
MORGAN STANLEY 3.125% DUE 07-27-2026	**	96,026
MORGAN STANLEY 3.625% DUE 01-20-2027	**	145,880
MORGAN STANLEY 3.625% DUE 01-20-2027	**	4,450,923
MORGAN STANLEY 3.737% DUE 04-24-2024	**	1,515,101
MORGAN STANLEY 3.737% DUE 04-24-2024	**	5,851,423
MORGAN STANLEY 3.75% DUE 02-25-2023	**	261,803
MORGAN STANLEY 3.75% DUE 02-25-2023	**	2,689,236
MORGAN STANLEY 3.772% DUE 01-24-2029	**	89,346
MORGAN STANLEY 3.772% DUE 01-24-2029	**	2,976,392
MORGAN STANLEY 3.875% DUE 01-27-2026	**	2,749,678
MORGAN STANLEY 3.875% DUE 04-29-2024	**	531,539
MORGAN STANLEY 3.875% DUE 04-29-2024	**	2,019,848
MORGAN STANLEY 4.1% DUE 05-22-2023	**	390,705
MORGAN STANLEY 4.1% DUE 05-22-2023	**	417,104
MORGAN STANLEY 4.3% DUE 01-27-2045	**	411,710
MORGAN STANLEY 4.35 DUE 09-08-2026	**	546,942
MORGAN STANLEY 4.35 DUE 09-08-2026	**	3,008,180
MORGAN STANLEY 5.5% DUE 01-26-2020	**	2,169,599
MORGAN STANLEY 5.5% DUE 07-24-2020	**	173,431
MORGAN STANLEY 5.75% DUE 01-25-2021	**	519,285
MORGAN STANLEY 5.75% DUE 01-25-2021	**	103,857
MORGAN STANLEY ABS CAP I INC 2005-HE1 CLM1 FLT RT DUE 12-25-2034	**	4,874,833
MORGAN STANLEY BK 2.655% DUE 02-15-2046	**	5,743,249
MORGAN STANLEY BK 2.786% DUE 05-15-2049	**	2,139,783
MORGAN STANLEY BK 2.858 DUE 09-15-2022	**	1,881,377
MORGAN STANLEY BK 2.933% DUE 03-15-2048	**	2,110,031
MORGAN STANLEY BK 2.982% DUE 07-15-2050	**	2,958,447
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	8,534,604
MORGAN STANLEY BK 3.15% DUE 03-15-2048	**	3,328,510
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	732,958
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	7,224,875
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	6,085,433
MORGAN STANLEY BK AMER MERRILL COML MTG PASSTHRU CTF CL 2.505% 11-15-2049	**	1,605,010
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	2,283,608
MORGAN STANLEY BK FLTG RT 4.11% DUE 10-15-2047	**	2,338,303
MORGAN STANLEY CAP 3.261% DUE 05-15-2048	**	8,299,052

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY CAP FLTG RT 5.553778% DUE09-15-2047	**	1,281,501
MORGAN STANLEY FIXED 3.7% DUE 10-23-2024	**	513,093
MORGAN STANLEY FLTG RT 2.72% DUE 07-22-2025	**	405,057
MORGAN STANLEY FLTG RT 2.72% DUE 07-22-2025	**	5,377,131
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	531,657
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	18,342,155
MORGAN STANLEY VAR RT 0% DUE 02-10-2021	**	100,048
MORGUARD NA RES RE TR UNIT	**	613,624
MOSAIC CO NEW 5.45% DUE 11-15-2033	**	266,769
MOSAIC CO NEW FIXED 4.05% DUE 11-15-2027	**	155,773
MOSAIC CO/THE	**	1,004,074
MOSENERGO PJSC RUB1(RUB)	**	115,446
MOTHERSON SUMI SYS INR1	**	197,761
MOTORCAR PTS & ACCESSORIES INC COM	**	64,306
MOTOROLA SOLUTIONS INC	**	242,193
MOVADO GROUP INC COM	**	49,828
MPI CORPORATION TWD10	**	10,541
MPLX LP 4% 03-15-2028	**	258,943
MPLX LP 4% 03-15-2028	**	2,299,416
MPLX LP 4.7% 04-15-2048	**	254,735
MPLX LP 4.8% 02-15-2029	**	1,437,858
MPLX LP BNDS 3.375% DUE 03-15-2023	**	1,492,230
MPLX LP FIXED 4.125% DUE 03-01-2027	**	315,132
MPLX LP FIXED 4.125% DUE 03-01-2027	**	2,137,643
MPLX LP SR NT FLTG DUE 09-09-2021/09-10-2020 REG	**	956,150
MPT OPER PARTNERS. 2.55% GTD SNR 05/12/23 GBP	**	1,889,896
MR COOPER GROUP INC COM USD0.01	**	166,408
MR PRICE GROUP COM STK	**	537,601
MRC GLOBAL INC COM	**	436,125
MRV ENGENHARIA COM NPV	**	69,147
MS&AD INS GP HLDGS NPV	**	641,942
MSC INDL DIRECT INC CL A COM	**	163,845
MTS SYS CORP COM	**	119,403
MTU AERO ENGINES A NPV (REGD)	**	2,629,851
MUELLER INDS INC COM	**	195,231
MUELLER WTR PRODS INC COM SER A STK	**	26,009
MUENCHENER RUECKVE NPV(REGD)	**	106,871
MUFG UN BK N A SAN FLTG RT 2.270068% DUE12-09-2022	**	500,312
MUFG UNION BANK NA 3.15% 04-01-2022	**	337,745
MULTI COMMODITY EX INR10	**	527,616
MULTICHOICE GROUP NPV	**	583,945

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	13,465
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	2,860,881
MURATA MANUFACTURING CO. NPV	**	98,902
MURPHY OIL CORP COM	**	14,639,982
MURPHY USA INC COM	**	3,107,988
MUTHOOT FIN LTD 6.125% DUE 10-31-2022	**	207,280
MUTHOOT FINANCE LTD	**	61,671
MUTUALFIRST FINL INC COM	**	51,849
MVB FINL CORP COM	**	34,415
MYERS INDS INC COM	**	70,506
MYLAN N V FIXED 3.15% DUE 06-15-2021	**	202,629
MYLAN N V FIXED 3.75% DUE 12-15-2020	**	79,556
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	1,772,290
MYLAN NV	**	620,547
MYOKARDIA INC COM	**	343,944
MYR GROUP INC DEL COM STK	**	341,771
MYRIAD GENETICS INC COM	**	228,460
MYTILINEOS S.A EUR0.97(CR)	**	124,304
N.W. AIRLS PASS 6.264% DUE 05-20-2023	**	149,169
NABORS INDUSTRIES COM USD0.10	**	171,556
NACCO IND INC CL A COM	**	28,800
NADG NNN 3.368% DUE 12-28-2049	**	3,180,000
NANG KUANG PHARMAC TWD10	**	8,396
NANKAI ELEC RAIL NPV	**	143,805
NANYA TECHNOLOGY C TWD10	**	1,143,457
NASDAQ INC	**	12,060,317
NASPERS N ZAR0.02	**	618,424
NATERA INC COM	**	734,981
NATIONAL AUSTRALIA BK LIMITED ACTING THR2.5% DUE 01-12-2021	**	301,827
NATIONAL BK HLDGS CORP CL A COM STK	**	4,184,629
NATIONAL GEN HLDGS CORP COM	**	650,138
NATIONAL GRID ORD GBP0.12431289	**	94,998
NATIONAL HEALTH INVS INC COM	**	183,411
NATIONAL MEDICAL C SAR10	**	55,605
NATIONAL OILWELL VARCO COM STK	**	17,600,080
NATIONAL PRESTO INDS INC COM	**	86,003
NATIONAL RESH CORP COM NEW CL A	**	870,936
NATIONAL RETAIL PPTYS INC COM STK	**	155,337
NATIONAL VISION HLDGS INC COM	**	2,315,697
NATIONAL WESTN LIFE GROUP INC CL A COMMON STOCK	**	168,129
NATIONWIDE BLDG 3.622% DUE 04-26-2023	**	334,317

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATIONWIDE BLDG FLTG RT 4.363% DUE 08-01-2024	**	848,754
NATIONWIDE BLDG FLTG RT 4.363% DUE 08-01-2024	**	2,355,292
NATIXIS EUR1.6(POST SUBDV)	**	92,185
NATL AUSTRALIA BK 2.4% DUE 12-07-2021	**	15,142,187
NATL AUSTRALIA BK 3.7% DUE 11-04-2021	**	1,031,810
NATL AUSTRALIA BK FIXED 2.5% DUE 05-22-2022	**	1,011,844
NATL AUSTRALIA BK LTD GLOBAL MEDIUM TR # SR 00047 144A 4.375 12-10-2020	**	772,247
NATL AUSTRALIA BK NY 3 DUE 01-20-2023	**	2,562,449
NATL BK CDA 2.2% DUE 11-02-2020	**	400,890
NATL BK CDA MEDIUM 2.15% DUE 06-12-2020	**	300,299
NATL BK CDA MEDIUM 2.15% DUE 10-07-2022	**	1,399,695
NATL BK OF GREECE	**	84,101
NATL HEALTHCARE CORP COM	**	219,273
NATL OILWELL VARCO 2.6% DUE 12-01-2022	**	585,573
NATL RETAIL PPTYS 3.6% DUE 12-15-2026	**	210,096
NATL RETAIL PPTYS 3.9% DUE 06-15-2024	**	84,719
NATL RETAIL PPTYS 4% DUE 11-15-2025	**	143,775
NATL RETAIL PPTYS 4.3% DUE 10-15-2028	**	1,549,496
NATL RURAL UTILS 2.4% DUE 04-25-2022	**	60,657
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	65,995
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	6,290,116
NATL RURAL UTILS 3.4% DUE 02-07-2028	**	532,027
NATURAL GAS SVCS GROUP INC COM	**	29,755
NATURAL GROCERS BY VITAMIN COTTAGE INC COM USD0.001	**	34,831
NATURES SUNSHINE PRODS INC COM	**	7,278
NATURGY ENERGY GROUP SA	**	618,517
NATUS MED INC DEL COM	**	67,003
NATWEST MARKETS PL 0.625% SNR 02/03/2022EUR	**	340,546
NATWEST MKTS PLC 3.625% DUE 09-29-2022	**	8,567,767
NAUTILUS INC COM	**	8,397
NAVIENT CORP 5% DUE 10-26-2020	**	304,410
NAVIENT CORP COM	**	505,107
NAVIGATOR HOLDINGS LTD SHS	**	133,124
NAVISTAR INTL CORP NEW COM	**	989,980
NBCC (INDIA) LTD INR1(POST SUBDIVISION)	**	84,650
NBCUNIVERSAL ENTERPRISE INC 144A FLTG RT DUE 04-01-2021	**	5,044,344
NBCUNIVERSAL MEDIA LLC SR NT 2.875 01-15-2023	**	436,783
NBCUNIVERSAL MEDIA LLC SR NT 4.375 4-1-2021	**	7,389,720
NBT BANCORP INC COM	**	245,631
NCS MULTISTAGE HLDGS INC COM	**	11,237
NCUA GTD NTS TR 2010-R3 SR III-A NT 2.4%DUE 12-08-2020 BEO	**	45,912

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEDBANK GROUP LTD ZAR1	**	548,918
NEENAH INC COM USD0.01	**	103,743
NELNET INC CL A CL A	**	285,609
NELNET STUD LN 2004-4 CL B FLTG DUE 01-25-2041	**	2,768,073
NEOGEN CORP COM	**	3,088,103
NEOGENOMICS INC COM NEW COM NEW	**	3,823,297
NEOLEUKIN THERAPEUTICS INC	**	50,093
NEOPHOTONICS CORP	**	171,293
NEPI ROCKCASTLE PL ORD EUR0.01	**	88,873
NESTE OYJ NPV	**	100,075
NESTLE SA CHF0.10(REGD)	**	25,453,290
NET HOLDINGS INC TRY1 (B SHARES)	**	34,771
NET ONE SYSTEMS CO NPV	**	511,179
NETAPP INC 3.375 DUE 06-15-2021	**	101,668
NETFLIX INC COM STK	**	41,351,599
NETGEAR INC COM	**	664,393
NETSCOUT SYS INC COM	**	855,327
NETSOL TECHNOLOGIES INC COM	**	8,364
NETWORK-1 TECHNOLOGIES INC COM	**	6,322
NEUROCRINE BIOSCIENCES INC COM	**	2,099,925
NEW CENTY HOME FLTG RT 2.132% DUE 12-25-2035	**	2,570,038
NEW CHINA LIFE INS CO LTD	**	500,879
NEW HOME CO INC COM	**	15,718
NEW JERSEY RES CORP COM	**	564,078
NEW SR INVT GROUP INC COM	**	55,700
NEW WORLD DEVELOPMENT CO HKD1	**	771,688
NEW YORK CMNTY BANCORP INC COM	**	856,750
NEW YORK LIFE CAP CORP FLTG 144A DUE 06-10-2022	**	200,900
NEW YORK LIFE GLOBAL FDG 2.3% DUE 06-10-2022 BEO	**	2,643,498
NEW YORK LIFE GLOBAL FDG MEDIUM TERM NTS 144A FLTG 01-21-2022	**	2,719,050
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 3.13% 11-01-2028 BEO TAXABLE	**	14,871,600
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	126,270
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	936,824
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	1,470,690
NEW YORK ST URBAN DEV CORP REV 3.17% 03-15-2026 BEO TAXABLE	**	4,601,872
NEW YORK TIMES CO CL A ISIN #US6501111073	**	1,181,411
NEW ZEALAND(GOVT) IDX/LKD SNR 20/09/2025NZD	**	80,597
NEWCREST MINING LTD NPV	**	1,458,535
NEWELL BRANDS INC COM	**	600,183
NEWELL BRANDS INC STEP CPN 3.85% DUE 04-01-2023	**	753,428
NEWELL BRANDS INC STEP CPN 4.2% DUE 04-01-2026	**	969,762

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEWFIELD EXPL CO 5.625% DUE 07-01-2024	**	3,934,007
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	1,372,429
NEWLINK GENETICS CORP COM STK	**	14,798
NEWMONT GOLDCORP FIXED 3.625% 06-09-2021	**	17,439,475
NEWPARK RES INC COM PAR $0.01 NEW COM PAR $0.01 NEW	**	1,633,780
NEWS CORP COM CL A	**	831,305
NEWS CORP COM CL B	**	413,970
NEXA RESOURCES S A COM	**	104,428
NEXANS EUR1	**	1,132,127
NEXON CO LTD NPV	**	240,686
NEXPOINT RESIDENTIAL TR INC COM	**	274,005
NEXSTAR MEDIA GROUP INC CL A CL A	**	939,524
NEXT ORD GBP0.10	**	558,941
NEXTCURE INC COM	**	206,731
NEXTEER AUTOMOTIVE GROUP LIMITED HKD0.1	**	128,663
NEXTERA ENERGY CAP 3.15% DUE 04-01-2024	**	1,674,886
NEXTERA ENERGY CAP STEP CPN 2.403% DUE 09-01-2021	**	705,049
NEXTERA ENERGY CAP STEP CPN 2.403% DUE 09-01-2021	**	10,283,645
NEXTGEN HEALTHCARE INC COM	**	303,289
NEXTIER OILFIELD SOLUTIONS INC	**	313,212
NHA MORTGAGE BACK. 1.07% M/BKD 01/07/2020 CAD	**	535,535
NHA MORTGAGE BACKE FRN M/BKD 08/2020 CAD	**	190,763
NHA MTG BACKED SECS 98001212 FLTG RT 01/06/2020	**	203,728
NICE INFOR&TELECOM KRW500	**	78,654
NICHIAS CORP NPV	**	515,987
NICHIHA CORP NPV	**	544,919
NICHOLAS FINL INC BC COM NEW COM NEW	**	9,286
NICOLET BANKSHARES INC COM	**	150,949
NIELSEN HOLDINGS PLC COMSTK	**	464,322
NIEN MADE ENTERPRI TWD10	**	120,125
NIHON UNISYS NPV	**	103,683
NIKE INC CL B	**	18,345,519
NIKKISO CO LTD NPV	**	284,481
NIKON CORP NPV	**	1,219,645
NINE DRAGONS PAPER HKD0.1	**	217,267
NINE ENERGY SVC INC COM STK	**	26,830
NINTENDO CO LTD NPV	**	2,744,289
NIPPON BUILDING FD REIT	**	249,094
NIPPON EXPRESS CO NPV	**	713,684
NIPPON LIFE INS CO STEP CPN 5.1% DUE 10-16-2044	**	10,925,000
NIPPON TELEGRAPH & TELEPHONE CORP NPV	**	303,902

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NISOURCE FIN CORP 3.49% 05-15-2027	**	263,006
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	112,441
NISSAN AUTO 1.32% DUE 01-15-2021	**	8,544
NISSAN AUTO 1.59% DUE 07-15-2022	**	1,475,983
NISSAN AUTO LEASE TR 2017-B CL A-3 2.05% 09-15-2020	**	134,391
NISSAN AUTO RECEIVABLES 2017-C CL A-3 2.12% 04-18-2022	**	393,747
NISSAN AUTO RECEIVABLES 2017-C CL A-4 2.28% 02-15-2024	**	2,005,752
NISSAN AUTO RECEIVABLES SER-19-A CL-A2A 2.82% 01-18-2022 REG	**	5,241,787
NISSAN MASTER OWNER TR FLTG RT SER 19-A CL A 02-15-2024	**	6,805,727
NISSAN MTR ACCEP 1.9% DUE 09-14-2021	**	40,692
NISSAN MTR ACCEP 1.9% DUE 09-14-2021	**	873,396
NISSAN MTR ACCEP 2.15% DUE 09-28-2020	**	3,223,643
NISSAN MTR ACCEP 2.55% DUE 03-08-2021	**	511,259
NISSAN MTR ACCEP CORP SR NT FLTG RATE 144A VAR RT DUE 01-13-2022	**	904,381
NISSHIN OILLIO GP NPV	**	310,852
NITTETSU MINING CO NPV	**	133,663
NITTO DENKO CORP NPV	**	112,189
NL INDS INC COM NEW	**	13,920
NLIGHT INC COM USD0.0001	**	1,526,557
NMI HLDGS INC CL A CL A	**	860,689
NN GROUP N.V. EUR0.12	**	402,407
NN INC COM	**	69,477
NOBIA AB NPV	**	103,831
NOBLE CORP PLC COMMON STOCK	**	50,183
NOBLE ENERGY INC 3.25% DUE 10-15-2029	**	983,171
NOBLE ENERGY INC 3.9% DUE 11-15-2024	**	4,598,562
NOBLE ENERGY INC 5.05% DUE 11-15-2044	**	278,005
NOJIMA CORP NPV	**	54,471
NOKIA OYJ EUR0.06	**	813,169
NOLATO AB SER'B'NPV	**	47,602
NOMURA ASSET ACCEP CORP ALTERNATIVE CL I-A-5 FLTG RATE DUE 03-25-2047 REG	**	2,624,280
NOMURA RL EST INC NPV	**	36,090
NOODLES & CO CL A CL A	**	38,952
NORDEA BK AB 3.75% DUE 08-30-2023	**	532,755
NORDEA BK AB 4.875% DUE 01-27-2020	**	250,509
NORDEA BK ABP NEW YORK BRH CTF DEP 00177 DTD 05-09-2019 FLTG 05-05-2021	**	6,477,017
NORDEA BK AG 4.875% DUE 05-13-2021	**	3,892,481
NORDEA KREDIT REALKREDITAKTIE 2% NTS 01/04/20 DKK0.01	**	817,758
NORDEA KREDIT REALKREDITAKTIE 2.5% 01/10/2047	**	170
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	1,949,797
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	381,388

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NORDEA REALKREDIT 1.5% SNR 01/10/2050 DKK0.01	**	318,171
NORDEA REALKREDIT 2.5% CVD BDS 01/10/2037 DKK	**	9,408
NORDIC AMERICAN TANKERS LIMITED	**	40,157
NORDSON CORP COM	**	1,155,513
NORFOLK SOUTHN 3.8% DUE 08-01-2028	**	82,433
NORFOLK SOUTHN 3.95 DUE 10-01-2042	**	373,719
NORFOLK SOUTHN 4.45% DUE 06-15-2045	**	808,010
NORFOLK SOUTHN FIXED 4.05% DUE 08-15-2052	**	440,371
NORTH AMERN DEV BK NT 4.375% DUE 02-11-2020 REG	**	2,807,838
NORTHEAST BK LEWISTON ME COM	**	27,070
NORTHERN OIL & GAS INC NEV COM STK	**	14,365
NORTHERN TECHNOLOGIES INTL CORP COM STK	**	22,327
NORTHFIELD BANCORP INC DEL COM USD0.01	**	150,791
NORTHRIM BANCORP INC COM	**	42,781
NORTHROP GRUMMAN 2.55% DUE 10-15-2022	**	6,919,332
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	412,480
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	8,579,581
NORTHROP GRUMMAN 3.25% DUE 01-15-2028	**	2,922,273
NORTHROP GRUMMAN CORP COM	**	20,569,062
NORTHWEST BANCSHARES INC MD COM	**	186,456
NORTHWEST PIPE CO COM	**	58,392
NORWAY(KINGDOM OF) 3.75% SNR 25/05/21 NOK1000	**	94,081
NORWOOD FINL CORP COM	**	22,795
NOTREDAME INTERMEDICA PAR SA	**	146,071
NOVAGOLD RES INC COM NEW	**	586,925
NOVARTIS AG CHF0.50 (REGD)	**	9,714,951
NOVARTIS CAP CORP 3% DUE 11-20-2025	**	362,690
NOVASTAR MTG FDG FLTG RT 2.788% DUE 06-25-2035	**	200,368
NOVATEK PJSC GDR EACH REPR 10 ORD 'REG S	**	293,741
NOVOCURE LTD COM USD0.00	**	3,153,636
NOVOLIPETSK STEEL GDR EACH REP 10 RUB1 'REGS'	**	283,853
NOVO-NORDISK AS DKK0.2 SERIES'B'	**	12,086,014
NOW INC COM	**	845,113
NRG ENERGY INC COM NEW	**	4,625,588
NS SOLUTIONS CORP NPV	**	161,018
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN	**	7,311,624,804
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	16,022,305,352
NTPC LTD INR10	**	136,803
NTT DOCOMO NPV	**	684,535
NTT FINANCE CORP 1.9% SNR EMTN 21/07/21 USD	**	598,515
NU SKIN ENTERPRISES INC CL A CL A	**	161,994

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NUCOR CORP 4% DUE 08-01-2023	**	158,637
NUCOR CORP 6.4% DUE 12-01-2037	**	33,867
NUTRIEN LTD 3.15% 10-01-2022	**	7,622,393
NUTRIEN LTD FIXED 3.5% 06-01-2023	**	645,275
NUTRIEN LTD FIXED 3.625% DUE 03-15-2024	**	271,588
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	**	10,463
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	**	247,698
NUVASIVE INC COM	**	1,260,797
NV5 GLOBAL INC COMMON STOCK	**	65,938
NVENT ELECTRIC PLC COM USD0.01 WI	**	444,069
NVIDIA CORP 2.2% DUE 09-16-2021	**	4,241,270
NVIDIA CORP COM	**	13,677,989
NXP SEMICONDUCTORS N V COM STK	**	4,769,450
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.271 DUE 12-01-2037	**	9,018,230
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.646 DUE 12-01-2031/12-01-2020 BEO	**	104,202
NYKREDIT 2.5% 01/10/2014	**	3,443
NYKREDIT REALKREDI 1% BDS 01/04/2020 DKK0.01	**	1,583,259
NYKREDIT REALKREDI 1.5% CVD BDS 01/10/2037 DKK	**	81,637
NYKREDIT REALKREDI 1.5% CVD BDS 01/10/2050 DKK	**	1,268,272
NYKREDIT REALKREDI 1.5% CVD BDS 01/10/50DKK0.	**	1,483,679
NYKREDIT REALKREDI 2% SNR 01/04/2020 DKK0.01	**	1,133,779
NYKREDIT REALKREDI 2.5% SNR SEC 01/10/2032 DKK	**	11,644
NYKREDIT REALKREDI 3% SNR SEC 01/10/47 DKK0.01	**	2,649
NYKREDIT REALKREDIT A/S 1.0% 01/10/2050	**	3,059,337
O REILLY 4.625% DUE 09-15-2021	**	3,629,146
O REILLY AUTOMOTIVE INC NEW 3 09-01-2022	**	520,184
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	59,776
O/SEAS CHINESE T.A HKD0.1	**	29,580
OAK VY BANCORP OAKDALE CALIF COM STK	**	12,707
OASIS PETE INC NEW COM STK	**	156,346
OBAYASHI CORP NPV	**	267,169
OCCIDENTAL PETE 2.7% DUE 02-15-2023	**	221,752
OCCIDENTAL PETE 3% DUE 02-15-2027	**	2,374,515
OCCIDENTAL PETE 3.125% DUE 02-15-2022	**	498,661
OCCIDENTAL PETE 3.4% DUE 04-15-2026	**	1,690,797
OCCIDENTAL PETE 4.1% DUE 02-01-2021	**	651,140
OCCIDENTAL PETE 4.2% DUE 03-15-2048	**	198,684
OCCIDENTAL PETE CORP 3.2% 08-15-2026	**	910,810
OCCIDENTAL PETE CORP NT FLTG RATE DUE 08-13-2021/08-08-2019 REG	**	2,191,575

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OCCIDENTAL PETE CORP SR NT 5.55% 03-15-2026	**	1,315,569
OCCIDENTAL PETE CORP SR NT 6.95% 07-01-2024	**	2,226,607
OCCIDENTAL PETE FIXED 2.6% DUE 08-13-2021	**	3,233,753
OCCIDENTAL PETE FIXED 2.7% DUE 08-15-2022	**	4,183,034
OCCIDENTAL PETE FIXED 2.9% DUE 08-15-2024	**	6,570,635
OCCIDENTAL PETROLEUM CORP 3.5% DUE 08-15-2029/08-08-2019 REG	**	459,392
OCCIDENTAL PETROLEUM CORP 3.5% DUE 08-15-2029/08-08-2019 REG	**	1,796,733
OCCIDENTAL PETROLEUM CORP FLT RT 02-08-2021REG	**	1,826,583
OCEANEERING INTL INC COM	**	651,820
OCEANFIRST FINL CORP COM	**	3,108,244
OCP S A 5.625% DUE 04-25-2024	**	1,436,700
OCWEN FINL CORP COM NEW COM NEW	**	13,714
ODEBRECHT OFFSHORE DRILLING FINANCE 6.72% DUE 12-01-2022	**	111,390
ODEBRECHT OFFSHORE DRILLING FINANCE 7.72% 12-01-2026	**	123,612
ODEBRECHT OIL & FINANCE ODEBRECHT OIL & FINANCE VAR RT 12-31-2099	**	532
ODONATE THERAPEUTICS INC COM	**	233,413
OFFICE DEPOT INC COM	**	203,645
OFFICE PPTYS INCOME TR COM SHS BEN INT COM SHS BEN INT	**	148,455
OFG BANCORP COM	**	167,182
OH ST UNIV GEN RCPTS TAXABLE-SER A 4.8 DUE 06-01-2111	**	1,280,286
OHIO PWR CO 5.375% DUE 10-01-2021	**	211,939
OHIO STATE 4.654% 05-01-2022 BEO TAXABLE	**	10,647,600
O-I GLASS INC COM	**	1,000,116
OIL & NATURAL GAS	**	790,076
OIL CO LUKOIL PJSC ADR EACH REPR 1 ORD RUB0.02	**	1,271,488
OIL DRI CORP AMER COM	**	29,653
OIL INDIA LTD INR10	**	280,199
OIL STS INTL INC COM ISIN US6780261052	**	135,226
OKI ELECTRIC IND NPV	**	487,941
OKTA INC CL A CL A	**	537,740
OLAV THON EIENDOMS NOK1	**	81,665
OLD 2ND BANCORP INC DEL COM	**	197,632
OLD NATL BANCORP IND COM	**	483,240
OLD REP INTL CORP COM	**	878,358
OLIN CORP COM	**	427,283
OLYMPIC STL INC COM	**	77,934
OLYMPUS CORP NPV	**	7,949,125
OMEGA HEALTHCARE INVS INC REIT	**	220,728
OMNICOM GROUP INC 3.625% DUE 05-01-2022	**	517,960
OMNICOM GROUP INC COM	**	1,538,975
ON DECK CAP INC COM	**	53,559
ON SEMICONDUCTOR CORP COM	**	1,657,547
ONCOR ELEC 4.1 DUE 06-01-2022	**	1,740,808
ONE GAS INC COM	**	3,303,115
ONE LIBERTY PPTYS INC COM	**	39,725
ONEMAIN DIRECT 2.31% DUE 12-14-2021	**	203,030
ONEMAIN DIRECT 2.82% DUE 07-15-2024	**	957,110

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ONEMAIN HLDGS INC COM	**	1,810,216
ONEOK INC NEW 2.75% DUE 09-01-2024	**	4,896,075
ONEOK INC NEW 4% DUE 07-13-2027	**	1,198,205
ONEOK INC NEW 4.45% DUE 09-01-2049	**	399,351
ONEOK INC NEW 5.2% DUE 07-15-2048	**	170,236
ONEOK INC NEW FIXED 3.4% 09-01-2029	**	203,227
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	205,839
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	2,300,248
ONESAVINGS BANK PL ORD GBP0.01	**	268,253
ONESPAN INC COM STK USD0.001	**	61,683
ONEX CORP SUB-VTG NPV	**	94,225
ONT TEACHERS 3.125% DUE 03-20-2022	**	982,464
ONTARIO PROV CDA BD 3.4% 10-17-2023	**	1,094,590
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	30,739,982
ONTO INNOVATION INC	**	274,488
OOMA INC COM	**	148,163
OPAP(ORG OF FOOTB) EUR0.30 (CR)	**	697,441
OPEN HOUSE CO LTD NPV	**	334,798
OPEN TEXT CO COM NPV	**	1,064,577
OPKO HEALTH INC COM STK	**	27,580
OPPENHEIMER HLDGS INC CL A NON VTG SHS CL A NON VTG SHS	**	65,100
OPTION ONE MTG LN TR SER 2005-2 CL M-1 FLTG RT 05-25-2035	**	502,855
OPTORUN CO LTD NPV	**	730,860
OPUS BK IRVINE CALIF FORMERLY OPUS BK REDONDO BEACH CALIF TO 04/11/2014 COM	**	388,697
ORACLE CORP 1.9% DUE 09-15-2021	**	1,107,315
ORACLE CORP 2.4% DUE 09-15-2023	**	366,012
ORACLE CORP 2.5% BNDS 10-15-2022	**	514,369
ORACLE CORP 2.65% DUE 07-15-2026	**	102,299
ORACLE CORP 2.95% DUE 05-15-2025	**	4,476,514
ORACLE CORP 2.95% DUE 11-15-2024	**	779,631
ORACLE CORP 3.85% DUE 07-15-2036	**	209,425
ORACLE CORP 3.9% DUE 05-15-2035	**	76,961
ORACLE CORP COM	**	28,063,506
ORANGE EUR4	**	851,777
ORASURE TECHNOLOGIES INC COM	**	765,492
ORBCOMM INC COM STK	**	266,868
OREXO AB NPV	**	159,453
ORION CORPORATION SER'B'NPV	**	236,304
ORION GROUP HLDGS INC FORMERLY ORION MARINE GROUP INC TO 05/20/2016 COM STK	**	14,361
ORIX CORP 2.9% DUE 07-18-2022	**	64,229
ORIX CORP FIXED 3.25% DUE 12-04-2024	**	104,257
ORIX CORP NPV	**	153,109
ORMAT TECHNOLOGIES INC COM	**	411,127
ORRSTOWN FINL SVCS INC COM	**	32,731
ORTHOFIX MED INC COM USD0.10	**	295,875
OSHKOSH CORPORATION	**	495,493
OSI SYS INC COM	**	252,857

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OTONOMY INC COM	**	7,920
OTP BANK NYRT HUF100	**	126,528
OTSUKA CORP NPV	**	99,831
OUTFRONT MEDIA INC COM	**	1,428,406
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	6,535,294
OVERSEAS SHIPHOLDING GROUP INC NEW COM USD0.01 CL A (POST REV SPLT)	**	34,976
OWENS & MINOR INC NEW COM	**	308,075
OWENS CORNING NEW COM STK	**	1,924,556
OXFORD INDS INC COM	**	178,595
OYO CORP NPV	**	310,946
P A M TRANSN SVCS INC COM	**	55,806
PAC PREMIER BANCORP COM	**	310,302
PACCAR INC COM	**	3,709,790
PACIFIC DRILLING SA COM US D0.01	**	16,406
PACIFIC ETHANOL INC COM PAR $.001 COM PAR $.001	**	1,072
PACIFICORP 3.6% DUE 04-01-2024	**	114,006
PACIFICORP 6.25% DUE 10-15-2037	**	112,242
PACIRA BIOSCIENCES INC COM USD0.001	**	496,035
PACKAGING CORP AMER COM ISIN US6951561090	**	720,880
PACKAGING CORP OF AMERICA 4.05% DUE 12-15-2049	**	103,962
PACWEST BANCORP DEL COM	**	3,588,961
PAKISTAN OILFIELDS PKR10	**	54,951
PAN AMERN SILVER CORP COM	**	731,121
PANAMA REP 4.5% DUE 04-16-2050 REG	**	236,700
PANAMA REP GLOBAL BD TBOND 3.16% 01-23-2030	**	360,500
PANDORA A/S DKK0.01	**	1,207,390
PANHANDLE OIL & GAS INC.CL A COM STK	**	29,796
PANIN FINANCIAL IDR125	**	177,294
PAR PACIFIC HOLDINGS INC COM NEW COM NEW	**	565,522
PARAGON BANKING GR ORD GBP1	**	388,367
PARAMOUNT BED HLDG NPV	**	103,969
PARAMOUNT GROUP INC COM	**	261,418
PAREX RESOURCES IN COM NPV	**	1,216,113
PARK AEROSPACE CORP	**	31,499
PARK HOTELS & RESORTS INC COM	**	573,693
PARK NATL CORP COM	**	223,905
PARKE BANCORP INC COM	**	29,021
PARKER-HANNIFIN 3.25% DUE 06-14-2029	**	261,189
PARKER-HANNIFIN CORP COM	**	9,365,427
PARK-OHIO HLDGS CORP COM	**	123,664
PARSLEY ENERGY INC CL A CL A	**	863,336
PARTRON CO LTD KRW500	**	63,128
PARTY CITY HOLDCO INC COM	**	29,292
PATRICK INDS INC COM	**	1,426,725
PATRIOT TRANSN HLDG INC COM	**	5,980
PATTERN ENERGY GROUP INC CL A CL A	**	414,087
PATTERSON COS INC COM	**	324,403

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PATTERSON-UTI ENERGY INC COM	**	347,928
PAYLOCITY HLDG CORP COM	**	6,474,140
PAYPAL HLDGS INC 2.2% DUE 09-26-2022	**	2,287,938
PAYPAL HLDGS INC 2.85% DUE 10-01-2029	**	1,413,005
PAYPAL HLDGS INC COM	**	36,313,643
PBF ENERGY INC CL A CL A	**	484,165
PC CONNECTION INC COM	**	127,229
PCCW LIMITED NPV	**	24,258
PCSB FINL CORP COM	**	113,400
PC-TEL INC COM	**	24,394
PDF SOLUTIONS INC COM	**	85,632
PDL BIOPHARMA INC COM	**	51,829
PEABODY ENERGY CORP NEW	**	637,862
PEAPACK-GLADSTONE FINL CORP COM	**	104,257
PEBBLEBROOK HOTEL TR COM STK	**	3,489,804
PEGASUS HAVE TASIM TRY1	**	146,870
PEGASYSTEMS INC COM	**	7,171,128
PENN VA CORP NEW COM	**	62,946
PENNEY J.C CO INC COM	**	62,308
PENNS WOODS BANCORP INC COM	**	42,494
PENNSYLVANIA REAL ESTATE INVT TR SH BEN INT SH BEN INT	**	25,131
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGY SER 2009-1 CL A1 FLTG 1A1 07-25-2029	**	899,214
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYSTUDENT LN REV FLTG RT 0% 10-25-2036 BEO	**	4,098,330
PENNYMAC FINL SVCS INC NEW COM	**	936,917
PENSKE AUTOMOTIVE GROUP INC COM STK	**	643,168
PENSKE TRUCK 3.2% DUE 07-15-2020	**	4,087,459
PENSKE TRUCK 4.125% DUE 08-01-2023	**	300,870
PENSKE TRUCK 4.125% DUE 08-01-2023	**	1,884,394
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	181,932
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	7,883,740
PENTAIR PLC COM USD0.01	**	2,936,139
PENTAMASTER CORP NPV	**	122,532
PEOPLES BANCORP INC COM STK	**	156,421
PEOPLES BANCORP N C INC COM PEOPLES BANCORP OF NORTH CAROLINA INC	**	22,699
PEOPLES UTAH BANCORP COM	**	97,619
PEOPLES UTD FINL INC COM	**	1,264,712
PEPSICO INC 2.375% DUE 10-06-2026	**	142,126
PEPSICO INC 3% DUE 08-25-2021	**	3,467,754
PEPSICO INC 4% DUE 05-02-2047	**	173,531
PEPSICO INC COM	**	13,362,089
PER AARSLEFF HLDNG SER'B'DKK2	**	433,429
PERFICIENT INC COM STK	**	222,150
PERFORMANCE FOOD GROUP CO COM	**	6,506,454
PERION NETWORK LTD PERION NETWORK LTD	**	204,638
PERNOD RICARD NPV EUR 1.55	**	6,986,723
PERRIGO COMPANY LIMITED COM EUR0.001	**	971,931
PERSEUS MINING LTD NPV	**	740,811

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PERSIMMON ORD GBP0.10	**	913,293
PERSOL HOLDINGS CO NPV	**	93,964
PERSPECTA INC COM	**	168,502
PERU(REP OF) 6.15% GTD 12/08/2032 PEN	**	137,012
PERUSAHAAN GAS NEGARA TBK PT	**	66,476
PETIQ INC COM CL A COM CL A	**	55,436
PETRA ENERGY BHD NPV	**	3,757
PETRO CDA 5.35% DUE 07-15-2033	**	246,433
PETRO RIO S A COM	**	351,310
PETROBRAS DISTR COM NPV	**	805,333
PETROBRAS GLOBAL 7.25% DUE 03-17-2044	**	485,200
PETRO-CDA 7.875% DUE 06-15-2026	**	255,825
PETROLEOS 4.5% DUE 01-23-2026	**	89,622
PETROLEOS MEXICANOS 6.5% 03-13-2027	**	530,860
PETROLEOS MEXICANOS GTD 6.875% DUE 08-04-2026 REG	**	214,241
PETRONAS CHEMICALS GROUP BHD	**	177,349
PETRONAS GAS NPV	**	52,820
PEUGEOT SA EUR1	**	1,697,246
PFD BK L A CAL COM	**	129,314
PFIZER INC 3% DUE 06-15-2023	**	67,583
PFIZER INC 3.45% 03-15-2029	**	150,875
PFIZER INC COM	**	20,453,175
PGE POLSKA GRUPA PLN10.25	**	143,965
PGT INC COM	**	531,079
PHARMING GROUP NV EUR0.01	**	58,064
PHASEBIO PHARMACEUTICALS INC COM	**	200,616
PHILIP MORRIS INTL 1.875% DUE 02-25-2021	**	2,285,137
PHILIP MORRIS INTL 2.625 DUE 03-06-2023	**	279,576
PHILIP MORRIS INTL 2.75% DUE 02-25-2026	**	8,112,581
PHILIP MORRIS INTL 3.125% DUE 08-17-2027	**	6,223,190
PHILIP MORRIS INTL 3.375% DUE 08-11-2025	**	5,680,376
PHILIP MORRIS INTL COM STK NPV	**	14,066,653
PHILIP MORRIS INTL INC 2.9 DUE 11-15-2021	**	2,554,646
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	238,612
PHILLIPS 66 3.15% DUE 12-15-2029	**	249,126
PHILLIPS 66 3.55% DUE 10-01-2026	**	314,504
PHILLIPS 66 FLTG RT 2.58125% DUE 04-15-2020	**	400,165
PHISON ELECTRONICS TWD10	**	465,707
PHOTRONICS INC COM	**	108,555
PHYSICIANS RLTY TR COM	**	338,155
PIAGGIO NPV	**	68,176
PICC PROPERTY & CA 'H'CNY1	**	1,402,752
PICK'N PAY STORES ZAR0.0125	**	36,268
PICO HLDGS INC COM NEW STK	**	37,330
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	795,965
PIEDMONT OFFICE REALTY TRU-A	**	250,800
PIER 1 IMPORTS INC COM NEW COM NEW	**	3,456

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PIERIS PHARMACEUTICALS INC	**	128,872
PILGRIMS PRIDE CORP	**	556,155
PINNACLE FINL PARTNERS INC COM	**	1,720,576
PINNACLE W CAP 2.25% 11-30-2020	**	2,824,166
PIONEER NAT RES CO 7.5% DUE 01-15-2020	**	320,531
PIONEER NAT RES CO COM	**	4,181,596
PIPER SANDLER COMPANIES COM USD0.01	**	79,940
PIRAEUS BANK SA	**	181,444
PITNEY BOWES INC COM	**	456,599
PIXART IMAGING TWD10	**	14,811
PKN ORLEN SA PLN1.25	**	685,793
PLAINS ALL AMER PIPELINE 2.85 1-31-2023	**	1,514,971
PLAINS ALL AMER PIPELINE BNDS 4.65% DUE 10-15-2025	**	123,224
PLAINS ALL AMERN 3.6% DUE 11-01-2024	**	4,116,932
PLAINS ALL AMERN 3.65 DUE 06-01-2022	**	86,184
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,523,925
PLANET FITNESS INC CL A CL A	**	1,503,084
PLANTRONICS INC NEW COM	**	12,822
PLAY COMMUNICATION EUR0.00012	**	450,738
PLAYA HOTELS & RESORTS N V COMN STOCK	**	160,650
PLAYAGS INC COM	**	492,818
PLAYTECH PLC ORD NPV	**	571,008
PLEXUS CORP COM	**	252,363
PLUG PWR INC COM NEW	**	769,713
PLUM CREEK 4.7% DUE 03-15-2021	**	3,487,361
PLURALSIGHT INC CL A CL A	**	798,544
PNC BANK NA 2.625% 02-17-2022	**	3,498,555
PNC BK N A 3.8 07-25-2023	**	3,677,224
PNC BK N A PITT PA 2% DUE 05-19-2020	**	300,044
PNC BK N A PITT PA 2.232% DUE 07-22-2022	**	4,150,287
PNC BK N A PITT PA 2.3% DUE 06-01-2020	**	300,390
PNC BK N A PITT PA 2.6% DUE 07-21-2020	**	2,764,101
PNC BK N A PITTSBURGH PA 2.7 DUE 11-01-2022	**	550,372
PNC BK N A PITTSBURGH PA 2.7 DUE 11-01-2022	**	1,453,389
PNC BK NA PITT PA 2.55% DUE 12-09-2021	**	1,401,755
PNC FDG CORP 4.375% DUE 08-11-2020	**	2,031,905
PNC FDG CORP 5.125% DUE 02-08-2020	**	250,703
PNC FINANCIAL SERVICES GROUP COM STK	**	15,474,373
PNC FINL SVCS 3.5% DUE 01-23-2024	**	5,360,786
PNC FINL SVCS GROUP INC 3.45% DUE 04-23-2029 REG	**	266,847
PNC FINL SVCS GROUP INC 3.45% DUE 04-23-2029 REG	**	3,266,212
PNM RES INC 3.25% 03-09-2021	**	177,049
PNM RES INC 3.25% 03-09-2021	**	3,212,175
PNM RES INC COM	**	3,262,428
POLA ORBIS HLDG IN NPV	**	88,374
POLARIS INC	**	897,808
POLY PROPERTY GROUP CO LTD HKD0.50	**	376,401

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
POLYCAB INDIA LTD INR10	**	12,678
POLYONE CORP COM	**	3,401,383
POLYPLEX CORP INR10(DEMAT)	**	3,038
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	3,384,118
PORSCHE AUTO HL SE NON VTG PRF NPV	**	190,964
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	**	735,360
PORT AUTH N Y & N J 5.859% 12-01-2024 BEO TAXABLE	**	21,167,226
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	**	5,961,240
PORTLAND GENERAL ELECTRIC CO COM NEW COMNEW	**	1,037,694
PORTOLA PHARMACEUTICALS INC COM	**	155,841
POST APT HOMES L P 3.375% DUE 12-01-2022	**	283,375
POST HLDGS INC COM STK	**	3,744,858
POSTAL SAVINGS BANK OF CHINA (LOCAL 1658)	**	449,614
POSTE ITALIANE SPA NPV	**	242,385
POTBELLY CORP COM	**	36,402
POU CHEN TWD10	**	108,537
POWELL INDS INC COM	**	464,474
POWER CORP CANADA SUB-VTG NPV	**	128,976
POWER FINANCE CORP INR10	**	46,912
POWERLONG REAL EST HKD0.01	**	212,890
POWERTECH TECHNOLO TWD10	**	99,877
POWSZECHNA KASA OS PLN1.00	**	371,263
POWSZECHNY ZAKLAD UBEZPIECZE	**	223,826
PPDC ENERGY INC COM	**	2,655,261
PPG IND INC COM	**	20,370,841
PPL CAP FDG INC 3.4% DUE 06-01-2023	**	51,625
PPL CAP FDG INC 3.5 DUE 12-01-2022	**	31,048
PPL CAP FDG INC 4.2% DUE 06-15-2022	**	125,238
PPL CORP COM ISIN US69351T1060	**	16,135,236
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	83,080
PPN CMO 4TIMES SQR TR 06-4TS CMLMTG PASTHRU CTF 144A CL A 5.4 DUE 121328 BEO	**	1,897,623
PQ GROUP HLDGS INC COM	**	340,147
PRA GROUP INC COM	**	1,459,659
PRA HEALTH SCIENCES INC COM	**	7,140,721
PRAXAIR INC 2.2 DUE 08-15-2022	**	176,652
PREFORMED LINE PRODS CO COM	**	54,798
PREMIER FINL BANCORP INC CDT-CAP STK CDT-CAP STK	**	38,765
PREMIER INC CL A CL A	**	315,995
PRESIDENT CHAIN ST TWD10	**	669,313
PRESS KOGYO CO NPV	**	21,454
PRESTIGE AUTO 3.91% DUE 11-15-2022	**	1,641,287
PRESTIGE CONSUMER HEALTHCARE INC COM	**	272,160
PRGX GLOBAL INC	**	4,187
PRICESMART INC COM STK	**	169,880
PRICOA GLOBAL FDG 3.45% DUE 09-01-2023	**	1,153,283
PRIMA MEAT PACKERS NPV	**	62,619
PRIMORIS SVCS CORP COM	**	443,866

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PRIN FINL GROUP 3.125% DUE 05-15-2023	**	3,079,765
PRIN FINL GROUP 3.7% DUE 05-15-2029	**	27,265
PRIN LIFE GLOBAL 2.375% DUE 11-21-2021	**	135,783
PRINCIPIA BIOPHARMA INC COM	**	433,584
PRIVATE EXPT FDG CORP 2.05 DUE 11-15-2022 REG	**	569,422
PRIVATE EXPT FDG CORP 2.25% DUE 03-15-2020	**	6,295,505
PRIVATE EXPT FDG CORP SECD NT SER GG 2.45 DUE 07-15-2024	**	443,225
PROASSURANCE CORP COM	**	229,887
PROCTER & GAMBLE COM NPV	**	2,273,305
PROCTER AND GAMBLE HEALTH LTD	**	26,979
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	509,781
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	795,258
PROGRESS SOFTWARE CORP COM	**	951,495
PROGRESSIVE CORP 4.35 DUE 04-25-2044	**	107,682
PROGYNY INC COM	**	336,153
PROPETRO HLDG CORP COM	**	131,096
PROQR THERAPEUTICS B.V. COM STK	**	384,805
PROS HLDGS INC COM	**	338,428
PROSIEBENSAT.1 MEDIA SE NPV	**	1,682,428
PROSIGHT GLOBAL INC COM	**	298,308
PROSPERITY BANCSHARES INC COM	**	790,359
PROSUS N.V. EUR0.05	**	540,011
PROTAGONIST THERAPEUTICS INC COM	**	30,978
PROTECTIVE INS CORP CL B CL B	**	19,791
PROTECTIVE LIFE 2.161% DUE 09-25-2020	**	3,274,830
PROTECTIVE LIFE 2.615% DUE 08-22-2022	**	606,872
PROTECTIVE LIFE 3.4% DUE 01-15-2030	**	406,040
PROTECTIVE LIFE GLOBAL FDG MEDIUM TERM NTRANCHE # TR 00011 VAR RT DUE 06-28-2021	**	2,987,968
PROTHENA CORP PLC USD0.01	**	347,785
PROTO LABS INC COM	**	1,980,225
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,514,689
PROVIDENCE SVC CORP COM STK	**	119,603
PROVIDENT BANCORP INC MD COM	**	41,110
PROVIDENT FINL HLDGS INC COM	**	20,192
PROVIDENT FINL SVCS INC COM	**	223,970
PROVINCE OF ALBERTA 2.2% DUE 07-26-2022 BEO	**	964,040
PRUDENTIAL BANCORP INC NEW COM	**	29,574
PRUDENTIAL FINL INC 3.878% 03-27-2028	**	466,077
PRUDENTIAL FINL INC DTD 06-21-2010 5.37506-21-2020	**	142,206
PRUDENTIAL GBP0.05	**	1,582,507
PT BANK NEGARA IND LKD SHS(IDR7500 & IDR375)	**	467,970
PT GARUDA INDONESIA PERSERO TBK IDR500	**	254,602
PT WASKITA BETON COMMON STOCK	**	23,175
PTC THERAPEUTICS INC COM	**	806,904
PTT GLOBAL CHEMICAL PUBLIC CO LTD THB10(NVDR)	**	500,384
PTT PUBLIC COMPANY THB10(NVDR)	**	222,013
PUB STORAGE COM	**	3,509,581

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PUB SVC CO OF CO 3.2% DUE 11-15-2020	**	200,907
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	**	5,617,572
PUB SVC ENTERPRISE 2% DUE 11-15-2021	**	3,848,081
PUBLIC BK BHD NPV	**	294,178
PUBLIC SERVICE CO OF COLORADO 2.25 DUE 09-15-2022 BEO	**	51,437
PUBLIC SERVICE ELECTRIC & GAS CO 3.25% DUE 09-01-2023	**	3,301,935
PUBLIC STORAGE 3.385% 05-01-2029	**	424,999
PUBLIC SVC CO N H 3.5 DUE 11-01-2023	**	44,134
PUBLIC SVC ENTERPRISE GROUP INC 2.875% DUE 06-15-2024	**	306,696
PUBLICIS GROUPE SA EUR0.40	**	452,679
PUGET ENERGY INC NEW 5.625 07-15-2022	**	375,491
PUGET ENERGY INC NEW SR SECD NT 6.5 DUE 12-15-2020	**	520,048
PULTE GROUP INC	**	1,161,051
PUMA BIOTECHNOLOGY INC COM .	**	95,375
PURE STORAGE INC CL A CL A	**	789,267
PUT FXO MRMDUS33 03/06/2020 USD/CNH 6.9 European 31750FS12	**	8,094
PUT FXO MRMDUS33 03/06/2020 USD/CNH 6.9 European 31750FS12	**	13,214
PUT FXO MRMDUS33 20/01/2020 EUR/NOK 9.9 European 31750FIN5	**	3,638
PUT FXO MRMDUS33 20/01/2020 EUR/NOK 9.9 European 31750FIN5	**	5,090
PUT SWO USD BARCGB33 P 1.783% / R 3MLIBOR European 317U573T6 08/19/2020	**	70,686
PUT SWO USD BOFAUS6S P 2.175% / R 3MLIBOR European 317U058U7 09/15/2021	**	43,631
PUT SWO USD CSFPGB2L P 1.733% / R 3MLIBOR European 317U643T2 08/26/2021	**	94,408
PUT SWO USD MSCSUS33 P 1.752% / R 3MLIBOR European 317U608T5 08/23/2021	**	69,156
PUT SWO USD MSCSUS33 P 1.984% / R 3MLIBOR European 317U739U4 06/09/2020	**	15,249
PUT SWO USD MSCSUS33 P 2.005% / R 3MLIBOR European 317U723U2 06/08/2020	**	33,519
PVH CORP COM USD1	**	935,940
PVPTL ABU DHABI GOVT INT'L 2.5% 10-11-2022	**	1,720,859
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	523,673
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	11,546,990
PVPTL BANQUE FEDERATIVE DU CR MUTUEL 2.2% 07-20-2020	**	3,713,307
PVPTL CARNOW AUTO RECEIVABLES TR SER 2017-1 CL A 2.92% 09-15-2022	**	5,563
PVPTL CREDIT SUISSE GROUP AG VAR RT DUE 12-14-2023	**	3,259,937
PVPTL DAIMLER FIN N AMER 2.3% 02-12-2021	**	470,889
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	**	1,707,387
PVPTL MITSUBISHI UFJ LEASE & FIN CO LTD 2.652% DUE 09-19-2022	**	1,812,048
PVPTL SMITHFIELD FOODS FIXED 2.65% DUE 10-03-2021	**	2,366,250
PVPTL SPRINT SPECTRUM CO LLC / SPRINT 4.738% 144A 03-20-2025 BEO	**	1,270,776
PVPTL UBS GROUP FDG JERSEY LTD 2.95% DUE 09-24-2020 BEO	**	1,879,050
PVT EXPT FDG CORP 2.65% DUE 02-16-2021	**	3,914,960
PVT PL BNP PARIBAS SR NON PFD 4.705% 01-10-2025	**	10,076,992
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	**	3,057,739
PVTP PVTPL VOYA CLO LTD SER 15-1A CL A1R VAR RT 01-18-2029	**	1,491,766
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	1,367,515
PVTPL ABBOTT LABS 3.875% 09-15-2025	**	103,482
PVTPL ABBVIE INC 2.15% DUE 11-19-2021 BEO	**	4,680,486
PVTPL ABBVIE INC 2.15% DUE 11-19-2021 BEO	**	4,561,599
PVTPL ABBVIE INC 2.95% DUE 11-21-2026	**	1,425,429

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL ABBVIE INC 2.95% DUE 11-21-2026	**	9,519,831
PVTPL ABBVIE INC 3.2% DUE 11-21-2029	**	701,975
PVTPL ABBVIE INC 3.2% DUE 11-21-2029	**	11,755,531
PVTPL ABBVIE INC 4.05% DUE 11-21-2039	**	141,893
PVTPL ABBVIE INC SR NT 144A 2.3% DUE 11-21-2022	**	9,316,855
PVTPL ABBVIE INC SR NT 144A 4.25% DUE 11-21-2049/11-21-2019	**	143,345
PVTPL ABN AMRO BK N V MEDIUM TERM 3.4% 08-27-2021	**	5,186,325
PVTPL ABN AMRO BK N V MEDIUM TERM 3.4% 08-27-2021	**	2,795,110
PVTPL ABN AMRO BK N V MEDIUM TERM 144A FLTG 08-27-2021	**	4,028,776
PVTPL ABS TOWD PT MTG TR 2016-3 CL A-1 FLTG RT 144A DUE 08-25-2055 BEO	**	1,735,351
PVTPL ACC TR SR 19-2 CL A 2.82% 02-21-2023	**	567,371
PVTPL ACIS CLO 2015-6A LTD CL A-1 FLTG RT 05-01-2027 BEO	**	1,459,303
PVTPL AIA GROUP LIMITED 3.6% 04-09-2029	**	278,128
PVTPL AIB GROUP PLC AIB GROUP PLC 4.75 4.75% DUE 10-12-2023 BEO	**	311,777
PVTPL AIB GROUP PLC AIB GROUP PLC 4.75 4.75% DUE 10-12-2023 BEO	**	537,547
PVTPL AIG GLOBAL FUNDING FLTG 01-22-2021	**	2,986,972
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	227,657
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	**	392,089
PVTPL ALIMENTATION COUCHE-TARD INC SR NT2.7% DUE 07-26-2022/07-26-2017 BEO	**	2,754,957
PVTPL ALLEGANY PK CLO LTD/ALLEGANY PK CLO LL SER 19-1A CLS D VAR RT 01-20-2033	**	3,500,000
PVTPL ALLEGRO CLO I LTD SER SECD NT CL A1R VAR 01-30-2026	**	323,314
PVTPL ALLEGRO CLO LTD SER 17-1A CL A FLT 10-16-2030	**	5,594,005
PVTPL AMERICAN CR ACCEP RECEIVABLES SR 19-3 CL C 2.76% 09-12-2025	**	346,248
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SR 19-4 CL C 2.69% 12-12-2025	**	149,950
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SER 19-1 CL B 3.32% 04-12-2023 BEO	**	1,566,986
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SER 19-1 CL C 3.5% 04-14-2025 BEO	**	451,174
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SER 19-3 CL B 2.59% 08-14-2023 BEO	**	2,006,589
PVTPL AMERICAN CREDIT ACCEPTANCE RECEIVAB FIXED 3.06% 07-12-2022 BEO	**	798,146
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	207,490
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	2,593,620
PVTPL ANGLO AMERN CAP PLC SR 4.125% DUE 04-15-2021 BEO	**	2,447,908
PVTPL ANGLO AMERN CAP PLC SR NT 144A 4.5% DUE 03-15-2028 BEO	**	428,707
PVTPL ANZ NEW ZEALAND INTL LTD 2.2% DUE 07-17-2020	**	2,924,193
PVTPL ANZ NEW ZEALAND INTL LTD 3.45% 01-21-2028	**	263,785
PVTPL ANZ NEW ZEALAND INTL/LDN 2.875% 01-25-2022 BEO	**	1,219,709
PVTPL APIDOS CLO SR 13-12A CL AR VAR RT 04-15-2031	**	496,681
PVTPL APIDOS CLO SR 16-25A CL A1R FLTG RATE 10-20-2031	**	4,955,534
PVTPL APT PIPELINES LTD SR GTD NT 144A 4.25% DUE 07-15-2027/03-23-2017 BEO	**	141,057
PVTPL ARBOR RLTY COML REAL ESTATE NTS SER 19-FL2 CLS A FLTG RT 06-15-2034	**	3,728,836
PVTPL ASB BK LTD SR MEDIUM TERM NTS BOOK 3.125% 05-23-2024	**	493,784
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,342,966
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,394,618
PVTPL AUSTRALIA & NEW ZEALAND BKG GROUP FLTG DUE 11-09-2020	**	4,705,053
PVTPL AVERY PT V CLO LTD/AVERY PT V SER 14-5A CL AR FLTG 07-17-2026	**	1,062,040
PVTPL AVERY PT VII CLO LTD/ SER 15-7A CL AR FLTG DUE 01-15-2028	**	748,756
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.5% DUE 11-01-2027/07-01-2027 BEO	**	402,708
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	299,658

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	764,645
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SSR 19-3A CL A 0.0% 03-20-2026	**	3,665,821
PVTPL AVIS BUDGET RENT CAR FDG SER 19-2A CL A 3.35% 09-22-2025	**	8,374,453
PVTPL AVOLON HLDGS FDG LTD 3.95% 07-01-2024	**	177,157
PVTPL AVOLON HLDGS FDG LTD 5.125% 10-01-2023	**	970,092
PVTPL B A T INTL FIN PLC 144A 3.25% DUE 06-07-2022 BEO	**	1,865,500
PVTPL B A T INTL FIN PLC 3.5% DUE 06-15-2022	**	1,232,970
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	**	1,526,117
PVTPL BANCO DE CREDITO DEL PERU 4.65%09-17-2024	**	182,568
PVTPL BANCO VOTORANTIM S A GLOBAL 4.0% DUE 09-24-2022	**	509,380
PVTPL BANCO VOTORANTIM SA 4.5% DUE 09-24-2024 REG	**	1,028,760
PVTPL BANQUE FEDERATIVE DU CR MUTUEL MEDIUM TE 2.125% DUE 11-21-2022 BEO	**	4,476,290
PVTPL BANQUE FEDERATIVE DU CR MUTUEL MEDIUM TE 2.75% DUE 10-15-2020 BEO	**	4,535,816
PVTPL BARCLAYS BK PLC NT 144A 10.179% DUE 06-12-2021 BEO	**	11,727,628
PVTPL BAYER US FIN II LLC 4.25% 12-15-2025	**	1,618,875
PVTPL BAYER US FIN II LLC 3.875% 12-15-2023	**	1,679,648
PVTPL BCC FDG XVI LLC EQUIP CONTRACT BKDNT CL A-2 144A 2.46% DUE 08-20-2024 BEO	**	3,742,354
PVTPL BEECHWOOD PK CLO LTD/BEECHWOOD PK CLO SER 19-1A CLS A1 VAR RT 01-17-2033	**	1,750,000
PVTPL BENEFIT STR PARTNERS CLO FLTG RT SER 14-IVA CL A1RR 01-20-2029 BEO	**	1,001,389
PVTPL BENEFIT STR PARTNERS CLO XIX LTD SR 19-19A CL A FLTG RATE DUE 01-15-2033	**	5,000,000
PVTPL BG ENERGY CAP PLC GTD NT 144A 4% DUE 10-15-2021 BEO	**	6,828,567
PVTPL BMW US CAP LLC FLTG 08-13-2021	**	2,062,694
PVTPL BMW US CAPITAL LLC BNDS 2.0% DUE 04-11-2021	**	400,553
PVTPL BNP PARIBAS 3.375% 01-09-2025	**	5,764,430
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	**	1,955,842
PVTPL BNZ INTL FDG LTD LONDON 3.375% 03-01-2023	**	413,673
PVTPL BNZ INTL FUNDING/LONDON 2.9% DUE 02-21-2022 REG	**	2,451,522
PVTPL BOC AVIATION PTE LTD GLOBAL MEDIUMTERM 3.5% 10-10-2024	**	634,621
PVTPL BOC AVIATION PTE LTD GLOBAL MEDIUMTERM 3.5% 10-10-2024	**	3,611,664
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	1,685,947
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	1,006,300
PVTPL BPCE SUB NTS BOOK ENTRY 5.15 DUE 07-21-2024 BEO	**	4,389,796
PVTPL BRISTOL MYERS SQUIBB CO 2.6% 05-16-2022	**	2,703,297
PVTPL BRISTOL MYERS SQUIBB CO 2.75% DUE 02-15-2023	**	422,962
PVTPL BRISTOL MYERS SQUIBB CO 2.9% 07-26-2024	**	15,416,687
PVTPL BRISTOL MYERS SQUIBB CO 3.2% DUE 06-15-2026	**	131,327
PVTPL BRISTOL MYERS SQUIBB CO 3.2% DUE 06-15-2026	**	1,659,978
PVTPL BRISTOL MYERS SQUIBB CO 3.9% DUE 02-20-2028	**	220,476
PVTPL BRISTOL MYERS SQUIBB CO 3.9% DUE 02-20-2028	**	2,576,264
PVTPL BRISTOL MYERS SQUIBB CO 4.125% 06-15-2039	**	288,561
PVTPL BRISTOL MYERS SQUIBB CO 5% DUE 08-15-2045/11-22-2019 BEO	**	384,837
PVTPL BRISTOL MYERS SQUIBB CO CORP 3.55% 08-15-2022	**	270,219
PVTPL BRITISH AWYS PASS THRU 3.8% 09-20-2031	**	591,192
PVTPL BRITISH AWYS PASS THRU CTFS 3.3% FIXED 06-15-2034 BEO	**	155,523
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	**	521,140
PVTPL BRITISH SKY BROADCASTING GROUP PLCSR NT 144A 3.125% DUE 11-26-2022 BEO	**	1,565,399
PVTPL BROADCOM INC 3.625% 10/15/2024	**	1,247,867

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BUSINESS JET SECS 2018-2 LLC SECD NT CL A 144A 4.447% DUE 06-15-2033 BEO	**	557,021
PVTPL BUSINESS JET SECS 2019-1 LLC SECD NT CL A 144A 0% DUE 07-15-2034 BEO	**	1,253,823
PVTPL BUSINESS JET SECS LLC SECD NT SER 2018-1 CL A 4.335% 02-15-2033	**	407,863
PVTPL BX TR 2017-APPL CL B FLTG 07-15-2034	**	2,283,992
PVTPL CALIFORNIA STR CLO IX LTD SER 12-9A CL AR2 FLTG 07-16-2032	**	1,686,175
PVTPL CAMERON LNG LLC 2.902% 07-15-2031	**	691,616
PVTPL CAMERON LNG LLC 3.302% DUE 01-15-2035	**	116,149
PVTPL CANADIAN IMPERIAL BK 2.35% 07-27-2023	**	11,936,113
PVTPL CAPITAL AUTO RECEIVABLES ASSET TR SER-18-1 CL-A3 2.79% 01-20-2022	**	737,254
PVTPL CAPITAL AUTO RECEIVABLES ASSET TR SR 2018-1 CL A-4 2.93% 06-20-2022	**	503,597
PVTPL CARGILL INC NT 3.25% 03-01-2023	**	98,154
PVTPL CARVANA AUTO RECEIVABLES TR 2019-2NT CL A-3 2.58% 03-15-2023	**	501,974
PVTPL CARVANA AUTO RECEIVABLES TR 2019-2NT CL A-3 2.58% 03-15-2023	**	2,570,108
PVTPL CARVANA AUTO RECEIVABLES TR 2019-3ACL C 144A 2.71% DUE 10-15-2024	**	1,391,936
PVTPL CEDAR FUNDING LTD SR 16-6A CL A-R FLTG RATE DUE 10-20-2028	**	459,675
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	3,526,861
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	5,238,426
PVTPL CHESAPEAKE FDG II LLC 2018-2 CL A-2 FLTG RATE 08-15-2030	**	1,158,243
PVTPL CHESAPEAKE FDG II LLC SER 18-2A CLS A1 3.23% DUE 08-15-2030 BEO	**	808,395
PVTPL CHESAPEAKE FDG II LLC SER-18-1A CL-A1 3.04% 04-15-2030 BEO	**	5,249,549
PVTPL CIFC FDG 2018-IV LTD/CIFC FDG 2018-IV SER 18-4A CLS A1 VAR RT 10-17-2031	**	2,988,431
PVTPL CIFC FDG 2019-VI LTD SER 19-6A CLS A2 VAR RT 01-16-2033	**	2,000,000
PVTPL CIFC FDG 2019-VI LTD SR 19-6A CL A1 FLTG 01-16-2033	**	3,000,000
PVTPL CIFC FUNDING LTD SER 15-1A CL ARR FLTG RT DUE 01-22-2031	**	2,990,435
PVTPL CIGNA CORP NEW 3.05% DUE 11-30-2022	**	306,663
PVTPL CIGNA CORP NEW 3.5% 06-15-2024	**	1,963,685
PVTPL CIGNA CORP NEW 4.0% DUE 02-15-2022	**	3,779,028
PVTPL CIGNA CORP NEW 4.125% 09-15-2020	**	182,552
PVTPL CIGNA CORP NEW 4.125% 09-15-2020	**	101,418
PVTPL CIM 2014 LOAN TRUST I RESTR TRUST CERTIFICATE CORP 3.4% 03-01-2027	**	1,777,369
PVTPL CK HUTCHISON INTL 16 LTD GTD NT 144A 1.875% DUE 10-03-2021 BEO	**	248,003
PVTPL CK HUTCHISON INTL 19 LTD 3.625% 04-11-2029	**	426,281
PVTPL CLNC 2019-FL1 LTD/CLNC SER 19-FL1 CLS A VAR RT 10-19-2038	**	16,600,000
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	572,774
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	457,321
PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034	**	799,741
PVTPL CMO AVENTURA MALL TR 2013-AVM COMLCL A VAR RT 12-05-2032	**	13,123,393
PVTPL CMO BARCLAYS COMMERCIAL MTGE SEC SER 2019-CLP CLS A FLTG RT 12-15-31	**	15,028,715
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,172,108
PVTPL CMO BB-UBS TR 2012-TFT COML MTG CLA 144A 2.8922 06-05-2030	**	87,990
PVTPL CMO BFLD TR SER 2019-DPLO CL A 144A FLTG 10-15-2034	**	5,449,664
PVTPL CMO BX COML MTG TR 2018-BIOA COML MTG PASSTHRU CTF CL A FLTG 03-15-2037	**	12,565,491
PVTPL CMO BX COML MTG TR SR 2019-XL CL D FLTG RT 10-15-2036	**	12,145,167
PVTPL CMO BX TRUST SR 2018-IND CL A FLTG DUE 11-15-2035	**	2,623,160
PVTPL CMO BXMT 2017-FL1 LTD/BXMT 2017-FL1 LLC 5TH PRTY SECD NT CL D FLTG	**	419,998
PVTPL CMO CAMB COML MTG TR 2019-LIFE CL A VAR RT 12-15-2037	**	2,873,475
PVTPL CMO CGGS COML MTG TR 2018-WSS COMLMTG PASSTHRU CTF CL A 02-15-2020	**	398,993

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO CITIGROUP COML MTG TR 4.149% DUE 01-10-2024	**	10,196,297
PVTPL CMO CITIGROUP COMMERCIAL MTG TRUST SER 2014-GC19 CL D FRN 03-10-47	**	1,307,913
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	**	4,701,638
PVTPL CMO COMM 2014-277P MTG TR COML MTGPASSTHRU CTF CL A 3.731 08-10-2049	**	790,020
PVTPL CMO COMM SER 2016-GCT CL A 144A 2.681% 08-10-2029	**	8,720,292
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	**	2,106,745
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2017-LSTK CL A 2.76074% 04-05-2033	**	1,972,755
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SR 2019-ICE4 CL A VAR RT 05-15-2021	**	24,140,346
PVTPL CMO CSMC 2017-RPL3 TR CL A-1 FLTG 08-25-2057	**	3,925,569
PVTPL CMO CSMC 2017-RPL3 TR MTG BACKED NT CL B-2 VAR 144A VAR RT DUE 08-01-2057	**	4,345,384
PVTPL CMO CSMC 2019-AFC1 TR MTG BACKED NT CL A-1 144A VAR RT DUE 07-25-2049 BEO	**	4,997,612
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	2,205,127
PVTPL CMO CSMCSER 19RPL8 CL A1 VAR DUE 10-25-2058	**	5,213,985
PVTPL CMO DBUBS 2011-LC1 MTG TR MTG PASSTHRU CTF CL E 144A VAR 11-10-2046	**	3,716,327
PVTPL CMO FNMA SER 2019-M22 CLS A1 2.103% DUE 05-25-2029 REG	**	7,690,919
PVTPL CMO FREMF 2015-K48 MTG TR FLTG RT DUE 06-25-2025 BEO	**	456,336
PVTPL CMO FREMF 2016-K59 MTG TR 144A CL B VAR RT DUE 11-25-2049 BEO	**	179,116
PVTPL CMO GOSFORTH FUNDING 2012-1 PLC STEP UP DUE 08-25-2060 BEO	**	4,620,535
PVTPL CMO GREAT WOLF TR 2019-WOLF SER 19-WOLF CLS A VAR RT DUE 12-15-2029 BEO	**	4,879,850
PVTPL CMO GS MTG SECS 2012-ALOHACOML MTGPASSTHRU CTF CL A 3.551 4-10-34 BEO	**	4,263,280
PVTPL CMO GS MTG SECS CORP SER 2017-GPTX CL B 3.103915% FIXED 05-10-2034	**	3,979,236
PVTPL CMO GS MTG SECS CORP TR SER 2019-70P CLS C VAR RT 10-15-2036	**	6,350,637
PVTPL CMO GS MTG SECS TR 2012-GC6 COML MTG PASSTHRU CTF CL C FLTG RT 01-10-2045	**	4,623,017
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	**	45,419
PVTPL CMO J P MORGAN CHASE COML MTG SECS TR 2018-WPT CL A-FX 4.2475% 07-05-2023	**	5,398,456
PVTPL CMO J P MORGAN MTG TR 2017-1 VAR RT DUE 01-25-2047	**	6,416,062
PVTPL CMO LMREC SR 15-CRE1 CL AR FLTG 144A 02-22-2032	**	829,159
PVTPL CMO MILL CITY MTG LN TR 2019-GS2 SER 19-GS2 CLS A1 VAR RT 08-25-2059	**	9,146,087
PVTPL CMO MORGAN STANLEY CAP I TR 2011-C1 5.44173 DUE 09-15-2047 BEO	**	2,100,886
PVTPL CMO MORGAN STANLEY CAP I TR 2014-CPT VAR RT DUE 07-13-2029 BEO	**	404,781
PVTPL CMO MORGAN STANLEY CAP I TR 2018-MP MTG CTF CL A 4.4185% DUE 07-11-2040	**	2,798,343
PVTPL CMO MORGAN STANLEY SER 2014-CPT CLA 144A 3.35 DUE07-13-2029 BEO	**	1,014,549
PVTPL CMO MOTEL 6 TR 2017-MTL6 COML MTG PASSTHRU CTF CL A FLTG RT 08-15-2034	**	7,058,645
PVTPL CMO MOTEL 6 TR 2017-MTL6 COML MTG PASSTHRU CTF CL B FLTG RT 08-15-2034	**	4,763,751
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	6,905,176
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	588,349
PVTPL CMO NEW RESIDENTIAL MTG LN TR SER 16-3A CL A1B 144A VAR 09-01-2056	**	2,498,942
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	10,606,004
PVTPL CMO PEPPER RESIDENTIAL SECURITIES TRUST SER 25A CL A1U FLTG DUE 03-12-2061	**	553,756
PVTPL CMO RREADY CAP MTG TR SER 2019-5 CLS A 3.7768% 02-25-2052	**	903,927
PVTPL CMO SER 17-3 CL 1A6 FR 08-25-2047 BEO	**	4,160,592
PVTPL CMO TOWD PT MTG TR 2019-4 SER 19-4CLS A1 VAR RT DUE 07-25-2059 BEO	**	2,060,213
PVTPL CMO TRICON AMERN HOMES SER 2017-SFR1 CL A 2.761% 09-17-2034 BEO	**	8,640,976
PVTPL CMO UBS COML MTG TR VAR RT SER 2012-C1 CL C 05-10-2045	**	2,306,817
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	159,533
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	408,769

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL COLONY AMERN FIN 2016-2 LTD/COLONYAME 2.554% 11-15-2048	**	205,174
PVTPL COLUMBIA CENT CLO 27 LTD/COLUMBIA CENT SR 18-27A CL A-1 FLTG RT 10-25-2031	**	1,803,376
PVTPL COMMONWEALTH BANK AUST 144A BNDS 2.25% DUE 03-10-2020	**	3,141,673
PVTPL COMMONWEALTH BK AUSTRALIA MEDIUM 2.5% 09-18-2022	**	207,730
PVTPL COMMONWEALTH BK AUSTRALIA MEDIUM 2.5% 09-18-2022	**	2,533,294
PVTPL CONSUMER LN UNDERLYING BD CLUB CR SER 17-P2 CLS A 2.61% 01-15-2024	**	19,511
PVTPL COREVEST AMERN FIN 2019-3 TR SER 19-3 CLS A 2.772% DUE 10-15-2052 BEO	**	898,450
PVTPL COX COMMUNICATIONS INC NEW NT 3.5% 08-15-2027	**	7,669,138
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	206,424
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	2,064,240
PVTPL CPS AUTO RECEIVABLES TR 2018-C ASSET BACKED NT CL C 3.68% 06-17-2024	**	3,471,554
PVTPL CPS AUTO RECEIVABLES TR 2019-D NT CL C 144A 2.54% DUE 08-15-2024 BEO	**	1,047,963
PVTPL CPS AUTO TRUST SER 17-B CL C 2.92% 02-15-2022	**	75,770
PVTPL CR ACCEP AUTO LN TR 2017-3 AST BACKED NT CL A 2.65 DUE 06-15-2026	**	12,039,362
PVTPL CREDIT ACCEP AUTO LN TR 2018-2A CL A 3.47% 05-17-2027	**	1,513,859
PVTPL CREDIT ACCEP AUTO LN TR 2018-2A CL B 3.94% 07-15-2027	**	1,025,471
PVTPL CREDIT ACCEP AUTO SER 18-1A CL A 3.01% DUE 02-16-2027	**	364,353
PVTPL CREDIT ACCEP AUTO SER 18-1A CL A 3.01% DUE 02-16-2027	**	540,006
PVTPL CREDIT ACCEP AUTO SER 18-3A CL A 3.55% 08-15-2027	**	8,816,423
PVTPL CREDIT AGRICOLE LONDON 3.375%01-10-2022	**	3,192,751
PVTPL CREDIT AGRICOLE S A LONDON 4.125% 01-10-2027	**	540,340
PVTPL CREDIT AGRICOLE S A MEDIUM TERM SRBK NT 2.375% DUE 07-01-2021 BEO	**	1,912,496
PVTPL CREDIT SUISSE GROUP AG 6.5 DUE 08-08-2023 BEO	**	2,004,750
PVTPL CREDIT SUISSE GROUP AG 7.25% DUE 12-31-2049	**	1,562,750
PVTPL CREDIT SUISSE GROUP AG VAR DUE 06-12-2024 BEO	**	4,337,193
PVTPL CRH AMER FIN INC GTD NT 144A 3.4% DUE 05-09-2027/05-09-2017 BEO	**	415,944
PVTPL CRISPR THERAPEUTICS AG	**	103,539
PVTPL CROWN CASTLE TOWERS LLC 3.222% DUE 05-15-2042	**	404,286
PVTPL CROWN PT CLO SER 18-5A CL A FLTG 07-17-2028	**	893,272
PVTPL CSAIL COML MTG TR SER 2017-CX10 CL UESA 4.0274% 11-15-2027	**	1,941,331
PVTPL CTL 1999-11 TR (CVS CORP BROOKLYN NY) 7.15 PASS THRU CTFS 5-15-19 BEO	**	141,204
PVTPL CUTWATER CAPITAL CORP SR 14-1A CL A1AR FLTG 07-15-2026	**	2,326,478
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	**	306,542
PVTPL CYMABAY THERAPEUTICS INC COM	**	61,407
PVTPL DAIMLER FIN N AMER 3.35% DUE 05-04-2021	**	3,539,366
PVTPL DAIMLER FIN NORTH AMER LLC 2.7% 06-14-2024	**	1,715,215
PVTPL DAIMLER FIN NORTH AMER LLC GTD NT 144A 2.3% DUE 01-06-2020 BEO	**	324,994
PVTPL DAIMLER FIN NORTH AMER LLC GTD NT 144A 2.3% DUE 01-06-2020 BEO	**	3,729,933
PVTPL DAIMLER FIN NORTH AMER LLC NT 3.4% 02-22-2022	**	1,639,431
PVTPL DAIMLER FIN NORTH AMER LLC NT 3.4% 02-22-2022	**	3,442,805
PVTPL DAIMLER FIN NORTH AMER LLC NT 144A2% DUE 07-06-2021 BEO	**	499,042
PVTPL DAIMLER FIN NORTH AMER LLC NT FLTG RATE 02-22-2022	**	1,612,004
PVTPL DAIMLER FIN NORTH AMER LLC NT FLTG RATE 02-22-2022	**	3,983,957
PVTPL DAIMLER FIN NORTH AMER LLC V 2.55%DUE 08-15-2022	**	705,264
PVTPL DANONE 2.077% DUE 11-02-2021	**	3,003,126
PVTPL DANSKE BK A/S 3.244% DUE 12-20-2025	**	394,718
PVTPL DANSKE BK A/S 3.001% DUE 09-20-2022	**	6,507,174

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL DANSKE BK A/S 5.375% DUE 01-12-2024	**	2,408,195
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY TRANCHE 5.0% 01-12-2022 REG	**	4,737,271
PVTPL DANSKE BK A/S TRANCHE # TR 8 2% DUE 09-08-2021 REG	**	398,694
PVTPL DBS BK LTD GLOBAL COVERED BD PROGRAM BOO 3.3% DUE 11-27-2021 BEO	**	102,633
PVTPL DELUXE CORP COM STK	**	291,133
PVTPL DEUTSCHE TELEKOM INTL FIN B V 2.82% 01-19-2022	**	304,498
PVTPL DEUTSCHE TELEKOM INTL FIN B V 2.82% 01-19-2022	**	365,397
PVTPL DEUTSCHE TELEKOM INTL FIN B V NT 144A 1.95% DUE 09-19-2021/09-19-2016 BEO	**	800,027
PVTPL DIAMOND 1 FIN CORP/DIAMOND 2 FIN CORP 1ST LIEN NT 144A 6.02	**	11,051,520
PVTPL DIAMOND RESORTS OWNER SR 19-1A CL A 2.89% 02-20-2032	**	2,920,016
PVTPL DNB BK ASA MEDIUM TERM BK NTS BOOKENTRY 2.15% DUE 12-02-2022 BEO	**	4,449,559
PVTPL DNB BK ASA MEDIUM TERM BK NTS BOOKENTRY 2.15% DUE 12-02-2022 BEO	**	2,301,068
PVTPL DRIVE AUTO RECEIVABLES SER 17-3 CL D 3.53% DUE 12-15-2023	**	1,100,030
PVTPL DRYDEN 75 CLO LTD/DRYDEN 75 SER 19-75A CL AR FLTG 07-15-2030	**	1,675,270
PVTPL DT AUTO OWNER SER 19-2A CL C 3.18% FIXED 144ADUE 02-18-2025	**	526,420
PVTPL DT AUTO OWNER TR 2018-3 SER 18-3A CL A 3.02% 02-15-2022	**	625,932
PVTPL DT AUTO OWNER TR 2018-3 SER 48-3A CL B 3.56% 09-15-2022	**	2,521,865
PVTPL DT AUTO OWNER TR 2019-2 SER 19-2A CLS B 2.99% 04-17-2023	**	1,651,233
PVTPL DT AUTO OWNER TR 2019-3 SER 19-3A CLS B 2.6% 05-15-2023	**	1,575,081
PVTPL DT AUTO OWNER TR SE 18-1A CL C 3.47% DUE 12-15-2023	**	395,006
PVTPL DT AUTO OWNER TR SER 19-3A CL A 2.93% 08-15-2022 BEO	**	753,055
PVTPL DT AUTO OWNER TR SER 2017-4A CL C 2.286% 07-17-2023	**	144,895
PVTPL DT AUTO OWNER TRUST SER 18-1A CL D 4.09% DUE 12-15-2023	**	278,135
PVTPL DT AUTO OWNER TRUST SER 19-2A CL A 2.85% 09-15-2022 BEO	**	569,539
PVTPL DT AUTO OWNER TRUST SER-19-1A CL-A 3.08% 09-15-2022 BEO	**	207,315
PVTPL DUQUESNE LIGHT HLDGS INC LT HLDGS INC 5.9% DUE 12-01-2021 BEO	**	488,944
PVTPL DUQUESNE LT HLDGS INC SR NT 144A 6.4% DUE 09-15-2020/09-13-2010 BEO	**	205,795
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	3,461,378
PVTPL EDF S A NT 144A 4.6% DUE 01-27-2020 BEO	**	100,168
PVTPL EDP FINANCE BV 3.625% 07-15-2024	**	207,810
PVTPL ENEL FIN INTL N V 4.625 09-14-2025	**	218,257
PVTPL ENEL FIN INTL N V 4.625 09-14-2025	**	873,029
PVTPL ENEL FIN INTL N V FIXED 2.65% 09-10-2024 BEO	**	401,349
PVTPL ENEL FIN INTL N V FIXED 2.65% 09-10-2024 BEO	**	6,020,238
PVTPL ENEL FIN INTL N V GTD NT 144A 2.75% DUE 04-06-2023 BEO	**	3,323,827
PVTPL ENGIE SA NT 2.875% 10-10-2022 BEO	**	406,145
PVTPL ENI S P A 4% DUE 09-12-2023 BEO	**	337,583
PVTPL ENTERPRISE FLEET FINANCING LLC SR 19-2 CL A3 0.0% 02-20-2025	**	3,184,819
PVTPL ENTERPRISE FLEET FING LLC SR 17-2 CL A301-20-2023	**	2,032,516
PVTPL ENTERPRISE FLEET FING SER 2017-3 CL A-3 2.36% 05-20-2023	**	1,624,296
PVTPL ERAC USA FIN CO GTD NT 144A 6.7% DUE 06-01-2034 REG	**	182,264
PVTPL ERAC USA FIN LLC GTD NT 144A 4.5% DUE 08-16-2021 BEO	**	4,673,408
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	359,979
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	4,235,042
PVTPL EVANS GROVE CLO LTD SER 18-1A CL A1 FLTG 05-28-2028	**	99,688
PVTPL EXETER AUTOMOBILE RECEIVABLES BACKED NT CL A 3.05% 12-15-2021	**	263,939
PVTPL EXETER AUTOMOBILE RECEIVABLES BACKED NT CL B 3.64% 11-15-2022	**	314,500

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL EXETER AUTOMOBILE RECEIVABLES SER 19-2A CL A 2.93% 07-15-2022	**	1,828,775
PVTPL EXETER AUTOMOBILE RECEIVABLES TR 012-1 2019-1 A 3.2% DUE 04-15-2022	**	833,579
PVTPL EXETER AUTOMOBILE RECEIVABLES TR 2017-1 CL B 144A 3.0% DUE 12-15-2021	**	20,811
PVTPL EXETER AUTOMOBILE RECEIVABLES TR 2019-1 3.82% 12-16-2024	**	219,666
PVTPL EXETER AUTOMOBILE RECEIVABLES TRST SER 17-2A CLS B 2.82% 05-16-2022	**	132,482
PVTPL EXETER AUTOMOBILE RECEIVABLESSER 17-2A CLS C 3.93% DUE 04-17-23 BEO	**	242,555
PVTPL EXPERIAN FIN PLC 2.75% DUE 03-08-2030	**	3,403,962
PVTPL FEDERATION DES CAISSES DESJARDINS DU QUE 2.25% 10-30-2020	**	1,633,878
PVTPL FIRST FNDTN INC COM	**	136,938
PVTPL FIRST INVS AUTO OWNER TR 2017-1A CL B 2.67% DUE 04-17-2023 BEO	**	142,179
PVTPL FIVE CORNERS FDG TR SECS 3C7 4.419 DUE 11-15-2023	**	434,265
PVTPL FLAGSHIP CR AUTO TR SR 2018-4 CL A 3.41% 05-15-2023	**	1,722,942
PVTPL FLAGSHIP CREDIT AUTO TRUST SER 17-4 CL A2.07% 144A 04-15-2022	**	236,514
PVTPL FOREST LABS INC SR NT 4.875 DUE 02-15-2021 BEO	**	411,668
PVTPL FOREST LABS INC SR NT 5 DUE 12-15-2021	**	209,186
PVTPL FORT CRE LLC 18-1A C FLTG 144A 12-21-2023	**	1,333,497
PVTPL FORTRESS CR BSL VII LTD SER 19-1A CL A2 FLTG 07-23-2032 BEO	**	498,117
PVTPL FOX CORP 4.03% DUE 01-25-2024 BEO	**	319,697
PVTPL FOX CORP 4.03% DUE 01-25-2024 BEO	**	232,313
PVTPL FOX CORP GTD SR NT 144A 4.709% DUE01-25-2029/01-25-2019 BEO	**	114,038
PVTPL FOX CORP GTD SR NT 144A 4.709% DUE01-25-2029/01-25-2019 BEO	**	764,057
PVTPL FREED ABS TR SER 19-1 CL A 3.42% 06-18-2026 REG	**	298,781
PVTPL FRESENIUS US FINANCE II INC 4.25 DUE 02-01-2021 BEO	**	408,203
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	76,052
PVTPL GALLATIN CLO IX 2018-1 LTD/GALLATIN CL SR SECD NT CL A FLTG DUE 01-21-2028	**	299,516
PVTPL GEORGIA-PACIFIC LLC 5.4% DUE 11-01-2020	**	4,696,856
PVTPL GLENCORE FDG LLC 4.125% 03-12-2024	**	3,676,360
PVTPL GLENCORE FDG LLC GTD NT 144A 2.875% DUE 04-16-2020 BEO	**	270,359
PVTPL GLS AUTO RECEIVABLES ISSUER TR 2019-1 3.37% DUE 01-17-2023 BEO	**	644,556
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	133,818
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	270,325
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	1,548,529
PVTPL GREENWOOD PK CLO LTD SER 18-1A CL A2 FLTG 04-15-2031	**	1,988,235
PVTPL GREYSTONE COMMERCIAL REAL ESTA SER 19-FL2 CL 1 FLTG 09-15-2037	**	8,694,606
PVTPL GRIPPEN PARK CLO LTD SER 17-1A CL A FLTG RATE DUE 01-20-2030	**	1,000,295
PVTPL GUARDIAN LIFE 3.4% DUE 04-25-2023	**	239,187
PVTPL GUARDIAN LIFE 3.4% DUE 04-25-2023	**	400,378
PVTPL HALCYON LN ADVISORS FDG 2015-2 LTD/HAL SR 15-2A CL A-R FLTG 07-25-2027	**	724,045
PVTPL HALSEYPOINT CLO I LTD/HALSEYPOINT CLO SER 19-1A CLS A1A1 VAR RT 01-20-2033	**	2,843,953
PVTPL HARLEY-DAVIDSON FINL SVCS INC GTD 3.55% 05-21-2021	**	5,296,329
PVTPL HARVEST OPERATIONS CORP 4.2% 06-01-2023	**	1,802,243
PVTPL HEINEKEN N V SR NT 3.4 DUE 04-01-2022 BEO	**	61,780
PVTPL HEINZ H J CO 4.875% DUE 02-15-2025	**	442,841
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	816,568
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	136,618
PVTPL HSBC BK CDA 1.65% 09-10-2022	**	496,582
PVTPL HSBC BK PLC SR NT 144A 4.125% DUE 08-12-2020 BEO	**	2,908,807

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL HSBC BK PLC SR NT 144A 4.75% DUE 01-19-2021 BEO	**	770,618
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 201 NT CL A-2 144A 2.08 12-15-2021	**	6,668,087
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 201 NT CL A-4 144A 2.03 06-15-2023	**	1,996,887
PVTPL ICG US CLO SER 15-2A CL AR FLTG 01-16-2028	**	597,830
PVTPL IMPERIAL TOB FIN PLC 2.95% DUE 07-21-2020 BEO	**	2,105,925
PVTPL IMPERIAL TOB FIN PLC 2.95% DUE 07-21-2020 BEO	**	3,810,721
PVTPL IMPERIAL TOB FIN PLC 3.5 DUE 02-11-2023	**	1,637,733
PVTPL INTESA SANPAOLO S P A 144A BD 5.017% DUE 06-26-2024 REG	**	4,213,607
PVTPL INTESA SANPAOLO S P A RCPTS CL X 144A 3.125% DUE 07-14-2022 BEO	**	1,611,296
PVTPL INTESA SANPAOLO S P A RCPTS CL X 3.25% DUE 09-23-2024 BEO	**	1,307,527
PVTPL J G WENTWORTH XXII LLC 3.82 DUE 12-15-2048 BEO	**	1,092,856
PVTPL J P MORGAN CHASE COML MTG SECS TR 2010-C2 CL C VAR RT DUE 11-15-2043	**	6,651,522
PVTPL J P MORGAN CHASE COML MTG SR 2011-CA-SB 3.7339% DUE 07-15-2046	**	862,514
PVTPL J P MORGAN MTG SER 18-4 CL A1 VAR 10-25-2048	**	2,922,091
PVTPL J P MORGAN MTG TR SER 18-3 CLS A1 FLTG 04-25-2018	**	7,383,678
PVTPL JACKSON NATL LIFE FDG LLC 3.25% DUE 01-30-2024 BEO	**	36,315
PVTPL JACKSON NATL LIFE GLOBAL 2.25% 04-29-2021 REG	**	326,445
PVTPL JACKSON NATL LIFE GLOBAL 2.6% DUE 12-09-2020	**	437,819
PVTPL JACKSON NATL LIFE GLOBAL FDG 3.3% DUE 06-11-2021 BEO	**	7,855,324
PVTPL JACKSON NATL LIFE GLOBAL FDG SECD FLTG 06-11-2021	**	4,769,792
PVTPL JACKSON NATL LIFE GLOBAL FDG SECD MEDIUM 3.3% DUE 02-01-2022 REG	**	287,930
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 3.25% 09-27-2023	**	1,361,844
PVTPL JERSEY CENT PWR & LT CO SR NT 144A4.7% DUE 04-01-2024/08-21-2013 BEO	**	2,871,361
PVTPL JFIN CLO 2014 LTD SER 2014-1A CL A-R FLTG 04-21-2025	**	869,229
PVTPL KABBAGE ASSET SECURITIZATION LLC 2019-1 CL A 3.825% 03-15-2024	**	1,711,686
PVTPL KAYNE CLO SER 19-6A CL A1 FLTG 144A 01-20-2033	**	4,000,836
PVTPL KINDER MORGAN INC DEL SR NT 5 DUE 02-15-2021	**	514,185
PVTPL KINDER MORGAN INC DEL SR NT 5 DUE 02-15-2021	**	617,022
PVTPL L3HARRIS TECHNOLOGIES INC 3.85% 15-12-2026	**	268,283
PVTPL LCM LTD PARTNERSHIP SER 24A CL A FLTG RT DUE 03-20-2030 BEO	**	2,749,328
PVTPL LCM LTD PARTNERSHIP SR 20A CL AR FLTG 10-20-2027	**	3,003,818
PVTPL LENDMARK FDG TR 2019-2 SER 19-2A CLS A 2.78% 04-20-2028	**	971,713
PVTPL LENDMARK FDG TR SER 19-1A CL A 3% FIXED DUE 12-20-2027	**	1,902,358
PVTPL LEVEL 3 FING INC 3.4% DUE 03-01-2027	**	4,279,878
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	197,807
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	7,461,907
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	19,129
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	1,405,950
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 5% DUE 06-01-2021 BEO	**	284,154
PVTPL LIMEROCK CLO SER 2014-3A CL A1R FLTG DUE 10-20-2026	**	1,455,601
PVTPL MACQUARIE BK LTD 2.1% DUE 10-17-2022 BEO	**	2,277,138
PVTPL MACQUARIE GROUP LTD 144A 3.189% DUE 11-28-2023	**	562,100
PVTPL MACQUARIE GROUP LTD 144A 3.189% DUE 11-28-2023	**	2,657,200
PVTPL MACQUARIE GROUP LTD SR 5.033% DUE 01-15-2030	**	342,111
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	**	151,522
PVTPL MADISON PK FDG XII LTD SER 14-12A CL A-R FLTG RATE 07-20-2026	**	1,084,564
PVTPL MAGNETITE CLO LTD SR 15-12A CL ARR FLTG 10-15-2031	**	3,776,826

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL MAGNETITE LTD SER 16-17A CL AR FLTG 07-20-2031	**	3,479,580
PVTPL MAPS LTD SER 19-1A CL A 4.458% 03-15-2044	**	8,634,257
PVTPL MARATHON CLO X LTD SR 17-10A CL A-2 FLTG RT 11-15-2029 BEO	**	2,505,148
PVTPL MARLETTE FDG TR SER 19-1A CLS A 3.44% 04-16-2029	**	396,010
PVTPL MARS INC DEL 3.2% 04-01-2030	**	402,506
PVTPL MARS INC DEL NT 2.7% 04-01-2025	**	808,451
PVTPL MASSACHUSETTS EDL FING AUTH N/C VAR RT DUE 04-25-2038 BEO	**	18,635
PVTPL MASSMUTUAL GLOBAL FDG II 2.5 10-17-2022	**	202,915
PVTPL MASSMUTUAL GLOBAL FDG II 2.5 10-17-2022	**	304,373
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.95% 01-11-2025	**	513,610
PVTPL MET LIFE GLOBAL FDG I MEDIUM TE TRANCHE # TR 00038 2% DUE 04-14-2020 BEO	**	600,107
PVTPL METROPOLITAN LIFE GLOBAL FDG I TRANCHE # TR 00059 2.4% DUE 01-08-2021	**	401,978
PVTPL MIDOCEAN CR CLO VII/MIDOCEAN CR CLO VI NT CL B FLTG 144A 3C7 07-15-2029	**	1,000,077
PVTPL MITSUBISHI UFJ LEASE & FIN CO LTD 144A 3.406% 02-28-2022	**	669,076
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	5,520,928
PVTPL MONROE CAP BSL CLO LTD SR 2015-1A CL B-R FLTG DUE 05-22-2027	**	5,987,392
PVTPL MORGAN STANLEY CAP I TR SER 2019-BPR CL A FLTG DUE 05-15-2036	**	4,681,124
PVTPL MOSAIC SOLAR LN TRUST SR 2018-2-GS CL A 4.2% DUE 02-20-2044	**	1,633,195
PVTPL MPLX LP SR NT CONSENT SOLICITATION 3.5% 12-01-2022	**	813,387
PVTPL MRCD MORTGAGE TRUST SER 19-PARK CL A 2.71752% 12-15-2036	**	502,261
PVTPL MVW OWNER TRUST SER 19-2A CL B 2.44% 10-20-2038	**	1,279,948
PVTPL MYERS PK CLO LTD SER 18-1A CL B1 FLTG DUE 10-20-2030	**	1,223,918
PVTPL NARRAGANSETT ELEC CO SR NT 4.534% 03-15-2020	**	220,900
PVTPL NATIONWIDE BLDG SOC 3.766% 03-08-2024	**	1,967,139
PVTPL NATIONWIDE BLDG SOC 3.96% 07-18-2030	**	537,174
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM SR NTS B 2.35% DUE 01-21-2020 BEO	**	2,187,247
PVTPL NATIONWIDE FINL SVCS INC SR NT 144A 5.375% DUE 03-25-2021 BEO	**	415,490
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-FA CL A2 2.6% DUE 08-15-2068	**	2,894,739
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-E SER 19-EA CLS A2A 2.64% 05-15-2068	**	1,983,667
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 2019-C CL A-2 02-15-2068	**	2,110,606
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 19-GA CL A 2.4% 10-15-2068	**	4,968,907
PVTPL NAVIENT PVT ED REFI LN TR 2018-C NT CL A-2 3.52% DUE 06-16-2042	**	3,962,431
PVTPL NAVIENT STUDENT LN TR 2017-4 FLTG VAR RT DUE 09-27-2066 BEO	**	2,319,592
PVTPL NAVIENT STUDENT LN TR SR 2017-3 CL A-1 FLTG DUE 07-26-2066	**	124,316
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	6,664,161
PVTPL NELNET STUDENT LN TR SR 12-21 CL A FLTG RT 12-26-2033	**	3,140,120
PVTPL NEUBERGER BERMAN LN ADVISERS CLO 35 LTD SR SECD NT CL A-1 FLTG 144A VAR	**	3,000,575
PVTPL NEUBERGER BERMAN LN SER 17-25A CL B FLTG 10-18-2029	**	3,462,652
PVTPL NEW RESIDENTIAL MTG LN TR 2017-1 SER 17-1A CL A1 VAR 02-25-2057	**	3,431,120
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	45,081
PVTPL NEW YORK LIFE GLOBAL FDG FIXED 2.25% 07-12-2022 BEO	**	2,875,185
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	100,617
PVTPL NEXTGEAR FLOORPLAN MASTER OWNER TRUST SER 2017-1A CL A2 2.54% 04-18-2022	**	412,322
PVTPL NISSAN MTR ACCEP CORP FLTG 09-21-2021 BEO	**	200,138
PVTPL NISSAN MTR ACCEP CORP NT 144A 2.65% DUE 07-13-2022 BEO	**	4,815,034
PVTPL NISSAN MTR ACCEP CORP NT CL F 3.45% DUE 03-15-2023 BEO	**	229,933
PVTPL NISSAN MTR ACCEP CORP NT CL F FLTG 03-15-2021	**	100,014

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL NORDEA BK AG MEDIUM TERM JR SUB NTS TR 4 4.25 09-21-2022 REG	**	419,975
PVTPL NORTHERN NAT GAS CO DEL SR BD 144A4.3% DUE 01-15-2049/07-17-2018 BEO	**	282,001
PVTPL NUVEEN LLC 4.0% 11-01-2028	**	4,159,550
PVTPL NXP B V/NXP FDG LLC SR NT 4.625% DUE 06-15-2022 BEO	**	527,014
PVTPL OCEAN TRAILS CLO IV/LLC 0% BDS SER 13-4A CL AR 08-13-2025	**	964,240
PVTPL OCEAN TRAILS CLO VI/OCEAN TRAILS CLO V SER 16-6A CL A-R FLTG 07-15-2028	**	4,350,044
PVTPL OCP OCP CLO LTD SR-14-5A CL-A1R VAR04-26-2031	**	1,786,711
PVTPL OCWEN MASTER ADVANCE RECEIVABLES SR 19-T2 CL AT2 2.4187% 08-15-2051	**	1,015,005
PVTPL OHA LN FDG 2015-1 LTD/OHA LN FDG 2015- SR SECD NT FLTG CL 11-15-2032	**	4,395,353
PVTPL ONEMAIN DIRECT AUTO RECEIVABLE TR 2019-1 SER 19-1A CLS A 3.63% 09-14-2027	**	11,943,765
PVTPL ONEMAIN DIRECT AUTO RECEIVABLES TST 18-1A A 3.43% 12-14-2024	**	13,875,176
PVTPL ONEMAIN FINANCIAL ISSUANCE TRUST SR 17-1A CL A2 FLTG 09-14-2023 BEO	**	6,251,262
PVTPL ONEMAIN FINL ISSUANCE SER 19-1A CL A 3.48% FIXED 144A 02-14-2031 BEO	**	469,941
PVTPL OSCAR US FDG X LLC NT CL A-2 144A 3.1% 04-11-2022	**	7,023,629
PVTPL OVERSEA CHINESE BANKING FLTG 05-17-2021	**	300,575
PVTPL OZLM LTD SER 14-7RA CL A2R FLTG 144A 07-17-2029	**	3,444,590
PVTPL OZLM XII LTD/OZLM XII LLC SER-15-12A CL-A1R FLTG 04-30-2027 BEO	**	4,991,690
PVTPL PALMER SQUARE CLO LTD SR 13-2A CL AARR VAR RT DUE 10-17-2031	**	2,975,734
PVTPL PALMER SQUARE LN FDG 2018-4A LTD CL A-1 FLTG RT 11-15-2026	**	4,180,665
PVTPL PALMER SQUARE LN FDG FLTG RT SER 19-2A CL A1 04-20-2027 BEO	**	2,935,324
PVTPL PALMER SQUARE LN FDG SER 19-4A CL A1 FLTG 10-24-2027	**	10,600,076
PVTPL PARK AEROSPACE HLDGS 5.25% 08-15-2022	**	1,491,560
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	314,100
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	575,850
PVTPL PENNSYLVANIA ELEC CO FIXED 3.6%06-01-2029 BEO	**	263,339
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	213,614
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	1,441,892
PVTPL PENSKE TRUCK LEASING CO L P/PTL 144A 4.2 04-01-2027/03-20-2017	**	96,517
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 3.65% DUE 07-29-2021	**	1,503,939
PVTPL PENSKE TRUCK LEASING CO L P/PTL 3.95%03-10-2025	**	106,249
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	1,595,535
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	4,265,396
PVTPL PENSKE TRUCK LEASING/ PTL 2.7% DUE 11-01-2024	**	1,762,525
PVTPL PERNOD RICARD SA 4.45 DUE 01-15-2022	**	523,086
PVTPL PERNOD RICARD SA 4.45 DUE 01-15-2022	**	2,249,268
PVTPL PETROBRAS GLOBAL FIN B V 5.093% 01-15-2030	**	1,148,659
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	260,453
PVTPL PRESTIGE AUTO RECEIVABLES TR 2018-1 NT CL A-3 144A 3.29	**	673,491
PVTPL PRESTIGE AUTO RECEIVABLES TR 2018-1 NT CL B 144A 3.54 DUE 03-15-2023	**	1,115,846
PVTPL PRICOA GLOBAL FDG I 2.45% DUE 09-21-2022	**	151,823
PVTPL PRICOA GLOBAL FDG I 2.45% DUE 09-21-2022	**	4,994,965
PVTPL PRICOA GLOBAL FDG I MEDIUM TERM 2.4% DUE 09-23-2024	**	5,032,195
PVTPL PRICOA GLOBAL FUNDING 1 2.2% DUE 06-03-2021	**	301,033
PVTPL PROGRESS RESIDENTIAL TR SR 2019-SFR4 CL D 3.136% 10-17-2024	**	844,718
PVTPL PROGRESS RESIDENTIAL TRUST SER 2017-SFR2 CL C 3.395% 12-17-2034	**	591,154
PVTPL PROGRESS RESIDENTIAL TRUST SER 2018-SFR3 CL A 3.88% DUE 10-17-2035 BEO	**	815,065
PVTPL PROSPER MARKETPLACE ISSUANCE T SER-19-1A CL-A 3.54% 04-15-2025 BEO	**	118,042

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL PT INDONESIA ASAHAN ALUMINIUM PERSERO 5.71% DUE 11-15-2023 BEO	**	220,589
PVTPL PT INDONESIA ASAHAN ALUMINIUM PERSERO 5.23% DUE 11-15-2021	**	314,400
PVTPL PURCHASING PWR SER 18-A CL A 3.34% 08-15-2022	**	1,361,997
PVTPL QATAR ST 4.5% 04-23-2028	**	2,083,936
PVTPL RABOBANK NEDERLAND GLOBAL MEDIUM 3.875% 09-26-2023	**	972,801
PVTPL RECKITT BENCKISER TREAS SVCS PLC 2.375% DUE 06-24-2022	**	201,488
PVTPL RECKITT BENCKISER TREAS SVCS PLC 2.375% DUE 06-24-2022	**	302,231
PVTPL RECKITT BENCKISER TREAS SVCS PLC FLTG DUE 06-24-2022	**	902,025
PVTPL REGATTA VIII FUNDING LTD SER 17-1A CL B FLT 10-17-2030	**	1,042,736
PVTPL RELIANCE STD LIFE GLOBAL FDG II MED TERM 2.5% DUE 01-15-2020 BEO	**	785,040
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67000007629% DUE 09-20-2052 BEO	**	58,917
PVTPL REPUBLIC OF PERU 6.35% 08-12-2028	**	280,125
PVTPL RESIMAC SR 18-1NCA CL A1 VAR RT 12-16-2059	**	227,221
PVTPL ROLLS-ROYCE 3.625% DUE 10-14-2025	**	1,342,292
PVTPL ROLLS-ROYCE PLC GTD NT 144A 2.375%DUE 10-14-2020/10-14-2015 BEO	**	3,397,937
PVTPL SANTANDER RETAIL AUTO LEASE TR 2019-C SER 19-C CLS A4 2.4% 11-20-2023	**	3,179,547
PVTPL SANTANDER RETAIL AUTO LEASE TR 2017-A CL A-4 2.72% DUE 01-20-2022	**	1,301,528
PVTPL SANTANDER RETAIL AUTO LEASE TR SE 2018-A CL A-3 2.93% DUE 05-20-2021	**	528,658
PVTPL SANTANDER RETAIL AUTO LEASE TR SE 2018-A CL A-3 2.93% DUE 05-20-2021	**	377,343
PVTPL SANTANDER RETAIL AUTO LEASE TR SER 17-A CL A3 2.22% 01-20-2021	**	826,608
PVTPL SANTANDER RETAIL AUTO LEASE TR SER 19-B CL A4 2.38% 08-21-2023 BEO	**	1,857,855
PVTPL SANTANDER UK GROUP HLDGS PLC SUB NT 4.75% DUE 09-15-2025 BEO	**	429,298
PVTPL SANTANDER UK PLC SUB NT 5 DUE 11-07-2023 BEO	**	1,139,780
PVTPL SAUDI ARABIAN OIL CO GLOBAL 2.75% 04-16-2022	**	1,618,065
PVTPL SBA TOWER TR SECD TOWER REV SECS 3.72199988365% DUE 04-11-2023 BEO	**	2,350,544
PVTPL SCENTRE GROUP TR 1/2 3.25% 10-28-2025	**	409,314
PVTPL SCHLUMBERGER FIN CDA LTD SCHLUMBERGER 2.2% DUE 11-20-2020 BEO	**	2,854,261
PVTPL SCHLUMBERGER HLDGS CORP 4.3% DUE 05-01-2029 BEO	**	274,508
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	151,311
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	2,900,125
PVTPL SCHLUMBERGER INVT SA GTD SR NT 144A 3.3% DUE 09-14-2021/09-14-2011 BEO	**	306,662
PVTPL SCLP SER 2017-4 CL A 2.5% 06-25-2026	**	438,485
PVTPL SER 2017-LC26 CL ASB 3.357% FIXED 144A 07-12-2050	**	4,453,275
PVTPL SIEMENS FINANCIERINGSMAAT 3.125% DUE 03-16-2024	**	520,868
PVTPL SIEMENS FINANCIERINGSMAATSCHAPPIJ N V NT 2.9% DUE 05-27-2022 BEO	**	511,414
PVTPL SIEMENS FINANCIERINGSMAT 2.2% DUE 03-16-2020	**	4,001,324
PVTPL SIERRA RECEIVABLES FUNDING CO LLC SR 18-2A CL A 3.5% 144A 06-20-2035	**	3,068,709
PVTPL SIERRA TIMESHARE 2019-3 RECEIVABLES FDG SER 19-3A CLS A 2.34% 07-15-2038	**	2,230,712
PVTPL SIERRA TIMESHARE RECEIVABLES SER 19-2A CL A 2.59% 05-20-2036 BEO	**	2,318,244
PVTPL SKANDINAVISKA ENSKILDA BANKEN MEDIUM TER 2.2% DUE 12-12-2022 BEO	**	3,301,326
PVTPL SKANDINAVISKA ENSKILDA BANKEN 3.05% 03-25-2022	**	255,095
PVTPL SKANDINAVISKA ENSKILDA BANKEN MEDIUM TER 3.25% 3.25% 05-17-2021	**	1,930,423
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	**	4,912,418
PVTPL SLM STUD LN TR 2007-1 AST BACKED NT CL A-5A VAR RT DUE 01-26-2026 REG	**	531,989
PVTPL SLM STUDENT LN TR 2003-10 STUDENT LN BKD CTF CL A-3 FLTG12-15-2027	**	2,047,313
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	2,288,523
PVTPL SMB PVT ED LN TR 2019-B SER 19-B CL A2B FLTG RT VAR RT DUE 06-15-2037 BEO	**	5,228,340

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 2.65% DUE 07-15-2021 BEO	**	302,108
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 3% DUE 07-15-2022 BEO	**	305,355
PVTPL SMITHFIELD FOODS INC FIXED 5.2% 04-01-2029 BEO	**	155,276
PVTPL SOCIAL PROFESSIONAL LOAN PROGRAM LL SER 18-A CL A2A 2.39% DUE 02-25-2042	**	36,827
PVTPL SOCIETE GENERALE 3.875% 03-28-2024	**	6,710,203
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	1,911,835
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	637,278
PVTPL SOFI CONSUMER LOAN PROGRAM SER 19-3 CL A 2.9% 05-25-2028 BEO	**	3,688,880
PVTPL SOFI CONSUMER LOAN PROGRAM SER 19-2 CL A 3.01% 04-25-2028	**	2,097,408
PVTPL SOFI CONSUMER LOAN PROGRAM TRUST SER 19-4 CL A 2.45% 08-25-2028	**	3,456,223
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 19-C CL A2FX 2.8% 11-16-2048	**	2,354,697
PVTPL SOFI PROFESSIONAL LN PROGRAM SR 2018-B CL A-1FX 2.64% 08-26-2047	**	3,023,835
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	649,624
PVTPL SOFI PROFESSIONAL LN PROGRAM 2018-D CL A-1FX 3.12% 02-25-2048	**	3,615,996
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 144A CL A-1FX 2.05% 01-25-2041	**	93,484
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 2018-B CL A-2FX 3.34% 08-26-2047	**	3,558,125
PVTPL SOUND PT CLO XXV LTD SR 19-4A CL A-1A VAR RT DUE 01-15-2033	**	1,340,000
PVTPL SOUTHERN NAT GAS CO L L C 03-15-2047	**	341,979
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	2,132,094
PVTPL SPRINT NEXTEL CORP FORMERLY SPRINTCORP GTD NT 7 DUE 03-01-2020 BEO	**	201,064
PVTPL SPRINT SPECTRUM /SPRINT 5.152% 03-20-2028	**	1,090,000
PVTPL STANDARD CHARTERED PLC NT 144A 2.25% DUE 04-17-2020 BEO	**	400,132
PVTPL STATE OF QATAR 3.875% DUE 04-23-2023 REG	**	955,374
PVTPL SUNTORY HLDGS LTD 2.25% 10-16-2024	**	1,391,492
PVTPL SWISS RE TREAS US CORP SR NT 144A 2.875% DUE 12-06-2022 BEO	**	3,122,127
PVTPL SYMPHONY CLO XIV LTD SR 14-14A CL AR FLTG RT 07-14-2026	**	2,742,310
PVTPL SYMPHONY CLO XIX LTD/SYMPHONY CLO XIX SR SECD NT CL A FLTG 04-16-2031	**	1,486,775
PVTPL SYNGENTA FIN N V GTD SR NT 3.933% 04-23-2021 BEO	**	203,410
PVTPL SYNGENTA FIN N V GTD SR NT 3.933% 04-23-2021 BEO	**	4,536,046
PVTPL TAKEDA PHARMACEUTICAL CO LTD BNDS 2.45% DUE 01-18-2022	**	2,158,243
PVTPL TELSTRA CORP LTD SR NT 144A 4.8% DUE 10-12-2021 BEO	**	733,227
PVTPL TESLA AUTO LEASE TR SER 18-B CL A 3.71% 08-20-2021	**	270,443
PVTPL TESLA AUTO LEASE TR SER 18-B CL A 3.71% 08-20-2021	**	1,623,387
PVTPL THL CR WIND RIV CLO LTD SR 18-2A CL A2 FLTG RATE 07-15-2030	**	1,972,813
PVTPL TOWD PT MTG TR 2017-4 NT CL A1 144A VAR RT DUE 06-25-2057 BEO	**	4,585,186
PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO	**	386,908
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	475,604
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	10,558,399
PVTPL TOYOTA AUTO LN EXTD NT TR 2019-1 NT CL A 144A 2.56% DUE 11-25-2031 BEO	**	507,688
PVTPL TOYOTA AUTO LN EXTD NT TR 2019-1 NT CL A 144A 2.56% DUE 11-25-2031 BEO	**	16,550,632
PVTPL TOYOTA INDS CORP FIXED 3.11% 03-12-2022	**	4,093,828
PVTPL TRAFIGURA SECURITISATION FIN PLC SER 18-1A CLASS A2 3.73% DUE 03-15-2022	**	2,399,275
PVTPL TRALEE CDO LTD SER 18-5A CL A1 FLTG 10-20-2028 BEO	**	4,100,800
PVTPL TRALEE CDO LTD SR 18-5A CL B FLTG 10-20-2028	**	1,201,062
PVTPL TRALEE CLO VI LTD/TRALEE CLO VI SER 19-6A CL AS FLTG 10-25-2032	**	1,994,103
PVTPL TRANS-ALLEGHENY INTST LINE CO 3.85% NTS 06-01-2025	**	2,122,467
PVTPL TRANSPORTADORA DE GAS DEL PERU S ASR NT 4.25% DUE 04-30-2028 BEO	**	5,268,987

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL TRYON PARK CLO LTD SR 13-1A CL A1SR FLTG 04-15-2029	**	2,989,196
PVTPL UBS AG LONDON BRH 2.45% 12-01-2020	**	6,521,228
PVTPL UBS AG LONDON BRH 2.45% 12-01-2020	**	200,683
PVTPL UBS AG LONDON BRH SR NT FLTG RATE DUE 06-08-2020	**	1,302,151
PVTPL UBS GROUP FDG JERSEY LTD SR NT FLTG 144A 3.43913% DUE 02-01-2022 BEO	**	204,698
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	8,880,073
PVTPL UBS GROUP FUNDING (SWITZERLAND) 2.65% 02-01-2022 BEO	**	404,113
PVTPL UBS GROUP FUNDING (SWITZERLAND) 2.65% 02-01-2022 BEO	**	2,917,698
PVTPL UBS GROUP FUNDING (SWITZERLAND) 3.491% 05-23-2023	**	514,570
PVTPL UBS GROUP FUNDING (SWITZERLAND) AG3.0% DUE 04-15-2021 BEO	**	506,513
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	652,828
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	3,236,941
PVTPL UNICREDIT SPA 6.572% DUE 01-14-2022 BEO	**	3,769,835
PVTPL UNITED AUTO CREDIT SECURITIZATION TRUST SER 18-2 CL B 3.56% 08-10-2022	**	269,011
PVTPL UPGRADE RECEIVABLES TRUST SER 18-1A CL A 3.79% DUE 11-15-2024 BEO	**	84,035
PVTPL USASF RECEIVABLES LLC SER 19-1A CL A 3.61% 04-15-2022 BEO	**	622,945
PVTPL VENTURE CDO LTD SER 18-34A CL A 144A FLTG 10-15-2031	**	1,388,240
PVTPL VENTURE CDO LTD SR 14-17A CL ARR FLTG 04-15-2027	**	99,226
PVTPL VERICREST OPPORTUNITY LOAN TRANSFEREE 19-NPL1 CL A1A STEP UP 1-25-49	**	554,524
PVTPL VERICREST OPPORTUNITY LOAN TRANSFEREE SER 17-NP11 CL A1 STEP UP 10-25-2047	**	206,558
PVTPL VERIZON OWNER TR 2017-2 CL A 1.92% 12-20-2021 BEO	**	137,403
PVTPL VERIZON OWNER TR 2017-3 CL A-1A 2.06% 04-20-2022	**	304,815
PVTPL VERIZON OWNER TR SER 18-1A CL A-1A 2.82% 09-20-2022	**	1,428,020
PVTPL VERIZON OWNER TR SER 18-1A CL A-1A 2.82% 09-20-2022	**	1,460,224
PVTPL VISTRA OPERATIONS CO LLC 3.55% DUE 07-15-2024	**	1,529,657
PVTPL VISTRA OPERATIONS CO LLC 3.7% 01-30-2027	**	3,055,527
PVTPL VOLKSWAGEN GROUP AMER FIN LLC FLTG RT 11-12-2021 BEO	**	1,311,322
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 144A 2.5% DUE 09-24-2021 BEO	**	1,404,642
PVTPL VOLKSWAGEN GROUP AMER FLTG RATE 3.875% DUE 11-13-2020	**	2,347,717
PVTPL VOLKSWAGEN INTL FIN N V GTD NT 144A 3C7 4 DUE 08-12-2020 BEO	**	404,714
PVTPL VOLVO FINL EQUIP LLC SER 17-1A CL A4 144A 2.21% 11-15-2021 BEO	**	2,602,778
PVTPL VOYA CLO LTD SER 18-3A CL A1A FLTG 10-15-2031	**	1,749,492
PVTPL WELLS FARGO COML MTG TR SER 2010-C1 CL B VAR 11-15-2043	**	3,288,567
PVTPL WESTJET AIRLS LTD WESTJET AIRLS 3.5% DUE 06-16-2021/06-16-2016 BEO	**	406,291
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TRUST SER 18-1A CL D 4.12% 09-15-2022	**	2,225,034
PVTPL WHITEHORSE XII LTD/WHITEHORSE XII LLC SR 18-12A CL A FLTG 10-15-2031	**	1,447,758
PVTPL WOOLWORTHS LTD NT 144A 4.55% DUE 04-12-2021 BEO	**	308,061
PVTPL ZAIS CLO 13 LTD FLTG RT SER 19-13A CL A1A 07-15-2032 BEO	**	2,490,060
PVTPLVOLKSWAGEN GROUP AMER FIN LLC GTD NT FLTG 11-13-2020	**	401,612
PYXUS INTL INC COM	**	15,028
Q2 HLDGS INC COM	**	3,143,391
QAD INC CL A STOCK	**	177,135
QATAR ISLAMIC BANK QAR1	**	21,978
QATAR NATIONAL BANK QAR 1.0000	**	487,521
QATAR NAVIGATION QAR1	**	65,580
QATAR(STATE OF) 2.375% SNR 02/06/2021 USD	**	36,351,895
QATAR(STATE OF) 3.875% SNR 23/04/2023 USD	**	1,797,267

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
QATAR(STATE OF) 4.5% SNR 23/04/28 USD200000	**	459,038
QCR HLDGS INC COM	**	306,757
QEP RES INC COM STK	**	599,099
QIAGEN NV EUR0.01	**	2,371,051
QIAGEN NV EUR0.01	**	556,111
QINETIQ GROUP ORD GBP0.01	**	43,134
QUAD / GRAPHICS INC COM CL A COM STK	**	29,991
QUAKER CHEM CORP COM	**	2,281,070
QUALCOMM INC 2.9% DUE 05-20-2024	**	155,121
QUALCOMM INC 3.45% DUE 05-20-2025	**	10,471,121
QUALCOMM INC COM	**	8,214,654
QUALCOMM INC FIXED 3% DUE 05-20-2022	**	3,793,502
QUALICORP CONSULTORIA E CORRET	**	483,133
QUALITAS CONTROLAD	**	341,306
QUALYS INC COM USD0.001	**	4,353,998
QUANEX BLDG PRODS CORP COM STK	**	63,025
QUANTA SVCS INC COM	**	2,246,378
QUANTERIX CORP COM	**	450,600
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	1,444,719
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	949,223
QUEBEC PROV CDA GLOBAL NT 2.625% DUE 02-13-2023 BEO	**	5,143,717
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	14,885,245
QUEBEC(PROV OF) 4.25% SNR MTN 01/12/21 CAD	**	80,627
QUEST DIAGNOSTICS INC 4.2% 06-30-2029	**	3,369,531
QUIDEL CORP COM	**	750,075
QUINSTREET INC COM STK	**	27,420
QUINTANA ENERGY SVCS INC COM	**	4,148
QUOTIENT TECHNOLOGY INC COM	**	404,802
QURATE RETAIL INC	**	416,577
QVC INC 4.85% DUE 04-01-2024	**	11,527,986
RABOBANK NEDERLAND 2.625% DUE 07-22-2024	**	2,327,332
RABOBANK NEDERLAND 4.5 DUE 01-11-2021	**	4,416,829
RABOBANK NEDERLAND TRANCHE # TR 00078 3.95% BD DUE 11-09-2022 REG	**	4,279,667
RABOBANK NEDERLAND UTREC 3.875 08 FEB 2022	**	520,745
RAC BOND CO PLC 4.565%-VAR 06/05/2046 GBP	**	942,143
RADIAN GROUP INC COM	**	4,300,221
RADIANT LOGISTICS INC COM STK	**	43,658
RADIANT OPTO-ELECT TWD10	**	436,335
RADICO KHAITAN INR2	**	72,048
RADIUS HEALTH INC COM NEW COM NEW	**	579,156
RAFAEL HOLDINGS INC COM USD0.01 CLASS B WI	**	41,157
RAJTHANEE HOSPITAL THB1 (NVDR)	**	32,089
RALPH LAUREN CORP 2.625% DUE 08-18-2020	**	1,066,048
RAMBUS INC DEL COM	**	138,136
RAMELIUS RESOURCES NPV	**	113,119
RAND MERCHANT INSURANCE HLDGS LTD	**	30,539
RANDSTAD N.V. EUR0.10	**	4,361,893

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RANGE RES CORP COM	**	328,946
RAPID7 INC COM	**	753,693
RAS AL KHAIMAH AED1	**	51,218
RASPADSKAYA PJSC RUB0.004(RUB)	**	43,352
RATCH GROUP PUBLIC COMPANY LIMITED	**	185,015
RAYONIER ADVANCED MATLS INC COM	**	33,277
RAYONIER INC REIT	**	458,640
RAYTHEON CO 2.5 DUE 12-15-2022	**	122,441
RAYTHEON CO 3.125% DUE 10-15-2020	**	848,077
RAYTHEON CO 4.4% DUE 02-15-2020	**	185,415
RBB BANCORP COM NPV	**	62,600
RE/MAX HLDGS INC CL A CL A	**	64,278
READING INTL INC CL A CL A	**	37,699
REAL MATTERS INC COM	**	47,503
REALKREDIT DANMARK 2.5% SNR SEC 01/10/2047 DKK	**	2
REALKREDIT DANMARK BNDS 2.5% CVD BDS 01/10/2037	**	2,614
REALNETWORKS INC COM NEW	**	4,304
REALOGY HLDGS CORP COM	**	151,589
REALTEK SEMICOND TWD10	**	290,056
REALTY INCOME CORP 3% DUE 01-15-2027	**	23,670
REALTY INCOME CORP 3.65% 01-15-2028	**	268,987
REALTY INCOME CORP 3.875% DUE 07-15-2024	**	122,713
REALTY INCOME CORP 5.75% DUE 01-15-2021	**	195,460
REATA PHARMACEUTICALS INC CL A CL A	**	311,960
RECKITT BENCK GRP ORD GBP0.10	**	5,212,001
RECKITT BENCKISER 2.75% DUE 06-26-2024	**	407,989
RECRO PHARMA INC COM	**	141,141
RED ELECTRICA CORP EUR0.5	**	1,240,006
RED LIONS HOTELS CORP COM	**	10,082
RED ROBIN GOURMET BURGERS INC COM	**	56,530
REDEFINE PROPS LTD NPV (POST CONVERSION)	**	35,973
REDFIN CORP COM	**	215,987
REDROW ORD GBP0.105	**	1,184,011
REDWOOD TR INC COM	**	1,041,871
REGAL BELOIT CORP COM	**	561,516
REGENCY CTRS L P 2.95% DUE 09-15-2029	**	324,816
REGENCY ENERGY PARTNERS 5.75 DUE 09-01-2020 REG	**	101,411
REGIONAL MGMT CORP COM STK	**	57,928
REGIONS BK BIRMINGHAM ALA 2.75% 04-01-2021	**	252,079
REGIONS BK BIRMINGHAM ALA 2.75% 04-01-2021	**	504,158
REGIONS FINL CORP 3.8% DUE 08-14-2023	**	52,933
REGIONS FINL CORP 3.8% DUE 08-14-2023	**	529,331
REGIONS FINL CORP FIXED 2.75% DUE 08-14-2022	**	3,848,350
REGIS CORP MINN COM	**	384,956
REGIS RESOURCES LT NPV	**	821,886
REINS GROUP AMER 5% DUE 06-01-2021	**	4,102,865
REINSURANCE GROUP AMER INC COM NEW STK	**	3,352,187

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RELIA INC NPV	**	402,894
RELIANCE INDS INR10(100%DEMAT)	**	1,225,568
RELIANCE STD LIFE 3.85% DUE 09-19-2023	**	393,287
RELIANCE STL & ALUM CO COM	**	2,261,308
RELX PLC	**	2,425,888
RELX PLC ORD GBP0.1444	**	4,791,140
REMGRO NPV	**	105,508
RENASANT CORP COM	**	3,036,025
RENB ENERGY GROUP INC COM STK	**	677,119
RENESAS ELECTRONICS CORPORATION NPV	**	788,289
RENT A CTR INC NEW COM	**	646,016
REORG/ AUDENTES THERAPEUTICS CASH MERGER 01-16-2020	**	140,863
REORG/ AXA NAME CHANGE WITH CUSIP CHANGE EQUITABLE HLDGS 2B15AY3 01-14-2020	**	10,588,494
REORG/ SRC ENERGY STOCK MERGER PDC ENERGY 2J1YAC1 01-15-2020	**	166,460
REORG/ WESCO AIRCRAFT CASH MERGER 01-09-2020	**	182,932
REORG/BB&T NAME CHANGE WITH CUSIP CHANGE TRUIST 2C1ZA63 12-09-2019	**	1,876,354
REORG/CAREER EDUCAT NAME CHANG WITH CUSIP CHANG PERDOCEO ED 2C1TAD3 01-02-2020	**	179,431
REORG/JAGGED STOCK MERGER PARSLEY 2W1EAW1 01-10-2020	**	423,549
REORG/SENIOR HSG MANDATORY EXCHANGE DIVERSIFIED HEALTHCARE 2C13A23 01-02-2020	**	194,998
REORG/TWO RIV BANCORP COM STOCK MERGER OCEANFIRST 2669521 01-03-2020	**	14,941
REP 1ST BANCORP INC COM	**	37,164
REP BANCORP INC KY CDT-CL A COM STK	**	146,297
REP OF INDONESIA 2.625% 14/06/2023	**	120,669
REP SVCS INC NT 5.25 DUE 11-15-2021	**	7,001,317
REPLIGEN CORP COM STK USD0.01	**	5,525,950
REPUBLIC OF INDONESIA 4.1% 24/04/2028	**	758,823
REPUBLIC OF INDONESIA 1.4% 30/10/2031	**	1,230,243
REPUBLIC OF ITALY 2.375% DUE 10-17-2024	**	2,741,863
REPUBLIC OF PERU 5.35% 08-12-2040	**	180,919
REPUBLIC OF PERU T- BOND 6.35% 12/08/2028	**	1,260,564
REPUBLIC OF TURKEY TNOTE 7.25% DUE 12-23-2023	**	540,982
REPUBLIC SVCS INC 3.2% DUE 03-15-2025	**	2,382,793
RESIDEO TECHNOLOGIES INC COM USD0.001	**	1,211,110
RESILIENT REIT LTD NPV	**	116,252
RESOLUTE FST PRODS INC COM	**	63,340
RESONA HOLDINGS NPV	**	2,144,912
RESOURCES CONNECTION INC COM	**	81,454
RESURS HOLDING AB NPV	**	431,407
RETAIL OPPORTUNITY INVTS CORP COM STK	**	191,523
RETAIL PPTYS AMER INC CL A	**	1,033,006
RETAIL VALUE INC COM USD0.10	**	56,562
RETROPHIN INC COM	**	739,479
REV GROUP INC COM	**	258,995
REVANCE THERAPEUTICS INC COM	**	362,497
REX AMERICAN RESOURCES CORP	**	30,653
REXFORD INDL RLTY INC COM	**	3,126,112
REXNORD CORP COM USD0.01	**	286,012

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	2,073,004
RF INDS LTD COM PAR $0.01 COM PAR $0.01	**	11,418
RHB BANK BHD NPV	**	295,323
RHYTHM PHARMACEUTICALS INC COM	**	293,957
RIBBON COMMUNICATIONS INC COM STK USD0.0001	**	125,990
RICE PK FING TR FLTG RT 4.625% DUE 10-31-2041	**	158,726
RICHEMONT(CIE FIN) CHF1 (REGD)	**	3,541,756
RIGEL PHARMACEUTICALS INC COM NEW STK	**	265,030
RING ENERGY INC COM	**	22,638
RINGCENTRAL INC CL A CL A	**	975,925
RIO TINTO LIMITED NPV	**	485,282
RIO TINTO ORD GBP0.10	**	5,853,439
RIOCAN REAL ESTATE UNIT	**	182,940
RIPON MORT. PLC FRN M/BKD 08/2056 GBP 'A2'	**	1,647,190
RIPON MTGS PLC FRN 144A 20/08/2056	**	4,263,316
RITCHIE BROS AUCTI COM NPV	**	562,893
RITE LIMITED INR10	**	53,048
RIVERVIEW BANCORP INC COM STK	**	32,101
RLJ LODGING TR COM REIT	**	278,877
RLTY INC CORP 3.25 DUE 10-15-2022	**	1,249,612
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	2,679,522
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	1,418,727
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	916,349
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	**	644,461
RMB HLDGS ZAR0.01	**	381,563
ROBINSON PCL THB3.55(NVDR)	**	102,319
ROCHE HLDGS AG GENUSSCHEINE NPV	**	20,516,469
ROCKET PHARMACEUTICALS INC COM USD0.01	**	245,239
ROCKROSE ENERGY PL ORD GBP0.2	**	139,966
ROCK-TENN CO 4.9% DUE 03-01-2022	**	3,724,450
ROCKWELL COLLINS 3.2% DUE 03-15-2024	**	312,243
ROCKWELL COLLINS 3.5% DUE 03-15-2027	**	318,643
ROCKY BRANDS INC COM STK	**	24,133
ROGERS CABLE INC 8.75% DUE 05-01-2032	**	95,573
ROGERS COMMUNICATIONS INC 4.35% 05-01-2049 REG	**	128,753
ROGERS CORP COM	**	2,235,411
ROHM CO LTD NPV	**	967,045
ROHTO PHARMACEUTICAL CO NPV	**	602,297
ROKU INC COM CL A COM CL A	**	586,080
ROLLS ROYCE HLDGS NON CUM RED PRF GBP0.001 C	**	17,844
ROLLS ROYCE HLDGS ORD GBP0.20	**	2,662,107
ROMANIA(REP OF) 5.85% BDS 26/04/23	**	174,528
ROPER INDS INC NEW 3.125% DUE 11-15-2022	**	2,951,851
ROPER TECHNOLOGIES 2.8% DUE 12-15-2021	**	1,395,490
ROPER TECHNOLOGIES INC 4.2% 09-15-2028	**	274,000
ROSETTA STONE INC COM	**	202,188

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROSNEFT OIL CO GDR EACH REPR 1 ORD 'REGS'	**	134,271
ROUND ONE CORP NPV	**	189,872
ROYAL BANK OF CANADA 2.15% DUE 10-26-2020 BEO	**	1,297,474
ROYAL BANK OF CANADA 4.65% DUE 01-27-2026 BEO	**	443,727
ROYAL BK CANADA 3.7% 10-05-2023	**	264,307
ROYAL BK CDA 2.125% DUE 03-02-2020	**	17,646,461
ROYAL BK CDA 2.3% DUE 03-22-2021	**	22,682,909
ROYAL BK CDA FLTG RT 01-25-2021	**	3,485,962
ROYAL BK CDA FLTG RT DUE 10-05-2023	**	1,324,878
ROYAL BK CDA GLOBAL MEDIUM TERM 3.2% 04-30-2021	**	1,893,223
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT2.25% DUE 11-01-2024	**	7,431,409
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NTFLTG 04-30-2021 BEO	**	5,424,157
ROYAL BK SCOT GRP 2%-FRN SNR NPF 08/03/23 EUR	**	465,715
ROYAL BK SCOT GRP 8.625%-FRN PERP USD200000	**	648,780
ROYAL BK SCOTLAND 3.875% DUE 09-12-2023	**	3,652,397
ROYAL BK SCOTLAND FLTG RT 4.445% DUE 05-08-2030	**	690,628
ROYAL BK SCOTLAND GROUP PLC 3.498% 05-15-2023	**	7,883,224
ROYAL BK SCOTLAND GROUP PLC 4.269% DUE 03-22-2025	**	456,855
ROYAL BK SCOTLAND GROUP PLC 4.269% DUE 03-22-2025	**	13,349,727
ROYAL BK SCOTLAND GROUP PLC 4.519% DUE 06-25-2024	**	2,655,931
ROYAL BK SCOTLAND GROUP PLC 4.892% 05-18-2029	**	7,115,370
ROYAL BK SCOTLAND GROUP PLC PERPETUAL VAR RT DUE 12-29-2049 REG	**	230,250
ROYAL BK SCOTLAND GRP PLC PERPETUAL SUB FLTG RT DUE 12-29-2049	**	2,554,700
ROYAL CARIBBEAN CRUISES 2.65% 11-28-2020	**	251,280
ROYAL DUTCH SHELL 'A'SHS EUR0.07(GBP)	**	1,621,343
ROYAL DUTCH SHELL 'B'ORD EUR0.07	**	2,140,174
ROYAL MAIL PLC ORD GBP0.01	**	101,929
RPC INC COM	**	92,423
RPI GBP UK RPI/3.35% LCH_CSFBUS 15/05/2030 SWU09UP13	**	8,551
RPI GBP UK RPI/3.4% LCH_CSFBUS 15/06/2030 SWU0C8247	**	20,967
RPI GBP UK RPI/3.47% LCH_CSFBUS 15/09/2032 SWU09TR71	**	2,436
RPI GBP UK RPI/3.53% LCH_CSFBUS 15/10/2031 SWU0B3678	**	20,070
RPI USD 1.6775%/US CPI LCH_CSFBUS 05-24-2021 SWU029980	**	23,293
RPI USD US CPI/2.2425% LCH_CSFBUS 11-21-2026 SWU0C7835	**	61,218
RPM INTL INC	**	2,341,180
RPT REALTY COM USD0.01 SHS OF BENEFICIALINTEREST	**	116,124
RTI SURGICAL HOLDINGS INC	**	31,170
RTW RETAILWINDS INC RTW RETAILWINDS INC	**	8,223
RUBICON PROJ INC COM	**	36,075
RUSH ENTERPRISES INC CL A CL A	**	1,817,313
RUSSIAN FEDERATION 4.25% SNR 23/06/2027 USD	**	875,054
RUSSIAN FEDERATION 4.375% 21/03/2029	**	1,336,562
RUSSIAN FEDERATION 4.75% SNR 27/05/2026 USD	**	2,682,574
RUTGERS ST UNIV N J 3.915% 05-01-2119 BEO TAXABLE	**	984,120
RYDER SYS INC COM	**	489,659
RYDER SYS INC FIXED 2.875% 06-01-2022	**	243,693
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRY2.875% DUE 09-01-2020	**	69,311

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00218 3.45% DUE 11-15-2021	**	2,862,834
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00225 3.5% DUE 06-01-2021	**	255,112
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00225 3.5% DUE 06-01-2021	**	2,607,247
RYDER SYS INC RYDER SYS INC MTN 2.5 DUE 09-01-2022 2.5 DUE 09-01-2022/08-08-2017	**	75,383
RYDER SYS INC RYDER SYS INC MTN 2.8 DUE 03-01-2022 2.8 DUE 03-01-2022/02-24-2017	**	337,166
RYDER SYSTEM INC 3.875% 12-01-2023	**	5,278,181
RYDER SYSTEM INC MTN 3.65% DUE 03-18-2024	**	3,876,836
RYERSON HLDG CORP COM STOCK	**	85,779
S & T BANCORP INC COM STK	**	195,769
S IMMO AG NPV	**	26,373
S&P GLOBAL INC COM	**	8,642,033
S&T MOTIV CO LTD	**	274,529
S&W SEED CO COM	**	8,667
SABINE PASS 5.625% DUE 03-01-2025	**	7,884,160
SABINE PASS LIQUEFACTION LLC SR SECD NT 5.625 DUE 02-01-2021	**	308,368
SABINE PASS LIQUEFACTION LLC SR SECD NT 5.625 DUE 02-01-2021	**	3,885,435
SABRA HEALTH CARE REIT INC COM	**	349,635
SABRA HLTH CARE 3.9% DUE 10-15-2029	**	1,307,410
SAFEHOLD INC COM COM USD0.01	**	418,072
SAFESTORE HLDGS ORD GBP0.01	**	1,167,220
SAFETY INS GROUP INC COM	**	164,426
SAGA COMMUNICATIONS INC CL A NEW CL A NEW	**	15,565
SAGE GROUP GBP0.01051948	**	153,102
SAGE THERAPEUTICS INC COM	**	1,070,289
SAIA INC COM STK	**	3,156,489
SAILPOINT TECHNOLOGIES HLDGS INC COM	**	1,298,000
SAINT MARC HOLDING NPV	**	83,239
SAIZERIYA COMPANY NPV	**	48,795
SALEM MEDIA GROUP INC COM STK	**	2,508
SALESFORCE COM INC 3.25% BNDS 04-11-2023	**	2,517,344
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	274,270
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	1,601,738
SALESFORCE COM INC COM STK	**	27,807,374
SAMBO CORRUG-BOARD KRW500	**	158,707
SAMMOK S-FORM CO L KRW500	**	28,068
SAMPO PLC SER'A'NPV	**	355,275
SAMSUNG ELECTRONIC KRW100	**	8,600,566
SAMSUNG FIRE & MARINE INS.CO.LTD	**	51,135
SAMSUNG SECURITIES KRW5000	**	53,169
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,384,761
SAN DIEGO GAS & ELECTRIC CO 4.1% 06-15-2049	**	221,410
SANDERSON FARMS INC COM	**	1,502,980
SANDFIRE RESOURCES NPV	**	73,169
SANDRIDGE ENERGY INC SANDRIDGE ENERGY I COM USD0.001	**	27,072
SANDS CHINA LTD FIXED 4.6% 08-08-2023	**	2,036,845
SANDS CHINA LTD FIXED 5.125% DUE 08-08-2025	**	219,468
SANDS CHINA LTD FIXED 5.125% DUE 08-08-2025	**	1,097,340

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	225,626
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	372,283
SANDVIK AB NPV	**	1,953,753
SANDY SPRING BANCORP INC CMT-COM	**	2,822,287
SANFILIPPO JOHN B & SON INC COM	**	54,951
SANGAMO THERAPEUTICS INC COM	**	78,293
SANKI ENGINEERING NPV	**	928,112
SANMINA CORP COM	**	385,508
SANOFI EUR2	**	535,083
SANOFI SPONSORED ADR	**	5,918,580
SANTANDER CONSUMER USA HLDGS INC COM	**	650,060
SANTANDER DR AUTO 3% DUE 12-15-2022	**	2,207,926
SANTANDER DR AUTO 3.03% DUE 02-15-2022	**	6,950
SANTANDER DR AUTO 3.32% DUE 03-15-2024	**	635,577
SANTANDER DR AUTO FIXED 2.79% DUE 08-15-2022	**	391,367
SANTANDER DR AUTO FIXED 3.73% DUE 07-17-2023	**	86,957
SANTANDER DR AUTO RECEIVABLES SER 19-3 CL B 2.87% 09-15-2023 REG	**	1,760,113
SANTANDER DR AUTO RECEIVABLES SER 19-3 CL C 2.49% 10-15-2025 REG	**	1,807,174
SANTANDER DR AUTO RECEIVABLES TR SER 17-1 CL D 3.17% 04-17-2023	**	376,159
SANTANDER DR AUTO RECEIVABLES TR SER 19-2 CL A2 2.63% 07-15-2022 REG	**	4,576,943
SANTANDER DR AUTO RECEIVABLES TR SER 19-2 CL B 3.18% 01-16-2024	**	2,571,303
SANTANDER DR AUTO RECEIVABLES TR SER 19-2 CL C 3.44% 10-15-2024 REG	**	3,534,627
SANTANDER DR AUTO RECEIVABLES TR SER 19-3 CL A3 2.16% 11-15-2022	**	575,848
SANTANDER DRIVE AUTO RECEIVABLES TR SER 2017-1 NT CL C 2.58% DUE 05-16-2022	**	90,395
SANTANDER HLDGS 4.45% DUE 12-03-2021	**	9,948,304
SANTANDER HLDGS FIXED 3.5% DUE 06-07-2024	**	925,991
SANTANDER RETAIL 2.3% DUE 01-20-2023	**	1,856,354
SANTANDER UK GROUP 2.875% DUE 08-05-2021	**	353,261
SANTANDER UK GROUP 2.875% DUE 10-16-2020	**	2,109,282
SANTANDER UK GROUP 2.875% DUE 10-16-2020	**	7,432,708
SANTANDER UK GROUP 3.373% 01-05-2024	**	409,840
SANTANDER UK GROUP 3.373% 01-05-2024	**	5,993,913
SANTANDER UK GROUP 3.571% DUE 01-10-2023	**	3,317,224
SANTANDER UK GROUP FLTG RT 4.796% DUE 11-15-2024	**	755,959
SANTANDER UK GROUP HLDGS PLC 3.125% 01-08-2021	**	1,008,545
SANTANDER UK GROUP HLDGS PLC 3.125% 01-08-2021	**	6,313,491
SANTANDER UK PLC 2.375% DUE 03-16-2020	**	470,248
SANTANDER UK PLC 2.875% DUE 06-18-2024	**	818,245
SANTANDER UK PLC 3.4% DUE 06-01-2021	**	1,573,064
SANWA HOLDINGS NPV	**	635,101
SANY HEAVY EQUIPME HKD0.1	**	168,392
SAP SE	**	12,455,544
SAP SE-SPONSORED ADR	**	6,196,904
SAPIENS INTERNATIONAL CORP NV COM EUR0.01	**	31,050
SARACEN MINERAL HL NPV	**	565,171
SAREPTA THERAPEUTICS INC COM	**	519,257
SARTORIUS STEDIM B EUR0.20	**	103,455

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SAS AB COMSTK	**	74,803
SASOL FING USA LLC 5.875% DUE 03-27-2024	**	1,732,576
SATSUMA PHARMACEUTICALS INC COM	**	159,408
SAUDI ARABIA (KINGDOM OF) 3.25% 26/10/26	**	207,489
SAUDI ARABIA 2.375% SNR MTN 26/10/21 USD	**	3,616,942
SAUDI ARABIA 4% SNR MTN 17/04/2025 USD	**	1,079,894
SAUDI ARABIA KINGDOM GLOBAL 4.375% 04-16-2029	**	448,476
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 4 2.875% 03-04-2023	**	1,831,644
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 5 3.625% DUE 03-04-2028 REG	**	527,723
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 5 3.625% DUE 03-04-2028 REG	**	45,384,178
SAUDI ARABIA KINGDOM TRANCHE # TR 1 2.375% DUE 10-26-2021 REG	**	2,829,024
SAUDI ARABIA KINGDOM TRANCHE # TR 2 3.25% DUE 10-26-2026 REG	**	207,144
SAUDIA DAIRY&FOOD SAR10	**	14,143
SB ONE BANCORP COM	**	35,361
SBA COMMUNICATIONS CORP COM USD0.01 CL A	**	306,539
SBA TOWER TR SECD TOWER REV SEC 144A 2.836% DUE 01-15-2025	**	10,101,930
SBERBANK OF RUSSIA SPON ADR	**	980,251
SCANDI STANDARD AB NPV	**	259,197
SCANDIC HOTELS GRO NPV	**	41,263
SCANDINAVIAN TOBAC DKK1	**	98,896
SCANSOURCE INC COM	**	138,784
SCENTRE GROUP	**	224,373
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	25,950
SCHNEIDER ELECTRIC EUR4.00	**	14,296,341
SCHNEIDER NATL INC WIS CL B CL B	**	282,984
SCHNITZER STL INDS INC CL A	**	295,108
SCHOLASTIC CORP COM	**	166,950
SCHWAB CHARLES 2.65% DUE 01-25-2023	**	3,048,581
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	341,502
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	94,207
SCHWAB CHARLES 3.225% DUE 09-01-2022	**	36,140
SCHWAB CHARLES 3.25% DUE 05-21-2021	**	509,754
SCHWAB CHARLES 3.85% DUE 05-21-2025	**	1,322,085
SCHWAB CHARLES CORP COM NEW	**	29,089,456
SCHWAB CHARLES CORP NEW SR NT FLTG DUE 05-21-2021/04-21-2021 REG	**	3,433,006
SCHWEITZER-MAUDUIT INTL INC COM	**	830,100
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001	**	996,640
SCIENTIFIC GAMES CORP	**	754,768
SCOR SE EUR7.876972	**	119,921
SCORPIO BULKERS USD0.01 (POST REV SPLIT)	**	86,931
SCORPIO TANKERS INC COM USD0.01 (POST REV SPLIT)	**	361,102
SCOTTS MIRACLE-GRO CLASS'A'COM NPV	**	1,900,622
SCRIPPS E W CO OHIO CL A NEW COM STK	**	154,162
SEABOARD CORP DEL COM	**	352,796
SEACHANGE INTL INC COM	**	127,615
SEACOAST BKG CORP FLA COM NEW COM NEW	**	3,383,549
SEACOR HLDGS INC COM	**	118,576

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SEACOR MARINE HLDGS INC COM	**	50,692
SEATTLE GENETICS INC COM	**	781,538
SEBANG GLOBAL BATT KRW500	**	105,890
SECRETARIA TESOURO 0% T-BILL 01/07/20 BRL'LTN'	**	2,329,215
SECUREWORKS CORP CL A CL A	**	28,322
SEEGENE INC KRW500	**	379,195
SEKISUI HOUSE NPV	**	459,072
SEKISUI HOUSE REIT REIT	**	409,595
SELCUK ECZA DEPOSU TRY1 (B SHARES)	**	56,982
SELECT BANCORP INC NEW COM	**	41,144
SELECT ENERGY SVCS INC CL A COM CL A COM	**	2,248,832
SELECT HARVESTS NPV	**	58,388
SELECT INCOME REIT 3.6% DUE 02-01-2020	**	500,000
SELECT INCOME REIT 3.6% DUE 02-01-2020	**	480,000
SELECT INCOME REIT 4.15% DUE 02-01-2022	**	336,961
SELECT INCOME REIT 4.5% DUE 02-01-2025	**	418,185
SELECT MED HLDGS CORP COM	**	1,234,873
SELECTIVE INS GROUP INC COM	**	3,261,260
SEMAFO INC COM NPV	**	177,397
SEMPRA ENERGY 2.4% DUE 02-01-2020	**	2,810,192
SEMPRA ENERGY 2.4% DUE 03-15-2020	**	200,013
SEMPRA ENERGY 3.55% DUE 06-15-2024	**	942,854
SEMPRA ENERGY 4.05 SNR NTS DUE 12-01-2023	**	160,591
SEMPRA ENERGY 6% DUE 10-15-2039	**	233,711
SEMPRA ENERGY NT FLTG RATE 01-15-2021	**	7,581,269
SEMPRA ENERGY NT FLTG RATE DUE 03-15-2021 REG	**	100,032
SEMTECH CORP COM	**	2,352,357
SENECA FOODS CORP NEW CL A	**	37,608
SENKO GROUP HOLDIN NPV	**	76,611
SENSATA TECHNOLOGIES B V HOLDING	**	161,664
SENSEONICS HLDGS INC COM	**	147,194
SENSHUKAI CO NPV	**	82,064
SENSIENT TECHNOLOGIES CORP COM	**	2,338,396
SER EDUCACIONAL S NPV	**	20,053
SERES THERAPEUTICS INC COM	**	42,780
SERITAGE GROWTH PPTYS CL A	**	117,114
SERVICE PPTYS TR COM SH BEN INT	**	368,016
SERVICENOW INC COM USD0.001	**	24,214,022
SESA S.P.A NPV	**	157,940
SEVEN GENERATIONS COM NPV	**	56,826
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	392,368
SFA ENGINEERING CO KRW500	**	162,565
SFL CORPORATION LTD COM USD	**	289,797
SG COML MTG SECS 3.055% DUE 10-10-2048	**	3,391,090
SG COML MTG SECS TR SER 2016-C5 CL A1 1.345% 10-10-2048	**	1,989,047
SHANDONG WEIGAO GP 'H'CNY0.1	**	426,736
SHELL INTL FIN B V 2.125% DUE 05-11-2020	**	2,420,417

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHELL INTL FIN B V 2.25% DUE 11-10-2020	**	312,077
SHELL INTL FIN B V 2.875% DUE 05-10-2026	**	178,484
SHELL INTL FIN B V 4% DUE 05-10-2046	**	191,454
SHELL INTL FIN B V 4.125% DUE 05-11-2035	**	183,706
SHELL INTL FIN B V GTD NT 4.375 DUE 03-25-2020	**	402,111
SHERWIN-WILLIAMS 2.75% DUE 06-01-2022	**	1,831,508
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	57,140
SHERWIN-WILLIAMS CO COM	**	11,608,945
SHERWIN-WILLIAMS FIXED 4.2% DUE 01-15-2022	**	415,610
SHILOH INDS INC COM	**	13,482
SHIMAMURA CO NPV	**	144,961
SHIMAO PROPERTY HO HKD0.10	**	110,462
SHIMIZU CORP NPV	**	293,976
SHIN ZU SHING CO TWD10	**	86,066
SHIN-ETSU CHEMICAL NPV	**	1,918,272
SHINMAYWA INDS NPV	**	486,990
SHINNIHON CORP NPV	**	73,117
SHINSEI BANK NPV	**	1,587,298
SHINYOUNG SECUR KRW5000	**	39,281
SHIONOGI & CO LTD NPV	**	1,711,080
SHIPPING CP INDIA INR10	**	84,547
SHIRE ACQUISITIONS 2.4% DUE 09-23-2021	**	703,982
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	68,274
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	2,139,936
SHIRE ACQUISITIONS 3.2% DUE 09-23-2026	**	7,154,388
SHOCKWAVE MED INC COM	**	182,663
SHOE CARNIVAL INC COM	**	68,782
SHOPIFY INC CL A SHOPIFY INC	**	4,813,899
SHOPIFY INC COM NPV CL A	**	1,518,541
SHORE BANCSHARES INC COM	**	39,893
SHOUGANG FUSHAN INTL ENERGY HKD0.10	**	15,524
SHRIRAM TRANSPORT FIN MTN 5.95% DUE 10-24-2022	**	205,293
SHUN TAK HLDGS NPV	**	814,487
SIEMENS AG NPV(REGD)	**	3,132,713
SIERRA BANCORP COM STK	**	111,937
SIFCO INDS INC COM STK	**	2,022
SIG COMBIBLOC GROU CHF0.01	**	1,197,778
SIGNATURE BK NY N Y COM	**	997,253
SIGNET JEWELERS LTD ORD USD0.18	**	158,159
SIGNIFY NV EUR0.01	**	1,230,587
SIKA AG -ORDSHR VOTING BO	**	3,554,197
SILERGY CORP TWD10	**	822,792
SILGAN HLDGS INC COM	**	3,343,711
SILICON LABORATORIES INC COM	**	3,221,924
SILK RD MED INC COM	**	1,110,450
SILTRONIC AG NPV	**	345,957
SILVERBOW RESOURCES INC COM USD0.01	**	20,948

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SIME DARBY BHD NPV	**	123,198
SIMMONS 1ST NATL CORP CL A $0.01 PAR CL A $0.01 PAR	**	414,120
SIMON PPTY GROUP L 2.5% DUE 09-01-2020	**	451,102
SIMON PPTY GROUP L FIXED 2.45% 09-13-2029	**	1,599,781
SIMON PPTY GROUP L FIXED 3.25% 09-13-2049	**	194,608
SIMPLO TECHNOLOGY TWD10	**	394,202
SIMPLY GOOD FOODS CO COM	**	139,903
SINCLAIR BROADCAST GROUP INC CL A	**	178,669
SINDOH CO LTD KRW5000	**	29,634
SINGAPORE EXCHANGE NPV	**	87,635
SINGAPORE GOVERNMENT 2.125% 01/06/2026	**	536,999
SINO LAND CO NPV	**	98,791
SINO-AMERICAN SILI TWD10	**	457,591
SINOPEC 'H' CNY1	**	58,610
SINOTRUK (HK) LTD NPV	**	550,317
SITE CENTERS CORP	**	1,298,687
SITEONE LANDSCAPE SUPPLY INC COM	**	4,366,520
SITRONIX TECHNOLOG TWD10	**	346,432
SJM HOLDINGS LTD. NPV	**	719,454
SJVN LTD INR10	**	19,157
SK HYNIX INC	**	2,921,789
SK TELECOM KRW500	**	308,758
SKAND ENSKILDA BKN SER'A'NPV	**	413,243
SKANDINAVISKA 2.8% DUE 03-11-2022	**	913,897
SKANDINAVISKA ENSKILDA BANKEN MEDIUM TERTRANCHE # TR 00008 VAR RT DUE 05-17-2021	**	2,489,973
SKANDINAVISKA FIXED 2.3% DUE 03-11-2020	**	355,880
SKANDINAVISKA FIXED 2.3% DUE 03-11-2020	**	4,652,244
SKANSKA AB SER'B'NPV	**	217,199
SK-ELECTRONICS CO NPV	**	272,224
SKYLINE CHAMPION CORPORATION COM USD0.0277	**	7,926,236
SKYWEST INC COM	**	562,152
SL GREEN OPER 3.25% DUE 10-15-2022	**	204,937
SL GREEN RLTY CORP COM STK	**	1,079,958
SLC STUDENT LN TR 2010-1 NT CL IA-1 FLTGRATE 11-25-2042 REG	**	1,517,911
SLM CORP 8 DUE 03-25-2020	**	34,351
SLM CORP COM	**	857,142
SLM PRIVATE CR STUDENT LOAN TRUST 2004-A06-15-2033 REG	**	5,387,952
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	351,545
SLM STUDENT LN TR 2005-4 CL A-3 VAR RT DUE 01-25-2027	**	782,171
SLM STUDENT LN TR 2008 9 STUDENT LOAN BKD NTS CL A FLTG 04-25-2023 REG	**	5,797,518
SM ENERGY CO COM	**	189,776
SM PRIME HLDGS PHP1	**	158,503
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	116,515
SMALL BUSINESS ADMINISTRATION SER 2019-10A CL 1 3.113% 03-10-2029	**	1,764,557
SMART GLOBAL HOLDINGS INC COMN STOCK	**	309,325
SMARTFINANCIAL INC COM NEW COM NEW	**	45,786
SMARTGROUP CORPORATION LIMITED NPV	**	158,063

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SMARTSHEET INC CL A CL A	**	1,420,820
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,367,981
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	4,640,612
SMILES FIDELIDADE COM NPV	**	111,485
SMITH & NEPHEW ORD USD0.20	**	126,138
SMITHS GROUP ORD GBP0.375	**	2,656,592
SMUCKER J M CO COM NEW	**	3,405,051
SNAP-ON INC COM	**	705,551
SOCIETE GENERALE 3.25% DUE 01-12-2022	**	2,158,702
SOCIETE GENERALE EUR1.25	**	523,782
SOCIETE GENERALE MEDIUM TERM NTS BOOK EN 2.625% 09-16-2020	**	502,559
SOFINA NPV	**	251,217
SOFTBANK GROUP CORP	**	1,244,915
S-OIL CORP KRW2500	**	376,923
SOLARIS OILFIELD INFRASTRUCTURE INC CL ACL A	**	1,813,770
SOMBOON ADVANCE TE THB1(NVDR)	**	121,080
SOMPO HOLDINGS INC	**	356,511
SONAE SGPS SA EUR1	**	360,810
SONIC AUTOMOTIVE INC CL A	**	129,766
SONOCO PROD CO COM	**	257,681
SONOS INC COM	**	1,007,459
SONOVA HOLDING AG COMMON STOCK	**	3,587,154
SONY CORP NPV	**	3,824,650
SOULBRAIN CO LTD KRW500	**	10,943
SOUNDVIEW HOME LN TR 2006-OPT2 MTG PASSTHRU CTF CL A-3 05-25-2036 REG	**	642,160
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	190,500
SOUTH JERSEY INDS INC COM	**	2,930,669
SOUTH ST CORP COM	**	536,028
SOUTH32 LTD NPV	**	1,917,926
SOUTHERN CAL EDISON 2.4% 02-01-2022	**	2,256,709
SOUTHERN CALIF EDISON CO 3.5 DUE 10-01-2023	**	933,884
SOUTHERN CO 2.35% DUE 07-01-2021	**	402,023
SOUTHERN CO COM STK	**	26,331,414
SOUTHERN COPPER CORP DEL RT 3.875% DUE 04-23-2025	**	2,581,787
SOUTHERN FIRST BANCSHARES COM	**	43,552
SOUTHERN MO BANCORP INC COM	**	59,842
SOUTHERN NATL BANCORP VA INC COM	**	71,090
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	68,003
SOUTHN CAL EDISON 3.4% DUE 06-01-2023	**	1,036,973
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	**	374,279
SOUTHN CAL EDISON 3.7% DUE 08-01-2025	**	1,377,024
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	100,021
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	197,829
SOUTHN CO GAS CAP 2.45% DUE 10-01-2023	**	1,738,153
SOUTHN COPPER CORP 5.25% DUE 11-08-2042	**	3,096,173
SOUTHN COPPER CORP DEL COM	**	121,195
SOUTHN NAT GAS CO 8% DUE 03-01-2032	**	120,470

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOUTHSIDE BANCSHARES INC CMT-COM CMT-COM	**	181,466
SOUTHWEST AIRLS CO 2.65% DUE 11-05-2020	**	1,759,304
SOUTHWEST GAS HLDGS INC COM	**	197,522
SOUTHWESTERN ENERGY CO COM	**	213,838
SOUTHWESTERN PUBLIC SERVICE CO 3.75% 06-15-2049	**	269,002
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	100,435
SP PLUS CORP COM	**	152,918
SPAIN(KINGDOM OF) 0.6% BDS 31/10/2029 EUR1000	**	7,054,684
SPAIN(KINGDOM OF) 1.4% BDS 30/07/2028 EUR1000	**	611,093
SPAIN(KINGDOM OF) 1.45% BDS 30/04/29 EUR1000	**	1,472,770
SPAIN(KINGDOM OF) 2.7% SNR 31/10/2048 EUR1000	**	298,607
SPAR GROUP LIMITED ZAR	**	527,804
SPARTAN MTRS INC COM	**	90,490
SPARTANNASH CO COM NPV	**	203,475
SPCG PUBLIC CO LTD THB1(NVDR)	**	320,573
SPCL1 GEN ELEC CAP CORP 5.875% DUE 01-14-2038	**	291,734
SPECTRA ENERGY 3.5% DUE 03-15-2025	**	314,022
SPECTRA ENERGY PARTNERS LP SR NT FLTG DUE 06-05-2020 REG	**	100,176
SPECTRUM BRANDS HLDGS INC COM USD0.01	**	292,327
SPIRIT AEROSYSTEMS 4.6% DUE 06-15-2028	**	1,688,608
SPIRIT AEROSYSTEMS FIXED 3.95% DUE 06-15-2023	**	412,403
SPIRIT AEROSYSTEMS HLDGS INC CL A	**	1,240,636
SPIRIT AEROSYSTEMS INC SR NT FLTG RATE DUE 06-15-2021/05-31-2019 REG	**	99,754
SPIRIT AIRLS CL AA PASS THRU CTFS 3.375%08-15-2031	**	58,091
SPIRIT AIRLS INC COM	**	433,776
SPIRIT REALTY CAPITAL INC COM USD0.01(POST REV SPLIT)	**	2,048,150
SPLUNK INC COMSTK COM USD0.001	**	10,302,828
SPOK HLDGS INC COM	**	27,579
SPORTSMANS WHSE HLDGS INC COM	**	19,272
SPRINGLEAF FIN 8.25% DUE 12-15-2020	**	104,925
SPRINT SPECTRUM CO 3.36% DUE 09-20-2021	**	220,697
SPRINT SPECTRUM CO 3.36% DUE 09-20-2021	**	5,455,627
SPX CORP COM	**	437,568
SPX FLOW INC COM	**	322,200
SQUARE ENIX HOLDINGS CO LTD NPV	**	599,451
SQUARE INC CL A CL A	**	3,002,630
SR HSG PPTYS TR 6.75% DUE 04-15-2020	**	702,496
SR HSG PPTYS TR FIXED 4.75% DUE 02-15-2028	**	302,858
SREI INFRASTRUCTUR INR10	**	19,738
SSI GROUP INC PHP1	**	26,041
ST AUTO FINL CORP COM	**	185,158
ST JOE CO COM	**	120,864
ST STR CORPORATION 3.1% DUE 05-15-2023	**	82,554
STAAR SURGICAL CO COM NEW PAR $0.01	**	1,723,049
STAG INDL INC COM	**	358,099
STAMPS COM INC COM NEW	**	148,248
STANDARD AVB FINL CORP COM	**	11,928

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STANDARD BK GR LTD ZAR0.1	**	50,194
STANDARD CHARTERED PLC SHS	**	153,548
STANDARD MTR PRODS INC COM	**	165,674
STANDEX INTL CORP COM	**	142,830
STANLEY BLACK & DECKER INC COM	**	11,921,347
STAR ASIA INVESTME REIT	**	425,957
STARBUCKS CORP 2.7% DUE 06-15-2022	**	145,546
STARBUCKS CORP 3.8% DUE 08-15-2025	**	323,278
STARRETT L S CO CL A	**	4,101
STATE BK INDIA(LDN FRN SNR MTN 04/20 USD200000	**	200,180
STATE OF ISRAEL BD 4.125% DUE 01-17-2048REG	**	346,548
STATE OF QATAR 4.5% 20 JAN 2022	**	734,619
STATE OF QATAR 4.5% 20 JAN 2022	**	5,562,112
STATE STR CORP 2.354% DUE 11-01-2025	**	200,881
STATE STR CORP 2.354% DUE 11-01-2025	**	2,290,048
STATE STR CORP COM	**	22,606,147
STATE STR CORP VAR RATE 3.776% 12-03-2024	**	264,578
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	1,759,180
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	517,406
STD LIFE ABERDEEN ORD GBP0.1396825396	**	626,384
STEEL DYNAMICS INC 2.8% DUE 12-15-2024	**	65,417
STEEL DYNAMICS INC 3.45% DUE 04-15-2030 BEO	**	101,188
STEEL DYNAMICS INC COM	**	729,954
STEELCASE INC CL A COM	**	245,438
STEPAN CO COM	**	1,072,752
STERIS PLC ORD USD0.001	**	766,977
STERLING BANCORP DEL COM	**	5,421,207
STERLING BANCORP INC COM	**	8,910
STERLING CONSTR INC COM	**	194,769
STEWART INFORMATION SVCS CORP COM	**	798,668
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	572,489
STIFEL FINL CORP COM	**	519,225
STMICROELECTRONICS EUR1.04	**	1,723,135
STOCK SPIRITS GROUP PLC ORD GBP0.10	**	103,592
STOCKLAND NPV (STAPLED)	**	115,879
STOKE THERAPEUTICS INC COM	**	60,492
STONERIDGE INC COM	**	111,152
STORE CAPITAL CORPORATION COM USD0.01	**	717,503
STRATASYS INC SHS	**	629,422
STRATEGIC ED INC	**	2,916,768
STRATTEC SEC CORP COM	**	13,881
STRATUS PPTYS INC COM NEW COM NEW	**	19,270
STRUCTURED ASSET INVT LN TR 2003-BC2 MTGPASSTHRU CTF CL A2 VAR 04-25-2033 REG	**	172,292
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	411,828
SUGI HOLDINGS NPV	**	1,001,802
SULZER AG CHF0.01 (REGD)	**	846,042
SUMCO CORPORATION NPV	**	1,545,678

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SUMITOMO CORP NPV	**	1,046,419
SUMITOMO DAINIPPON PHARMA CO LTD NPV	**	226,272
SUMITOMO HEAVY IND NPV	**	544,162
SUMITOMO MITSUI 2.442% DUE 10-19-2021	**	201,581
SUMITOMO MITSUI 2.442% DUE 10-19-2021	**	4,873,209
SUMITOMO MITSUI 2.632% DUE 07-14-2026	**	150,141
SUMITOMO MITSUI 2.84% BNDS 01-11-2022	**	152,344
SUMITOMO MITSUI 2.84% BNDS 01-11-2022	**	1,828,129
SUMITOMO MITSUI 2.934% DUE 03-09-2021	**	14,454,351
SUMITOMO MITSUI BANKING 3.4 07-11-2024	**	6,175,199
SUMITOMO MITSUI BKG CORP N Y BRH INSTL C 04-04-2019 VAR RT 04-06-2021	**	1,971,714
SUMITOMO MITSUI FG 3.748% 19 JUL 2023	**	1,070,157
SUMITOMO MITSUI FINANCIAL GROUP INC SR NT FLTG DUE 01-17-2023 REG	**	4,736,875
SUMITOMO MITSUI FINANCIAL GROUP NPV	**	1,475,897
SUMITOMO MITSUI FINL GROUP INC 2.784% BNDS 07-12-2022	**	508,653
SUMITOMO MITSUI FINL GROUP INC 3.936% 10-16-2023	**	371,345
SUMITOMO MITSUI FIXED 2.058% DUE 07-14-2021	**	4,806,967
SUMITOMO MITSUI FIXED 2.45% 10-20-2020	**	1,004,116
SUMITOMO MITSUI FIXED 2.514% 01-17-2020	**	4,500,805
SUMITOMO MITSUI TRUST HOLDINGS INC	**	248,565
SUMITOMO REALTY & DEVELOPMENT NPV	**	209,236
SUMMIT FINL GROUP INC COM	**	54,397
SUMMIT HOTEL PROPERTIES INC COM	**	124,757
SUMMIT MATLS INC CL A CL A	**	404,364
SUN ART RETAIL GRO NPV	**	98,238
SUN FRONTIER FUDOS NPV	**	350,561
SUN HUNG KAI CO NPV	**	74,278
SUN HUNG KAI PROP NPV	**	390,430
SUN PHARMACEUTICAL EQ-INR 1	**	57,830
SUNAC CHINA HLDGS HKD0.10	**	1,606,859
SUNCOKE ENERGY INC COM USD0.01	**	86,753
SUNCOR ENERGY INC 5.95 DUE12-01-2034 BEO	**	104,470
SUNCOR ENERGY INC COM NPV 'NEW'	**	5,485,292
SUNCOR ENERGY INC NEW COM STK	**	8,554,470
SUNDRUG CO LTD NPV	**	126,466
SUNNY OPTICAL TECH HKD0.10	**	796,401
SUNOCO LOGISTICS 3.9% DUE 07-15-2026	**	4,155,571
SUNOCO LOGISTICS 4.4% DUE 04-01-2021	**	30,724
SUNOCO LOGISTICS 4.65% DUE 02-15-2022	**	83,415
SUNRUN INC COM	**	59,245
SUNSTONE HOTEL INVS INC NEW COM	**	979,634
SUNTRUST BANK 3.525% DUE 10-26-2021 REG	**	5,180,288
SUNTRUST BANK INC 2.25% DUE 01-31-2020	**	2,540,000
SUNTRUST BK ATL 05-17-2019 FIXED 2.8% 05-17-2022	**	1,019,024
SUNTRUST BK ATL GA FIXED 2.45% DUE 08-01-2022	**	5,736,715
SUNTRUST BK ATL GA FIXED 3.2% 04-01-2024 REG	**	447,415
SUNTRUST BK ATLANTA GA MEDIUM TERM SR VAR RT 08-02-2022 REG	**	2,096,700

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SUNTRUST BKS INC 2.7% DUE 01-27-2022	**	2,889,436
SUPER MICRO COMPUTER INC COM USD0.001	**	49,025
SUPERIOR GROUP OF COS INC	**	21,772
SUPERIOR INDS INTL INC COM	**	18,085
SUPERNUS PHARMACEUTICALS INC COM STK	**	96,493
SUPREME ELECTRONIC TWD10	**	138,796
SURGERY PARTNERS INC COM	**	106,908
SURGUTNEFTEGAS PJS ADR-REPR 10 ORD RUB1	**	182,140
SURMODICS INC COM	**	328,830
SUSHIRO GLOBAL HLD NPV	**	1,059,379
SUZANO AUSTRIA FIXED 6% DUE 01-15-2029	**	5,310,525
SUZUKEN CO LTD NPV	**	179,018
SVENSKA 1.95% DUE 09-08-2020	**	499,771
SVENSKA 3.35% DUE 05-24-2021	**	3,900,490
SVENSKA HANDELSBANKEN AB PUBL MEDIUM TER 1.875% DUE 09-07-2021	**	499,183
SVMK INC COM	**	880,794
SWCC SHOWA HOLDINGS CO., LTD NPV	**	42,223
SWEDBANK AB MEDIUM 2.2% DUE 03-04-2020	**	500,139
SWEDBANK AB SER'A'NPV	**	119,973
SWEDISH COVERED BD 2% CVD BDS 17/06/2026SEK	**	115,413
SWEDISH MATCH NPV	**	3,245,292
SWIRE PROPERTIES LTD HKD1	**	130,713
SWISS INSD BRAZIL 9.85% 16/07/2032 DUAL CURR	**	982,549
SWITCH INC CL A CL A	**	385,290
SYKES ENTERPRISES INC COM	**	239,214
SYN_SWAP 0.0 12 FEB 2020 BZG0 INDEX BZG20_SW	**	22,551
SYN_SWAP 0.0 12 MAR 2020 KMH0 INDEX KM2H20_SW	**	348,806
SYN_SWAP 0.0 15 JAN 2020 FTF0 INDEX TXF20_SW	**	704
SYN_SWAP 0.0 28 FEB 2020 A5G0 INDEX A5G20_SW	**	3,255
SYN_SWAP 0.0 28 FEB 2020 A5G0 INDEX A5G20_SW	**	14,358
SYN_SWAP 0.0 30 JAN 2020 IHF0 INDEX IHF20_SW	**	178
SYN_SWAP 0.0 30 JAN 2020 IHF0 INDEX IHF20_SW	**	7,307
SYN_SWAP 0.0 30 JAN 2020 HCF0 INDEX HCF20_SW	**	140,269
SYNALLOY CORP COM	**	18,461
SYNAPTICS INC COM	**	3,042,257
SYNCHRONOSS TECHNOLOGIES INC COM STK	**	210,178
SYNCHRONY CARD 2.95% DUE 03-15-2025	**	1,384,842
SYNCHRONY CARD ISSUANCE TR SER 18-1A CL A1 3.38% 09-16-2024 BEO	**	1,405,756
SYNCHRONY CR CARD 2.37% DUE 03-15-2023	**	9,857,671
SYNCHRONY CREDIT CARD MASTER NOTE TST SER 2015-4 CL A 2.38% 09-15-2023	**	2,006,321
SYNCHRONY FINL 2.7% DUE 02-03-2020	**	1,964,673
SYNCHRONY FINL 2.85% DUE 07-25-2022	**	1,594,463
SYNCHRONY FINL 3.7% DUE 08-04-2026	**	137,447
SYNCHRONY FINL 4.5% DUE 07-23-2025	**	1,726,416
SYNDAX PHARMACEUTICALS INC COM	**	168,471
SYNEOS HEALTH INC COM	**	874,223
SYNGENTA FIN N V 3.698% DUE 04-24-2020	**	802,517

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SYNGENTA FIN N V 4.441% DUE 04-24-2023	**	2,088,729
SYNLOGIC INC COM USD0.001	**	4,174
SYNNEX CORP COM STK	**	983,259
SYNNEX TECH INTL TWD10	**	36,278
SYNOVUS FINL CORP COM NEW COM NEW	**	1,870,898
SYSCO CORP 3.25% DUE 07-15-2027	**	62,887
SYSMEX CORP NPV	**	95,142
T ROWE PRICE GROUP INC	**	5,651,183
T SISE VE CAM FABR TRY1	**	506,583
TABULA RASA HEALTHCARE INC COM	**	3,420,890
TAEKWANG IND CO KRW5000	**	229,753
TAIHEIYO CEMENT NPV	**	137,490
TAISEI CORP NPV	**	1,308,074
TAISHIN FINANCIAL TWD10	**	52,724
TAIWAN BUSINESS BK TWD10	**	74,103
TAIWAN MOBILE CO TWD10	**	33,626
TAIWAN NAVIGATION TWD10	**	165,202
TAIWAN SURFACE MOU TWD10	**	144,411
TAKARA HOLDINGS INC JPY50	**	467,074
TAKARA LEBEN REAL REIT	**	39,543
TAKEDA 144A 1.125% 21/11/2022	**	231,351
TAKEDA FIXED 4.4% DUE 11-26-2023	**	10,170,030
TAKEDA FIXED 5% DUE 11-26-2028	**	582,546
TAKEDA PHARMACEUTICAL CO LTD 4.0% DUE 11-26-2021	**	4,219,331
TAKE-TWO INTERACTIVE SOFTWARE INC COM STK USD0.01	**	22,368,083
TAKKT AG NPV	**	121,278
TAKUMA CO LTD NPV	**	763,508
TALOS ENERGY INC COM STK	**	397,890
TAMA HOME CO LTD NPV	**	700,362
TAMRON CO LTD NPV	**	286,728
TANDEM DIABETES CARE INC COM NEW COM USD0.001(POST REV SPLT)	**	2,258,444
TANSEISHA CO LTD NPV	**	393,560
TAPESTRY INC COM USD0.01	**	533,062
TARGA RES CORP COM	**	1,431,826
TARO PHARMACEUTICAL INDUSTRIES ORD ILS1	**	31,831
TATA CONSULTANCY S INR1	**	6,260,946
TATE & LYLE ORD GBP0.25	**	476,920
TAUBMAN CTRS INC COM	**	152,341
TAV HAVALIMANLARI TRY1	**	215,499
TAYLOR MORRISON HOME CORP COM USD0.00001	**	357,149
TAYLOR WIMPEY ORD GBP0.01	**	869,237
TC PIPELINES LP 3.9% DUE 05-25-2027	**	115,020
TCF AUTO 1.93% DUE 06-15-2022	**	803,738
TCF FINL CORP NEW COM	**	865,426
TCL ELECTRONICS HOLDINGS LTD	**	209,967
TD AMERITRADE HLDG 2.75% DUE 10-01-2029	**	175,114
TEACHERS INS & 4.27% DUE 05-15-2047	**	170,617

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TEAM INC COM STK	**	78,604
TEAM17 GROUP PLC ORD GBP0	**	49,092
TECH DATA CORP COM	**	918,035
TECH MAHINDRA	**	178,448
TECHNI CN COM USD1	**	1,068,076
TECHTARGET INC COM	**	305,918
TECK RESOURCES LTD CLASS'B'SUB-VTG COM NPV	**	2,052,858
TECNOGLASS INC COMMON STOCK	**	11,138
TECO FIN INC 5.15% DUE 03-15-2020	**	150,917
TEEKAY CORP COM	**	1,490
TEEKAY TANKERS LTD COM USD0.01 (POST REVSPLIT)	**	108,129
TEGNA INC COM	**	500,984
TEIJIN LTD NPV	**	152,976
TEJON RANCH CO COM	**	84,247
TEKFEN HOLDING AS TRY1	**	143,863
TELADOC HEALTH INC	**	2,541,572
TELARIA INC COM USD0.0001	**	206,154
TELEDYNE TECHNOLOGIES INC COM	**	682,684
TELEFONICA 5.134% DUE 04-27-2020	**	86,814
TELEFONICA EMISIONES S A U 5.462 DUE 02-16-2021 REG	**	285,422
TELEFONICA FIXED 4.103% DUE 03-08-2027	**	238,155
TELEKOMUNIKASI SER'B'IDR50	**	635,526
TELENAV INC COM	**	42,763
TELENET GRP HLDG NPV	**	152,215
TELEPHONE & DATA SYS INC COM STK	**	400,751
TELSTRA CORP LTD NPV	**	337,373
TEMPUR SEALY INTL INC COM	**	516,266
TENABLE HLDGS INC COM	**	266,962
TENCENT HLDGS LIMITED COMMON STOCK	**	6,666,685
TENCENT HLDGS LTD 3.595% DUE 01-19-2028	**	3,000,234
TENCENT HLDGS LTD 3.8% DUE 02-11-2025	**	1,117,166
TENET HEALTHCARE CORP COM NEW .	**	1,030,651
TENNECO INC	**	87,560
TENNESSEE VALLEY A 0% DUE 04-01-2026 REG	**	1,371,342
TENNESSEE VALLEY AUTH FED 0% CPN IO STRIPS DUE 09-15-2026	**	1,517,227
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	**	2,434,085
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	**	61,768
TENNESSEE VY AUTH GLOBAL PWR BD 2.25% 03-15-2020	**	1,116,451
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	93,723
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	425,811
TERADATA CORP DEL COM STK	**	611,962
TERADYNE INC COM	**	1,970,486
TEREX CORP NEW COM	**	1,919,827
TERRAFORM PWR INC CL A COM NEW CL A COM NEW	**	163,657
TERRENO RLTY CORP	**	3,258,687
TERRITORIAL BANCORP INC COM STK	**	53,433

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TERUMO CORP NPV	**	7,672,169
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	36,540
TESCO 6.125% SNR 24/02/2022 GBP	**	72,859
TESCO ORD GBP0.05	**	3,226,096
TESCO PROP FIN 6 PLC 5.4111% BDS 13/07/2044 GBP100000	**	321,520
TESCO PROPERTY FIN 4 PLC 5.8006% 13/10/2040	**	339,225
TESLA AUTO LEASE 2.16% DUE 10-20-2022	**	538,176
TESLA INC COM USD0.001	**	13,915,329
TESSCO TECHNOLOGIES INC COM	**	20,813
TETHYS OIL AB NPV	**	141,510
TETRA TECHNOLOGIES INC DEL COM	**	38,937
TEVA 2.95% DUE 12-18-2022	**	420,200
TEVA 3.65% DUE 11-10-2021	**	391,500
TEVA PHARM FINANCE 3.25% SNR 15/04/22 EUR1000	**	1,479,826
TEXAS INSTRS INC 2.25% DUE 09-04-2029	**	345,593
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	151,545
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	1,899,370
TEXAS INSTRS INC 3.875% 03-15-2039	**	395,690
TEXAS INSTRUMENTS INC COM	**	28,804,825
TEXTAINER GROUP HLDGS LTD COM STK	**	101,906
TEXTRON INC 3.9% 09-17-2029	**	1,629,535
TEXTRON INC FLTG 11-10-2020 BEO	**	300,012
TFI INTERNATIONAL COM NPV	**	357,788
TG THERAPEUTICS INC COM	**	178,710
T-GAIA CORP NPV	**	554,465
THAI BEVERAGE PLC THB1	**	587,156
THAI UNION GROUP THB0.25(NVDR)	**	130,230
THAI VEGETABLE OIL THB1 (NVDR)	**	92,795
THALES SA EUR3	**	1,192,968
THE FOSCHINI GROUP COMSTK	**	54,457
THE MEET GROUP INC COM	**	300,906
THE PEOPLE S INSUR 'H'CNY1	**	86,491
THE REALREAL INC COM	**	331,760
THE TRADE DESK INC COM CL A COM CL A	**	286,797
THERAVANCE BIOPHARMA INC COM	**	580,247
THERMO FISHER 3% DUE 04-15-2023	**	7,997,914
THERMO FISHER CORP	**	14,847,209
THERMON GROUP HLDGS INC	**	138,502
THIRD POINT REINSURANCE LTD COM USD0.10	**	726,027
THOMSON-REUTERS COM NPV	**	1,163,892
THOR INDS INC COM STK	**	862,953
TIANNENG POWER INT HKD0.10	**	1,522
TIDEWATER INC NEW COM	**	111,303
TILLYS INC CL A	**	40,180
TIMBERLAND BANCORP INC COM	**	40,803
TIME WARNER CABLE 4.125% DUE 02-15-2021	**	279,451
TIME WARNER CABLE 4.125% DUE 02-15-2021	**	1,890,107

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TIME WARNER CABLE 5% DUE 02-01-2020	**	100,187
TIME WARNER CABLE 5% DUE 02-01-2020	**	8,445,787
TIME WARNER CABLE 6.75% DUE 06-15-2039	**	404,320
TIMKEN CO COM	**	553,584
TIMKENSTEEL CORP COM NPV 'WI'	**	176,284
TIPCO ASPHALT THB1(NVDR)	**	337,264
TIPTREE INC COM TIPTREE INC	**	54,041
TIS INC	**	135,931
TITAN INTL INC ILL COM	**	81,327
TITAN MACHY INC COM	**	50,104
TIVITY HEALTH INC COM	**	54,769
TIVO CORP COM NPV	**	672,176
TMB BANK PUBLIC CO THB0.95(NVDR)	**	166,846
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	**	610,982
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	285,308
TN VY AUTH FED ZERO CPN 0% DUE 03-15-2026	**	1,784,178
TOKAI RIKA CO NPV	**	50,604
TOKAI TOKYO FINANCIAL HOLDINGS INC	**	520,246
TOKYO ELECTRON NPV	**	3,844,967
TOKYO METROPOLIS JAPAN BD 144A 2.5% DUE 06-08-2022 BEO	**	3,637,293
TOKYO STEEL MFG NPV	**	183,078
TOKYO(METROPOLIS) 2% SNR 17/05/2021 USD200000	**	299,961
TOKYU FUDOSAN HOLDINGS CORPORATION NPV	**	51,776
TOLEDO EDISON CO 7.25% DUE 05-01-2020	**	507,129
TOLL BROS INC COM	**	842,946
TOMPKINS FINL CORP COM USD0.10	**	146,217
TOMY COMPANY LTD NPV	**	981,592
TOOTSIE ROLL INDS INC COM	**	35,676
TOPBUILD CORP COM	**	4,758,688
TOPKEY CORPORATION SHS	**	93,071
TOREX GOLD RES INC COM NPV (POST REV SPLT)	**	576,000
TORII PHARM CO LTD NPV	**	103,704
TORONTO DOMINION BANK MTN 2.5% DUE 12-14-2020	**	502,873
TORONTO DOMINION BANK MTN 3.25% DUE 06-11-2021	**	2,982,255
TORONTO DOMINION BK FIXED 3.25% 03-11-2024 REG	**	261,789
TORRENT POWER INR10	**	44,567
TOSHIBA CORP NPV	**	1,216,010
TOTAL CAP 4.125% DUE 01-28-2021	**	461,071
TOTAL CAP INTL 3.455% 02-19-202	**	542,110
TOTAL CAP INTL 3.461% DUE 07-12-2049	**	210,432
TOTAL CAP INTL 3.7% DUE 01-15-2024	**	329,643
TOTAL CAP INTL FIXED 2.218% 07-12-2021	**	4,199,759
TOTAL EUR2.5	**	474,676
TOTAL SYS SVCS INC 3.75% DUE 06-01-2023	**	2,880,092
TOTAL SYS SVCS INC 4.0% DUE 06-01-2023	**	1,409,918
TOTALRTN AUD MLILGB3LESF 18/03/2020 AQR11582065	**	19,975
TOTALRTN BRL MLILGB3L 18 MAR 2020 AQR11582149 EQ M7BR BZDIOVRA	**	40,178

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TOTALRTN EUR/1M MLILGB3LESF 18/03/2020 AQR11582113	**	159,357
TOTALRTN USD/1M CHASUS33 03-18-2020 AQR11582089	**	2,902
TOTALRTN USD/1M CHASUS33 03-18-2020 AQR11582109	**	10,648
TOWD POINT MT19-13 FRN M/BKD 07/2045 GBP'A1'	**	7,797,646
TOWD POINT MTG.F19 FRN M/BKD 10/2051 GBP'A1'	**	3,547,327
TOWNEBANK PORTSMOUTH VA COM	**	336,539
TOWNSQUARE MEDIA INC CL A CL A	**	25,653
TOYOTA AUTO 1.75999999046% DUE 07-15-2021	**	2,358,993
TOYOTA AUTO 1.98% DUE 12-15-2022	**	1,400,984
TOYOTA AUTO RECEIVABLES 2018-D CL A4 3.3% 02-15-2024	**	8,741,235
TOYOTA AUTO RECEIVABLES 2019-A OWNER TR 3.0% DUE 05-15-2024 REG	**	5,158,052
TOYOTA AUTO RECEIVABLES OWNER TR SER 17-D CL A4 2.46% 02-15-2023	**	2,936,796
TOYOTA AUTO RECEIVABLES OWNER TR SER 19-C CL A4 1.88% DUE 11-15-2024	**	1,994,694
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 17-A CL A4 2.1% 09-15-2022	**	27,776,446
TOYOTA AUTO RECEIVABLES SER 19-B CL A4 2.6% 11-15-2024 REG	**	14,769,799
TOYOTA AUTO RECEIVABLES SER 2017-B CL A4 2.05% DUE 09-15-2022	**	2,902,508
TOYOTA MOTOR CREDIT CORP 3.05% 01-08-2021	**	3,441,130
TOYOTA MTR CR CORP 2.625 DUE 01-10-2023	**	963,591
TOYOTA MTR CR CORP 2.95% DUE 04-13-2021	**	253,770
TOYOTA MTR CR CORP 2.95% DUE 04-13-2021	**	2,720,419
TOYOTA MTR CR CORP FLTG RT 2.16388% DUE 10-07-2021	**	1,503,120
TOYOTA TSUSHO CORP NPV	**	217,274
TPI COMPOSITES INC COM	**	363,388
TRADEWEB MKTS INC CL A CL A	**	245,794
TRANSALTA RENEWABL COM NPV	**	1,041,249
TRANSCANADA 3.8% DUE 10-01-2020	**	141,826
TRANSCAT INC COM	**	41,418
TRANSDIGM GROUP INC COM	**	324,800
TRANSOCEAN LTD	**	416,653
TRANSUNION COM	**	3,938,060
TRAVELCENTERS AMER INC COM	**	24,627
TRAVELERS COS INC 3.9% DUE 11-01-2020	**	203,177
TRAVELERS COS INC COM STK	**	30,461,925
TRAVELZOO COM USD0.01	**	28,933
TRCNTNTL GAS PIPE 7.85% DUE 02-01-2026	**	2,275,016
TRECORA RES COM	**	27,799
TREDEGAR CORP INC	**	117,829
TREEHOUSE FOODS INC COM	**	310,740
TRI POINTE GROUP INC COM	**	1,481,674
TRIBUNE PUBG CO NEW COM	**	84,750
TRICIDA INC COM	**	453,220
TRICO BANCSHARES COM STK	**	104,514
TRICOLOR AUTO 5.05% DUE 12-15-2020	**	217,763
TRIDENT LTD INR1 (POST SUB/DIV)	**	39,845
TRIMAS CORP COM NEW COM NEW	**	201,746
TRIMBLE INC COM TRIMBLE INC	**	412,773
TRINET GROUP INC COM USD0.000025	**	3,703,143

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRINITY HLTH CORP 3.434% DUE 12-01-2048	**	227,278
TRINITY IND INC COM	**	493,103
TRINSEO S A COMMON STOCK	**	1,058,513
TRIPLE-S MGMT CORP CL B CL B	**	304,715
TRIPOD TECHNOLOGY TWD10	**	393,535
TRISTATE CAP HLDGS INC COM	**	130,861
TRITON INTL LTD COM USD0.01 CL A	**	2,366,494
TRIUMPH BANCORP INC COM	**	1,223,902
TRIUMPH GROUP INC NEW COM	**	23,223
TRONOX HOLDINGS PLC ORD USD0.01	**	111,505
TRUEBLUE INC COM STK	**	411,306
TRUECAR INC COM	**	514,150
TRUIST FINANCIAL CORPORATION 4.8% 12-31-2049	**	361,375
TRUIST FINL CORP COM	**	15,608,300
TRUPANION INC COM	**	1,267,159
TRUSTCO BK CORP N Y COM	**	144,815
TRUSTEES OF 2.612% DUE 07-01-2026	**	984,342
TRUSTEES OF 3.627% DUE 07-01-2046	**	2,192,527
TRUSTMARK CORP COM	**	390,377
TRUWORTHS INTERNAT ZAR0.00015	**	337,361
TSY INFL IX N/B 0.375% 07-15-2027	**	1,405,740
TSY INFL IX N/B 1% TIPS 02-15-2048	**	6,466,206
TSY INFL IX N/B 1% TIPS 02-15-2048	**	6,570,127
TSY INFL IX N/B US GVT NATIONAL 0.375%01-15-2027	**	1,081,504
TTM TECHNOLOGIES INC COM	**	255,820
TUESDAY MORNING CORP COM NEW ISIN US8990355054	**	10,184
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	**	1,099,480
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	**	2,505,560
TURKIYE IS BANKASI TRY1 (C SHARES)	**	31,718
TURNING PT THERAPEUTICS INC COM	**	801,921
TUTOR PERINI CORP COM	**	103,999
TW COOPERATIVE FIN TWD10	**	182,101
TWILIO INC CL A CL A	**	3,152,626
TWIN DISC INC COM	**	22,569
TWIN RIVER WORLDWIDE HOLDINGS INC	**	35,269
TX CAP BANCSHARES INC COM	**	1,451,836
TYLER TECHNOLOGIES INC COM STK	**	3,210,214
TYSON FOODS INC 2.25% DUE 08-23-2021	**	45,156
TYSON FOODS INC 2.25% DUE 08-23-2021	**	1,871,445
TYSON FOODS INC 3.9% DUE 09-28-2023	**	1,521,751
TYSON FOODS INC 4.875% DUE 08-15-2034	**	114,602
U M H PPTYS INC COM STK	**	19,348
U S BANCORP MEDIUM FIXED 3.375% DUE 02-05-2024	**	11,131,305
U S BANCORP MEDIUM FIXED 3.6% DUE 09-11-2024	**	425,286
U S BANCORP TRANCHE # TR 00175 3.7 01-30-2024	**	124,217
U S BK NATL ASSN CINCINNATI OHIO MEDIUM FLTG 05-21-2021 REG	**	1,707,152
U S BK NATL ASSN CINCINNATI OHIO MEDIUM 2.05% DUE 10-23-2020	**	500,644

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
U S CONCRETE INC COMMON STOCK	**	100,026
U S SILICA HLDGS INC	**	73,099
U S XPRESS ENTERPRISES INC CL A CL A	**	23,138
U.S AWYS 2011-1 7.125% DUE 04-22-2025	**	110,651
U.S. CELLULAR CORP COM	**	215,279
UBER TECHNOLOGIES INC COM USD0.00001	**	4,584,808
UBS AG 5.125% 15/05/2024	**	864,000
UBS AG LONDON BRH 2.2% DUE 06-08-2020	**	900,477
UBS AG LONDON BRH 2.2% DUE 06-08-2020	**	3,181,685
UBS AG LONDON BRH NT FLTG 144A DUE 12-01-2020/11-01-2020 BEO	**	401,020
UBS AG STAMFORD 2.35% DUE 03-26-2020	**	941,034
UBS AG STAMFORD 7.625% DUE 08-17-2022	**	2,705,544
UBS COML MTG TR 2017-C7 MTG PASS THRU CTF CL A-1 2.379% 12-15-2050	**	3,247,717
UBS COML MTG TR SER 2018-C10 CL A-2 3.5592% 05-15-2051 REG	**	6,797,312
UBS GROUP AG CHF0.10 (REGD)	**	7,198,290
UBS GROUP FDG 4.125% DUE 04-15-2026	**	14,356,092
UBS GROUP FDG FLTG RT 2.859% DUE 08-15-2023	**	1,366,568
UCB NPV	**	971,179
UDR INC CORP 3.2% 01-15-2030	**	1,943,460
UDR INC CORP BD 3.75 DUE 07-01-2024 BEO	**	183,860
UDR INC CORP BD 3.75 DUE 07-01-2024 BEO	**	1,585,000
UFP TECHNOLOGIES INC COM	**	58,341
UIL HLDGS CORP 4.625% DUE 10-01-2020	**	10,185
UIL HLDGS CORP 4.625% DUE 10-01-2020	**	392,127
UK(GOVERNMENT OF) 1.25% I/L 22/11/2027	**	1,570,275
UK(GOVT OF) IDX/LKD SNR 22/03/2024 GBP	**	2,811,720
ULTRA CLEAN HLDGS INC COM	**	179,123
ULTRALIFE CORPORATION	**	18,453
UMB FINL CORP COM STK	**	65,208
UMPQUA HLDGS CORP COM	**	2,915,013
UN BK CAL N A FIXED 2.1% DUE 12-09-2022	**	8,022,469
UNDER ARMOR INC CL A	**	532,202
UNDER ARMOUR INC CL C COM	**	935,907
UNIBAIL-RODAMCO-WESTFIELD	**	258,449
UNICREDIT SPA 7.83% DUE 12-04-2023	**	3,728,768
UNIFI INC COM	**	155,778
UNIFIRST CORP MASS COM	**	4,105,849
UNILEVER CAP CORP 3% 03-07-2022	**	2,914,040
UNILEVER CAP CORP FIXED 3.375% DUE 03-22-2025	**	317,935
UNILEVER NV EUR0.16	**	202,305
UNILEVER PLC ORD GBP0.031111	**	1,595,173
UNIMICRON TECHNOLO TWD10	**	407,713
UNION ELEC CO 4.0% DUE 04-01-2048	**	388,457
UNION PAC CORP 3.75% 07-15-2025	**	10,723
UNION PAC CORP 3.95% DUE 09-10-2028	**	530,405
UNION PAC CORP 4.163% DUE 07-15-2022	**	714,695
UNION PAC CORP COM	**	13,553,465

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNIPER SE NPV	**	132,022
UNIPOL GRUPPO SPA NPV	**	710,180
UNI-PRESIDENT CHIN HKD0.01	**	384,235
UNI-PRESIDENT ENT TWD10	**	409,143
UNISYS CORP COM NEW	**	584,093
UNIT CORP COM	**	4,657
UNITECH PRINTED CI TWD10	**	144,806
UNITED AIR 2019-1 AA PTT 4.15% 08-25-2031	**	205,846
UNITED AIRLINES 2019-1A 2.7% 11-01-2033	**	577,238
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	**	215,698
UNITED BANKSHARES INC W VA COM	**	584,307
UNITED CMNTY BK BLAIRSVILLE GA COM	**	301,296
UNITED CMNTY FINL CORP OHIO COM	**	104,753
UNITED FIRE GROUP INC COM USD0.001	**	138,493
UNITED INSURANCE HOLDINGS CORP COM	**	147,436
UNITED MEXICAN STS 3.75% 01-11-2028	**	645,219
UNITED MEXICAN STS MEDIUM TERM BOOK 4.125% 01-21-2026	**	267,000
UNITED NAT FOODS INC COM	**	53,383
UNITED RENTALS INC COM	**	412,255
UNITED SPIRITS LTD	**	205,993
UNITED STATES 0% TBILL 03-05-2020	**	1,196,845
UNITED STATES OF AMER BDS INDX LNKD 0.875% 02-15-2047	**	194,197
UNITED STATES OF AMER INFL INDXD TREAS NOTES 0.25% TB 01-15-25 USD1000 A-2025	**	219,230
UNITED STATES OF AMER TREAS BD 2.375% 5-15-2027	**	3,111,914
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	425,814
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	5,003,314
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	321,059
UNITED STATES OF AMER TREAS BONDS DTD 05/15/2015 2.125% DUE 05-15-2025 REG	**	54,251,322
UNITED STATES OF AMER TREAS NOTES 1.75% 05-31-2022	**	13,407,168
UNITED STATES OF AMER TREAS NOTES 1.25 07-15-2020	**	1,179,363
UNITED STATES OF AMER TREAS NOTES 1.875%01-31-2022 REG	**	5,029,297
UNITED STATES OF AMER TREAS NOTES INFL IDX T-BOND .875% 01-15-2029	**	10,281,309
UNITED STATES OF AMER TREAS NOTES NTS 0.125% INFL INDEX 07-15-2026	**	753,883
UNITED STATES T-BOND 2.875% 05-15-2049	**	46,197,164
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	39,067
UNITED STATES TREAS 1.625% DUE 11-15-2022	**	25,774,115
UNITED STATES TREAS BDS 2.25% DUE 08-15-2027	**	69,736,008
UNITED STATES TREAS BDS 2.25% DUE 08-15-2046	**	2,435,742
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	439,844
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	6,923,828
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	1,314,844
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	3,059,923
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	5,026,087
UNITED STATES TREAS BDS 2.25% 08-15-2049	**	486,406
UNITED STATES TREAS BDS 2.875 DUE 05-15-2043	**	5,458,789
UNITED STATES TREAS BDS 3% DUE 02-15-2047 REG	**	157,686
UNITED STATES TREAS BDS 3% DUE 11-15-2044 REG	**	1,368,555

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BDS 3.0% DUE 08-15-2048	**	17,038,143
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	8,903,547
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	26,485,234
UNITED STATES TREAS BDS 3.375 05-15-2044REG	**	2,134,688
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	**	2,462,891
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	35,261,223
UNITED STATES TREAS BDS 3.75 DUE 11-15-2043 REG	**	9,398,145
UNITED STATES TREAS BDS 3.75 DUE 11-15-2043 REG	**	29,685,606
UNITED STATES TREAS BDS BD 3.125% DUE 02-15-2043 REG	**	3,022,945
UNITED STATES TREAS BDS BD 5.25% DUE 11-15-2028 REG	**	12,121,590
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	222,945
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	1,731,563
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	992,763
UNITED STATES TREAS BDS DTD 00209 3.5% DUE 02-15-2039 REG	**	2,400,703
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG	**	4,481,359
UNITED STATES TREAS BDS DTD 00219 4.25% DUE 11-15-2040 REG	**	304,903
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	**	17,997
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	3,529,195
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	34,403,750
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	92,836,369
UNITED STATES TREAS BDS INDEX LINKED 1.75 DUE 01-15-2028 REG	**	9,397,329
UNITED STATES TREAS BDS INFLATION INDEX LINKED 3.875% 04-15-2029	**	417,734
UNITED STATES TREAS BDS TBOND FIXED 3% 02-15-2049	**	58,138,219
UNITED STATES TREAS BDS TREASURY BOND 2.375% DUE 11-15-2049 REG	**	2,598,680
UNITED STATES TREAS BDS TSY INFL IX N/B 02-15-2046	**	3,224,678
UNITED STATES TREAS BDS TSY INFL IX N/B 02-15-2046	**	6,473,243
UNITED STATES TREAS BILLS 0% T-BILL 01-16-2020	**	4,247,690
UNITED STATES TREAS BILLS 0% T-BILL 02-13-2020	**	2,994,794
UNITED STATES TREAS BILLS 0% T-BILL 02-13-2020	**	21,961,821
UNITED STATES TREAS BILLS 0% T-BILL 07-16-2020	**	12,395,450
UNITED STATES TREAS BILLS 0% T-BILL 08-13-2020	**	19,809,911
UNITED STATES TREAS BILLS 0% T-BILL 09-10-2020	**	12,762,744
UNITED STATES TREAS BONDS 1.0% 02-15-2049	**	22,817,856
UNITED STATES TREAS INFL NTS 0.375% DTD 07/15/2015 07-15-2025	**	5,370,282
UNITED STATES TREAS INFL IDX 0.25% 07-15-2029	**	1,177,327
UNITED STATES TREAS INFL IDX 0.25% 07-15-2029	**	15,338,770
UNITED STATES TREAS INFL INDEX NTS 0.500005% 01-15-2028	**	7,919,770
UNITED STATES TREAS INFL INDEXED NTS .125% 07-15-2022	**	1,236,107
UNITED STATES TREAS INFL INDEXED NTS 0.75% 07-15-2028	**	10,289,182
UNITED STATES TREAS N/B T/NOTE 2.625% 12-15-2021 REG	**	15,348,648
UNITED STATES TREAS NOTES 2.50% 12-31-2020 REG	**	2,520,898
UNITED STATES TREAS NTS 1.375% 10-15-2022	**	63,053,413
UNITED STATES TREAS NTS 1.625% DUE 06-30-2024 REG	**	2,708,543
UNITED STATES TREAS NTS 1.625% DUE 06-30-2024 REG	**	12,539,551
UNITED STATES TREAS NTS 1.875% DUE 02-28-2022 REG	**	6,338,637
UNITED STATES TREAS NTS 2.0% DUE 08-31-2021	**	21,641,934
UNITED STATES TREAS NTS 2.125 DUE 01-31-2021 REG	**	263,230,883

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS 2.25% DUE 04-15-2022	**	4,667,563
UNITED STATES TREAS NTS 2.375% DUE 01-31-2023	**	55,225,547
UNITED STATES TREAS NTS 2.625 DUE 11-15-2020 REG	**	2,016,797
UNITED STATES TREAS NTS 2.625 DUE 11-15-2020 REG	**	21,418,383
UNITED STATES TREAS NTS 2.625% DUE 02-15-2029 REG	**	4,454,297
UNITED STATES TREAS NTS 2.75% 04-30-2025	**	4,802,317
UNITED STATES TREAS NTS 2.75% DUE 08-15-2021 REG	**	24,437,813
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	964,624
UNITED STATES TREAS NTS 2.875% DUE 10-15-2021	**	34,644,765
UNITED STATES TREAS NTS 2.875% DUE 10-31-2023 BEO	**	28,847,391
UNITED STATES TREAS NTS DTD 01/15/2019 2.5% DUE 01-15-2022 REG	**	9,071,146
UNITED STATES TREAS NTS DTD 02/15/2011 3.125% DUE 05-15-2021 REG	**	3,061,289
UNITED STATES TREAS NTS DTD 02/28/2014 2% DUE 02-28-2021 REG	**	10,041,016
UNITED STATES TREAS NTS DTD 03/31/2016 1.25% DUE 03-31-2021 REG	**	38,921,301
UNITED STATES TREAS NTS DTD 03/31/2017 1.875% DUE 03-31-2022 REG	**	4,065,723
UNITED STATES TREAS NTS DTD 04/30/2015 1.375% DUE 04-30-2020 REG	**	100,905
UNITED STATES TREAS NTS DTD 04/30/2015 1.75% DUE 04-30-2022 REG	**	1,806,750
UNITED STATES TREAS NTS DTD 04/30/2016 1.375% DUE 04-30-2021 REG	**	57,065,597
UNITED STATES TREAS NTS DTD 04/30/2016 1.625% DUE 04-30-2023 REG	**	4,334,661
UNITED STATES TREAS NTS DTD 05/15/2018 2.625% DUE 05-15-2021 REG	**	5,127,446
UNITED STATES TREAS NTS DTD 05/15/2018 2.625% DUE 05-15-2021 REG	**	3,041,250
UNITED STATES TREAS NTS DTD 05/31/2016 1.375% DUE 05-31-2021 REG	**	2,292,992
UNITED STATES TREAS NTS DTD 05/31/2016 1.375% DUE 05-31-2021 REG	**	30,890,592
UNITED STATES TREAS NTS DTD 05/31/2017 2.0% 05-31-2024	**	70,970,703
UNITED STATES TREAS NTS DTD 06/30/2019 1.625% 06-30-2021	**	5,166,616
UNITED STATES TREAS NTS DTD 06/30/2019 1.625% 06-30-2021	**	3,301,289
UNITED STATES TREAS NTS DTD 06-15-2018 2.625% DUE 06-15-2021 REG	**	304,359
UNITED STATES TREAS NTS DTD 07/31/2016 1.125% DUE 07-31-2021 REG	**	6,153,742
UNITED STATES TREAS NTS DTD 07/31/2016 1.25% DUE 07-31-2023 REG	**	177,588
UNITED STATES TREAS NTS DTD 07/31/2019 1.75% DUE 07-31-2021 REG	**	69,467,836
UNITED STATES TREAS NTS DTD 08/15/2019 1.5% DUE 08-15-2022 REG	**	66,753,656
UNITED STATES TREAS NTS DTD 08/15/2019 1.625% DUE 08-15-2029 REG	**	34,124
UNITED STATES TREAS NTS DTD 09/15/2019 1.5% DUE 09-15-2022 REG	**	48,039,029
UNITED STATES TREAS NTS DTD 09/30/2018 3.0% 09-30-2025	**	14,960,185
UNITED STATES TREAS NTS DTD 11/15/2014 2.25% DUE 11-15-2024 REG	**	51,311
UNITED STATES TREAS NTS DTD 11/15/2014 2.25% DUE 11-15-2024 REG	**	81,163,023
UNITED STATES TREAS NTS DTD 11/15/2015 2.25% DUE 11-15-2025 REG	**	8,890,646
UNITED STATES TREAS NTS DTD 11/15/2019 1.75% 11-15-2029	**	6,643,639
UNITED STATES TREAS NTS DTD 11/30/2014 1.875% DUE 11-30-2021 REG	**	1,508,730
UNITED STATES TREAS NTS DTD 11/30/2019 1.5% DUE 11-30-2024 REG	**	2,221,887
UNITED STATES TREAS NTS DTD 12/31/2015 1.75% DUE 12-31-2020 REG	**	12,011,250
UNITED STATES TREAS NTS DTD 12/31/2015 2.125% DUE 12-31-2022 REG	**	6,700,547
UNITED STATES TREAS NTS DTD 604 2.375% DUE 08-15-2024 REG	**	809,041
UNITED STATES TREAS NTS DTD 823 2.375% DUE 04-15-2021 REG	**	6,865,609
UNITED STATES TREAS NTS DTD 832 2.875% DUE 05-31-2025 REG	**	921,554
UNITED STATES TREAS NTS INFL IDX DTD 0.625% 01-15-2026	**	12,211,534
UNITED STATES TREAS NTS T-BOND 1.75% 05-15-2023	**	3,513,535

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS T-BOND 1.75% 05-15-2023	**	903,480
UNITED STATES TREAS NTS TREAS NTS 2% DUE11-30-2020 REG	**	5,016,211
UNITED STATES TREAS NTS TREAS NTS 2% DUE11-30-2020 REG	**	81,122,163
UNITED STATES TREAS NTS US TREASURY N/B 1.75 11-30-2021 1.75 DUE 11-30-2021 REG	**	2,106,480
UNITED STATES TREAS NTS US TREASURY N/B 1.75% DUE 04-30-2022 REG	**	6,441,500
UNITED STATES TREAS NTS US TREASURY N/B 1.75% DUE 04-30-2022 REG	**	13,239,296
UNITED STATES TREAS SEC STRIPPED INT PMT00019 02-15-2039 (UNDDATE) REG	**	2,862,123
UNITED STATES TREAS SEC STRIPPED INT PMT00091 11-15-2038 (UNDDATE) REG	**	2,824,806
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	**	595,094
UNITED STATES TREAS SEC STRIPPED INT PMT00523 05-15-2030 (UNDDATE) REG	**	2,324,244
UNITED STATES TREAS SEC STRIPPED INT PMT00755 05-15-2037 (UNDDATE) REG	**	5,504,593
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	1,892,486
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	4,095,116
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	1,796,039
UNITED STATES TREAS SEC STRIPPED INT PMT00873 08-15-2036	**	794,410
UNITED STATES TREAS SEC STRIPPED INT PMT00881 11-15-2030 (UNDDATE) REG	**	2,893,909
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	1,220,638
UNITED STATES TREAS SEC STRIPPED INT PMT00886 05-15-2033 (UNDDATE) REG	**	4,854,613
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,214,200
UNITED STATES TREAS SEC STRIPPED INT PMT00889 11-15-2034 (UNDDATE) REG	**	1,377,885
UNITED STATES TREAS SEC STRIPPED INT PMT261 08-15-2025 (UNDDATE) REG (STRIP)	**	2,360,361
UNITED STATES TREAS SEC STRIPPED INT PMT316 05-15-2027 (UNDDATE) REG	**	666,854
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	685,512
UNITED STATES TREAS SEC STRIPPED INT PMTSTRIP 02-15-2033 (UNDDATE) REG	**	1,526,509
UNITED STATES TREAS TNOTE 2.0% 06-30-2024	**	28,008,081
UNITED STATES TREASURY 1.25% DUE 10-31-2021 REG	**	7,305,785
UNITED STATES TREASURY 2.25% 11-15-2027	**	3,085,313
UNITED STATES TREASURY 2.25% 11-15-2027	**	39,502,284
UNITED STS LIME & MINERALS INC COM	**	80,367
UNITED STS STL CORP NEW COM	**	306,085
UNITED TECHNOLOGIES CORP 2.8% 05-04-2024	**	156,247
UNITED TECHNOLOGIES CORP 3.35% 08-16-2021	**	102,400
UNITED TECHNOLOGIES CORP 3.35% 08-16-2021	**	6,062,069
UNITED TECHNOLOGIES CORP 3.95% 08-16-2025	**	65,435
UNITED TECHNOLOGIES CORP 3.95% 08-16-2025	**	523,477
UNITED TECHNOLOGIES CORP 4.125% 11-16-2028	**	225,019
UNITED TECHNOLOGIES CORP COM	**	14,869,970
UNITED URBAN INVES REIT	**	150,088
UNITEDHEALTH GROUP 2.125% DUE 03-15-2021	**	401,384
UNITEDHEALTH GROUP 2.375% DUE 08-15-2024	**	1,246,321
UNITEDHEALTH GROUP 2.7% DUE 07-15-2020	**	823,411
UNITEDHEALTH GROUP 2.875% DUE 12-15-2021	**	8,507,377
UNITEDHEALTH GROUP 3.75% DUE 07-15-2025	**	216,052
UNITEDHEALTH GROUP 3.875% DUE 08-15-2059	**	172,807
UNITEDHEALTH GROUP 4.7% DUE 02-15-2021	**	528,168
UNITEDHEALTH GROUP FIXED 3.15% 06-15-2021	**	341,194
UNITEDHEALTH GROUP FIXED 3.875% DUE 12-15-2028	**	354,329

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITEDHEALTH GROUP INC 3.375 DUE 11-15-2021	**	1,024,396
UNITEDHEALTH GROUP INC COM	**	42,400,735
UNITY BANCORP NJ	**	19,297
UNITY BIOTECHNOLOGY INC COM	**	137,711
UNIV PA TRUSTEES 3.61% DUE 02-15-2119	**	3,075,507
UNIVAR SOLUTIONS INC	**	196,805
UNIVERSAL CORP VA COM	**	195,545
UNIVERSAL ELECTRS INC COM	**	116,226
UNIVERSAL FST PRODS INC COM	**	407,740
UNIVERSAL INS HLDGS INC COM	**	558,512
UNIVERSAL LOGISTICS HOLDINGS,INC COM STK	**	19,756
UNIVERSAL STAINLESS & ALLOY PRODS INC COM	**	15,898
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	739,692
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	9,938,995
UNIVERSITY VA UNIV REVS 3.227% 09-01-2119 BEO TAXABLE	**	5,655,859
UNIVEST FINANCIAL CORP	**	141,720
UNUM GROUP	**	941,256
UNUM GROUP 4% DUE 03-15-2024	**	3,619,201
UNVL DISPLAY CORP COM	**	1,242,396
UNVL TECH INST INC COM	**	18,967
UPL LIMITED INR2	**	355,770
URBAN EDGE PPTYS COM	**	198,801
URBAN OUTFITTERS INC COM	**	399,721
URSTADT BIDDLE PPTYS INC CL A CL A	**	71,713
US AIRWAYS GROUP FIXED 6.75% DUE 12-03-2022	**	3,282,432
US AIRWAYS GROUP INC 5.9 DUE 10-01-2024	**	1,039,583
US AWYS 2013-1 5.375% DUE 05-15-2023	**	416,213
US BANCORP	**	22,653,879
US BANK NA CINCINNATI BND 3.4% 07-24-2023	**	1,943,390
US BANK NATIONAL ASSOCIATION 3.104% 05-21-2021	**	502,343
US FOODS HLDG CORP COM	**	4,115,190
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG	**	2,667,455
US TREAS BDS INDEX LINKED 2.00 DUE 01-15-2026 REG	**	1,152,967
US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG	**	3,871,299
US TREAS INFL INDEXED BONDS 3.375 DUE 04-15-2032 AR12 DUE 04-15-32 REG	**	119,426
US TREAS NTS DTD 00363 2.125 DUE 08-15-2021 REG	**	22,415,829
US TREAS NTS DTD 02-15-2019 2.5% DUE 02-15-2022	**	56,981,607
US TREAS NTS DTD 02-28-2019 2.5% DUE 02-28-2021 REG	**	5,048,828
US TREAS NTS DTD 03-15-2019 2.375% DUE 03-15-2022 REG	**	12,919,770
US TREAS NTS DTD 05-15-2019 2.125% DUE 05-15-2022 REG	**	45,454,234
US TREAS NTS INFL IDX DTD 04-15-2017 0.125% DUE 04-15-2022	**	845,286
US TREAS NTS TIPS DTD 07-15-2011 07-15-2021	**	150,097
US TREAS SEC 0 DUE 11-15-2041	**	4,089,741
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	2,935,997
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	32,758,113
US TREAS SEC STRIPPED INT PMT 0 15/2/2021 USD1000 02-15-2021 REG	**	250,431
US TREAS SEC STRIPPED INT PMT 0 15/2/2022 USD1000 02-15-2022 REG	**	3,775,930

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
US TREAS SEC STRIPPED INT PMT 0 STRIP 15/11/2028 USD1000 11-15-2028 REG	**	3,348,030
US TREAS SEC STRIPPED INT PMT 015/8/2021 USD1000 08-15-2021	**	891,782
US TREAS SEC STRIPPED INT PMT STRIPPED IN PMT 15/5/2021 USD1000 05-15-2021 REG	**	1,981,396
US TREASURY DTD 02/15/2010 02-15-2040	**	46,684
US TREASURY N/B DTD 2.875% DUE 09-30-2023 REG	**	74,884,488
USA TREASURY NTS USA TREAS NTS 2.75% DUE07-31-2023 REG 2.75% DUE 07-31-2023 REG	**	425,759
USA TRUCK INC COM	**	12,099
USANA HEALTH SCIENCES INC CDT-SHS	**	383,874
UTAH ST 3.539% 07-01-2025 BEO TAXABLE	**	7,245,828
UTAH ST BRD REGENTS REV FLTG RT 01-25-2057	**	1,457,264
UTAH ST BRD REGENTS REV FLTG RT 1.28067%09-25-2056 BEO TAXABLE	**	14,184,324
UTD AIRLS 2014-2 PASS THRU 4.625 09-03-2022	**	2,879,731
UTD AIRLS INC 3.5% DUE 03-01-2030	**	202,284
UTD AIRLS INC 3.7% DUE 09-01-2031	**	190,661
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	458,274
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	3,973,237
UTD AIRLS PASS THRU TR 2013-1B-O 5.375 DUE 02-15-2023	**	455,426
UTD CONTL HLDGS FIXED 4.15% DUE 04-11-2024	**	2,593,944
UTD INTEGRATION SE TWD10	**	320,379
UTD MICRO ELECT TWD10	**	991,050
UTD PARCEL SVC INC 2.05% DUE 04-01-2021	**	5,715,265
UTD STATES TREAS 1.125% DUE 02-28-2021	**	41,127,597
UTD STATES TREAS 1.125% DUE 08-31-2021	**	5,159,984
UTD STATES TREAS 1.125% DUE 08-31-2021	**	46,097,514
UTD STATES TREAS 1.5% DUE 01-31-2022	**	5,741,465
UTD STATES TREAS 1.5% DUE 09-30-2021	**	24,962
UTD STATES TREAS 1.5% DUE 10-31-2021	**	2,067,170
UTD STATES TREAS 1.5% DUE 10-31-2024	**	12,321,620
UTD STATES TREAS 1.625% DUE 12-15-2022	**	204,755,761
UTD STATES TREAS 1.625% DUE 12-31-2021	**	111,778,449
UTD STATES TREAS 1.75% DUE 01-31-2023	**	24,887,625
UTD STATES TREAS 1.75% DUE 02-28-2022	**	3,613,500
UTD STATES TREAS 1.75% DUE 12-31-2024	**	42,948,864
UTD STATES TREAS 1.75% DUE 12-31-2026	**	3,737,252
UTD STATES TREAS 2% 10-31-2022	**	16,074,527
UTD STATES TREAS 2% DUE 01-15-2021	**	5,921,895
UTD STATES TREAS 2% DUE 09-30-2020	**	18,116,587
UTD STATES TREAS 2% DUE 10-31-2021	**	8,170,508
UTD STATES TREAS 2.125% DUE 06-30-2022	**	967,609
UTD STATES TREAS 2.125% DUE 09-30-2021	**	137,882,466
UTD STATES TREAS 2.25% DUE 04-30-2021	**	17,647,656
UTD STATES TREAS 2.375% DUE 12-31-2020	**	70,495
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2044	**	162,089
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2039	**	6,696,221
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2044	**	583,445
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2030	**	3,410,286
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	2,214,031

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	2,773,074
UTD TECHNOLOGIES 1.95% DUE 11-01-2021	**	260,567
UTD TECHNOLOGIES 2.3% DUE 05-04-2022	**	3,105,811
UTD TECHNOLOGIES FIXED 3.65% 08-16-2023	**	13,433,145
UTD TRACTORS IDR250	**	433,238
V F CORP 3.5% DUE 09-01-2021	**	255,283
VA ELEC & PWR CO 4.45 02-15-2044	**	135,935
VA ELEC & PWR CO 3.15% DUE 01-15-2026	**	4,181,938
VA ELEC & PWR CO 3.8% DUE 04-01-2028	**	179,551
VAALCO ENERGY INC COM NEW COM NEW	**	10,736
VAIL RESORTS INC COM	**	1,586,715
VAL NATL BANCORP COM	**	726,045
VALARIS PLC	**	125,020
VALE INDONESIA TBK IDR25	**	33,901
VALE OVERSEAS LTD 6.25% DUE 08-10-2026	**	1,936,770
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	**	4,173,000
VALMET OYJ NPV	**	910,474
VALMONT INDS INC COM	**	83,278
VALVOLINE INC COM	**	2,008,237
VANDA PHARMACEUTICALS INC COM	**	62,194
VAR SWP USD MSCSUS33 05-12-2020 SWU02Y894	**	3,224
VAR SWP USD SOGEFRPPHCM 06-08-2020 SWU0SS030	**	1,802
VAREX IMAGING CORP COM	**	767,369
VARONIS SYS INC COM	**	990,958
VASTNED RETAIL EUR5	**	210,754
VECTRUS INC COM	**	102,417
VEECO INSTRS INC DEL COM	**	361,941
VEEVA SYS INC CL A COM CL A COM	**	285,399
VENATOR MATERIALS COM USD0.001	**	64,880
VENTAS RLTY LTD PARTNERSHIP 3.0% 01-15-2030 REG	**	1,586,348
VENTAS RLTY LTD PARTNERSHIP 3.75 DUE 05-01-2024	**	309,887
VENTURE 32 CLO LTD SR 18-32A CL A-2A FLTG RATE 144A 07-18-2031	**	496,901
VENTURE CORP LTD NPV	**	278,303
VERA BRADLEY INC COM STK	**	60,605
VERINT SYS INC COM	**	35,707
VERISK ANALYTICS INC COM STK	**	144,113
VERITEX HLDGS INC COM	**	117,103
VERITIV CORP COM	**	243,475
VERIZON 2.625% DUE 08-15-2026	**	101,560
VERIZON 2.946% DUE 03-15-2022	**	2,741,348
VERIZON 3.875% DUE 02-08-2029	**	4,070,490
VERIZON 4.5% DUE 08-10-2033	**	291,828
VERIZON 4.5% DUE 08-10-2033	**	8,404,633
VERIZON 4.6% DUE 04-01-2021	**	11,173,955
VERIZON 4.862% DUE 08-21-2046	**	124,140
VERIZON COMMUNICATIONS 4.125% DUE 03-16-2027	**	222,048
VERIZON COMMUNICATIONS 4.4% DUE 11-01-2034 REG	**	133,315

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VERIZON COMMUNICATIONS BNDS 5.25% DUE 03-16-2037 REG	**	251,186
VERIZON COMMUNICATIONS COM	**	4,707,538
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	703,681
VERIZON FIXED 3.376% DUE 02-15-2025	**	2,112,262
VERIZON FIXED 3.376% DUE 02-15-2025	**	4,461,808
VERIZON FIXED 4.016% DUE 12-03-2029	**	963,140
VERIZON FIXED 4.016% DUE 12-03-2029	**	10,680,375
VERIZON OWNER TR 2.33% DUE 12-20-2023	**	3,424,398
VERIZON OWNER TR 2018-A SR 18-A CL A1A 3.23% 04-20-2023	**	2,486,409
VERIZON OWNER TRUST FIXED 2.93% 09-20-2023 BEO	**	1,107,824
VERRA MOBILITY CORP	**	805,810
VERSO CORP CL A CL A	**	285,956
VERTEX PHARMACEUTICALS INC COM	**	6,335,975
VERTU MOTORS PLC ORD GBP0.10	**	170,747
VESTAS WIND SYSTEM DKK1	**	535,088
VESTEL BEYAZ ESYA TRY1	**	81,264
VETROPACK HLDG SA CHF50(BR)	**	756,410
VIACOM INC NEW 3.125 DUE 06-15-2022	**	403,371
VIACOM INC NEW 3.875% DUE 04-01-2024	**	243,568
VIACOM INC NEW 4.25% DUE 09-01-2023	**	3,834,268
VIACOM INC SR NT 6.875% DUE 04-30-2036/10-18-2006	**	153,990
VIACOMCBS INC NPV	**	6,005,907
VIAD CORP COM NEW	**	190,418
VIAVI SOLUTIONS INC COM NPV	**	3,351,075
VICI PPTYS INC COM	**	2,362,149
VICINITY CENTRES NPV	**	130,649
VICOR CORP COM	**	778,495
VICTORY CAP HLDGS INC DEL CL A CL A	**	1,413,902
VICTORY NEW MATLS TWD10	**	55,097
VIEWRAY INC COM	**	537,041
VILLAGE SUPER MKT INC CL A NEW CL A NEW	**	42,085
VINCI EUR2.50	**	830,234
VINDA INTERNATIONA HKD0.1	**	116,471
VINY THAI THB6(NVDR)	**	13,656
VIRGIN MEDIA SEC F 5% GTD SNR SEC 15/04/27 GBP	**	281,315
VIRGIN MONEY PLC MTN 2.25% 21/04/2020	**	265,841
VIRTUS INVT PARTNERS INC COM	**	151,298
VISA INC 3.15% DUE 12-14-2025	**	1,459,025
VISA INC 4.3% DUE 12-14-2045	**	454,843
VISA INC BNDS 2.2% DUE 12-14-2020	**	3,574,179
VISA INC COM CL A STK	**	53,288,816
VISHAY INTERTECHNOLOGY INC COM STK	**	414,750
VISHAY PRECISION GROUP INC COM	**	76,194
VISTA OUTDOOR INC COM	**	449,436
VISTEON CORP COM NEW COM NEW	**	671,332
VISTRY GROUP PLC GBP0.50	**	1,149,928
VITAL KSK HOLDINGS NPV	**	20,164

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VMWARE INC 2.3% BNDS DUE 08-21-2020 REG	**	200,283
VMWARE INC 2.95% DUE 08-21-2022	**	106,991
VMWARE INC 3.9% 08-21-2027	**	9,002,682
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	363,306
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	2,661,437
VODAFONE GROUP ORD USD0.2095238	**	202,637
VODAFONE GROUP PLC 3.75% DUE 01-16-2024 REG	**	1,480,929
VODAFONE GROUP PLC 3.75% DUE 01-16-2024 REG	**	5,056,315
VODAFONE GROUP PLC 5% DUE 05-30-2038	**	521,130
VOLKSWAGEN BK GMBH 1.875% SNR 31/01/2024EUR	**	118,173
VOLKSWAGEN GROUP 2.4% DUE 05-22-2020	**	2,403,179
VOLKSWAGEN GROUP 4% DUE 11-12-2021	**	1,344,569
VOLKSWAGEN GROUP 4% DUE 11-12-2021	**	4,162,992
VOLKSWAGEN GROUP AMER FIN LLC GTD NT FLTG RATE 144A DUE 09-24-2021 BEO	**	1,510,493
VOLT INFORMATION SCIENCES INC COM	**	7,378
VOLTAS LTD INR1	**	109,390
VOLVO AB SER'B'NPV	**	1,556,609
VONOVIA SE NPV	**	428,195
VOSTOK NEW VENTURE SDR USD0.24	**	50,168
VOXX INTL CORP CL A CL A	**	17,660
VOYA FINL INC COM	**	5,040,729
VS INDUSTRY BHD MYR0.2	**	13,628
VSE CORP COM	**	74,102
VT HOLDINGS CO LTD NPV	**	94,092
VULCAN MATERIALS CO COM	**	351,480
VULCAN MATLS CO NT FLTG DUE 03-01-2021 REG	**	4,248,123
W BANCORPORATION INC CDT-CAP STK	**	23,528
W P CAREY INC 4% DUE 02-01-2025	**	262,438
WA PRIME GROUP L P 6.45% DUE 08-15-2024	**	461,250
WABASH NATL CORP COM	**	253,035
WACHOVIA CAP TR III FXD-FLTG RATE BD DUE12-31-2049 REG	**	2,518,750
WACOAL HOLDINGS NPV	**	307,945
WADDELL & REED FINL INC CL A COM	**	852,135
WALGREENS BOOTS FIXED 3.8% DUE 11-18-2024	**	9,304,470
WALKER & DUNLOP INC COM .	**	202,384
WAL-MART DE MEX COM NPV	**	1,077,712
WALMART INC 2.85% DUE 06-23-2020	**	4,551,916
WALMART INC 3.125% DUE 06-23-2021	**	4,692,227
WALMART INC 3.7% DUE 06-26-2028	**	1,156,882
WALT DISNEY CO	**	3,085,392
WARRIOR MET COAL INC COM	**	799,200
WASH FED INC COM	**	272,749
WASHINGTON PRIME GROUP NEW COM	**	66,470
WASHINGTON REAL ESTATE INVT TR SH BEN INT SH BEN INT	**	224,628
WASHINGTON TR BANCORP INC COM	**	129,903
WASTE MANAGEMENT INC 4.6 DUE 03-01-2021 BEO	**	338,135
WASTE MGMT INC DEL 3.2% DUE 06-15-2026	**	366,689

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WASTE MGMT INC DEL 3.2% DUE 06-15-2026	**	440,026
WASTE MGMT INC DEL 3.45% DUE 06-15-2029	**	160,643
WASTE MGMT INC DEL 3.45% DUE 06-15-2029	**	631,864
WASTE MGMT INC DEL 3.5% DUE 05-15-2024	**	1,040,770
WASTE MGMT INC DEL FIXED 2.95% 06-15-2024	**	991,103
WATERSTONE FINL INC MD COM	**	100,269
WATTS WTR TECHNOLOGIES INC	**	5,112,700
WAVE LIFE SCIENCES PTE LTD COM NPV	**	97,278
WEA FIN LLC / 3.75% DUE 09-17-2024	**	5,264,365
WEBZEN INC KRW500	**	25,881
WEC ENERGY GROUP FIXED 3.375% DUE 06-15-2021	**	2,387,512
WEICHAI POWER CO 'H'CNY1	**	831,305
WEINGARTEN RLTY INVS COM	**	366,414
WEIQIAO TEXTILE CO 'H'CNY1	**	51,194
WEIS MKT INC COM	**	181,557
WELLNET CORP NPV	**	20,500
WELLPOINT INC 3.125% DUE 05-15-2022	**	1,266,050
WELLS FARGO & CO 2.1% DUE 07-26-2021	**	200,294
WELLS FARGO & CO 2.1% DUE 07-26-2021	**	2,823,141
WELLS FARGO & CO 2.406% DUE 10-30-2025	**	1,366,286
WELLS FARGO & CO 2.5% DUE 03-04-2021	**	333,378
WELLS FARGO & CO 2.55% DUE 12-07-2020	**	1,106,701
WELLS FARGO & CO 2.879% DUE 10-30-2030 REG	**	181,251
WELLS FARGO & CO 3% DUE 04-22-2026	**	514,343
WELLS FARGO & CO 3% DUE 10-23-2026	**	256,226
WELLS FARGO & CO 3% DUE 10-23-2026	**	3,617,909
WELLS FARGO & CO 3.069% DUE 01-24-2023	**	408,254
WELLS FARGO & CO 3.3 09-09-2024	**	2,200,853
WELLS FARGO & CO 3.5 DUE 03-08-2022	**	242,688
WELLS FARGO & CO 3.5 DUE 03-08-2022	**	10,327,134
WELLS FARGO & CO 3.75% DUE 01-24-2024	**	10,335,361
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	379,600
WELLS FARGO & CO 4.4% DUE 06-14-2046	**	136,874
WELLS FARGO & CO 4.48% DUE 01-16-2024	**	11,204,161
WELLS FARGO & CO 4.75% DUE 12-07-2046	**	156,116
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	81,960
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	452,614
WELLS FARGO & CO FLTG RT 2.83063% DUE 02-11-2022	**	1,610,939
WELLS FARGO & CO FLTG RT 3.046% DUE 01-24-2023	**	607,831
WELLS FARGO & CO FLTG RT 3.196% DUE 06-17-2027	**	311,299
WELLS FARGO & CO NEW COM STK	**	55,427,020
WELLS FARGO & CO NEW MEDIUM TERM SR 4.125 DUE 08-15-2023	**	1,505,689
WELLS FARGO & CO NEW MEDIUM TERM SR NTS FLTG RT DUE 01-30-2020	**	400,222
WELLS FARGO & CO NEW MEDIUM TERM SR NTS TRANCHE # TR 00155 4.3% DUE 07-22-2027	**	1,994,517
WELLS FARGO & CO NEW NT FLTG DUE 10-31-2023/10-31-2022 REG	**	508,895
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	517,819
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	2,692,658

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & COMPANY 3.584% 05-22-2028	**	29,765,863
WELLS FARGO BK N A 2.6% 01-15-2021	**	251,753
WELLS FARGO BK N A 2.6% 01-15-2021	**	5,931,303
WELLS FARGO BK N A 3.55% DUE 08-14-2023	**	1,676,917
WELLS FARGO BK N A 3.625% DUE 10-22-2021 REG	**	7,451,457
WELLS FARGO BK N A FLTG RT 3.325% DUE 07-23-2021	**	12,345,919
WELLS FARGO BK N A SAN FRAN CAL FLTG 10-22-2021	**	2,992,277
WELLS FARGO BK N A SAN FRANCISCO CALIF MFLTG 05-21-2021	**	4,481,951
WELLS FARGO BK N A VAR RT 2.082% DUE 09-09-2022	**	500,775
WELLS FARGO COML 2.495% DUE 07-15-2048	**	1,960,610
WELLS FARGO COML 2.848% DUE 09-15-2057	**	1,574,235
WELLS FARGO COML 2.918% DUE 10-15-2045	**	2,922,875
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,296,463
WELLS FARGO COML 3.412% DUE 09-15-2058	**	723,291
WELLS FARGO COML 3.656% DUE 12-15-2048	**	10,459,087
WELLS FARGO COML FLTG RT 4.565674% DUE 12-15-2059	**	2,140,782
WELLS FARGO COML MTG TR 2016-C36 MTG PASSTHRU CTF CL A-2 2.504% 11-15-2059	**	2,104,437
WELLS FARGO COML MTG TR 2017-C40 SR 17-C40 CL A2 2.495% 10-15-2050	**	2,513,542
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	2,935,547
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	15,185,952
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	**	4,372,200
WELLTOWER INC 4% DUE 06-01-2025	**	107,666
WELLTOWER INC 2.7% DUE 02-15-2027	**	1,546,599
WELLTOWER INC 3.1% DUE 01-15-2030	**	253,178
WELLTOWER INC 3.625% DUE 03-15-2024	**	3,332,898
WELLTOWER INC 3.95% 09-01-2023	**	633,299
WELLTOWER INC 4.25% DUE 04-01-2026	**	2,831,281
WELLTOWER INC FIXED 4.25% DUE 04-15-2028	**	219,390
WENDYS CO COM	**	870,432
WERNER ENTERPRISES INC COM	**	383,369
WESBANCO INC COM	**	435,983
WESCO INTL INC COM	**	1,270,352
WEST CHINA CEMENT GBP0.002	**	332,493
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	186,681
WESTAR ENERGY INC 5.1% DUE 07-15-2020	**	159,475
WESTAR ENERGY INC FIXED 3.25% 09-01-2049	**	147,788
WESTERN ALLIANCE BANCORPORATION COM	**	5,208,432
WESTERN AREAS LIMITED NPV	**	863,477
WESTERN GAS PARTNERS LP 4 DUE 07-01-2022 REG	**	3,757,882
WESTERN NEW ENG BANCORP INC COM	**	51,463
WESTERN UN CO 3.6% DUE 03-15-2022	**	514,676
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	**	1,358,573
WESTLAKE 2.7% DUE 10-17-2022	**	11,645
WESTLAKE 3.28% DUE 12-15-2022	**	4,035,161
WESTLAKE 3.46% DUE 10-17-2022	**	2,234,025
WESTLAKE 3.51% DUE 05-16-2022	**	742,700
WESTLAKE CHEM CORP COM STK	**	617,811

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WESTPAC BKG CORP 2.1% DUE 05-13-2021	**	1,323,869
WESTPAC BKG CORP 2.3% DUE 05-26-2020	**	160,213
WESTPAC BKG CORP 2.35% DUE 02-19-2025	**	2,471,113
WESTPAC BKG CORP 2.5% DUE 06-28-2022	**	505,958
WESTPAC BKG CORP 2.6% DUE 11-23-2020	**	935,049
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	509,469
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	5,094,693
WESTPAC BKG CORP 2.85% DUE 05-13-2026	**	256,121
WESTPAC BKG CORP 3.05% DUE 05-15-2020	**	502,375
WESTPAC BKG CORP 3.3% DUE 02-26-2024	**	10,387,297
WESTPAC BKG CORP 4.322% DUE 11-23-2031	**	307,097
WESTPAC BKG CORP FIXED 4.421% DUE 07-24-2039	**	77,006
WESTROCK CO COM	**	389,194
WESTROCK CO CORP BOND 3.75% 03-15-2025	**	3,496,880
WESTWOOD HLDGS GROUP INC COM	**	14,721
WEX INC COM	**	5,542,521
WEYCO GROUP INC COM	**	48,377
WFRBS COML MTG TR 3.311% DUE 03-15-2045	**	584,424
WFRBS COML MTG TR FLTG RT 4.0689997673% DUE 09-15-2057	**	4,890,359
WFRBS COML MTG TR MTG PASS SER 2014-C20 CL C 4.513 05-15-2047	**	1,913,875
WFRBS COML MTG TR SER 2013-C12 CL A-3 3.07 03-15-2048	**	2,234,903
WH GROUP LIMITED COMSTK	**	1,709,326
WHARF(HLDGS) NPV	**	50,874
WHEATON PRECIOUS M COM NPV	**	813,801
WHEELOCK & COMPANY NPV	**	393,369
WHIRLPOOL OF INDIA INR10	**	288,864
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	**	315,689
WHITEHAVEN COAL NPV	**	228,100
WHITESTONE REIT COMMON SHARES	**	50,816
WHITING PETE CORP COM NEW COM USD0.001(POST REV SPLIT)	**	97,967
WI PUB SVC CORP 3.35% DUE 11-21-2021	**	7,662,508
WI TREASURY 2.5% TNOTE 01-31-2021	**	222,020
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	783,262
WI TREASURY SEC 3.375% DUE 11-15-2048 REG	**	7,258,125
WI TREASURY SEC WI TREASURY SEC 1.75% DUE 07-15-2022 REG	**	20,579,277
WI UNITED STATES OF AMER TREAS T NOTE 2.375% DUE 02-29-2024	**	5,142,578
WI UNITED STATES TREAS NTS FIXED 1.75% 07-31-2024	**	26,825,651
WIENERBERGER AG NPV	**	166,327
WIHLBORGS FAST. AB NPV	**	134,169
WIJAYA KARYA BANGUNAN GEDUNG TBK COMN STK	**	210,026
WIJAYA KARYA BETON IDR100	**	105,159
WILEY JOHN & SONS INC CL A	**	502,522
WILLIAMS COS INC 3.7% DUE 01-15-2023	**	4,143,036
WILLIAMS PARTNERS 3.35 DUE 08-15-2022	**	4,098,525
WILLIAMS PARTNERS 3.75% DUE 06-15-2027	**	751,003
WILLIAMS PARTNERS 3.9% DUE 01-15-2025	**	45,285
WILLIAMS PARTNERS 4.3% DUE 03-04-2024	**	2,593,512

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WILLIAMS PARTNERS 4.5% DUE 11-15-2023	**	3,212,887
WILLIAMS PARTNERS 5.25% DUE 03-15-2020	**	432,525
WILLIAMS PARTNERS 5.4% DUE 03-04-2044	**	281,823
WILLIAMS PARTNERS FIXED 4.85% DUE 03-01-2048	**	117,142
WILLIAMS SCOTSMAN CORP COM	**	95,760
WILLIAMS SONOMA INC COM	**	356,037
WINGSTOP INC COM	**	241,875
WINNEBAGO INDS INC COM	**	206,304
WINTRUST FINL CORP COM	**	1,942,447
WIPRO INR2	**	193,856
WISCONSIN ELEC PWR CO 2.05% DUE 12-15-2024	**	1,724,227
WISCONSIN ST GEN FD ANNUAL APPROPRIATIONREV 2.483% 05-01-2027 BEO TAXABLE	**	2,024,540
WISDOMTREE INVTS INC COM	**	667,920
WISTRON CORP TWD10	**	369,779
WIZ SOLUCOES CORRE COM NPV	**	53,764
WIZZ AIR HLDGS PLC ORD GBP0.0001	**	1,829,804
WOLTERS KLUWER EUR0.12	**	1,191,625
WOLVERINE WORLD WIDE INC COM	**	2,987,677
WOODWARD INC COM	**	1,326,528
WOORI FINANCIAL GR KRW5000	**	163,923
WORKDAY INC CL A COM USD0.001	**	8,519,332
WORKIVA INC COM CL A COM CL A	**	4,618,478
WORLD ACCEP CORP S C NEW COM	**	185,155
WORLD CO LTD NPV	**	468,262
WORLD FINL NETWORK 2.03% DUE 04-15-2025	**	796,222
WORLD FINL NETWORK 2.21% DUE 07-15-2026	**	1,822,538
WORLD FINL NETWORK 2.31% DUE 08-15-2024	**	2,610,017
WORLD FINL NETWORK 2.55% DUE 06-17-2024	**	4,288,133
WORLD FINL NETWORK 3.07% DUE 12-16-2024	**	707,766
WORLD FINL NETWORK CR CARD MASTER NT SER 18-C CL A 3.55% FIXED 08-15-2025	**	4,099,809
WORLD FINL NETWORK CR CARD MASTER SER-18-B CL-A 3.46% 07-15-2025 REG	**	1,230,508
WORLD FINL NETWORK CR CARD MASTER SER-19-A CL-A 3.14% 12-15-2025 REG	**	1,287,093
WORLD FUEL SERVICE COM STK USD0.01	**	1,885,687
WORLD OMNI AUTO LEASE SECURITIZATION TST SER 18-A CL A3 2.83% 01-15-2021	**	526,558
WORLD OMNI AUTO RECEIVABLES SER 18-B CL A3 2.93% DUE 07-17-2023	**	1,967,757
WORLD OMNI AUTOMOBILE LEASE SECURITI TST SER 18-B CL A3 3.19% DUE 12-15-2021	**	1,131,214
WORTHINGTON INDS INC COM	**	348,491
WPP PLC ORD GBP0.10	**	3,108,798
WPX ENERGY INC COM SHS	**	1,520,111
WRIGHT MEDICAL GROUP NV EUR0.03	**	353,842
WRKCO INC 3.9% DUE 06-01-2028	**	53,060
WRKCO INC 4.65% 03-15-2026	**	1,981,245
WRKCO INC CORP BOND 4.9% 03-15-2029	**	284,547
WSFS FINANCIAL CORP COM	**	3,068,522
WUSTENROT & WURTTE NPV	**	488,938
WYNN MACAU LTD HKD0.001	**	339,064
X5 RETAIL GROUP NV GDR REP 0.25 SHS EUR1REGS	**	185,231

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
XCEL ENERGY INC 6.5 DUE 07-01-2036 BEO	**	29,756
XCEL ENERGY INC COM	**	4,986,632
XENIA HOTELS & RESORTS INC COM	**	237,904
XEROX CORP FIXED 2.75% DUE 09-01-2020	**	1,470,494
XEROX HLDGS CORP COM NEW COM NEW	**	1,452,715
XILINX INC COM	**	3,231,787
XPERI CORP COM	**	129,112
XPO LOGISTICS INC COM	**	3,668,990
XSTRATA FIN CDA LTD NT 144A STEP UP 10-25-2022	**	1,560,069
XYLEM INC 3.25% DUE 11-01-2026	**	51,771
XYLEM INC SR NT 4.875 DUE 10-01-2021	**	3,118,109
YAGEO CORP TWD10	**	860,093
YANDEX N.V. COM USD0.01 CL 'A	**	353,791
YANGZIJIANG SHIPBU NPV (SGD)	**	1,151,526
YARA INTERNATIONAL ASA 144A 4.75% DUE 06-01-2028 BE	**	1,195,683
YAS CO LTD KRW500	**	52,672
YDUQS PARTICIPAC COM NPV	**	449,799
YELP INC CL A	**	1,527,504
YETI HLDGS INC COM	**	1,806,891
YICHANG HEC CHANGJIANG PHARMACTL CO 'H' CNY1	**	240,792
Y-MABS THERAPEUTICS INC COM	**	701,406
YOUNG POONG CORP KRW5000	**	67,276
YOUNGONE CORP KRW500	**	211,893
YRC WORLDWIDE INC COM USD0.01 (POST REV SPLIT)	**	56,738
YUE YUEN INDL HLDG HKD0.25	**	178,585
YUM CHINA HLDGS INC COM	**	4,433,579
YURTEC CORPORATION NPV	**	52,907
ZAGG INC COM STK	**	36,098
ZEBRA TECHNOLOGIES CORP CL A	**	598,240
ZEE ENTERTAIN ENT INR1	**	471,966
ZENDESK INC COM	**	1,762,490
ZENG HSING INDL CO COM STK	**	22,100
ZENKOKU HOSHO CO L NPV	**	123,898
ZHEJIANG EXPRESS 'H'CNY1	**	71,075
ZHEN DING TECHNOLO TWD10	**	558,128
ZIMMER BIOMET 3.15% DUE 04-01-2022	**	2,378,959
ZIMMER BIOMET 3.55% DUE 04-01-2025	**	1,898,296
ZIMMER BIOMET 3.55% DUE 04-01-2025	**	1,370,992
ZIMMER BIOMET 3.7% DUE 03-19-2023	**	35,438
ZIMMER BIOMET HLDGS INC COM	**	6,780,504
ZIMMER HLDGS INC 3.375 DUE 11-30-2021	**	428,748
ZIONS BANCORPORATION N A	**	2,957,986
ZOETIS INC 3.25 DUE 02-01-2023 REG	**	514,752
ZOETIS INC 3.25% 08-20-2021	**	3,244,363
ZOETIS INC 3.45% DUE 11-13-2020	**	1,010,790
ZOVIO INC COM USD0.01	**	9,983
ZSCALER INC COM	**	769,854

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ZUMIEZ INC COM	**	106,832
ZUMTOBEL GROUP AG	**	148,029
ZURICH INSURANCE GROUP AG CHF0.10	**	8,241,184
ZYNGA INC	**	2,586,900
Metropolitan Life (wrap contract)	**	(53,306,192)
Prudential (wrap contract)	**	(55,835,249)
RGA (wrap contract)	**	(30,940,103)
Royal Bank of Canada (wrap contract)	**	(54,871,115)
Voya (wrap contract)	**	(79,571,380)

TOTAL		$66,442,497,789

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through January 2040)	**	$745,563,623

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 16, 2020	/s/ Michael Cleary
Date	Michael Cleary
Vice President of Accounting
and Financial Reporting